Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among:

MABVAX THERAPEUTICS, INC.,

a Delaware corporation;

TACOMA ACQUISITION CORP.,

a Delaware corporation; and

TELIK, INC.,

a Delaware corporation

Dated as of May 12, 2014

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2.19	Transactions with Affiliates	27

2.20	Legal Proceedings; Orders	27

2.21	Illegal Payments	28

2.22	Vote Required	28

2.23	No Financial Advisor	28

2.24	Disclosure; Company Information	29

Section 3.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	29

3.1	Organization	29

3.2	Capitalization	30

3.3	Authority	31

3.4	Non-Contravention; Consents	32

3.5	SEC Filings; Financial Statements	33

3.6	Absence of Changes	35

3.7	Title to Assets	35

3.8	Properties	36

3.9	Intellectual Property	36

3.10	Material Contracts	38

3.11	Absence of Undisclosed Liabilities	39

3.12	Compliance with Laws; Regulatory Compliance	40

3.13	Taxes and Tax Returns	41

3.14	Employee Benefit Programs	43

3.15	Labor and Employment Matters	45

3.16	Environmental Matters	46

3.17	Insurance	46

3.18	Books and Records	47

3.19	Transactions with Affiliates	47

3.20	Legal Proceedings; Orders	47

3.21	Illegal Payments	48

3.22	Inapplicability of Anti-takeover Statutes	48

3.23	Vote Required	48

3.24	Opinion of Financial Advisor	48

3.25	No Financial Advisor	48

3.26	Disclosure; Parent Information	48

Section 4.	CERTAIN COVENANTS OF THE PARTIES	49

4.1	Access and Investigation	49

4.2	Operation of Parent’s Business	50

4.3	Operation of the Company’s Business	51

4.4	Negative Obligations	52

4.5	Mutual Non-Solicitation	55

Section 5.	ADDITIONAL AGREEMENTS OF THE PARTIES	59

5.1	Disclosure Documents	59

5.2	Stockholder Approval	60

5.3	Regulatory Approvals	61

5.4	Company Stock Options	61

5.5	Indemnification of Officers and Directors	62

5.6	Additional Agreements	64

5.7	Disclosure	65

5.8	Resale Registration and Listing	65

5.9	Tax Matters	66

5.10	Cooperation	66

5.11	Directors	66

5.12	Stockholder Litigation	67

5.13	Section 16 Matters	67

5.14	Securityholder List	67

5.15	Amended and Restated Lease Termination Agreement	67

5.16	NASDAQ Listing	67

Section 6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY	68

6.1	No Restraints	68

6.2	Stockholder Approval	68

6.3	No Governmental Proceedings Relating to Contemplated Transactions or Right to Operate Business	68

6.4	Effective Proxy Statement	68

Section 7.	ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB	68

7.1	Accuracy of Representations	68

7.2	Performance of Covenants	69

7.3	Consents	69

7.4	Officers’ Certificate	69

7.5	No Company Material Adverse Effect	69

7.6	Compliance with Securities Law	69

Section 8.	ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY	70

8.1	Accuracy of Representations	70

8.2	Performance of Covenants	70

8.3	Consents	70

8.4	Officers’ Certificate	70

8.5	No Parent Material Adverse Effect	71

8.6	Change of Control Payments	71

8.7	Working Capital	71

8.8	Filing of Continued Listing Application	71

8.9	Parent Stockholder Approval of Parent PIPE Financing	71

Section 9.	TERMINATION	71

9.1	Termination	71

9.2	Effect of Termination	73

9.3	Expenses; Termination Fees	73

Section 10.	MISCELLANEOUS PROVISIONS	73

10.1	Non-Survival of Representations and Warranties	73

10.2	Amendment	74

10.3	Waiver	74

10.4	Entire Agreement; Counterparts; Exchanges by Facsimile	74

10.5	Applicable Law; Jurisdiction	74

10.6	Attorneys’ Fees	75

10.7	Assignability	75

10.8	Cooperation	76

10.9	Severability	76

10.10	Other Remedies; Specific Performance	76

10.11	Construction	77

EXHIBITS

Exhibit A	-	Definitions
Exhibit B	-	Form of Voting Agreement
Exhibit C	-	Form of Company Stockholder Written Consent
Exhibit D-1		Form of Amended and Restated Certificate of Incorporation
Exhibit D-2		Form of Certificate of Amendment to Amended and Restated Certificate of Incorporation
Exhibit E		Certificate of Designations, Preferences and Rights of Series A-1 Preferred Convertible Preferred Stock
Exhibit F		Certificate of Designations, Preferences and Rights of Series A-2 Preferred Convertible Preferred Stock
Exhibit G		Form of Parent Common Stock Warrant

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 12, 2014, by and among Telik, Inc., a Delaware corporation (“Parent”), Tacoma Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and MabVax Therapeutics, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement and not otherwise defined are defined in Exhibit A.

RECITALS

A. Parent and the Company intend to merge Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of Parent.

B. For U.S. federal income tax purposes, Parent, Merger Sub and the Company intend that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, that this Agreement will constitute a “plan of reorganization” for purposes of Section 354 and 361 of the Code, and that Parent, Merger Sub and the Company will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

C. The Board of Directors of Parent (i) has determined that the Merger is advisable and in the best interests of Parent and its stockholders, (ii) has approved this Agreement, the Merger, the issuance of shares of Parent Common Stock and Parent Series A Preferred Stock to the stockholders of the Company pursuant to the terms of this Agreement, and the other actions contemplated by this Agreement and has deemed this Agreement advisable and (iii) has determined to recommend that the stockholders of Parent vote to approve the issuance of shares of Parent Common and Parent Series A Preferred Stock to the stockholders of the Company pursuant to the terms of this Agreement, and such other actions as contemplated by this Agreement.

D. The Board of Directors of Merger Sub (i) has determined that the Merger is advisable and in the best interests of Merger Sub and its sole stockholder, (ii) has approved this Agreement, the Merger, and the other actions contemplated by this Agreement and has deemed this Agreement advisable and (iii) has determined to recommend that the stockholder of Merger Sub vote to approve the Merger and such other actions as contemplated by this Agreement.

E. The Board of Directors of the Company (i) has determined that the Merger is advisable and in the best interests of the Company and its stockholders, (ii) has approved this Agreement, the Merger and the other actions contemplated by this Agreement and has deemed this Agreement advisable and (iii) has approved and determined to recommend the approval and adoption of this Agreement and the approval of the Merger to the stockholders of the Company.

F. In order to induce the Company to enter into this Agreement and to cause the Merger to be consummated, certain stockholders of Parent listed on Schedule I hereto, are executing voting agreements in favor of the Company concurrently with the execution and delivery of this Agreement in the form substantially attached hereto as Exhibit B (the “Voting Agreements”).

G. As an inducement to the willingness of Parent and Merger Sub to enter into this Agreement (but not pursuant to any prior agreement with Parent or the Company), (i) holders of at least a majority of the outstanding shares of Company Capital Stock voting together as a single class and on an as-converted basis, and (ii) holders of at least a majority of the outstanding shares of Company Series C-1 Preferred Stock, including Hudson Bay IP Opportunities Master Fund LP, have indicated that they expect to deliver, following the approval and adoption of this Agreement by the Board of Directors of the Company and immediately following the execution and delivery of this Agreement, (a) their adoption of this Agreement and approval of the Merger and the other Contemplated Transactions and (b) specified undertakings, representations, warranties, releases and waivers, pursuant to a written consent in the form attached hereto as Exhibit C, signed by such Company Stockholders, pursuant to and in accordance with the applicable provisions of the DGCL and the Company Charter (such consent of such Company Stockholders in the form of Exhibit C, the “Company Stockholder Written Consent”).

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1. DESCRIPTION OF TRANSACTION

1.1 Structure of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. As a result of the Merger, the Company will become a wholly-owned subsidiary of Parent.

1.3 Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1 of this Agreement, and subject to the satisfaction or waiver of the conditions set forth in Section 6, Section 7 and Section 8 of this Agreement, the consummation of the Merger (the “Closing”) shall take place at the offices of Mintz, Levin, Cohn, Ferris, Glovksy and Popeo, P.C. located at 3580 Carmel Mountain Drive, Suite 300, San Diego, CA 92130, as promptly as practicable (but in no event earlier than June 6, 2014 or later than the second Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 6, Section 7 and Section 8, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as Parent and the Company may mutually agree in writing, provided that if all the conditions set forth in Section 6, Section 7 and Section 8 shall not have been satisfied or waived on such second Business Day, then the Closing shall take place on the first subsequent Business Day on which all such conditions shall have been satisfied or waived. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the Parties hereto shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a Certificate of Merger with respect to the Merger, satisfying the applicable requirements of the DGCL and in a form reasonably acceptable to Parent and the Company. The Merger shall become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware (the “Certificate of Merger”) or at such later time as may be specified in such Certificate of Merger with the consent of Parent and the Company (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4 Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to be identical to the Certificate of Incorporation of the Merger Sub as in effect immediately prior to the Effective Time;

(b) the Certificate of Incorporation of Parent shall be the Parent Charter in effect immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and the Parent Charter; provided, however, that at the Effective Time, Parent shall file (i) an Amended and Restated Certificate of Incorporation in substantially the form attached hereto as Exhibit D-1 to (A) increase the number of shares of Parent’s Common Stock to a new total of 150,000,000 shares of Parent Common Stock, (B) increase the number of shares of Parent’s Preferred Stock to a new total of 15,000,000 shares of Parent Preferred Stock, and (C) change the name of Parent to MabVax Therapeutics Holdings, Inc., (ii) in the event that the closing price of the Parent Common Stock as of the last Business Day immediately prior to the Effective Time is less than $4 per share, Parent shall file the Certificate of Amendment to the Amended and Restated Certificate of Incorporation in substantially the form attached hereto as Exhibit D-2 to implement a five (5) to one (1) reverse split of Parent’s Common Stock (the “Reverse Split”), (iii) a Certificate of Designations, Preferences and Rights of Series A-1 Preferred Convertible Preferred Stock in substantially the form attached hereto as Exhibit E to designate a new series of Parent Series A-1 Preferred stock consisting of a number of shares of Parent Series A-1 Preferred Stock equal to the number of shares of Company Series C-1 Preferred Stock issued and outstanding immediately prior to the Effective Time (after giving effect to the exercise or termination of any unexercised Company Series C-1 Preferred Stock Warrants) with the same rights privileges and preferences in relation to the Parent Common Stock as accorded to the Series C-1 Preferred Stock of the Company as set forth in that certain Certificate of Designations, Preferences and Rights of Series C-1 Preferred Convertible Preferred Stock of MabVax Therapeutics, Inc. as filed with the Secretary of State of the State of Delaware on February 12, 2014 (“Parent Series A-1 Preferred Stock”) and, (iv) to the extent any shares of Company Series C-2 Preferred Stock have been issued in the Company Backstop Financing, a Certificate of Designations, Preferences and Rights of Series A-2 Preferred Convertible Stock in substantially the form attached hereto as Exhibit F to designate a new series of Parent Series A-2 Preferred stock consisting of up to 715,685 shares of Parent Series A-2 Preferred Stock with the same rights privileges and preferences in relation to the Parent Common Stock as accorded to the Series C-2 Preferred Stock of the Company as set forth in that certain Certificate of Designations, Preferences and Rights of Series C-2 Preferred Convertible Stock of MabVax Therapeutics, Inc. as the same may be filed with the Secretary of State of the State of Delaware after the date hereof (“Parent Series A-2 Preferred Stock”);

(c) the Bylaws of the Surviving Corporation shall be amended and restated in their entirety to be identical to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such Bylaws;

(d) the directors and officers of Parent shall be as set forth in Section 5.11; and

(e) the directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, shall be the directors and officers of Parent as set forth in Section 5.11.

1.5 Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i) any shares of Company Common Stock or Company Preferred Stock held as treasury stock prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) subject to Section 1.5(c), each share of Company Common Stock outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 1.5(a)(i) and excluding Dissenting Shares) shall be converted solely into the right to receive a number of shares of Parent Common Stock equal to the Common Exchange Ratio;

(iii) each share of Company Series C-1 Preferred Stock outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 1.5(a)(i) and excluding Dissenting Shares) shall be converted solely into the right to receive one share of Parent Series A-1 Preferred Stock; and

(iv) each share of Company Series C-2 Preferred Stock outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 1.5(a)(i) and excluding Dissenting Shares) shall be converted solely into the right to receive one share of Parent Series A-2 Preferred Stock.

(b) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option or the risk of forfeiture or under any applicable restricted stock purchase agreement or other agreement with the Company (other than those shares (if any) which, as a result of the Merger, shall, by the terms of the agreements applicable thereto, vest or for which any such repurchase options or other such restrictions or risks of forfeiture shall lapse), then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and the certificates representing such shares of Parent Common Stock shall accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement in accordance with its terms.

(c) No fractional shares of Parent Common Stock shall be issued in connection with the Merger as a result of the conversion provided for in Section 1.5(b)(ii), and no certificates or scrip for any such fractional shares shall be issued. Each fraction of a shares shall be rounded up to the nearest whole number of shares of Parent Common Stock.

(d) All Company Stock Options outstanding immediately prior to the Effective Time under the Company Stock Option Plan outstanding immediately prior to the Effective Time shall be exchanged for options to purchase Parent Common Stock in accordance with Section 5.4.

(e) All Company Common Stock Warrants outstanding immediately prior to the Effective Time shall be exchanged for Parent Common Stock Warrants. Accordingly, from and after the Effective Time: (i) each Company Common Stock Warrant may be exercised solely for shares of Parent Common Stock; (ii) the number of shares of Parent Common Stock subject to each Company Common Stock Warrant shall be determined by multiplying (A) the number of shares of Company Common Stock that were subject to such Company Common Stock Warrant, as in effect immediately prior to the Effective Time by (B) the Common Exchange Ratio and rounding the resulting number up to the nearest whole number of shares of Parent Common Stock; (iii) the per share exercise price for the Parent Common Stock Warrants shall be determined by dividing (A) the per share exercise price of Company Common Stock Warrant exchanged, as in effect immediately prior to the Effective Time, by (B) the Common Exchange Ratio.

(f) Each share of Common Stock, $0.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, $0.01 par value per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such share shall, as of the Effective Time, evidence ownership of such shares of Common Stock of the Surviving Corporation.

(g) If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Common Exchange Ratio shall be correspondingly adjusted to provide the holders of Company Common Stock, Company Common Stock Warrants, Company Stock Options and Company Restricted Stock Units the same economic effect as contemplated by this Agreement prior to such event.

(h) All Company Series A and Series B Preferred Stock shall be converted into Company Common Stock immediately prior to the Effective Time and shall be treated as Company Common Stock in all instances under its Section 1.5. All Company Series C-1 Preferred Stock Warrants will terminate by their terms as of the Effective Time.

1.6 Closing of the Company’s Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock and Company Preferred Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock or Company Preferred

Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock or Company Preferred Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) is presented to the Exchange Agent (as defined in Section 1.7) or to the Surviving Corporation, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Sections 1.5 and 1.7.

1.7 Surrender of Certificates.

(a) On or prior to the Closing Date, a Person mutually acceptable to the Parent and the Company shall be appointed to act as exchange agent in the Merger (the “Exchange Agent”). At or promptly following the Effective Time, Parent shall deposit with the Exchange Agent: (i) certificates representing the shares of Parent Common Stock issuable pursuant to Section 1.5 in exchange for the outstanding shares of Company Common Stock (including, without limitation, shares of Company Common Stock issued upon the conversion of Company Series A and Series B Preferred Stock), (ii) certificates representing shares of Parent Series A-1 Preferred Stock issuable pursuant to Section 1.5 in exchange for the outstanding shares of Company Series C-1 Preferred Stock and, (iii) to the extent applicable, certificates representing shares of Parent Series A-2 Preferred Stock issuable pursuant to Section 1.5 in exchange for the outstanding shares of Company Series C-2 Preferred Stock. The shares of Parent Common Stock and Parent Series A Preferred Stock and any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”

(b) Promptly after the Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of Company Stock Certificates immediately prior to the Effective Time: (i) a letter of transmittal in customary form and containing such provisions as Parent and Company may reasonably specify (including certain investment representations and a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent); and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for certificates representing Parent Common Stock, Parent Series A-1 Preferred Stock or Parent Series A-2 Preferred Stock, as applicable. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent: (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common and/or Parent Preferred Stock that such holder has the right to receive; and (B) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.7(B), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Parent Common and/or Parent Preferred Stock pursuant to the provisions of Section 1.5. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the delivery of any shares of Parent Common Stock or Parent Preferred Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an applicable affidavit with respect to such Company Stock Certificate and containing provisions agreeing to indemnify Parent against any claim suffered by Parent related to the lost, stolen or destroyed Company Stock Certificate or any Parent Common Stock or

Parent Preferred Stock issued in exchange therefor as Parent may reasonably request. If any certificates evidencing shares of Parent Common and/or Parent Preferred Stock are to be issued in a name other than that in which the surrendered Company Stock Certificate is registered, it shall be a condition of the issuance thereof that the Company Stock Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Company Stock Certificate and otherwise in proper form for transfer, and that the Person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a new certificate for shares of Parent Common and/or Parent Preferred Stock in any name other than that of the registered holder of the Company Stock Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(c) No dividends or other distributions declared or made with respect to Parent Common Stock or Parent Preferred Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock or Parent Preferred Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate (or complies with the lost stock provisions) in accordance with this Section 1.7 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar Laws, to receive all such dividends and distributions, without interest).

(d) Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date 180 days after the Closing Date shall be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for Parent Common Stock or Preferred Stock and any dividends or distributions with respect to shares of Parent Common Stock or Parent Preferred Stock.

(e) Each of Parent, Merger Sub, the Company, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold, from any consideration payable or otherwise deliverable under this Agreement to any holder of record of any Company Capital Stock immediately prior to the Effective Time or any other Person who is entitled to receive merger consideration pursuant to this Agreement, such amounts as are required to be withheld or deducted under the Code or any other state, local or foreign Tax Law with respect to the making of such payment and shall be entitled to request any reasonably appropriate Tax forms, including Form W-9 (or the appropriate Form W-8, as applicable) from any recipient of merger consideration hereunder, provided that upon receipt from a Person of duly executed Form W-9 that does not indicate the need for backup withholding or a Form W-8, as applicable, no withholding or deduction shall be made from the consideration payable or deliverable under this Agreement to such Person. To the extent that amounts are so withheld or deducted and remitted to the appropriate Taxing Authority, such withheld or deducted and remitted amounts shall be treated for all purposes of this Agreement as having been paid to the Person(s) to whom such amounts would otherwise have been paid.

(f) No party to this Agreement shall be liable to any holder of any Company Stock Certificate or to any other Person with respect to any shares of Parent Common Stock or Parent Preferred Stock (or dividends or distributions with respect thereto) or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law.

1.8 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who have exercised and perfected appraisal rights or dissenters’ rights for such shares of Company Capital Stock in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the per share amount of the merger consideration described in Section 1.5 attributable to such Dissenting Shares. Such stockholders shall be entitled to receive payment of the value of such shares of Company Capital Stock held by them in accordance with the DGCL, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their rights under the DGCL. All Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal or purchase of such shares of Company Capital Stock under the DGCL shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the per share amount of the merger consideration attributable to such Dissenting Shares upon their surrender in the manner provided in Section 1.5.

(b) The Company shall give Parent prompt written notice of any demands by dissenting stockholders received by the Company to require the Company to purchase any shares of Company Capital Stock pursuant to the DGCL, withdrawals of such demands and any other instruments served on the Company and any material correspondence received by the Company in connection with such demands. The Company shall provide Parent the opportunity to participate in and direct all negotiations and proceedings with respect to any such demand. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have given its prior written consent to such payment or settlement offer.

1.9 Assumption of Series C Transaction Documents. As a result of the Closing, and without further action by Parent, Company or any other party, including, without limitation, the holders of Company Series C Preferred Stock, all of the Company’s rights and obligations under each of the Series C Transaction Documents shall be assigned and assumed by Parent, and all references therein to Company or Company Capital Stock shall be deemed to be references to Parent or Parent Capital Stock, as applicable. Without limiting the generality of the foregoing and except as otherwise expressly provided herein, each Series C Transaction Document shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that immediately after the consummation of the Merger, mutatis mutandis, (x) all references in any of the Series C Transaction Documents to the “Company” shall also refer to the Parent, (y) all references in any of the Series C Transaction Documents to the securities of the Company, including, without limitation to “Common Stock”, “Series C-1 Preferred Stock” and “Series C-2 Preferred Stock” shall also refer to the securities of the Parent, including, respectively, the Parent Common Stock, the Parent Series A-1 Preferred Stock and the Parent Series A-2 Preferred Stock and (z) any price per share or number of shares of Company Common Stock referenced in any of the Series C Transaction Documents shall be adjusted, in accordance with the terms set forth in the Merger Agreement, by the Common Exchange Ratio and to give effect to the Reverse Split. For the avoidance of doubt, any reference to (i) any price per share of Company Common Stock shall, after the consummation of the Merger, be divided by the Common Exchange Ratio and (ii) a number of shares of Company Common Stock shall, after the consummation of the Merger, be multiplied by the Common Exchange Ratio, and, in each case, such price per share or number of shares shall be further adjusted to account for the Reverse Split.

1.10 Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of the Company, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their commercially reasonable efforts (in the name of the Company, in the name of Merger Sub and otherwise) to take such action.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as follows, except as set forth in the written disclosure schedule delivered by the Company to Parent (the “Company Disclosure Schedule”). The Company Disclosure Schedule shall be arranged in parts and subparts corresponding to the numbered and lettered Sections and subsections contained in this Section 2. The disclosures in any part or subpart of the Company Disclosure Schedule shall qualify other Sections and subsections in this Section 2 to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other Sections and subsections.

2.1 Organization. The Company is a corporation, duly organized, validly existing and in good corporate standing under the Laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing would not, either individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The certificate of incorporation of the Company (the “Company Charter”) and the bylaws of the Company (the “Company Bylaws”), copies of which have previously been made available to Parent, are true, correct and complete copies of such documents as currently in effect and the Company is not in violation of any provision thereof. Other than the Company Charter, the Company Bylaws and as set forth in the Series C Transaction Documents, the Company is not a party to or bound by or subject to any stockholder agreement or other agreement governing the affairs of the Company or the relationships, rights and duties of stockholders and is not subject to a stockholder rights plan or similar plan. The Company does not have any Subsidiaries and does not own as of the date hereof, directly or indirectly, beneficially or of record, any shares of capital stock or other equity security or any other similar investment in any other entity. The Company is not subject to the requirements of Section 2115 of the California Corporation Code.

2.2 Capitalization.

(a) The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 13,323,873 shares Company Preferred Stock. As of the date hereof, 989,416 shares of Company Common Stock are issued and outstanding, 956,240 shares of Company Preferred Stock have been designated as Company Series A Preferred Stock of which 956,240 are issued and outstanding, 2,000,000 shares of Company Preferred Stock have been designated as Company Series B Preferred Stock of which 1,085,766 shares are issued and outstanding, 5,546,553 shares of Company Preferred Stock have been designated as Company Series C-1 Preferred Stock of which 3,697,702 are issued and outstanding. Each share of Company Preferred Stock is convertible into one share of Company Common Stock. As of the date hereof, there are Company Common Stock Warrants exercisable to purchase up to 7,395,404 shares of Company Common Stock (the “Company Common Stock Warrants”) issued and outstanding and Company Series C-1 Preferred Stock Warrants exercisable to purchase up to 1,848,853 shares of Company Series C-1 Preferred Stock (the “Company Series C-1 Preferred Stock Warrants”; together with the Company Common Stock Warrants, the “Company Warrants”) issued and outstanding. As of the date hereof, there are no shares of Company Common Stock and no shares of Company Preferred Stock held in the treasury of the Company. The Company has no shares of Company Common Stock or Company Preferred Stock reserved for issuance other than as described above. The outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized, validly issued, fully paid, nonassessable and not subject to preemptive rights, and were not issued in violation of the material terms of any agreement or understanding binding upon the Company at the time at which they were issued and were issued in compliance with the Company Charter and Company Bylaws and all applicable Laws. Except for the Company Stock Option Plans and the Company Warrants, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, restricted stock, restricted stock unit, stock appreciation rights, convertible note, rights agreements (whether or not currently exercisable), arrangements, undertakings or agreements of any character calling for the Company to issue, deliver, or sell, or cause to be issued, delivered, sold or otherwise issue any shares of Company Common Stock or any other equity or voting security of the Company or any Subsidiary of the Company or any securities convertible into, exchangeable for, or representing the right to subscribe for, purchase, or otherwise receive any shares of Company Common Stock or any other equity security of the Company or any Subsidiary of the Company or obligating the Company or any such Subsidiary to grant, extend, or enter into any such subscriptions, options, warrants, calls, commitments, restricted stock, restricted stock unit, stock appreciation rights, convertible note, rights agreements (whether or not currently exercisable), or any other similar arrangements, undertakings or agreements, including any promise or commitment to grant or issues securities to an employee of or other provider of services to the Company. Except as contemplated by the Series C Transaction Documents, there are no registration rights, repurchase or redemption rights, anti-dilutive rights, voting agreements, voting trusts, preemptive rights or restrictions on transfer relating to any capital stock of the Company. All Series A and Series B Preferred Stock shall convert into shares of Company Common Stock prior to the Effective Time. The Company does not have and is not bound by any Contract pursuant to which the Company or any of its Subsidiaries is or may become obligated to issue, distribute or otherwise deliver to holder of any shares of Company Capital Stock any evidences of indebtedness or assets of the Company or any of its Subsidiaries. To the Knowledge of the Company, condition or circumstance that may give rise to or provide a reasonable basis for the assertion of a claim by any Person to the effect that such Person owns, or is entitled to acquire or receive any shares of Company Capital Stock or other securities of the Company or any of its Subsidiaries. The Company has never issued any restricted stock units and there are no shares of restricted stock outstanding except as set forth in Section 2.2(a) of the Company Disclosure Schedule. Following the consummation of the Merger at the Effective Time, there will be no outstanding options, restricted stock, restricted stock units, stock appreciation rights, warrants or other rights to purchase or otherwise acquire shares of Company Capital Stock or other securities of the Surviving Corporation, or any payments in respect thereof.

(b) Section 2.2(b) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of all issued and outstanding shares of Company Common Stock (other than Company Stock Options), shares of Company Preferred Stock and Company Warrants, on a holder-by-holder basis. With respect to the list of Company Warrants, the list accurately sets forth, with respect to each Company Warrant, (i) the name of the holder of such Company Warrant; (ii) the series and total number of shares of Company Capital Stock that are subject to such Company Warrant and the series and number of shares of Company Capital Stock with respect to which such Company Warrant is immediately exercisable; (iii) the date on which such Company Warrant was issued and the term of such Company Warrant; (iv) the vesting schedule for such Company Warrant; and (v) the exercise price per share of Company Capital Stock purchasable under such Company Warrant. The Company has made available to the Parent an accurate and complete copy of each Company Warrant. Following the consummation of the Merger at the Effective Time, the Company Warrants will expire by their terms, and the holders of the Company Warrants will not have any rights with respect to such Company Warrants.

(c) As of the date hereof, there are 698,500 shares of Company Common Stock issuable upon exercise of all outstanding Company Stock Options, subject to adjustment on the terms set forth in the Company Stock Option Plans. Section 2.2(c) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of (i) the name of the holder of each Company Stock Option, (ii) the date each Company Stock Option was granted, (iii) the number, issuer and type of securities subject to each such Company Stock Option, (iv) the expiration date of each such Company Stock Option, (v) the vesting schedule of each such Company Stock Option, (vi) the price at which each such Company Stock Option (or each component thereof, if applicable) may be exercised, (vii) the number of shares of Company Common Stock issuable upon the exercise of such, or upon the conversion of all securities issuable upon the exercise of such, Company Stock Options and (viii) whether and to what extent the exercisability of each Company Stock Option will be accelerated upon consummation of the Contemplated Transactions or any termination of employment thereafter. Except as set forth in Section 2.2(c) of the Company Disclosure Schedule, no Company Stock Option is subject to any accelerated vesting solely as a result of the Contemplated Transaction. The Company has taken all actions necessary (under the Company Stock Option Plans, any applicable legal requirement, the stock option award agreements or otherwise) to effectuate the provisions of Section 1.5(d) and to ensure that, from and after the Effective Time, each individual who held Company Option immediately prior to the Effective Time shall cease to have any rights with respect thereto, except as specifically set forth in Section 1.5(d).

2.3 Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Contemplated Transactions and perform its respective obligations hereunder, subject only to obtaining the Company Stockholder Approval. The adoption, execution, delivery and performance of this Agreement and the approval of the consummation of the Contemplated Transactions have been recommended by, and have been duly and validly adopted and approved by a unanimous vote of, the Board of Directors of the Company and all other necessary corporate action. No other approval or consent of, or action by, the holders of the outstanding securities of the Company, other than the Company Stockholder Approval, is required in order for the Company to execute and deliver this Agreement and to consummate the Contemplated Transactions and perform its obligations hereunder. The Board of Directors of the Company has declared this Agreement advisable, has directed that this Agreement be submitted to the Company Stockholders for adoption and approval and has recommended that the Company Stockholders adopt and approve this Agreement. Except for the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other necessary corporate action or corporate proceeding on the part of the Company is necessary to authorize the adoption, execution, delivery and performance of this Agreement or to consummate the Merger and the other Contemplated Transactions. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by the other parties hereto), constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to creditors’ rights and general principles of equity.

2.4 Non-Contravention; Consents.

(a) Except as set forth in Section 2.4(a) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the Contemplated Transactions and the compliance with the provisions of the Agreement by the Company will not, (i) conflict with, or result in any violation or breach of, any provision of the Company Charter or the Company Bylaws, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Encumbrance on the Company’s assets under, any of the terms, conditions or provisions of any Company Charter, Company Bylaws, Company Material Contract or other agreement, instrument or obligation to which the Company is a party or any of its properties or assets may be bound, or (iii) subject to obtaining the Company Stockholder Approval and subject to the consents, approvals and authorizations specified in clauses (i) through (vi) of Section 2.4(b) having been obtained prior to the Effective Time and all filings and notifications described in Section 2.4(a) having been made, conflict with or violate any Law applicable to the Company or any of its properties or assets, except in the case of clause (ii) of this Section 2.4(a) for any such conflicts or violations, that have not had, and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

(b) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Authority is required by or with respect to the Company in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Contemplated

Transactions, except for (i) obtaining the Company Stockholder Approval, (ii) consents required pursuant to the Series C Transaction Documents, which consent was obtained and delivered to Parent prior to the date hereof, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iv) any filings required to be made with the SEC in connection with this Agreement and the Contemplated Transactions, (v) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities Laws, the rules and regulations of the NASDAQ Capital Market, and (vi) such other consents, licenses, permits, orders, authorizations, filings, approvals and registrations which, if not obtained or made, have not had, and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

2.5 Financial Statements.

(a) Schedule 2.5(a) hereof sets forth true and complete copies of the Company’s unaudited consolidated balance sheet as of December 31, 2012 and 2013, and the related consolidated unaudited statements of operations, cash flows and stockholders equity for the twelve months ended December 31, 2012 and 2013, (collectively, the “Company Signing Financial Statements”). The Company will provide to Parent the Company’s audited statements of operations, cash flows and stockholders equity for the twelve months ended December 31, 2012 and 2013, together with the notes thereto and the reports and opinions of CohnReznick LLP relating thereto, and the unaudited consolidated balance sheet as of March 31, 2014, and the related consolidated unaudited statements of operations, cash flows and stockholders equity for the three (3) months ended March 31, 2014, together with the notes thereto and the reports and opinions of CohnReznick LLP relating thereto (the “Additional Company Financial Statements” and together with the Company Signing Financial Statements, collectively the “Company Financial Statements.”) The Company Financial Statements (i) were prepared in accordance with GAAP applied on a consistent basis (unless otherwise noted therein) throughout the periods indicated, and (ii) fairly present, in all material respects, the financial condition and operating results of the Company as of the dates and for the periods indicated therein (except that the unaudited financial statements do not contain footnotes and are subject to normal and recurring year-end adjustments, which will not, individually or in the aggregate, be material). The balance sheet of the Company as of December 31, 2013 is hereinafter referred to as the “Company Balance Sheet.”

(b) The Company maintains adequate disclosure controls and procedures designed to ensure that material information relating to the Company is made known to the Chief Executive Officer or President and the Chief Financial Officer of the Company by others within those entities.

(c) None of the Company or, to the Knowledge of the Company, any director, officer, employee, or internal or external auditor of the Company has received or otherwise had or obtained actual Knowledge of any substantive material complaint, allegation, assertion or claim, whether written or oral, that the Company has engaged in questionable accounting or auditing practices.

(d) During the periods covered by the Company Financial Statements, there have been no: (i) changes in the internal control over financial reporting of the Company that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting; (ii) significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting reported to the Board of Directors of the Company and the external auditors of the Company; or (iii) instances of fraud, whether or not material, involving the management of the Company or other employees of the Company who have a significant role in the internal control over financial reporting of the Company.

2.6 Absence of Changes. Since the date of the Company Balance Sheet, the Company has conducted its business in all material respects in the Ordinary Course of Business consistent with its past practices. Except as set forth on Section 2.6 of the Company Disclosure Schedule, after the date of the Company Balance Sheet and on or before the date hereof:

(a) there has not been any change, event, circumstance or condition to the Knowledge of the Company that, individually or in the aggregate has had a Company Material Adverse Effect;

(b) there has been no split, combination or reclassification of any of the outstanding shares of the capital stock of the Company, and the Company has not declared, set aside or paid any dividends on or made any other distributions (in either case, in stock or property) on or in respect of the outstanding shares of the capital stock of the Company;

(c) the Company has not allotted, reserved, set aside or issued, authorized or proposed the allotment, reservation, setting aside or issuance of, or purchased or redeemed or proposed the purchase or redemption of, any shares in its capital stock or any class of securities convertible or exchangeable into, or rights, warrants or options to acquire, any such shares or other convertible or exchangeable securities;

(d) except as required as a result of a change in applicable Laws or GAAP or as reflected in the Company Financial Statements, there has not been any material change in any method of accounting or accounting practice by the Company;

(e) the Company has not (i) acquired or sold, pledged, leased, encumbered or otherwise disposed of any material property or assets or agreed to do any of the foregoing or (ii) incurred or committed to incur capital expenditures in excess of $100,000, in the aggregate;

(f) there has been no transfer (by way of a license or otherwise) of, or agreement to transfer to, any Person’s rights to any of the Company Intellectual Property;

(g) there has been no notice delivered to the Company of any claim of ownership by a third party of any of the Company Intellectual Property owned or developed by the Company, or of infringement by any of the Company of any Third Party Intellectual Property;

(h) there has not been any: (i) grant of any severance or termination pay to any employee of the Company; (ii) entry into any employment, deferred compensation, severance or other similar plan or agreement (or any amendment to any such existing agreement)

with any new or current employee of the Company; (iii) change in the compensation, bonus or other benefits payable or to become payable to its directors, officers, employees or consultants, except as required by any pre-existing plan or arrangement set forth in Section 2.6 of the Company Disclosure Schedule; or (iv) termination of any of the officers or key employees of any of the Company;

(i) there has been no material reevaluation by Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course; or

(j) there has not been any agreement to do any of the foregoing.

2.7 Title to Assets. The Company owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it. All of said assets are owned by the Company free and clear of any Encumbrances, except for: (i) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Company Balance Sheet; (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company; and (iii) Encumbrances described in Section 2.7 of the Company Disclosure Schedule.

2.8 Properties.

(a) Section 2.8(a) of the Company Disclosure Schedule identifies (i) the street address of each parcel of Company Leased Real Property, (ii) the identification of the Company Lease and (iii) the identity of the lessor, lessee and current occupant (if different than the lessee) of each such parcel of Company Leased Real Property. With respect to each Company Lease, except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor, to the Knowledge of the Company, any other party to any Company Leases is in breach or default, and, to the Knowledge of the Company, no event has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under the Company Leases.

(b) The Company holds good title, free and clear of all Encumbrances, to all personal property and other non-real estate assets, in all cases excluding the Company Intellectual Property, necessary to conduct the Company Business, except for Permitted Encumbrances. The Company, as lessee, has the right under valid and subsisting leases to use, possess and control all personal property leased by the Company as now used, possessed and controlled by the Company, as applicable.

(c) The Company Leased Real Property constitutes all of the real property used or occupied by the Company in connection with the conduct of the Company Business.

(d) The Company does not have any Company Owned Real Property, and the Company is not a party to or bound by or subject to any agreement, contract or commitment, or any option to purchase, any real or immovable property.

2.9 Intellectual Property.

(a) Section 2.9(a) of the Company Disclosure Schedule contains a complete and accurate list of all (i) Patents owned by the Company or used or held for use by the Company in the Company Business (“Company Patents”), registered and material unregistered Marks owned by the Company used or held for use by the Company in the Company Business (“Company Marks”) and registered and material unregistered Copyrights owned by the Company or used or held for use by the Company in the Company Business (“Company Copyrights”), (ii) licenses, sublicenses or other agreements under which the Company is granted rights by others in the Company Intellectual Property (“Company Licenses-In”) (other than commercial off the shelf software or materials transfer agreements), and (iii) licenses, sublicenses or other agreements under which the Company has granted rights to others in the Company Intellectual Property (“Company Licenses-Out”).

(b) With respect to the Company Intellectual Property (i) purported to be owned by the Company, the Company exclusively owns such Company Intellectual Property and (ii) licensed to the Company (other than commercial off the shelf software or materials transfer agreements), such Company Intellectual Property are the subject of a written license or other agreement; in the case of the foregoing clauses (i) and (ii) above, free and clear of all Encumbrances, other than Encumbrances resulting from the express terms of a Company License-In or Company License-Out or Permitted Encumbrances granted by the Company.

(c) Except as disclosed in Section 2.9(a) of the Company Disclosure Schedule, all Company Intellectual Property owned by, and, to the Knowledge of the Company, all Company Intellectual Property exclusively licensed to the Company that has been issued by, or registered with, or are the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world are currently in compliance with formal legal requirements (including without limitation, as applicable, payment of filing, examination and maintenance fees, inventor declarations, proofs of working or use, timely post-registration filing of affidavits of use and renewal applications), and, to the Knowledge of the Company, all Company Patents, Company Marks and Company Copyrights, and all intellectual property rights and/or proprietary rights relating to any of the foregoing, that are owned by or exclusively licensed to the Company are valid and enforceable.

(d) Except as otherwise disclosed in Section 2.9(a) of the Disclosure Schedule, to the Knowledge of the Company, each Company Patent that has been issued by, or registered with, or is the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office or any similar office or agency anywhere in the world was issued, registered, or filed, as applicable, with the correct inventorship and there has been no known misjoinder or nonjoinder of inventors.

(e) No Company Patent is now involved in any interference, reissue, reexamination or opposition proceeding; to the Knowledge of the Company, there is no patent or patent application of any third party that potentially interferes with a Company Patent; all products made, used or sold under the Company Patents have been marked with the proper patent notice.

(f) There are no pending or, to the Knowledge of the Company, threatened claims against the Company or any of its employees alleging that any of the operation of the Company Business or any activity by the Company, or the manufacture, sale, offer for sale, importation, and/or use of any Company Product infringes or violates (or in the past infringed or violated) the rights of others in or to any Intellectual Property (“Third Party Intellectual Property”) or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Intellectual Property of any person or entity or that any Company Intellectual Property is invalid or unenforceable.

(g) To the Knowledge of the Company, neither the operation of the Company Business, nor any activity by the Company, nor manufacture, use, importation, offer for sale and/or sale of any Company Product infringes or violates (or in the past infringed or violated) any Third Party Intellectual Property or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Third Party Intellectual Property.

(h) Other than pursuant to license agreements previously delivered to Parent and listed in Schedule 2.9(h) and other than pursuant to commercial off the shelf software or materials transfer agreements, the Company does not have any obligation to compensate any person for the use of any Intellectual Property; there are no settlements, covenants not to sue, consents, judgments, or orders or similar obligations that: (i) restrict the rights of the Company to use any Intellectual Property, (ii) restrict the Company Business, in order to accommodate a third party’s Intellectual Property, or (iii) permit third parties to use any Company Intellectual Property.

(i) All former and current employees, consultants and contractors of the Company have executed written instruments with the Company that assign to the Company, all rights, title and interest in and to any and all (i) inventions, improvements, discoveries, writings and other works of authorship, and information relating to the Company Business or any of the products or services being researched, developed, manufactured or sold by the Company or that may be used with any such products or services and (ii) Intellectual Property relating thereto; in each case where a Company Patent is held by the Company by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office and all similar offices and agencies anywhere in the world in which foreign counterparts are registered or issued.

(j) To the Knowledge of the Company, (i) there is no, nor has there been any, infringement or violation by any person or entity of any Company Intellectual Property or the rights of the Company therein or thereto and (ii) there is no, nor has there been any, misappropriation by any person or entity of any Company Intellectual Property or the subject matter thereof.

(k) The Company has taken reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets owned by the Company or used or held for use by the Company in the Company Business (the “Company Trade Secrets”), including, without limitation, requiring each employee and consultant of the Company and any other person with access to Company Trade Secrets to execute a binding confidentiality agreement, copies or forms of which have been provided to Parent and, to the Knowledge of the Company, there has not been any breach by any party to such confidentiality agreements.

(l) Following the Effective Time, the Surviving Corporation will have the same rights and privileges in the Company Intellectual Property as the Company had in the Company Intellectual Property immediately prior to the Effective Time.

2.10 Material Contracts. Section 2.10 of the Company Disclosure Schedule is a correct and complete list of each currently effective Company Contract:

(a) the Company Leases;

(b) for the purchase of materials, supplies, goods, services, equipment or other assets for annual payments by the Company of, or pursuant to which in the last year the Company paid, in the aggregate, $100,000 or more;

(c) for the sale of materials, supplies, goods, services, equipment or other assets for annual payments to Company of, or pursuant to which in the last year the Company received, in the aggregate, $100,000 or more;

(d) that relates to any partnership, joint venture, strategic alliance or other similar Contract;

(e) relating to Indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except for Contracts relating to Indebtedness in an amount not exceeding $100,000 in the aggregate;

(f) severance or change-in-control Contracts;

(g) in respect of any Company Intellectual Property that provides for annual payments of, or pursuant to which in the last year the Company paid or received, in the aggregate, $100,000 or more;

(h) containing any royalty, dividend or similar arrangement based on the revenues or profits of the Company;

(i) with any Governmental Authority;

(j) any Contract with (a) an executive officer or director of the Company or any of such executive officer’s or director’s immediate family members, (b) an owner of more than five percent (5%) of the voting power of the outstanding capital stock of the Company or (c) to the Knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company);

(k) any agreement that gives rise to any material payment or benefit as a result of the performance of this Agreement or any of the other Contemplated Transactions;

(l) relating to the acquisition or disposition of any material interest in, or any material amount of, property or assets of the Company or for the grant to any Person of any preferential rights to purchase any of their assets, other than in the Ordinary Course of Business consistent with past practice; or

(m) any agreement (or group of related agreements) the performance of which requires aggregate payments to or from the Company in excess of $100,000 not otherwise listed above.

The Company has delivered or made available to Parent accurate and complete (except for applicable redactions thereto) copies of all material written Company Material Contracts (as defined below), including all amendments thereto. Except as set forth on Section 2.10 of the Company Disclosure Schedule, neither the Company, nor to the Company’s Knowledge, has any other party to a Company Material Contract, breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the agreements, contracts or commitments to which the Company is a party or by which it is bound of the type described in clauses (a) through (m) above of the Company Disclosure Schedule (any such agreement, contract or commitment, a “Company Material Contract”) in such manner as would permit any other party to cancel or terminate any such Company Material Contract, which has had or would reasonably be expected to have a Company Material Adverse Effect. As to the Company, as of the date of this Agreement, each Company Material Contract is valid, binding, enforceable and in full force and effect, subject to: (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies. The consummation of the Contemplated Transactions will not (either alone or upon the occurrence of additional acts or events) result in any material payment or payments becoming due from the Company or the Surviving Corporation to any Person under any Company Material Contract or give any Person the right to terminate or alter the provisions of any Company Material Contract. No Person is renegotiating any material amount paid or payable to the Company under any Company Material Contract or any other material term or provision of any Company Material Contract.

2.11 Absence of Undisclosed Liabilities. The Company does not have any liability, Indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in the financial statements in accordance with GAAP) (each a “Liability”), individually or in the aggregate, except for: (a) Liabilities identified as such in the “liabilities” column of the Company Balance Sheet; (b) normal and recurring current Liabilities that have been incurred by the Company since the date of the Company Balance Sheet in the Ordinary Course of Business and which are not in excess of $100,000 in the aggregate; (c) Liabilities for performance of obligations of the Company or any Subsidiary of the Company under Contracts (other than for breach thereof) solely to the extent that are expressly set forth in and identifiable by reference to the text of such Contract; (d) Liabilities described in Section 2.11 of the Company Disclosure Schedule; and (e) Liabilities incurred in connection with the Contemplated Transactions. The aggregate Liabilities reflected on the balance sheet as of March 31, 2014 included in the Additional Company Financial Statement does not exceed the aggregate Liabilities reflected on the Company Balance Sheet by more than $1,000,000.

2.12 Compliance with Laws; Regulatory Compliance.

(a) The Company is in compliance with all Laws or Orders, except where any such failure to be in compliance has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No investigation or review by any Governmental Authority with respect to the Company is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Authority indicated an intention to conduct the same which, in each case, would reasonably be expected to have a material and adverse impact on the Company.

(b) The Company has not committed nor, to the Knowledge of the Company, has any director, officer or employee of Company, committed any act, made any statement or failed to make any statement that would provide a basis for the FDA or any other Company Regulatory Agency to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (Sept. 10, 1991) and any amendments thereto. Neither the Company nor, to the Knowledge of the Company, has any director, officer or employee violated any U.S. federal or state criminal or civil health care Laws (including without limitation the U.S. federal Anti-Kickback Statute, Stark Law, False Claims Act, Health Insurance Portability and Accountability Act, and any comparable state Laws), or the regulations promulgated pursuant to such Laws (each, a “Health Care Law”). There is no civil, criminal, administrative or other proceeding, notice or demand pending, received or, to the Knowledge of the Company, threatened against the Company that relates to an alleged violation of any Health Care Law. Neither the Company nor, to the Knowledge of the Company, any director, officer or employee of the Company, been debarred pursuant to 21 U.S.C. sec. 335a(a) or any similar Law or authorized by 21 U.S.C. sec. 335a(b) or any similar Law. There are no consent decrees (including plea agreements) or similar actions to which the Company or, to the Knowledge of the Company, any director, officer or employee of the Company, are bound or which relate to Company Products.

(c) All applications, submissions, information and data utilized by the Company as the basis for, or submitted by or on behalf of the Company in connection with any and all requests for a Company Permit relating to the Company, when submitted to the FDA or other Company Regulatory Agency, were true, correct and complete in all material respects as of the date of submission, and any updates, changes, corrections or modification to such applications, submissions, information and data required under applicable Laws have been submitted to the FDA or other Company Regulatory Agency.

(d) Neither of the Company nor, to the Knowledge of the Company, any of the Representatives, licensors, licensees, assignors or assignees thereof has received any notice that the FDA or any other Company Regulatory Agency has initiated, or threatened to initiate, any Action to suspend any clinical trial, suspend or terminate any Investigational New Drug Application sponsored by the Company or otherwise restrict the pre-clinical research or clinical study of any Company Product or any drug product being developed by any licensee or assignee of the Company Intellectual Property based on such intellectual property, or to recall, suspend or otherwise restrict the development or manufacture of any Company Product. The Company is not in receipt any written notice of, or subject to, any adverse inspection, finding of deficiency, finding of non-compliance, investigation, civil or criminal proceeding, hearing, suit, demand, claim, complaint, inquiry, proceeding, or other compliance or enforcement action relating to any Company Products.

(e) The Company has made available to Parent true, correct and complete copies of any and all applications, approvals, licenses, written notices of inspectional observations, establishment inspection reports and any other documents received from the FDA or other Company Regulatory Agency. The Company has made available to Parent for review all correspondence to or from the FDA or other Company Regulatory Agency, minutes of meetings, visits or other contact with the FDA or other Company Regulatory Agency, notices of inspectional observations, establishment inspection reports, and all other documents concerning communications to or from the FDA or other Company Regulatory Agency, or prepared by the FDA or other Company Regulatory Agency or which bear on the Company’s compliance with regulatory requirements of the FDA or any other Company Regulatory Agency, or on the likelihood or timing of approval of any Company Products.

2.13 Taxes and Tax Returns.

(a) Each material Tax Return required to be filed by, or on behalf of, the Company, and each material Tax Return in which the Company was required to be included, has been timely filed. Each such Tax Return was true, correct and complete in all material respects.

(b) The Company (i) has paid (or has had paid on its behalf) all material Taxes due and owing, whether or not shown as due on any Tax Return, and (ii) has withheld and remitted to the appropriate Taxing Authority all material Taxes required to be withheld and paid in connection with any amounts paid or owing to or collected from any employee, independent contractor, supplier, creditor, stockholder, partner, member or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(c) The unpaid Taxes of the Company (A) did not, as of December 31, 2013, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Balance Sheet (rather than in any notes thereto) and (B) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company in filing their Tax Returns.

(d) The Company has delivered to Parent correct and complete copies of all federal Income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by the Company since December 31, 2008.

(e) There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.

(f) The Company is not currently the beneficiary of any extension of time within which to file any material Tax Return or with respect to any material Tax assessment or deficiency.

(g) The Company has not waived any statute of limitations with respect to any material Taxes.

(h) There is no material Tax claim, audit, suit, or administrative or judicial Tax proceeding now pending or presently in progress or threatened with respect to a material Tax Return of the Company.

(i) The Company has not received notice of any proposed material deficiencies from any Taxing Authority.

(j) The Company has not distributed stock of a corporation, or has had its stock distributed, in a transaction purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(k) The Company is not a party to and has no obligation under any Tax sharing agreement (whether written or not) or any Tax indemnity or other Tax allocation agreement or arrangement (other than any such agreement, the primary purpose of which does not relate to Taxes).

(l) The Company (A) is not and has never been a member of a group of corporations that files or has filed (or has been required to file) consolidated, combined, or unitary Tax Returns, other than a group the common parent of which was the Company or (B) does not have any liability for the Taxes of any person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, provincial, local or foreign Law), as a transferee or successor, by contract or otherwise.

(m) The taxable year of the Company for all income Tax purposes is the fiscal year ending December 31st, and the Company uses the accrual method of accounting in keeping its books and in computing its taxable income.

(n) The Company has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(o) The Company has never participated in a listed transaction within the meaning of Treasury Regulations Section 1.6011-4 (or any predecessor provision).

(p) The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) change in method of accounting or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date;

(ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date;

(iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law);

(iv) installment sale or open transaction disposition made on or prior to the Closing Date;

(v) prepaid amount received on or prior to the Closing Date;

(vi) election with respect to income from the discharge of Indebtedness under Section 108(i) of the Code; or

(vii) any similar election, action, or agreement that would have the effect of deferring any Liability for Taxes of the Company from any period ending on or before the Closing Date to any period ending after such period.

(q) No written claim has been made by any Taxing Authority that the Company is or may be subject to Tax or required to file a Tax Return in a jurisdiction where it does not file Tax Returns, which could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

2.14 Employee Benefit Programs.

(a) Section 2.14(a) of the Company Disclosure Schedule sets forth a list of every Employee Program maintained by Company or an ERISA Affiliate of Company (the “Company Employee Programs”).

(b) Each Company Employee Program that is intended to qualify under Section 401(a) of the Code has received or is entitled to rely on a favorable determination, advisory or approval opinion letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Company Employee Program for any period for which such Company Employee Program would not otherwise be covered by an IRS determination. To the Knowledge of the Company, no event or omission has occurred that would reasonably be expected to cause any Company Employee Program to lose its qualification or otherwise fail to satisfy the relevant requirements to provide tax-favored benefits under the applicable Code Section (including without limitation Code Sections 105, 125, 401(a) and 501(c)(9)).

(c) To the Company’s Knowledge, there is no material failure of any party to comply with any Laws applicable with respect to the Employee Programs maintained by the Company or any ERISA Affiliate of the Company. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, with respect to any Employee Program ever maintained by the Company or any ERISA Affiliate of the Company, there are not and have not been any (i) “prohibited transactions,” as defined in Section 406 of ERISA or Code Section 4975, (ii) failures to comply with any provision of ERISA, other applicable Laws, or any agreement, (iii) non-deductible contribution or (iv) corrective filings with any Governmental Authority. No litigation, governmental administrative proceeding, Governmental Authority examination or audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Company, threatened with respect to any such Company Employee Program. All payments and/or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable Laws) with respect to all Employee Programs ever maintained by the Company or any ERISA Affiliate of the Company, for all periods prior to the Closing Date, either have been made or have been accrued on a timely basis.

(d) Neither the Company nor any ERISA Affiliate of the Company has maintained an Employee Program subject to Title IV of ERISA, including a Multiemployer Plan, or any multiple employer welfare arrangement (as defined in Section 3(40) of ERISA). None of the Company Employee Programs has ever provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA or state continuation Laws and at individual’s sole expense) or has ever promised to provide such post-termination benefits.

(e) Each Employee Program required to be listed on Section 2.14(a) of the Company Disclosure Schedule may be amended, terminated, or otherwise discontinued by Parent after the Effective Time in accordance with its terms without material liability to the Company or Parent.

(f) Except as contemplated by any employment agreement by and between the Company and J. David Hansen or Wolfgang Scholz, Ph.D. as previously delivered to Parent, the Company is not a party to any written (i) agreement with any stockholders, director, or employee of the Company (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company in the nature of any of the Contemplated Transactions, (B) providing any guaranteed period of employment or compensation guarantee, or (C) providing severance benefits after the termination of employment of such director or employee; or (ii) agreement or plan binding the Company, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, deferred compensation or similar equity based plan, or any or severance benefit plan, bonus or incentive plan, or any similar compensation arrangement any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the Contemplated Transactions or the value of any of the benefits of which shall be calculated on the basis of any of the Contemplated Transactions. There is no contract, agreement, plan or arrangement covering any individual that, by itself or collectively, would give rise to any parachute payment subject to Section 280G of the Code, nor has the Company made any such payment, and the consummation of the transactions contemplated herein shall not obligate Company or any other entity to make any parachute payment that would be subject to Section 280G of the Code.

(g) Each Company Employee Program that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and maintained in compliance with Section 409A of the Code in all material respects. No stock option granted under any Company Stock Option Plan has any exercise price that was less than the fair market value of the underlying stock as of the date the option was granted, or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option.

(h) For purposes of this Section 2.14:

(i) An entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation (by agreement or under applicable Laws) to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries).

(ii) An entity is an “ERISA Affiliate” of Company if it would have ever been considered a single employer with Company under ERISA Section 4001(b) or part of the same “controlled group” as the Company for purposes of ERISA Section 302(d)(8)(C).

2.15 Labor and Employment Matters.

(a) The Company is not a party to, or otherwise bound by, any collective bargaining agreement, contract, or other written agreement with a labor union or labor organization. To the Knowledge of the Company, and during the past three (3) years there has not been, any charge, demand, petition, organizational campaign, or representation proceeding seeking to compel, require, or demand it to bargain with any labor union or labor organization nor is there any pending or threatened labor strike or lockout involving the Company.

(b) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company is in material compliance with all applicable Laws respecting labor, employment, fair employment practices, work safety and health and wages and hours, including, but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, as amended, the Fair Labor Standards Act, as amended, and its state law equivalents, and the related rules and regulations adopted by those federal agencies responsible for the administration of such Laws, and other than normal accruals of wages during regular payroll cycles, there are no arrearages in the payment of wages; (ii) the Company is not delinquent in any payments to any employee or to any independent contractors, consultants, temporary employees, leased employees or other servants or agents employed or used with respect to the operation of the Company Business and classified by the Company as other than an employee (“Company Contingent Workers”), for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it to the date hereof or amounts required to be reimbursed to such employees or Company Contingent Workers; (iii) there are no grievances, complaints or charges with respect to employment or labor matters (including, without limitation, allegations of employment discrimination, wage and hour violations, retaliation or unfair labor practices) pending or, to the Knowledge of the Company, threatened against the Company in any judicial, regulatory or administrative forum, under any private dispute resolution procedure; (iv) to the Knowledge of the Company, the Company is not currently being audited or investigated or subject to imminent audit or investigation by any Governmental Authority with respect to its employment practices; (v) the Company is not and, and within the last three (3) years has not been, subject to any order, decree, injunction or judgment by any Governmental Authority or private settlement contract in respect of any labor or employment matters; (vi) the Company is in material compliance with the requirements of the Immigration Reform Control Act of 1986 and any similar Laws regarding employment of workers who are not citizens of the country in which services are performed; (vii) all employees of the Company (other than J. David Hansen and Wolfgang Scholz) are employed at-will and no such employees are subject to any contract with the Company or any policy or practice of the Company providing for right of notice of termination of employment or the right to receive severance payments or similar benefits upon the termination of employment by the Company; (viii) with respect to all of its employees and, to the extent that any Company Contingent Workers are employed, the Company has properly classified and treated them in accordance with applicable Laws and for purposes of all employee benefit plans and perquisites; and (ix) there are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated claims or actions against the Company under any workers’ compensation policy or long-term disability policy.

(c) The Company has delivered to Parent a complete and accurate list of all employees of the Company as of the date of this Agreement, setting forth for each employee his or her position or title, whether classified as exempt or non-exempt for wage and hour purposes, whether paid on a salary, hourly or commission basis and the actual annual base salary or rates of compensation, bonus potential, date of hire, business location, status (i.e., active or inactive and if inactive, the type of leave and estimated duration) and the total amount of bonus, retention, severance and other amounts to be paid to such employee at the Closing or otherwise in connection with the Contemplated Transactions. The Company has also provided to Parent a complete and accurate list of all Company Contingent Workers as of the date of this Agreement, showing for each Company Contingent Worker such individual’s role in the Company Business and fee or compensation arrangements.

2.16 Environmental Matters. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect:

(a) the Company is in compliance with all Environmental Laws applicable to their operations and use of the Company Leased Real Property;

(b) the Company has not generated, transported, treated, stored, or disposed of any Hazardous Material, except in material compliance with all applicable Environmental Laws, and there has been no Release or threat of Release of any Hazardous Material by the Company at or on the Company Leased Real Property that requires reporting, investigation or remediation by the Company pursuant to any Environmental Law;

(c) the Company has not (i) received written notice under the citizen suit provisions of any Environmental Law or (ii) been subject to or, to the Knowledge of the Company, threatened with any governmental or citizen enforcement action with respect to any Environmental Law; and

(d) to the Knowledge of the Company, there are no underground storage tanks, landfills, current or former waste disposal areas or polychlorinated biphenyls at or on the Company Leased Real Property that require reporting, investigation, cleanup, remediation or any other type of response action by the Company pursuant to any Environmental Law.

2.17 Insurance. The Company has delivered or made available to Parent accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company. Each of such insurance policies is in full force and effect and Company is in compliance with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2014 the Company has not received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers’ compensation or other claim under or based upon any insurance policy of the Company. All information provided to insurance carriers (in applications and otherwise) on behalf of the Company was, as of the date of such provision, accurate and complete. The Company has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened against Company, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company of its intent to do so.

2.18 Books and Records. Each of the minute and record books of the Company contains complete and accurate minutes of all meetings of, and copies of all bylaws and resolutions passed by, or consented to in writing by, the directors (and any committees thereof) and stockholders of the Company, since January 1, 2012 and which are required to be maintained in such books under applicable Laws; all such meetings were duly called and held and all such bylaws and resolutions were duly passed or enacted. Each of the stock certificate books, registers of stockholders and other corporate registers of the Company comply in all material respects with the provisions of all applicable Laws and are complete and accurate in all material respects.

2.19 Transactions with Affiliates. Section 2.19 of the Company Disclosure Schedule describes any material transactions or relationships, since January 1, 2013, between, on one hand, the Company and, on the other hand, any (a) executive officer or director of the Company or any of such executive officer’s or director’s immediate family members, (b) owner of more than five percent (5%) of the voting power of the outstanding capital stock of the Company or (c) to the Knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company) in each of the case of (a), (b) or (c) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

2.20 Legal Proceedings; Orders.

(a) Except as set forth in Section 2.20 of the Company Disclosure Schedule, there is no pending Legal Proceeding, and (to the Knowledge of the Company) no Person has threatened to commence any Legal Proceeding: (i) that involves or affects the Company, any director or officer of the Company (in his or her capacity as such) or any of the material assets owned or used by the Company; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions. To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding, and there is no pending investigation by any Governmental Authority involving Company or any of its Subsidiaries that individually or in the aggregate would have a Company Material Adverse Effect. With regard to any Legal Proceeding set forth on Section 2.20 of the Company Disclosure Schedule, the Company has provided Parent or its counsel all pleadings and material written correspondence related to such Legal Proceeding, all insurance policies and material written correspondence with brokers and insurers related to such Legal Proceedings and other information material to an assessment of such Legal Proceeding. The Company has an insurance policy or policies that is expected to cover such Legal Proceeding and has complied with the requirements of such insurance policy or policies to obtain coverage with respect to such Legal Proceeding under such insurance policy or policies.

(b) There is no order, writ, injunction, judgment or decree to which the Company, or any of the material assets owned or used by the Company, is subject. To the Knowledge of the Company, no officer or other key employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company Business or to any material assets owned or used by the Company.

2.21 Illegal Payments. The Company (including any of its respective officers or directors) has not taken or failed to take any action which would cause it to be in material violation of the Foreign Corrupt Practices Act of 1977, the U.K. Anti-Bribery Act of 2010 or any similar anti-bribery or anti-corruption Law of any similar Law of any other jurisdiction, in each case as amended, or any rules or regulations thereunder. Neither of the Company nor, to the Knowledge of the Company, any third party acting on behalf of the Company, has offered, paid, promised to pay, or authorized, or will offer, pay, promise to pay, or authorize, directly or indirectly, the giving of money or anything of value to any Official, or to any other Person while knowing or being aware of a high probability that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any Official, for the purpose of: (i) influencing any act or decision of such Official in his, her or its official capacity, including a decision to fail to perform his, her or its official duties or functions; or (ii) inducing such Official to use his, her or its influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority, or to obtain an improper advantage in order to assist the Company or any other Person in obtaining or retaining business for or with, or directing business to, the Company. For purposes of this Agreement, an “Official” shall include any appointed or elected official, any government employee, any political party, party official, or candidate for political office, or any officer, director or employee of any Governmental Authority.

2.22 Vote Required. The affirmative vote (or action by written consent) of (i) the holders of a majority of the Company Common Stock and Company Preferred Stock, voting together as a single class (on an as-converted to Company Common Stock basis) (the “Common Stock Approval”), and (ii) the holders of at least a majority of the outstanding shares of the Company Series C-1 Preferred Stock, voting together as a single class (on an as-converted to Company Common Stock basis) which majority shall include the affirmative vote or consent of Hudson Bay IP Opportunities Master Fund LP (the “Company Series C-1 Approval”; collectively with the Common Stock Approval, the “Company Stockholder Approval”), is the only vote or consent of the holders of any class or series of Company Capital Stock necessary to adopt or approve this Agreement, and approve the Merger, the Contemplated Transactions and the other matters set forth in Section 5.2(a) of this Agreement.

2.23 No Financial Advisor. Except as set forth on Section 2.23 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee,

finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of the Company.

2.24 Disclosure; Company Information. The information in the Proxy Statement relating to, supplied by or to be supplied by the Company (including any Company Financial Statements) will not, on the date the Proxy Statement is first mailed to the Parent Stockholders or at the time of the Parent Stockholder Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading at the time and in light of the circumstances under which such statement is made. Notwithstanding the foregoing, no representation is made by the Company with respect to the information that has been or will be supplied by Parent and Merger Sub or any of their Representatives for inclusion in the Proxy Statement.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows, except as set forth in (x) the Parent SEC Reports filed prior to the date hereof or (y) the written disclosure schedule delivered by Parent to the Company (the “Parent Disclosure Schedule”). The Parent Disclosure Schedule shall be arranged in parts and subparts corresponding to the numbered and lettered sections and subsections contained in this Section 3. The disclosures in any part or subpart of the Parent Disclosure Schedule shall qualify other Sections and subsections in this Section 3 to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other Sections and subsections.

3.1 Organization.

(a) Parent is a corporation, duly organized, validly existing and in good corporate standing under the Laws of the State of Delaware. Parent has all requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. Parent is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing would not, either individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. The Parent Charter and Parent Bylaws, copies of which have previously been made available to the Company, are true, correct and complete copies of such documents as currently in effect and Parent is not in violation of any provision thereof. Other than the Parent Charter and Parent Bylaws, Parent is not a party to or bound by or subject to any stockholder agreement or other agreement governing the affairs of Parent or the relationships, rights and duties of stockholders and is not subject to a stockholder rights plan or similar plan.

(b) Merger Sub is a corporation duly incorporated, validly existing and in good corporate standing under the Laws of the State of Delaware. Merger Sub was formed solely for the purpose of engaging in the Contemplated Transactions. All of the issued and outstanding capital stock of Merger Sub, which consists of 100 shares of Common Stock, $0.01 par value, is validly issued, fully paid and non-assessable, and is owned, beneficially and of record, by Parent, free and clear of any claim, lien, Encumbrance, or agreement with respect thereto. Except for obligations and liabilities incurred in connection with its incorporation and the Contemplated Transactions, Merger Sub has not, and will not have, incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person. The Certificate of Incorporation and Bylaws of Merger Sub, copies of which have previously been made available to the Company, are true, correct and complete copies of such documents as currently in effect and Merger Sub is not in violation of any provision thereof. Other than the Merger Sub, The Parent does not have any Subsidiaries and does not own as of the date hereof, directly or indirectly, beneficially or of record, any shares of capital stock or other equity security or any other similar investment in any other entity.

3.2 Capitalization.

(a) As of the date hereof, the authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock and 5,000,000 shares Parent Preferred Stock. As of the date hereof, there are 4,583,096 shares of Parent Common Stock issued and outstanding and no shares of Parent Preferred Stock issued and outstanding. As of the date hereof, there are no shares of Parent Common Stock and no shares of Parent Preferred Stock held in the treasury of Parent. Parent has no shares of Parent Common Stock or Parent Preferred Stock reserved for issuance other than as described above. The outstanding shares of Parent Common Stock have been duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, and were not issued in violation of the material terms of any agreement or understanding binding upon Parent at the time at which they were issued and were issued in compliance with the Parent Charter and Parent Bylaws and all applicable Laws. Except for the Parent Stock Option Plans and the Parent Common Stock Warrants, Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, restricted stock, restricted stock unit, stock appreciate rights, convertible note, rights agreements (whether or not currently exercisable), arrangements, undertakings or agreements of any character calling for Parent to issue, deliver, or sell, or cause to be issued, delivered, sold or otherwise issue any shares of Parent Common Stock or any other equity or voting security of Parent or any Subsidiary of Parent or any securities convertible into, exchangeable for, or representing the right to subscribe for, purchase, or otherwise receive any shares of Parent Common Stock or any other equity security of Parent or any Subsidiary of Parent or obligating Parent or any such Subsidiary to grant, extend, or enter into any such subscriptions, options, warrants, calls, commitments, restricted stock, restricted stock unit, stock appreciation rights, convertible note, rights agreements (whether or not currently exercisable), or any other similar arrangements, undertakings or agreements, including any promise or commitment to grant or issue securities to an employee of or other provider of services to the Parent. There are no registration rights, repurchase or redemption rights, anti-dilutive rights, voting agreements, voting trusts, preemptive rights or restrictions on transfer relating to any capital stock of Parent. The Parent does not have and is not bound by any Contract pursuant to which the Parent or any of its Subsidiaries is or may become obligated to issue, distribute or otherwise deliver to holder of any shares of Parent Capital Stock any evidences of indebtedness or assets of the Parent or any of its Subsidiaries. To the Knowledge of the Parent, no condition or circumstance that may give rise to or provide a reasonable basis for the assertion of a claim by any

Person to the effect that such Person owns, or is entitled to acquire or receive any shares of Parent Capital Stock or other securities of Parent or any of its Subsidiaries has occurred. The Parent has never issued any restricted stock units and there are no shares of restricted stock outstanding except as set forth in Section 3.2(a) of the Parent Disclosure Schedule.

(b) As of the date hereof, there are 227,591 shares of Parent Common Stock issuable upon exercise of all outstanding Parent Stock Options, subject to adjustment on the terms set forth in the Parent Stock Option Plans. Section 3.2(b) of the Parent Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of (i) the name of the holder of each Parent Stock Option, (ii) the date each Parent Stock Option was granted, (iii) the number, issuer and type of securities subject to each such Parent Stock Option, (iv) the expiration date of each such Parent Stock Option, (v) the vesting schedule of each such Parent Stock Option, (vi) the price at which each such Parent Stock Option (or each component thereof, if applicable) may be exercised, (vii) the number of shares of Parent Common Stock issuable upon the exercise of such, or upon the conversion of all securities issuable upon the exercise of such, Parent Stock Options and (viii) whether and to what extent the exercisability of each Parent Stock Option will be accelerated upon consummation of the Contemplated Transactions or any termination of employment thereafter. Except as set forth in Section 3.2(b) of the Parent Disclosure Schedule, no Parent Stock Option is subject to any accelerated vesting solely as a result of the Contemplated Transaction.

(c) As of the date hereof, there are no shares of Parent Common Stock subject to outstanding Parent Restricted Stock Awards and no shares of Parent Common Stock subject to outstanding Parent Restricted Stock Unit Awards. Section 3.2(c) of the Parent Disclosure Schedule sets forth each Parent Restricted Stock Award and Parent Restricted Stock Unit Award outstanding as of the date hereof and the number of shares of Parent Common Stock subject to the award.

(d) The Parent Common Stock and Parent Series A Preferred Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, have been duly authorized, and be validly issued, fully paid and nonassessable.

3.3 Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Contemplated Transactions and perform its respective obligations hereunder, subject only to obtaining Parent Stockholder Approvals. The adoption, execution, delivery and performance of this Agreement and the approval of the consummation of the Contemplated Transactions have been duly and validly adopted and approved by the boards of directors of Parent and Merger Sub. The Board of Directors of Parent has recommended that the stockholders of Parent approve the Parent Stockholder Proposals at the Parent Stockholder Meeting. The Board of Directors of Merger Sub has declared this Agreement advisable and has recommended that the sole stockholder of Merger Sub adopt this Agreement and approve the Merger. Except for Parent Stockholder Approvals and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other necessary corporate action or corporate proceeding on the part of Parent or Merger Sub is necessary to authorize the adoption, execution, delivery and performance of this Agreement or to consummate the Merger and the other Contemplated Transactions. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub, and (assuming due authorization, execution and delivery by the other parties hereto), constitutes the legal, valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to creditors’ rights and general principles of equity.

3.4 Non-Contravention; Consents.

(a) Except as set forth in Section 3.4(a) of the Parent Disclosure Schedule, the execution and delivery of this Agreement by Parent and Merger Sub does not, and the consummation by Parent and Merger Sub of the Contemplated Transactions and the compliance with the provisions of the Agreement by the Parent will not, (i) conflict with, or result in any violation or breach of, any provision of the Parent Charter or Parent Bylaws or of the charter, bylaws, or other organizational document of Merger Sub, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Encumbrances on Parent’s or Merger Sub’s assets under, any of the terms, conditions or provisions of any Parent Charter, Parent Bylaws, Parent Material Contract or other agreement, instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining Parent Stockholder Approval and subject to the consents, approvals and authorizations specified in clauses (i) through (v) of Section 3.4(b) having been obtained prior to the Effective Time and all filings and notifications described in Section 3.4(b) having been made, conflict with or violate any Law applicable to Parent or any of its Subsidiaries or any of its or their properties or assets, except in the case of clause (ii) of this Section 3.4(a) for any such conflicts, violations, breaches, rights of termination, Encumbrances, penalties, defaults, terminations, cancellations, accelerations or losses that have not had, and would not reasonably be expected to result in, individual or in the aggregate, a Parent Material Adverse Effect.

(b) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Authority is required by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Contemplated Transactions, except for (i) obtaining the Parent Stockholder Approval, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which Parent is qualified as a foreign corporation to transact business, (iii) any filings required to be made with the SEC in connection with Parent Stockholder Meeting, this Agreement and the Contemplated Transactions, (iv) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities Laws, the rules and regulations of the NASDAQ Capital Market, and (v) such other consents, licenses, permits, orders, authorizations, filings, approvals and registrations which, if not obtained or made, have not had, and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.

3.5 SEC Filings; Financial Statements.

(a) Parent has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since January 1, 2012 (the forms, statements, reports and documents filed or furnished since January 1, 2012 and those filed or furnished subsequent to the date hereof, including any amendments thereto, the “Parent SEC Reports”).

(b) Each of the Parent SEC Reports, at the time of its filing or being furnished complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Parent SEC Reports, or, if not yet filed or furnished, will to the Knowledge of Parent comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Parent SEC Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Parent SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, and any Parent SEC Reports filed or furnished with the SEC subsequent to the date hereof will not to Parent’s knowledge, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(c) As of the date of this Agreement, Parent has timely responded to all comment letters of the staff of the SEC relating to the Parent SEC Reports, and the SEC has not advised Parent that any final responses are inadequate, insufficient or otherwise non-responsive. Parent has made available to the Company true, correct and complete copies of all comment letters, written inquiries and enforcement correspondence between the SEC, on the one hand, and Parent, on the other hand, occurring since January 1, 2013 and will, reasonably promptly following the receipt thereof, make available to the Company any such correspondence sent or received after the date hereof. To the Knowledge of Parent, as of the date of this Agreement, none of the Parent SEC Reports is the subject of ongoing SEC review or outstanding SEC comment.

(d) (i) Each of the consolidated financial statements (including, in each case, any notes or schedules thereto) included in or incorporated by reference into the Parent SEC Reports fairly present, in all material respects, the consolidated financial position of Parent as of its date, or, in the case of the Parent SEC Reports filed after the date hereof, will fairly present, in all material respects, the consolidated financial position of Parent as of its date and each of the consolidated statements of income, changes in stockholders’ equity (deficit) and cash flows included in or incorporated by reference into the Parent SEC Reports (including any related notes and schedules) fairly presents in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (except as indicated in the notes thereto, and in the case of unaudited statements, as may be permitted by the rules of the SEC, and subject to normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein, or in the case of Parent SEC Reports filed after the date hereof, will fairly present, in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (except as indicated in the notes thereto, and in the case of unaudited statements, as may be permitted by the rules of the SEC, and subject to normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein (the “Parent Financial Statements”).

(e) Parent has designed and maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting, and, to the Knowledge of Parent, such system is effective in providing such assurance. Parent (i) maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms and, to the Knowledge of Parent, such disclosure controls and procedures are effective (ii) has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to Parent’s auditors and the Audit Committee of the Board of Directors of Parent (and made summaries of such disclosures available to the Company) (A) (i) any significant deficiencies in the design or operation of internal control over financial reporting that would adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (ii) any material weakness in internal control over financial reporting, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. Parent has materially complied with or substantially addressed such deficiencies, material weaknesses or fraud. Parent is in compliance in all material respects with all effective provisions of the Sarbanes-Oxley Act.

(f) Each of the principal executive officer of Parent and the principal financial officer of Parent (or each former principal executive officer of Parent and each former principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the Parent SEC Reports, and the statements contained in such certifications were true and correct on the date such certifications were made. For purposes of this Section 3.5(f), “principal executive officer” and “principal financial officer” has the meanings given to such terms in the Sarbanes-Oxley Act. Parent has no outstanding, nor has Parent arranged any outstanding, “extensions of credit” to directors or executive officers in violation of Section 402 of the Sarbanes-Oxley Act.

(g) Parent nor, to the Knowledge of Parent, any director, officer, employee, or internal or external auditor of Parent has received or otherwise had or obtained actual Knowledge of any substantive material complaint, allegation, assertion or claim, whether written or oral, that Parent has engaged in questionable accounting or auditing practices.

3.6 Absence of Changes. Except as set forth (x) in Parent SEC Reports and (y) on Section 3.6 of the Parent Disclosure Schedule, after December 31, 2013 and on or before the date hereof:

(a) there has not been any change, event, circumstance or condition to the Knowledge of Parent that, individually or in the aggregate, has had a Parent Material Adverse Effect;

(b) there has been no split, combination or reclassification of any of the outstanding shares of Parent’s capital stock, and Parent has not declared or paid any dividends on or made any other distributions (in either case, in stock or property) on or in respect of the outstanding shares of Parent’s capital stock;

(c) Parent has not allotted, reserved, set aside or issued, authorized or proposed the allotment, reservation, setting aside or issuance of, or purchased or redeemed or proposed the purchase or redemption of, any shares in its capital stock or any class of securities convertible or exchangeable into, or rights, warrants or options to acquire, any such shares or other convertible or exchangeable securities;

(d) except as required as a result of a change in applicable Laws or GAAP, there has not been any material change in any method of accounting or accounting practice by Parent;

(e) Parent has not (i) acquired or sold, pledged, leased, encumbered or otherwise disposed of any material property or assets or agreed to do any of the foregoing or (ii) incurred or committed to incur capital expenditures in excess of $100,000, in the aggregate;

(f) there has been no transfer (by way of a license or otherwise) of, or agreement to transfer to, any Person’s rights to any Parent Intellectual Property;

(g) there has been no notice delivered to Parent of any claim of ownership by a third party of any Parent Intellectual Property owned or developed by Parent, or of infringement by Parent of any third party’s Intellectual Property;

(h) there has not been any (i) grant of any severance or termination pay to any employee of Parent; (ii) entry into any employment, deferred compensation, severance or other similar plan or agreement (or any amendment to any such existing agreement) with any new or current employee of Parent; (iii) change in the compensation, bonus or other benefits payable or to become payable to its directors, officers, employees or consultants, except as required by any pre-existing plan or arrangement set forth in Section 3.6(h) of the Parent Disclosure Schedule; or (iv) termination of any officers or key employees of Parent;

(i) there has been no material reevaluation by Parent of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course; or

(j) there has not been any agreement to do any of the foregoing.

3.7 Title to Assets.

(a) Parent owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations as presently conducted.

(b) All of said assets are owned by Parent free and clear of any Encumbrances, except for: (i) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on Parent’s audited consolidated balance sheet at December 31, 2013; (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Parent, taken as a whole; and (iii) Encumbrances described in Section 3.7 of the Parent Disclosure Schedule.

3.8 Properties.

(a) The Parent SEC Reports identify each parcel of Parent Leased Real Property. With respect to each Parent Lease, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect:

(i) Neither Parent, nor, to the Knowledge of Parent, any other party to any Parent Leases is in breach or default, and, to the Knowledge of Parent, no event has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under the Parent Leases;

(b) Parent holds good title, free and clear of all Encumbrances, to all personal property and other non-real estate assets, in all cases excluding the Parent Intellectual Property, necessary to conduct the Parent Business, except for Permitted Encumbrances. Parent, as lessee, have the right under valid and subsisting leases to use, possess and control all personal property leased by Parent as now used, possessed and controlled by Parent, as applicable.

(c) The Parent Leased Real Property constitutes all of the real property used or occupied by Parent in connection with the conduct of the Parent Business.

(d) Neither Parent has any Parent Owned Real Property, nor is Parent a party to or bound by or subject to any agreement, contract or commitment, or any option to purchase, any real or immovable property.

3.9 Intellectual Property.

(a) Section 3.9(a) of the Parent Disclosure Schedule contains a complete and accurate list of all (i) Patents owned by Parent or used or held for use by Parent in the Parent Business (“Parent Patents”), registered and material unregistered Marks owned by Parent or used or held for use by Parent in the Parent Business (“Parent Marks”) and registered and material unregistered Copyrights owned by Parent or used or held for use by Parent in the Parent Business (“Parent Copyrights”), (ii) licenses, sublicenses or other agreements under which Parent is granted rights by others in the Parent Intellectual Property (“Parent Licenses-In”) (other than commercial off the shelf software or materials transfer agreements), and (iii) licenses, sublicenses or other agreements under which Parent has granted rights to others in the Parent Intellectual Property (“Parent Licenses-Out”).

(b) With respect to the Parent Intellectual Property (i) owned by Parent, Parent exclusively owns such Parent Intellectual Property and (ii) licensed to Parent by a third party (other than commercial off the shelf software or materials transfer agreements), such Parent Intellectual Property are the subject of a written license or other agreement; in the case of the foregoing clauses (i) and (ii) above, free and clear of all Encumbrances, other than Encumbrances resulting from the express terms of a Parent License-In or Parent License-Out or Permitted Encumbrances granted by Parent.

(c) Except as set forth in Section 3.9(c) of the Parent Disclosure Schedule, all Parent Intellectual Property owned by and, to the Knowledge of Parent, all Parent Intellectual Property owned by or exclusively licensed to Parent that has been issued by, or registered with, or are the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world are currently in compliance with formal legal requirements (including without limitation, as applicable, payment of filing, examination and maintenance fees, inventor declarations, proofs of working or use, timely post-registration filing of affidavits of use and renewal applications), and, to the Knowledge of Parent, all Parent Patents, Parent Marks and Parent Copyrights, and all intellectual property rights and/or proprietary rights relating to any of the foregoing, that are owned by Parent are valid and enforceable.

(d) To the Knowledge of Parent, each Parent Patent that has been issued by, or registered with, or is the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office or any similar office or agency anywhere in the world was issued, registered, or filed, as applicable, with the correct inventorship and there has been no known misjoinder or nonjoinder of inventors.

(e) No issued and granted Parent Patent is now involved in any interference, reissue, reexamination or opposition proceeding; to the Knowledge of Parent, there is no patent or patent application of any third party that potentially interferes with any issued Parent Patent; all products made, used or sold under the Parent Patents have been marked with the proper patent notice.

(f) To the Knowledge of Parent, there are no threatened claims against Parent or any of its key employees alleging that any of the operation of the Parent Business or any activity by Parent, or the manufacture, sale, offer for sale, importation, and/or use of any Parent Product infringes or violates any Third Party Intellectual Property or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Intellectual Property of any person or entity or that any Parent Intellectual Property is invalid or unenforceable.

(g) To the Knowledge of Parent, neither the operation of the Parent Business, nor any activity by Parent, nor manufacture, use, importation, offer for sale and/or sale of any Parent Product infringes or violates (or in the past infringed or violated) any Third Party Intellectual Property or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Third Party Intellectual Property.

(h) Parent does not have any obligation to compensate any person for the use of any Intellectual Property; there are no settlements, covenants not to sue, consents, judgments, or orders or similar obligations that: (i) restrict Parent’s rights to use any Intellectual Property, (ii) restrict the Parent Business, in order to accommodate a third party’s Intellectual Property, or (iii) permit third parties to use any Parent Intellectual Property.

(i) To the Knowledge of the Parent, all former and current employees, consultants and contractors of Parent have executed written instruments with Parent that assign to Parent all rights, title and interest in and to any and all (i) inventions, improvements, discoveries, writings and other works of authorship, and information relating to the Parent Business or any of the products or services being researched, developed, manufactured or sold by Parent or that may be used with any such products or services and (ii) Intellectual Property relating thereto; in each case where a Parent Patent is held by Parent by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office and all similar offices and agencies anywhere in the world in which foreign counterparts are registered or issued.

(j) To the Knowledge of Parent, (i) there is no, nor has there been any, infringement or violation by any person or entity of any Parent Intellectual Property or the rights of Parent therein or thereto and (ii) there is no, nor has there been any, misappropriation by any person or entity of any Parent Intellectual Property or the subject matter thereof.

(k) Parent has taken reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets owned by Parent or used or held for use by Parent in the Parent Business (the “Parent Trade Secrets”), including, without limitation, requiring each employee of Parent and each consultant of Parent and any other person with access to Parent Trade Secrets to execute a binding confidentiality agreement.

(l) Following the Effective Time, the Surviving Corporation will have the same rights and privileges in the Parent Intellectual Property as Parent had in the Parent Intellectual Property immediately prior to the Effective Time.

3.10 Material Contracts. The exhibits to the Parent SEC Reports and Section 3.10 of the Parent Disclosure Schedule together constitute a correct and complete list of each currently effective Parent Contract:

(a) relating to the lease of real property by Parent;

(b) for the purchase of materials, supplies, goods, services, equipment or other assets for annual payments by Parent of, or pursuant to which in the last year Parent paid, in the aggregate, $100,000 or more;

(c) for the sale of materials, supplies, goods, services, equipment or other assets for annual payments to Parent of, or pursuant to which in the last year Parent received, in the aggregate, $100,000 or more;

(d) that relates to any material partnership, joint venture, strategic alliance or other similar Contract;

(e) relating to Indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except for Contracts relating to Indebtedness in an amount not exceeding $250,000 in the aggregate;

(f) severance or change in control plans;

(g) in respect of any Parent Intellectual Property that provides for annual payments of, or pursuant to which in the last year Parent paid or received, in the aggregate, $100,000 or more;

(h) containing any royalty, dividend or similar arrangement based on the revenues or profits of Parent;

(i) any agreement that gives rise to any material payment or benefit in excess of $100,000 as a result of the performance of this Agreement or any of the other Contemplated Transactions;

(j) relating to the acquisition or disposition of any material interest in, or any material amount of, property or assets of Parent or for the grant to any Person of any preferential rights to purchase any of their assets, other than in the Ordinary Course of Business consistent with past practice; or

(k) any agreement (or group of related agreements) the performance of which requires aggregate payments to or from Parent in excess of $100,000 not listed above.

With respect to the aforementioned Parent contracts, Parent has made available to the Company accurate and complete (except for applicable redactions thereto) copies of all such contracts, including all amendments thereto. Except as set forth on Section 3.10 of the Parent Disclosure Schedule, Parent has not, nor to Parent’s Knowledge, has any other party to a Parent Material Contract (as defined below), breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the agreements, contracts or commitments to which Parent is a party or by which it is bound of the type described in clauses (a) through (m) above (any such agreement, contract or commitment, a “Parent Material Contract”) in such manner as would permit any other party to cancel or terminate any such Parent Material Contract, which has had a Parent Material Adverse Effect. The consummation of the Contemplated Transactions will not (either alone or upon the occurrence of additional acts or events) result in any material payment or payments becoming due from Parent or the Surviving Corporation to any Person under any Parent Material Contract or give any Person the right to terminate or alter the provisions of any Parent Material Contract. No Person is renegotiating any material amount paid or payable to Parent under any Parent Material Contract or any other material term or provision of any Parent Material Contract.

3.11 Absence of Undisclosed Liabilities. Parent does not have any Liability, individually or in the aggregate, except for: (a) Liabilities identified as such in the “liabilities” column of the Parent’s audited consolidated balance sheet at March 31, 2014; (b) normal and recurring current Liabilities that have been incurred by Parent since the date of the Parent’s audited consolidated balance sheet at March 31, 2014 in the Ordinary Course of Business and which are not in excess of $100,000 in the aggregate; (c) Liabilities for performance of obligations of Parent under Contracts (other than for breach thereof) solely to the extent that are expressly set forth in and identifiable by reference to the text of such Contract, (d) Liabilities described in Section 3.11 of the Parent Disclosure Schedule and (e) Liabilities incurred in connection with the Contemplated Transactions.

3.12 Compliance with Laws; Regulatory Compliance.

(a) Parent is in compliance with all Laws or Orders, except where any such failure to be in compliance has not had, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No investigation or review by any Governmental Authority with respect to Parent is pending or, to the Knowledge of the Parent, threatened, nor has any Governmental Authority indicated an intention to conduct the same which, in each case, would reasonably be expected to have a material and adverse impact on Parent.

(b) Parent has not committed nor, to the Knowledge of Parent, has any director, officer or employee of Parent, committed any act, made any statement or failed to make any statement that would provide a basis for the FDA or any other Parent Regulatory Agency to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (Sept. 10, 1991) and any amendments thereto. Neither Parent nor, to the Knowledge of Parent, has any director, officer or employee of Parent, violated any Health Care Law. There is no civil, criminal, administrative or other proceeding, notice or demand pending, received or, to the Knowledge of Parent, threatened against Parent that relates to an alleged violation of any Health Care Law. Parent has not nor, to the Knowledge of Parent, has any director, officer or employee of Parent, has been debarred pursuant to 21 U.S.C. sec. 335a(a) or any similar Law or authorized by 21 U.S.C. sec. 335a(b) or any similar Law. There are no consent decrees (including plea agreements) or similar actions to which Parent or, to the Knowledge of Parent, any director, officer or employee of Parent, are bound or which relate to Parent Products.

(c) To the Knowledge of Parent, all applications, submissions, information and data utilized by Parent as the basis for, or submitted by or on behalf of Parent in connection with any and all requests for a Parent Permit relating to Parent, when submitted to the FDA or other Parent Regulatory Agency, were true, correct and complete in all material respects as of the date of submission, and any updates, changes, corrections or modification to such applications, submissions, information and data required under applicable Laws have been submitted to the FDA or other Parent Regulatory Agency.

(d) Neither Parent nor, to the Knowledge of Parent, any of the Representatives, licensors, licensees, assignors or assignees thereof has received any notice that the FDA or any other Parent Regulatory Agency has initiated, or threatened to initiate, any Action to suspend any clinical trial, suspend or terminate any Investigational New Drug Application sponsored by Parent or otherwise restrict the pre-clinical research or clinical study of any Parent Product or any drug product being developed by any licensee or assignee of the Parent Intellectual Property based on such intellectual property, or to recall, suspend or otherwise restrict the development or manufacture of any Parent Product. Parent is not in receipt of any written notice of, or subject to, any adverse inspection, finding of deficiency, finding of non-compliance, investigation, civil or criminal proceeding, hearing, suit, demand, claim, complaint, inquiry, proceeding, or other compliance or enforcement action relating to any Parent Products.

3.13 Taxes and Tax Returns.

(a) Each material Tax Return required to be filed by, or on behalf of, Parent, and each material Tax Return in which Parent was required to be included, has been timely filed. Each such Tax Return was true, correct and complete in all material respects.

(b) Parent (i) has paid (or has had paid on its behalf) all material Taxes due and owing, whether or not shown as due on any Tax Return, and (ii) has withheld and remitted to the appropriate Taxing Authority all material Taxes required to be withheld and paid in connection with any amounts paid or owing to or collected from any employee, independent contractor, supplier, creditor, stockholder, partner, member or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(c) The unpaid Taxes of Parent (A) did not, as of December 31, 2013, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Parent Balance Sheet (rather than in any notes thereto) and (B) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Parent in filing their Tax Returns.

(d) Parent has delivered to the Company correct and complete copies of all federal Income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by Parent since December 31, 2008.

(e) There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Parent.

(f) Parent is not currently the beneficiary of any extension of time within which to file any material Tax Return or with respect to any material Tax assessment or deficiency.

(g) Parent has not waived any statute of limitations with respect to any material Taxes.

(h) There is no material Tax claim, audit, suit, or administrative or judicial Tax proceeding now pending or presently in progress or threatened with respect to a material Tax Return of Parent.

(i) Parent has not received notice of any proposed material deficiencies from any Taxing Authority.

(j) Parent has not distributed stock of a corporation, or has had its stock distributed, in a transaction purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(k) Parent is not a party to and has no obligation under any Tax sharing agreement (whether written or not) or any Tax indemnity or other Tax allocation agreement or arrangement (other than any such agreement, the primary purpose of which does not relate to Taxes).

(l) Parent (A) is not and has never been a member of a group of corporations that files or has filed (or has been required to file) consolidated, combined, or unitary Tax Returns, other than a group the common parent of which was Parent or (B) does not have any liability for the Taxes of any person (other than Parent) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(m) The taxable year of Parent for all income Tax purposes is the fiscal year ending December 31st, and Parent uses the accrual method of accounting in keeping its books and in computing its taxable income.

(n) Parent has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(o) Parent has never participated in a listed transaction within the meaning of Treasury Regulations Section 1.6011-4 (or any predecessor provision).

(p) Parent will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) change in method of accounting or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date;

(ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date;

(iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law);

(iv) installment sale or open transaction disposition made on or prior to the Closing Date;

(v) prepaid amount received on or prior to the Closing Date;

(vi) election with respect to income from the discharge of Indebtedness under Section 108(i) of the Code; or

(vii) any similar election, action, or agreement that would have the effect of deferring any Liability for Taxes of Parent from any period ending on or before the Closing Date to any period ending after such period.

(viii) No written claim has been made by any Taxing Authority that Parent is or may be subject to Tax or required to file a Tax Return in a jurisdiction where it does not file Tax Returns, which could reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

3.14 Employee Benefit Programs.

(a) Section 3.14(a) of the Parent Disclosure Schedule and the Parent SEC Reports set forth a list of every Employee Program maintained by Parent or an ERISA Affiliate of Parent (the “Parent Employee Programs”).

(b) Each Parent Employee Program which is intended to qualify under Section 401(a) of the Code has received or is entitled to rely upon a favorable determination, advisory or approval opinion letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Parent Employee Program for any period for which such Parent Employee Program would not otherwise be covered by an IRS determination. To the Knowledge of Parent , no event or omission has occurred which would reasonably be expected to cause any Parent Employee Program to lose its qualification or otherwise fail to satisfy the relevant requirements to provide tax-favored benefits under the applicable Code Section (including without limitation Code Sections 105, 125, 401(a) and 501(c)(9)).

(c) To Parent’s Knowledge there is no material failure of any party to comply with any Laws applicable with respect to the Employee Programs maintained by Parent or any ERISA Affiliate of Parent. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, with respect to any Employee Program ever maintained by Parent or any ERISA Affiliate of Parent, there are not and have not been any (i) “prohibited transactions,” as defined in Section 406 of ERISA or Code Section 4975, (ii) failures to comply with any provision of ERISA, other applicable Laws, or any agreement, (iii) nondeductible contribution, or (iv) corrective filings or applications with any Governmental Authority. No litigation, governmental administrative proceeding, examinations or audits by a Governmental Authority or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of Parent, threatened with respect to any such Parent Employee Program. All payments and/or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable Laws) with respect to all Employee Programs ever maintained by Parent or any ERISA Affiliate of Parent, for all periods prior to the Closing Date, either have been made or have been accrued on a timely basis

(d) Neither Parent nor any ERISA Affiliate of Parent has maintained an Employee Program subject to Title IV of ERISA, including a Multiemployer Plan, or any multiemployer welfare arrangement (as defined in Section 3(40) of ERISA). None of the Parent Employee Programs has ever provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA or state continuation Laws and at individual’s sole expense) or has ever promised to provide such post-termination benefits.

(e) Each Employee Program required to be listed on Section 3.14(a) of the Parent Disclosure Schedule may be amended, terminated, or otherwise discontinued by Parent after the Effective Time in accordance with its terms without material liability to Parent, the Company or any of their respective Subsidiaries.

(f) Except as set forth in the Parent SEC Reports, Parent is not a party to any written (i) agreement with any stockholders, director, or employee of Parent (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Parent in the nature of any of the Contemplated Transactions, (B) providing any guaranteed period of employment or compensation guarantee, or (C) providing severance benefits after the termination of employment of such director or employee; or (ii) agreement or plan binding Parent, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, deferred compensation or similar equity-based plan, any severance benefit plan, bonus or incentive plan, or any similar compensation arrangement any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the Contemplated Transactions or the value of any of the benefits of which shall be calculated on the basis of any of the Contemplated Transactions. There is no contract, agreement, plan or arrangement covering any individual that, by itself or collectively, would give rise to any parachute payment subject to Section 280G of the Code, nor has Parent made any such payment, and the consummation of the transactions contemplated herein shall not obligate Parent or any other entity to make any parachute payment that would be subject to Section 280G of the Code.

(g) Each Parent Employee Program that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code to the Knowledge of the Parent, has been operated and maintained in compliance with Section 409A of the Code in all material respects. No stock option granted under any Parent Stock Option Plan has any exercise price that was less than the fair market value of the underlying stock as of the date the option was granted, or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option

(h) For purposes of this Section 3.14:

(i) An entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation (by agreement or under applicable Laws) to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries).

(ii) An entity is an “ERISA Affiliate” of Parent if it would have ever been considered a single employer with Parent under ERISA Section 4001(b) or part of the same “controlled group” as Parent for purposes of ERISA Section 302(d)(8)(C).

3.15 Labor and Employment Matters.

(a) Parent is not a party to, or otherwise bound by, any collective bargaining agreement, contract, or other written agreement with a labor union or labor organization. To the Knowledge of Parent, Parent is not subject to, and during the past three (3) years there has not been, any charge, demand, petition, organizational campaign, or representation proceeding seeking to compel, require, or demand it to bargain with any labor union or labor organization nor is there any pending or threatened labor strike or lockout involving Parent.

(b) Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, (i) Parent is in material compliance in all material respects with all applicable Laws respecting labor, employment, fair employment practices, work safety and wages and hours, including, but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, as amended, the Fair Labor Standards Act, as amended, and its state law equivalents, and the related rules and regulations adopted by those federal agencies responsible for the administration of such Laws, and other than normal accruals of wages during regular payroll cycles, there are no arrearages in the payment of wages; (ii) Parent is not delinquent in any payments to any employee or to any independent contractors, consultants, temporary employees, leased employees or other servants or agents employed or used with respect to the operation of the Parent Business and classified by Parent as other than an employee (“Parent Contingent Workers”), for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it to the date hereof or amounts required to be reimbursed to such employees or Parent Contingent Workers; (iii) there are no grievances, complaints or charges with respect to employment or labor matters (including, without limitation, allegations of employment discrimination, wage and hour violations, retaliation or unfair labor practices) pending or, to the Knowledge of Parent, threatened against Parent in any judicial, regulatory or administrative forum, under any private dispute resolution procedure; (iv) to the Knowledge of Parent, Parent is not currently being audited or investigated or subject to imminent audit or investigation by any Governmental Authority with respect to its employment practices; (v) Parent is not, nor within the last three (3) years been, subject to any order, decree, injunction or judgment by any Governmental Authority or private settlement contract in respect of any labor or employment matters; and (vi) Parent is in material compliance with the requirements of the Immigration Reform Control Act of 1986 and any similar Laws regarding employment of workers who are not citizens of the country in which services are performed.

(c) Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect; (i) except with respect to employee contracts and severance set forth in the Parent SEC Reports, all employees of Parent are employed at-will and no such employees are subject to any contract with Parent or any policy or practice of Parent providing for right of notice of termination of employment or the right to receive severance payments or similar benefits upon the termination of employment by Parent; (ii) with respect to all of its employees and, to the extent that any Parent Contingent Workers are employed, Parent has properly classified and treated them in accordance with applicable Laws and for purposes of all employee benefit plans and perquisites; and (iii) there are no pending or, to the knowledge of Parent, threatened claims or actions against Parent under any workers’ compensation policy or long-term disability policy; and (iv) there are no pending or, to the knowledge of Parent, threatened or reasonably anticipated claims or actions against Parent under any workers’ compensation policy or long-term disability policy.

(d) Parent has provided to the Company a complete and accurate list of all employees of Parent as of the date of this Agreement, setting forth for each employee his or her position or title, whether classified as exempt or non-exempt for wage and hour purposes, whether paid on a salary, hourly or commission basis and the actual annual base salary or rates of compensation, bonus potential, date of hire, business location, status (i.e., active or inactive and if inactive, the type of leave and estimated duration) and the total amount of bonus, retention, severance and other amounts to be paid to such employee at the Closing or otherwise in connection with the Contemplated Transactions. Parent has also provided to the Company a complete and accurate list of all Parent Contingent Workers as of the date of this Agreement, showing for each Parent Contingent Worker such individual’s role in the Parent Business and fee or compensation arrangements.

3.16 Environmental Matters. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect:

(a) Parent is in compliance with all Environmental Laws applicable to their operations and use of the Parent Leased Real Property;

(b) Parent has not generated, transported, treated, stored, or disposed of any Hazardous Material, except in material compliance with all applicable Environmental Laws, and there has been no Release or threat of Release of any Hazardous Material by Parent at or on the Parent Leased Real Property that requires reporting, investigation or remediation by Parent pursuant to any Environmental Law;

(c) Parent has not (i) received written notice under the citizen suit provisions of any Environmental Law or (ii) been subject to or, to the Knowledge of Parent, threatened with any governmental or citizen enforcement action with respect to any Environmental Law; and

(d) to the Knowledge of Parent, there are no underground storage tanks, landfills, current or former waste disposal areas or polychlorinated biphenyls at or on the Parent Leased Real Property that require reporting, investigation, cleanup, remediation or any other type of response action by Parent pursuant to any Environmental Law.

3.17 Insurance. Parent has made available to the Company accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Parent. Each of such insurance policies is in full force and effect and Parent and each Subsidiary of Parent are in compliance with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2014, Parent has not received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers’ compensation or other claim under or based upon any insurance policy of Parent.

3.18 Books and Records. Each of the minute and record books of Parent contains complete and accurate minutes of all meetings of, and copies of all bylaws and resolutions passed by, or consented to by, the directors (and any committees thereof) and stockholders of Parent, since January 1, 2012 and which are required to be maintained in such books under applicable Laws; all such meetings were duly called and held and all such bylaws and resolutions were duly passed or enacted. Each of the stock certificate books, registers of stockholders and other corporate registers of Parent comply in all material respects with the provisions of all applicable Laws and are complete and accurate in all material respects.

3.19 Transactions with Affiliates. Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, since the date of Parent’s last proxy statement filed in 2013 with the SEC, no event has occurred that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K promulgated by the SEC. Section 3.19 of the Parent Disclosure Schedule identifies each Person who is (or who may be deemed to be) an “affiliate” (as that term is used in Rule 12b-2 under the Exchange Act) of Parent as of the date of this Agreement.

3.20 Legal Proceedings; Orders.

(a) Except as set forth in the Parent SEC Reports or Section 3.20 of the Parent Disclosure Schedule, there is no pending Legal Proceeding, and (to the Knowledge of Parent) no Person has threatened to commence any Legal Proceeding: (i) that involves or affects Parent, any Subsidiary of Parent or any director or officer of Parent (in his or her capacity as such) or any of the material assets owned or used by Parent and/or any Subsidiary; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions. To the Knowledge of Parent, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding, and there is no pending investigation by any Governmental Authority involving Parent or any of its Subsidiaries that individually or in the aggregate would have a Parent Material Adverse Effect. With regard to any Legal Proceeding set forth in the Parent SEC Reports or Section 3.20 of the Parent Disclosure Schedule, Parent has provided the Company or its counsel all pleadings and material written correspondence related to such Legal Proceeding, all insurance policies and material written correspondence with brokers and insurers related to such Legal Proceedings and other information material to an assessment of such Legal Proceeding. Parent has an insurance policy or policies that is expected to cover such Legal Proceeding and has complied with the requirements of such insurance policy or policies to obtain coverage with respect to such Legal Proceeding under such insurance policy or policies.

(b) There is no order, writ, injunction, judgment or decree to which Parent, or any of the assets owned or used by Parent, is subject. To the Knowledge of Parent, no officer of Parent is subject to any order, writ, injunction, judgment or decree that prohibits such officer from engaging in or continuing any conduct, activity or practice relating to the Parent Business or to any material assets owned or used by Parent.

3.21 Illegal Payments. Parent has not (including any of its respective officers or directors) taken or failed to take any action which would cause it to be in material violation of the Foreign Corrupt Practices Act of 1977, the U.K. Anti-Bribery Act of 2010 or any similar anti-bribery or anti-corruption Law of any similar Law of any other jurisdiction, in each case as amended, or any rules or regulations thereunder. Neither Parent or, to the Knowledge of Parent, any third party acting on behalf of Parent, has offered, paid, promised to pay, or authorized, or will offer, pay, promise to pay, or authorize, directly or indirectly, the giving of money or anything of value to any Official, or to any other Person while knowing or being aware of a high probability that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any Official, for the purpose of: (i) influencing any act or decision of such Official in his, her or its official capacity, including a decision to fail to perform his, her or its official duties or functions; or (ii) inducing such Official to use his, her or its influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority, or to obtain an improper advantage in order to assist Parent or any other Person in obtaining or retaining business for or with, or directing business to, Parent.

3.22 Inapplicability of Anti-takeover Statutes. The Boards of Directors of Parent and Merger Sub have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Merger and the other Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement or any of the other Contemplated Transactions.

3.23 Vote Required. The affirmative vote of the holders of a majority of the shares of Parent Common Stock having voting power representing a majority of the outstanding Common Stock are the only votes of the holders of any class or series of Parent’s capital stock necessary to approve the Parent Stockholder Proposals (the “Parent Stockholder Approval”).

3.24 Opinion of Financial Advisor. The Board of Directors of Parent has received the opinion of Needham & Company, LLC, dated May 5, 2014, to the effect that, subject to such qualifications and assumptions as are contained therein, as of such date, the merger consideration to be issued by Parent as provided in this Agreement is fair to Parent and the stockholders of Parent from a financial point of view.

3.25 No Financial Advisor. Except as set forth on Section 3.24 of the Parent Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of Parent or any Subsidiary of Parent.

3.26 Disclosure; Parent Information. The information relating to Parent or its Subsidiaries to be contained in the Proxy Statement will not, on the date the Proxy Statement is first mailed to Parent Stockholders or at the time of the Parent Stockholder Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading at the time and in light of the circumstances under which such statement is made. The Proxy Statement will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation is made by Parent or Merger Sub with respect to the information that has been or will be supplied by the Company or any of it Representatives for inclusion in the Proxy Statement.

SECTION 4. CERTAIN COVENANTS OF THE PARTIES

4.1 Access and Investigation. Subject to the terms of the Confidentiality Agreement which the Parties agree will continue in full force following the date of this Agreement, during the period commencing on the date of this Agreement and ending at the earlier of the date of termination of this Agreement and the Effective Time (the “Pre-Closing Period”), upon reasonable notice, each Party shall, and shall use commercially reasonable efforts to cause such Party’s Representatives to: (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries; (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request; and (c) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or appropriate in order to enable the other Party to satisfy its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, each Party shall promptly make available to the other Party with copies of:

(i) the unaudited monthly consolidated balance sheets of such Party as of the end of each calendar month and the related unaudited monthly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows for such calendar month, which shall be delivered within thirty (30) days after the end of such calendar month, or such longer periods as the Parties may agree to;

(ii) all material operating and financial reports prepared by such Party for its senior management, including sales forecasts, marketing plans, development plans, discount reports, write-off reports, hiring reports and capital expenditure reports prepared for its management;

(iii) any written materials or communications sent by or on behalf of a Party to its stockholders;

(iv) any material notice, document or other communication sent by or on behalf of a Party to any party to any Parent Material Contract or Company Material Contract, as applicable, or sent to a Party by any party to any Parent Material Contract or Company Material Contract, as applicable (other than any communication that relates solely to routine commercial transactions between such Party and the other party to any such Parent Material Contract or Company Material Contract, as applicable, and that is of the type sent in the Ordinary Course of Business and consistent with past practices);

(v) any notice, report or other document filed with or otherwise furnished, submitted or sent to any Governmental Authority on behalf of a Party in connection with the Merger or any of the Contemplated Transactions;

(vi) any non-privileged notice, document or other communication sent by or on behalf of, or sent to, a Party relating to any pending or threatened Legal Proceeding involving or affecting such Party; and

(vii) any material notice, report or other document received by a Party from any Governmental Authority.

Notwithstanding the foregoing, any Party may restrict the foregoing access to the extent that any Law applicable to such party requires such Party to restrict or prohibit access to any such properties or information or as may be necessary to preserve the attorney-client privilege under any circumstances in which such privilege may be jeopardized by such disclosure or access.

4.2 Operation of Parent’s Business.

(a) Except as set forth on Section 4.2 of the Parent Disclosure Schedule, during the Pre-Closing Period: (i) Parent shall conduct its business and operations: (A) in the Ordinary Course of Business and in conformance in all material respects with the mutually agreed upon budget made available to the Company prior to the date hereof, provided that Parent shall be considered to be in conformity with such budget as long as its spending is for one of the purposes identified in such budget and the aggregate spending does not exceed, (1) for the period starting as of the date hereof and ending June 30, 2014, the total operating expense amount ($1,664,000) identified in the budget for such period and, (2) for the period starting as of the date hereof and ending July 31, 2014, the total operating expense amount ($2,445,000) identified in the budget for such period; and (1) in compliance with all applicable Laws and the requirements of all Contracts that constitute Parent Material Contracts and (2) in material compliance with the Parent Material Contracts executed in connection with the Parent PIPE Financing (other than as would not result in a Parent Material Adverse Effect); and (ii) Parent shall promptly notify the Company of: (A) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with any of the Contemplated Transactions; and (B) any Legal Proceeding against, relating to, involving or otherwise affecting Parent that is commenced, or, to the Knowledge of Parent, threatened against, Parent after the date of this Agreement.

(b) During the Pre-Closing Period, Parent shall promptly notify the Company, by delivering an updated Parent Disclosure Schedule, of: (i) the discovery by Parent of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by Parent in this Agreement and that causes a Parent Material Adverse Effect (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by Parent in this Agreement and that causes a Parent Material Adverse Effect, if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of Parent; and (iv) any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 6, Section 7 and Section 8 impossible or materially less likely. Without limiting the generality of the foregoing, Parent shall promptly advise the Company in writing of any Legal Proceeding or material, written claim threatened with respect Parent. No notification given to the Company pursuant to this Section 4.2(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent contained in this Agreement or the Parent Disclosure Schedule for purposes of Section 8.1.

4.3 Operation of the Company’s Business.

(a) Except as set forth on Section 4.3 of the Company Disclosure Schedule and except as contemplated pursuant to the Series C Transaction Documents and in connection with the Company Common Stock Financing and Company Backstop Financing, during the Pre-Closing Period: (i) the Company shall conduct its business and operations: (A) in the Ordinary Course of Business; and (B) in compliance with all applicable Laws and the requirements of all Contracts that constitute Company Material Contracts; (ii) the Company shall preserve intact its current business organization and goodwill with all suppliers, customers, landlords, creditors, licensors and licensees; and (iii) the Company shall promptly notify Parent of: (A) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with any of the Contemplated Transactions; and (B) any Legal Proceeding against, relating to, involving or otherwise affecting the Company that is commenced, or, to the Knowledge of the Company, threatened against, the Company.

(b) During the Pre-Closing Period, the Company shall promptly notify Parent in writing, by delivery of an updated Company Disclosure Schedule, of: (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement and that causes a Company Material Adverse Effect; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement and that causes a Company Material Adverse Effect if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of the Company; and (iv) any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 6, Section 7 and Section 8 impossible or materially less likely. Without limiting the generality of the foregoing, the Company shall promptly advise Parent in writing of any Legal Proceeding or material, written claim threatened with respect to the Company. No notification given to Parent pursuant to this Section 4.3(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement or the Company Disclosure Schedule for purposes of Section 7.1.

4.4 Negative Obligations.

(a) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 4.4(a) of the Parent Disclosure Schedule, (iii) as reasonably necessary to ensure that Parent complies with Laws and pre-existing contractual obligations, including, without limitation, Parent’s obligation under the Parent PIPE Financing, or (iv) with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), at all times during the Pre-Closing Period, Parent shall not, nor shall it cause or permit any Subsidiary of Parent to, do any of the following:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock; or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except for shares of Parent Common Stock from terminated employees of Parent);

(ii) except for (A) contractual commitments in place at the time of this Agreement and disclosed in the Parent SEC Reports, Section 3.10 and/or Section 3.13(a) of the Parent Disclosure Schedule and (B) as contemplated by the Parent PIPE Financing, and other than as contemplated by the Contemplated Transactions, sell, issue or grant, or authorize the issuance of: (i) any capital stock or other security (except for Parent Common Stock issued upon the valid exercise of outstanding Parent Stock Options); (ii) any option, warrant or right to acquire any capital stock or any other security; or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(iii) amend the certificate of incorporation, bylaws or other charter or organizational documents of Parent or any Subsidiary of Parent, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except as related to the Contemplated Transactions;

(iv) form any new Subsidiary or acquire any equity interest or other interest in any other Person;

(v) lend money to any Person; incur or guarantee any Indebtedness for borrowed money; issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities; guarantee any debt securities of others; or make any capital expenditure or commitment in excess of $100,000;

(vi) (A) adopt, establish or enter into any Parent Employee Program; (B) cause or permit any Parent Employee Program to be amended other than as required by Law or in order to make amendments for the purposes of Section 409A of the Code, subject to prior review and approval (with such approval not to be unreasonably withheld) by the Company; (C) hire any new employee or consultant, (D) grant, make or pay any severance, bonus or profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, employees or consultants other than pursuant to plans or arrangements in existence as at the date of this Agreement;

(vii) acquire any material asset nor sell, lease or otherwise irrevocably dispose of any of its material assets or properties, nor grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;

(viii) make, change or revoke any material Tax election; file any material amendment to any Tax Return; adopt or change any accounting method in respect of Taxes; change any annual Tax accounting period; enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers or landlords; enter into any closing agreement with respect to any Tax; settle or compromise any claim, notice, audit report or assessment in respect of material Taxes; apply for or enter into any ruling from any Tax authority with respect to Taxes; surrender any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(ix) enter into, amend or terminate any Parent Material Contract;

(x) commence a lawsuit other than (A) for routine collection of bills, (B) in such cases as Parent in good faith determines that failure to commence such lawsuit would result in the material impairment of a valuable aspect of Parent’s and/or any Subsidiary of Parent business or (C) for a breach of this Agreement; or

(xi) agree to take, take or permit any Subsidiary of Parent to take or agree to take, any of the actions specified in clauses (i) through (x) of this Section 4.4(a)

(b) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as contemplated in connection with the Series C Transaction Documents, (iii) as set forth in Section 4.4(b) of the Company Disclosure Schedule, (iv) as reasonably necessary to ensure that the Company complies with Laws and pre-existing contractual obligations, including, without limitation, the Company’s obligation to issue shares of Company Common Stock in the Company Common Stock Financing or shares of Company Series C-2 Preferred Stock in the Company Backstop Financing, (v) the issuance of shares of Company Capital Stock pursuant to the exercise or conversion of Company Stock Options, Company Warrants, Company Series A Preferred Stock or Company Series B Preferred Stock, (vi) the issuance of Company Stock Options or other securities issuable pursuant to the Company Option Plans or otherwise to employees, directors and other service providers; or (vii) with the prior written consent of Parent (which consent shall not be unreasonably withheld), at all times during the Pre-Closing Period, the Company shall not do any of the following:

(i) Declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock; or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except for shares of Company Common Stock from terminated employees of the Company);

(ii) except with respect to the filing of the Certificate of Designations, Preferences and Rights of Series C-2 Preferred Convertible Preferred Stock in connection with the Company Backstop Financing, amend the Company Charter, Company Bylaws or other charter or organizational documents of the Company, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(iii) except for (A) contractual commitments in place at the time of this Agreement and disclosed as a Company Material Contract or (B) as contemplated by the Company Common Stock Financing or Company Backstop Financing, sell, issue or grant, or authorize the issuance of, or make any commitments to do any of the foregoing, other than as contemplated by the Contemplated Transactions: (i) any capital stock or other security (except for (a) Company Stock Options or shares of Company Common Stock issued to Company employees or consultants or (b) shares of Company Common Stock issued upon the valid exercise of Company Stock Options”); (ii) any option, warrant or right to acquire any capital stock or any other security; or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(iv) form any Subsidiary or acquire any equity interest or other interest in any other Person;

(v) other than in the Ordinary Course of Business, lend money to any Person; incur or guarantee any Indebtedness for borrowed money; issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities; guarantee any debt securities of others; or make any capital expenditure or commitment in excess of $100,000;

(vi) other than in the Ordinary Course of Business, and in observance of common practice for a similarly-situated company: (i) adopt, establish or enter into any Company Employee Program, (ii) cause or permit any Company Employee Program to be amended other than as required by Law, or (iii) pay any bonus or made any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

(vii) acquire any material asset nor sell, lease or otherwise irrevocably dispose of any of its assets or properties, nor grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business consistent with past practices;

(viii) make, change or revoke any material Tax election; file any material amendment to any Tax Return; adopt or change any accounting method in respect of Taxes; change any annual Tax accounting period; enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers or landlords; enter into any closing agreement with respect to any Tax; settle or compromise any claim, notice, audit report or assessment in respect of material Taxes; apply for or enter into any ruling from any Tax authority with respect to Taxes; surrender any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(ix) enter into, amend or terminate any Company Material Contract that would increase the Company’s obligations thereunder;

(x) commence a lawsuit other than (A) for routine collection of bills, (B) in such cases as the Company in good faith determines that failure to commence such lawsuit would result in the material impairment of a valuable aspect of the Company’s business or (C) for a breach of this Agreement;

(xi) fail to make any material payment with respect to any of the Company’s accounts payable or Indebtedness in a timely manner in accordance with the terms thereof and consistent with past practices; or

(xii) agree to take any of the actions specified in clauses (i) through (xii)of this Section 4.4(b).

4.5 Mutual Non-Solicitation.

(a) No Solicitation by the Company.

(i) Unless and until this Agreement is terminated in accordance with the provisions of Section 9, without the prior written consent of Parent, neither the Company nor or any Representative of the Company shall directly or indirectly (A) initiate, solicit, seek or knowingly encourage any inquiries, proposals or offers that constitute or would reasonably be expected to lead to, a Company Acquisition Proposal (as defined below), (B) engage or participate in, or knowingly facilitate, any discussions or negotiations regarding, or furnish any nonpublic information to any Person in connection with, any inquiries, proposals or offers that constitute, or would reasonably be expected to lead to, a Company Acquisition Proposal, or (C) enter into any letter of intent, agreement in principle or other similar type of agreement relating to a Company Acquisition Proposal, or enter into any agreement or agreement in principle requiring Company to abandon, terminate or fail to consummate the transactions contemplated hereby or resolve, propose or agree to do any of the foregoing.

(ii) For purposes of this Agreement,

(A) “Company Acquisition Proposal” means any proposal, indication of interest or offer for (i) a merger, tender offer, recapitalization, reorganization, liquidation, dissolution, business combination, share exchange, arrangement or consolidation, or any similar transaction involving Company, (ii) a sale, lease, exchange, mortgage, pledge, transfer or other acquisition of twenty-five percent (25%) or more of the assets of Company, taken as a whole, in one or a series of related transactions, or (iii) a purchase, tender offer or other acquisition (including by way of merger, consolidation, share exchange, arrangement, consolidation or otherwise) of beneficial ownership (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of securities representing fifteen percent (15%) or more of the voting power of Company (including securities of Company currently beneficially owned by such Person); provided, however, that the term “Company Acquisition Proposal” shall not include (a) the Merger or the other transactions contemplated by this Agreement or (b) the Company Common Stock Financing or Company Backstop Financing; and

(iii) Except as otherwise provided in Section 4.5(a)(iv), neither the Board of Directors of Company nor any committee of the Board of Directors of Company shall fail to make, withhold, withdraw, amend, change or publicly propose to withhold, withdraw, amend or change in a manner adverse to Parent, the Company Board Recommendation, knowingly make any public statement inconsistent with such recommendation, fail to recommend against acceptance of a tender offer within ten (10) Business Days after commencement, propose publicly to approve, adopt or recommend any Company Acquisition Proposal, or make any public statement inconsistent with its recommendation.

(b) No Solicitation by Parent.

(i) Unless and until this Agreement is terminated in accordance with the provisions of Section 9, without the prior written consent of Company, none of Parent, its Subsidiaries or any Representative of Parent or any of its Subsidiaries shall directly or indirectly (A) initiate, solicit, seek or knowingly encourage any inquiries, proposals or offers that constitute or would reasonably be expected to lead to, a Parent Acquisition Proposal (as defined below), (B) engage or participate in, or knowingly facilitate, any discussions or negotiations regarding, or furnish any nonpublic information to any Person in connection with, any inquiries, proposals or offers that constitute, or would reasonably be expected to lead to, a Parent Acquisition Proposal, or (C) enter into any letter of intent, agreement in principle or other similar type of agreement relating to a Parent Acquisition Proposal, or enter into any agreement or agreement in principle requiring Parent to abandon, terminate or fail to consummate the transactions contemplated hereby or resolve, propose or agree to do any of the foregoing; provided, however, that prior to the approval of the Parent Stockholder Proposals at the Parent Stockholder Meeting, Parent may take the following actions in response to an unsolicited bona fide written Parent Acquisition Proposal received after the date hereof that is a Parent Superior Offer or could reasonably be expected to lead to a Parent Superior Offer: (1) furnish nonpublic information regarding Parent or its Subsidiaries to the third party making the Parent Acquisition Proposal (a “Parent Qualified Bidder”); and (2) engage in discussions or negotiations with the Parent Qualified Bidder and its representatives with respect to such Parent Acquisition Proposal; provided that (w) such Parent Qualified Bidder has executed confidentiality agreement for the benefit of Parent the terms of which are not less restrictive to such Person than those contained in the Confidentiality Agreement (a copy of such confidentiality agreement shall promptly, and in any event within twenty-four (24) hours, be provided to Company for informational purposes only), (x) Parent contemporaneously supplies to Company the material terms of such Parent Acquisition Proposal and access to any such nonpublic information to the extent it has not been previously provided or made available to the Company, and (y) such Parent Superior Offer did not arise as a result of the Parent’s breach of this Section 4.5.

(ii) For purposes of this Agreement,

(A) “Parent Acquisition Proposal” means any proposal, indication of interest or offer for (i) a merger, tender offer, recapitalization, reorganization, liquidation, dissolution, business combination, share exchange, arrangement or consolidation, or any similar transaction involving Parent or its Subsidiaries, (ii) a sale, lease, exchange, mortgage, pledge, transfer or other acquisition of fifteen percent (15%) or more of the assets of Parent and its Subsidiaries, taken as a whole, in one or a series of related transactions, or (iii) a purchase, tender offer or other acquisition (including by way of merger, consolidation, share exchange, arrangement, consolidation or otherwise) of beneficial ownership (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of securities representing fifteen percent (15%) or more of the voting power of Parent (including securities of Parent currently beneficially owned by such Person); provided, however, that the term “Parent Acquisition Proposal” shall not include (a) the Merger or (b) the Parent PIPE Financing; and

(B) “Parent Superior Offer” shall mean an unsolicited bona fide Parent Acquisition Proposal made by a third party that the Board of Directors of Parent determines in good faith, after consultation with its outside legal counsel and financial advisor, and after taking into account all financial, legal, regulatory, and other aspects of such Parent Acquisition Proposal (including: (x) whether such Parent Acquisition Proposal is more favorable from a financial point of view to the Parent Stockholders than as provided hereunder (including any changes to the terms of this Agreement proposed by Company in response to such Parent Superior Offer pursuant to and in accordance with Section 4.5(b)(iv) or otherwise), (y) whether or not such Parent Acquisition Proposal is subject to any financing condition (and the risks associated with such financing) and (z) the likelihood of such Parent Acquisition Proposal being completed on the terms proposed and the risks for delay).

(iii) Except as otherwise provided in Section 4.5(b)(iv), neither the Board of Directors of Parent nor any committee of the Board of Directors of Parent shall fail to make, withhold, withdraw, amend, change or publicly propose to withhold, withdraw, amend or change in a manner adverse to Company, the Parent Recommendation, knowingly make any public statement inconsistent with such recommendation, fail to recommend against acceptance of a tender offer within ten (10) Business Days after commencement, propose publicly to approve, adopt or recommend any Parent Acquisition Proposal, or make any public statement inconsistent with the Parent Recommendation (any action described in this sentence being referred to as a “Parent Change of Recommendation”).

(iv) Notwithstanding anything to the contrary in this Agreement, if at any time prior to the approval of the Parent Stockholder Proposals at the Parent Stockholder Meeting, Parent receives a Parent Acquisition Proposal that constitutes a Parent Superior Offer, and the Board of Directors of Parent determines in good faith (after consultation with outside legal counsel) that failure to make such Parent Change of Recommendation or entry into such definitive agreement could be a breach of the fiduciary duties of the Board of Directors of Parent under applicable Laws, the Board of Directors of Parent may (i) effect a Parent Change of Recommendation, and/or (ii) enter into a definitive agreement with respect to such Parent Superior Offer and terminate this Agreement; provided, however that Parent shall not terminate this Agreement pursuant to the foregoing clause (ii), and any purported termination pursuant to the foregoing clause (ii) shall be void and of no force or effect, unless Parent has complied in all material respects with the material provisions of this Section 4.5 with respect to such Parent Acquisition Proposal, and in advance of or concurrently with such termination Parent pays the fees and expenses set forth in Section 9.3; provided further, however, that such actions in the foregoing clauses (i) and (ii) may only be taken at a time that is after (A) the third (3th) Business Day following Company’s receipt of written notice from Parent that the Board of Directors of Parent and/or a committee thereof is prepared to take such action (which notice will specify the material terms of the applicable Parent Acquisition Proposal), and (B) at the end of such period, the Board of Directors of Parent and/or a committee thereof determines in good faith, after taking into account all amendments or revisions irrevocably committed to by Company and after consultation with Parent’s outside legal counsel and financial advisors, that such Acquisition Proposal remains a Parent Superior Offer. During any such three (3) Business Day period, Company shall be entitled to deliver to Parent one or more counterproposals to such Acquisition Proposal. Notwithstanding anything to the contrary contained in this Agreement, the Parent Board of Directors may, at any time prior to the approval of the Parent Stockholder Proposals at the Parent Stockholder Meeting, effect a Parent Change of Recommendation, if: (A) there shall occur or arise after the date of this Agreement a material event, material development or material change in circumstances that does not relate to any Parent Acquisition Proposal that was not known by the Parent Board of Directors on the date of this Agreement (or if known, the consequences of which are not known to or reasonably foreseeable by the Parent Board of Directors as of the date hereof), which event, development or change in circumstance, or any material consequences thereof, becomes known to the Parent Board of Directors prior to the approval of the Parent Stockholder Proposals at the Parent Stockholder Meeting (any such material event, material development or material change in circumstances unrelated to an Parent Acquisition Proposal being referred to as an “Intervening Event”); (B) the Parent provides the Company, at least three (3) days prior to any meeting of the Parent Board of Directors at which such board of directors will consider and determine whether such Intervening Event may require Parent to make a Parent Change of Recommendation, with a written notice specifying the date and time of such meeting, the reasons for holding such meeting and a reasonably detailed description of such Intervening Event; (C) the Parent Board of Directors determines in good faith, after having taken into account the advice of its outside legal counsel, that, in light of such Intervening Event, failure to make a Parent Change of Recommendation could be a breach of the fiduciary duties of the Parent Board of Directors under applicable Law; (D) no Parent Change of Recommendation has been made for three (3) days after receipt by the Company of a written notice from Parent confirming that the Parent Board of Directors has determined that the failure to make such a Parent Change of Recommendation in light of such Intervening Event could be a breach of its fiduciary duties under applicable Law; (E) during such three day notice period, Parent engages (to the extent requested by the Company) in good faith negotiations with the Company to amend this Agreement in such a manner that failure to make a Parent Change of Recommendation as a result of such Intervening Event could no longer be a breach of the fiduciary duties of the Parent Board of Directors; and (F) at the time of a Parent Change of Recommendation, the Parent Board of Directors determines in good faith, after taking into account the advice of the Parent’s outside legal counsel, that the failure to make a Parent Change of Recommendation could still be a breach of the fiduciary duties of the Parent Board of Directors under applicable Law in light of such Intervening Event (taking into account any changes to the terms of this Agreement proposed by the Company as a result of the negotiations required by the foregoing clauses).

(v) Nothing in this Section 4.5 shall prohibit Parent from)A   complying with Rule 14d-9 or Rule 14e-2 including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act; or (B) making any disclosure to Parent Stockholders if, in the good faith judgment of the Board of Directors of Parent, after consultation with its outside legal counsel, that taking such action or making such disclosure could be a breach of its fiduciary duties under applicable Laws.

(c) Both the Company and Parent shall notify the other no later than twenty-four (24) hours after receipt of any inquiries, discussions, negotiations, proposals or expressions of interest with respect to a Company Acquisition Proposal or Parent Acquisition Proposal, respectively, and any such notice shall be made orally and in writing and shall indicate in reasonable detail the terms and conditions of such proposal, inquiry or contact, including price, and the identity of the offeror. Both the Company and Parent shall keep the other informed, on a current basis, of the status and material developments (including any changes to the terms) of such Company Acquisition Proposal or Parent Acquisition Proposal, respectively.

(d) The Company and Parent shall, and shall cause any Subsidiaries and their respective Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Person conducted heretofore with respect to, or that may reasonably be expected to lead to, a Company Acquisition Proposal or Parent Acquisition Proposal.

SECTION 5. ADDITIONAL AGREEMENTS OF THE PARTIES

5.1 Disclosure Documents.

(a) As promptly as practicable after the date of this Agreement, Parent, in cooperation with the Company, shall prepare and file with the SEC a proxy statement relating to the Parent Stockholder Meeting to be held in connection with the Merger (together with any amendments thereof or supplements thereto, the “Proxy Statement”). Each of Parent, Merger Sub and the Company shall furnish all information concerning itself and their respective Subsidiaries, as applicable, to the other parties as the other parties may reasonably request in connection with such actions and the preparation of the Proxy Statement. Parent shall use reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable after the expiration of the SEC comment period. If Parent, Merger Sub or the Company become aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Proxy Statement, as the case may be, then such party, as the case may be, shall promptly inform the other parties thereof and shall cooperate with such other parties in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the Parent stockholders.

(b) Notwithstanding anything to the contrary stated above, prior to filing and mailing, as applicable, Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Parent shall provide the Company a reasonable opportunity to review and comment on such document or response and shall discuss with the Company and consider in good faith all comments reasonably and promptly proposed by the Company. Parent will advise the Company, promptly after Parent receives notice of any request by the SEC for the amendment or supplement of the Proxy Statement or for additional information.

5.2 Stockholder Approval.

(a) Stockholders’ Consent.

(i) During the Pre-Closing Period, the Company shall take all action necessary in accordance with this Agreement, the DGCL, the Company Charter and the Company Bylaws to obtain and shall obtain, as promptly as practicable following the execution hereof (but in any event within 24 hours following the execution hereof), the Company Stockholder Written Consent via written consent sufficient for the Required Company Stockholder Approvals in lieu of a meeting pursuant to Section 228 of the DGCL, for purposes of (i) adopting this Agreement and approving the Merger, (ii) acknowledging that such adoption and approval of the Merger and the other Contemplated Transactions given thereby is irrevocable and that such stockholder is aware it may have the right to demand appraisal for its shares pursuant to Section 262 of the DGCL, a copy of which was attached thereto, and that such stockholder has received and read a copy of Section 262 of the DGCL, and (iii) acknowledging that by its approval of the Merger it is not entitled to appraisal or dissenters’ rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment of the fair value of its capital stock under the DGCL. Under no circumstances shall the Company assert that any other approval or consent is necessary by its stockholders to approve this Merger, the conversion of the Company Series A and Series B Preferred Stock into Company Common Stock, the other Contemplated Transactions or this Agreement. The Company shall use best efforts to ensure that all Company Stockholder Written Consents are obtained in compliance with all applicable Laws, and shall not waive or revoke any Company Stockholder Written Consent.

(ii) The Company agrees that, (i) the Company’s Board of Directors shall recommend that the holders of Company Common Stock and Company Preferred Stock take action by written consent to approve the Merger and shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 5.2(a)(i) above, and (ii) the statement or information provided to the holders of Company Common Stock and Company Preferred Stock shall include a statement to the effect that the Board of Directors of the Company recommends that the Company’s stockholders take action by written consent to approve the Merger (the recommendation of the Company’s Board of Directors that the Company’s stockholders approve the Merger being referred to as the “Company Board Recommendation”).

(iii) In connection with the solicitation of the Company Stockholder Written Consent from its stockholders to adopt this Agreement and approve the Merger, the Company shall furnish to Parent, as soon as practicable upon the delivery and effectiveness of the Company Stockholder Written Consent, a copy of such executed Company Stockholder Written Consent.

(iv) Promptly after the date hereof, the Company shall deliver (in any manner permitted by applicable Laws) to each Company Stockholder the notice of the Company Stockholders’ approval and adoption of this Agreement and the consummation of the Contemplated Transactions, in compliance with Sections 228(e) and 262 of the DGCL. Thereafter, the Company shall provide to its stockholders who did not execute a Company Stockholders Written Consent applicable and appropriate notices regarding their appraisal or dissenters’ rights under Section 262 of the DGCL, which notice shall comply with all applicable Laws.

(b) Parent Stockholder Meeting.

(i) Parent shall take all action necessary in accordance with applicable Laws and the Parent Charter and Parent Bylaws to call, give notice of, convene and hold a meeting of the Parent Stockholders (the “Parent Stockholder Meeting”) to consider and vote on proposals: (A) to approve the issuance of the shares of Parent Common Stock, Parent Series A-1 Preferred Stock, Parent Common Stock Warrants, and, to the extent applicable, Parent Series A-2 Preferred Stock by virtue of the Merger; (B) to approve and adopt an amendment to the Parent Charter in accordance with Section 1.4(b); and (C) to approve the removal of any exchange caps or floors set forth in the documents relating to the Parent PIPE Financing and the issuance of Common Stock of Parent upon the conversion of Preferred Shares and Warrants issued in connection with the Parent PIPE Financing (collectively, the “Parent Stockholder Proposals”). The Parent Stockholder Meeting shall be held (on a date selected by Parent in consultation with the Company) not later than thirty (30) days after the date of mailing of the Proxy Statement. If on the scheduled date of the Parent Stockholder meeting Parent has not obtained the Parent Stockholder Approvals, Parent shall have the right to adjourn or postpone the Parent Stockholder Meeting to a later date or dates, such later date or dates not to exceed thirty (30) days from the original date that the Parent Stockholder Meeting was scheduled for the approval of the Parent Stockholder Proposals.

(ii) The Board of Directors of Parent shall recommend that the Parent Stockholders approve the Parent Stockholder Proposals (the “Parent Recommendation”) and Parent shall include such Parent Recommendation in the Proxy Statement.

(c) Parent shall use its reasonable best efforts to solicit from the Parent Stockholders proxies in favor of the Parent Stockholder Proposals and shall take all other action necessary or advisable to secure the Parent Stockholder Approvals.

5.3 Regulatory Approvals. Each Party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Authority with respect to the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Authority. Without limiting the generality of the foregoing, the Parties shall, promptly after the date of this Agreement, prepare and file any notification or other document required to be filed in connection with the Merger under any applicable foreign Law relating to antitrust or competition matters.

5.4 Company Stock Options.

(a) At the Effective Time, each Company Stock Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, shall be converted into and become an option to purchase Parent Common Stock, and Parent shall assume the Company Stock Option Plan and each such Company Stock Option in accordance with its terms (as in effect as of the date of this Agreement). All rights with respect to Company Common Stock under Company Stock Options assumed by Parent shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time:

(i) each Company Stock Option assumed by Parent may be exercised solely for shares of Parent Common Stock; (ii) the number of shares of Parent Common Stock subject to each Company Stock Option assumed by Parent shall be determined by multiplying (A) the number of shares of Company Common Stock that were subject to such Company Stock Option, as in effect immediately prior to the Effective Time by (B) the Common Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each Company Stock Option assumed by Parent shall be determined by dividing (A) the per share exercise price of Company Common Stock subject to such Company Stock Option, as in effect immediately prior to the Effective Time, by (B) the Common Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Company Stock Option assumed by Parent shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Stock Option shall otherwise remain unchanged; provided, however, that: (A) to the extent provided under the terms of a Company Stock Option, such Company Stock Option assumed by Parent in accordance with this Section 5.4(a) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Parent Common Stock subsequent to the Effective Time; and (B) Parent’s Board of Directors or a committee thereof shall succeed to the authority and responsibility of Company’s Board of Directors or any committee thereof with respect to each Company Stock Option assumed by Parent. Notwithstanding anything to the contrary in this Section 5.4(a), the conversion of each Company Stock Option (regardless of whether such option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code) into an option to purchase shares of Parent Common Stock shall be made in a manner consistent with Treasury Regulation Section 1.424-1, such that the conversion of a Company Stock Option shall not constitute a “modification” of such Company Stock Option for purposes of Section 409A or Section 424 of the Code.

(b) Prior to the Effective Time, the Company shall take all actions that may be necessary (under the Company Stock Option Plan and otherwise) to effectuate the provisions of this Section 5.4 and to ensure that, from and after the Effective Time, holders of Company Stock Options have no rights with respect thereto other than those specifically provided in this Section 5.4 or in any Series C Transaction Document.

5.5 Indemnification of Officers and Directors.

(a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the Surviving Corporation shall and Parent shall cause the Surviving Corporation to, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company (the “Company D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Company D&O Indemnified Party is or was a director or officer of the Company, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL for directors or officers of Delaware corporations. Each Company D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from the Surviving Corporation (and Parent shall cause the Surviving Corporation to make such payment) upon receipt by the Surviving Corporation from the Company D&O Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Parent shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Parent (the “Parent D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Parent D&O Indemnified Party is or was a director or officer of Parent, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL for directors or officers of Delaware corporations. Each Parent D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from Parent upon receipt by Parent from the Parent D&O Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification. For the avoidance of doubt it is hereby clarified and agreed that Parent shall continue to observe and fulfill its obligations under the indemnification agreements with the Parent D&O Indemnified Parties.

(c) The certificate of incorporation and bylaws of each of Parent and the Surviving Corporation shall contain, and Parent shall cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of each of the Company and Parent than are presently set forth in the certificate of incorporation and bylaws of the Company and Parent, as applicable, which provisions shall not be amended, modified or repealed for a period of six years’ time from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of the Company and Parent.

(d) Prior to the Closing, the Company shall purchase an insurance policy, with an effective date as of the Closing, which maintains in effect for six years from the Closing the current directors’ and officers’ liability insurance policies maintained by the Company (provided that Parent may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable) with respect to matters occurring prior to the Closing; provided, however, that in no event shall Parent be required to expend pursuant to this Section 5.5(c) more than an amount equal to 200% of current annual premiums paid by Parent for such insurance.

(e) Parent shall purchase an insurance policy, with an effective date as of the Closing, which maintains in effect for six years from the Closing the current directors’ and officers’ liability insurance policies maintained by Parent (provided that Parent may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable) with respect to matters occurring prior to the Closing; provided, however, that in no event shall Parent be required to expend pursuant to this Section 5.5(e) more than an amount equal to 200% of current annual premiums paid by Parent for such insurance.

(f) Parent shall use commercially reasonable efforts to maintain the directors’ and officers’ liability insurance policies held by Parent as of the date of this Agreement, with an effective date as of the Closing.

(g) Following the Effective Time, Parent shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 5.5 in connection with their enforcement of their rights provided in this Section 5.5.

(h) The provisions of this Section 5.5 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Parent and the Company by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Company D&O Indemnified Parties and Parent D&O Indemnified Parties, their heirs and their representatives.

(i) In the event that following the Closing Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parents or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.5.

(j) Parent shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 5.5.

5.6 Additional Agreements.

(a) Subject to Section 5.6(b), the Parties shall use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, but subject to Section 5.6(b), each Party to this Agreement: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Merger and the other Contemplated Transactions; (ii) shall use commercially reasonable efforts to obtain each consent (if any) reasonably required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Merger or any of the other Contemplated Transactions or for such Contract to remain in full force and effect; (iii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Merger or any of the other Contemplated Transactions; and (iv) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement.

(b) Notwithstanding anything to the contrary contained in this Agreement, no Party shall have any obligation under this Agreement: (i) to dispose of or transfer any assets; (ii) to discontinue any product or service; (iii) to license or otherwise make available to any Person any Intellectual Property; (iv) to hold separate any assets or operations (either before or after the Closing Date); (v) to make any commitment (to any Governmental Authority or otherwise) regarding its future operations; or (vi) to contest any Legal Proceeding or any order, writ, injunction or decree relating to the Merger or any of the other Contemplated Transactions if such Party determines in good faith that contesting such Legal Proceeding or order, writ, injunction or decree might not be advisable.

(c) The Company shall deliver to Parent the Additional Company Financial Statements prior to or on May 19, 2014; provided, however that the Company shall be deemed to be in compliance with this Section 5.6(c) if the Additional Company Financial Statements are delivered after May 19, 2014 and Parent does not provide notice in writing of Parent’s intention to assert a breach of this Section 5.6(c) within three (3) Business Days of delivery of the Additional Company Financial Statements.

5.7 Disclosure. Without limiting any of either Party’s obligations under the Confidentiality Agreement, each Party shall not, and shall not permit any of its Subsidiaries or any Representative of such Party to, issue any press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding the Merger or any of the other Contemplated Transactions unless: (a) the other Party shall have approved such press release or disclosure in writing; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Laws and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure; provided, however, (i) that each of the Company and Parent may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, internal announcements to employees or disclosures in SEC filings, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by the Company or Parent in compliance with this Section 5.7; and (ii) Parent may make any public disclosure to the extent required by applicable Law with respect to or in connection with a Parent Acquisition Proposal, Parent Superior Offer or Parent Change of Recommendation.

5.8 Resale Registration and Listing.

(a) Promptly following the Effective Time, Parent shall, in cooperation with Company and pursuant to the provisions of that certain Registration Rights Agreement, dated as of February 12, 2014, by and between the Company and the Buyers (as defined therein), which shall be assumed by and assigned to Parent pursuant to Section 1.9, prepare and file with the SEC a registration statement on Form S-3 (the “Form S-3”; also referred to herein as, the “Registration Statement”), in connection with the registration under the Securities Act for the resale of the shares of Parent Common Stock issuable by virtue of the Merger upon (i) the conversion of the shares of Parent Series A Preferred Stock and (ii) the exercise of the Parent Common Stock Warrants. Each of Parent and the Company shall use their reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable, and shall take all or any action required under any applicable federal, state and securities Laws in connection with the issuance of shares of Parent Common Stock and Parent Series A Preferred Stock pursuant to the Merger.

(b) At or prior to the effective time of the Registration Statement, Parent shall use its commercially reasonable efforts to cause the resale of the shares of Parent Common Stock referenced in Section 5.8(a)(i)-(iii) to be approved for listing (subject to notice of issuance) on the NASDAQ Capital Market.

5.9 Tax Matters.

(a) Prior to Closing, Parent, Merger Sub and the Company shall use their respective commercially reasonable efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any affiliate or any subsidiary to, take any actions or cause any action to be taken that would reasonably be expected to prevent the Merger from qualifying, as a “reorganization” under Section 368(a) of the Code.

(b) This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Parent, Merger Sub and the Company shall treat, and shall not take any tax reporting position inconsistent with the treatment of, the Merger as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

5.10 Cooperation. Each Party shall cooperate reasonably with the other Party and shall provide the other Party with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of their obligations under this Agreement and to enable the combined entity to continue to meet its obligations following the Closing.

5.11 Directors. Prior to the Effective Time, the size of the Board of Directors of Parent shall be fixed at seven (7) directors, and Parent shall use its reasonable best efforts to obtain the resignations of all of the directors of Parent then in office (other than Michael Wick), if necessary, such that, as of the Effective Time, at least six vacancies will exist on the Board of Directors of Parent. Effective immediately following the Effective Time, Parent shall cause J. David Hansen, Philip O. Livingston, M.D., Jim J. Antonopoulos and Jeffrey V. Ravetch, M.D., Ph.D. (collectively, the “Company Nominees”) to be appointed to the Board of Directors of Parent, with the last seat to remain vacant, and shall cause all of the directors to be placed into classes and designated to the committees set forth in Exhibit B hereto; provided that (i) if any Company Nominee is unable or otherwise fails to serve, for any reason, as a director of Parent immediately following the Effective Time, Company shall have the right to designate another individual to serve as a director of Parent in place of such Company Nominee, subject to compliance with any party’s right to nominate a director pursuant to the Series C Transaction Documents. Each such Company Nominee and each member of the Board of Directors of Parent at the Effective Time shall (i) meet the criteria provided in Parent’s Corporate Governance Guidelines, as in effect on the date hereof, and (ii) execute an acknowledgement stating that he or she will be subject to Parent’s Statement of Company Policy on Insider Trading and Disclosure and Insider Trading Procedures and Parent’s Corporate Code of Ethics and Conduct, in each case, as in effect on the date hereof with any subsequent amendments to which Company may consent, which consent shall not be unreasonably withheld or delayed.

(a) Effective immediately following the Effective Time, Parent and the Surviving Corporation shall cause the size and composition of the board of directors of the Surviving Corporation to be identical in size and composition to the board of directors of Parent, except that the board of directors of the Surviving Corporation shall not be classified.

5.12 Stockholder Litigation. Until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, Parent, on the one hand, and the Company, on the other hand, shall give the other party the opportunity to participate in the defense or settlement of any stockholder litigation relating to this Agreement or any of the Contemplated Transactions, and shall not settle any such litigation without the other party’s written consent, which will not be unreasonably withheld, conditioned or delayed.

5.13 Section 16 Matters. Prior to the Closing, the Board of Directors of Parent shall use all reasonable efforts to approve in advance in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999) any acquisitions and/or dispositions of equity securities of Parent resulting from the Contemplated Transactions by each Person who is subject to Section 16 of the Exchange Act (or who will become subject to Section 16 of the Exchange Act as a result of the Contemplated Transactions) with respect to equity securities of Parent.

5.14 Securityholder List. At least two (2) Business Days prior to the Effective Time, the Company shall deliver to Parent a true, correct and complete list, as of that date, of all issued and outstanding shares of the capital stock of the Company on a holder-by-holder basis.

5.15 Amended and Restated Lease Termination Agreement. Parent shall use commercially reasonable efforts to obtain and deliver a fully-executed termination of that certain Termination of Lease and Voluntary Surrender of Premises, dated February 19, 2013, by and between Parent and ARE-SAN FRANCISCO NO. 24, LLC (the “Lease Termination Agreement”) in a form reasonably acceptable to the Company and eliminating any obligations of Parent pursuant to the Lease Termination Agreement.

5.16 NASDAQ Listing. The Company shall prepare all filings, notifications and applications necessary to provide that the Parent Common Stock will continue to be listed on the NASDAQ Capital Market following the Closing and shall provide the Parent reasonable time to review and comment on such filings, notifications and applications and shall incorporate all reasonable comments provided by Parent to such documents. Parent shall cooperate with the Company in preparation of such filings, notifications and application and shall file and submit all such filings, notifications and applications (incorporating Parent’s reasonable comments) reasonably necessary to seek such continued listing on the on the NASDAQ Capital Market following the Closing (the “NASDAQ Filings”) and shall use commercially reasonable efforts to discharge and terminate all proceedings relating to the delisting of the Parent Common Stock from such exchange.

SECTION 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

6.1 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Authority and remain in effect, and there shall not be any Law which has the effect of making the consummation of the Merger illegal.

6.2 Stockholder Approval. This Agreement, the Merger and the other Contemplated Transactions shall have been duly adopted and approved by the Company Stockholder Approval, and the Parent Stockholder Proposals shall have been duly approved by the Parent Stockholder Approval.

6.3 No Governmental Proceedings Relating to Contemplated Transactions or Right to Operate Business. There shall not be any Legal Proceeding pending, or overtly threatened in writing, by an official of a Governmental Authority in which such Governmental Authority indicates that it intends to conduct any Legal Proceeding or taking any other action: (a) challenging or seeking to restrain or prohibit the consummation of the Merger; (b) relating to the Merger and seeking to obtain from Parent, Merger Sub or the Company any damages or other relief, in each case that may be material to Parent and the Company (combined); or (c) seeking to prohibit or limit in any material and adverse respect a Party’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Parent.

6.4 Effective Proxy Statement. No stop order or similar proceeding seeking to prevent the mailing of the Proxy Statement to the Parent Stockholders shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority.

SECTION 7. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Parent, at or prior to the Closing, of each of the following conditions:

7.1 Accuracy of Representations.

(a) The representations and warranties of the Company set forth in Sections 2.2 (“Capitalization”), 2.3 (“Authority”), 2.4 (“Non-Contravention; Consents”), 2.11 (“Absence of Undisclosed Liabilities”) and 2.22 (“Vote Required”) (the “Company Specified Representations”) (i) shall have been true and correct in all material respects as of the date of this Agreement, except for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date) and (ii) shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date. It being understood that, for purposes of determining the accuracy of such representations and warranties: (x) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded; and (y) all “Company Material Adverse Effect” and other materiality qualifications limiting the scope of such representations and warranties shall be disregarded.

(b) The representations and warranties of the Company contained in this Agreement (other than the Company Specified Representations)(i) shall have been true and correct as of the date of this Agreement, except for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date) and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date, except in each case where the failure to be true and correct has not had a Company Material Adverse Effect. It being understood that, for purposes of determining the accuracy of such representations and warranties: (x) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded; and (y) all “Company Material Adverse Effect” and other materiality qualifications limiting the scope of such representations and warranties shall be disregarded.

7.2 Performance of Covenants. Each of the covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed by the Company in all material respects.

7.3 Consents. Any Permit or other consent required to be obtained by the Company under any applicable antitrust or competition Law or regulation or other Law shall have been obtained and shall remain in full force and effect.

7.4 Officers’ Certificate. Parent shall have received a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company confirming that the conditions set forth in Sections 7.1, 7.2, and 7.3 have been duly satisfied.

7.5 No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing.

7.6 Compliance with Securities Law. (a) Parent shall have received evidence reasonably satisfactory to Parent (including fully executed accredited investors’ questionnaires) that not more than 34 securityholders of the Company (including holders of Company Capital Stock, Company Stock Options and Company Warrants are not “accredited investors” as defined in Rule 501(a) of Regulation D; and (b) the sale and issuance of all securities of Parent pursuant to this Agreement (including the Parent Common Stock, Parent Series A Preferred Stock, Parent Common Stock Warrants and options to purchase Parent Common Stock) qualifies under applicable exemption from registration under applicable federal and state securities Law.

SECTION 8. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligations of the Company to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by the Company, at or prior to the Closing, of each of the following conditions:

8.1 Accuracy of Representations.

(a) The representations and warranties of Parent set forth in Sections 3.1 (Organization), 3.2(a) (Capitalization), 3.4 (Non-Contravention; Consents, excluding 3.4(a)(ii)), Section 3.5(a) (SEC Filings; Financial Statements), Section 3.11 (Absence of Undisclosed Liabilities) and Section 3.23 (Vote Required) (the “Parent Specified Representations”) (i) shall have been true and correct in all material respects as of the date of this Agreement, except for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date) and (ii) shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date, except in each case with respect to the representations and warranties set forth in Section 3.5(a), where the failure to be true and correct has not had a material adverse effect on Parent’s eligibility to use Form S-3 as of the date of Closing. It being understood that, for purposes of determining the accuracy of such representations and warranties: (x) any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded; and (y) all “Parent Material Adverse Effect” and other materiality qualifications limiting the scope of such representations and warranties shall be disregarded;.

(b) The representations and warranties of Parent and Merger Sub contained in this Agreement (other than the Parent Specified Representations and other than the Excluded Representations) (i) shall have been true and correct as of the date of this Agreement except for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date) and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date, except in each case where the failure to be true and correct has not had a Parent Material Adverse Effect. It being understood that, for purposes of determining the accuracy of such representations and warranties: (x) any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded; and (y) all “Parent Material Adverse Effect” and other materiality qualifications limiting the scope of such representations and warranties shall be disregarded.

8.2 Performance of Covenants. All of the covenants and obligations in this Agreement that Parent or Merger Sub is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

8.3 Consents. Any Permit or other consent required to be obtained by Parent under any applicable antitrust or competition Law or regulation or other Law shall have been obtained and shall remain in full force and effect.

8.4 Officers’ Certificate. The Company shall have received a certificate executed by the Chief Executive Officer of Parent confirming that the conditions set forth in Sections 8.1, 8.2 and 8.3 have been duly satisfied.

8.5 No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect that is continuing.

8.6 Change of Control Payments. Parent shall have amended or amended and restated any and all Parent contracts, including without limitation the Parent Change of Control Severance Benefit Plan adopted in February of 2003 and amended and restated on December 17, 2008 and any other Parent employment, severance or change of control agreement (including, without limitation, any arrangements or agreements by and between the Company and Michael Wick) to provide (a) that the only Company obligations owed to any Company employee, officer, consultant, vendor, landlord, service provider, member of the Company’s Board of Directors or any other third parties in relation to the Contemplated Transactions shall be those amounts set forth on Schedule 8.6 (Change of Control Payments), and (b) for the consulting services set forth on Schedule 8.6.

8.7 Working Capital. Immediately prior to the Closing, Parent Net Working Capital shall be greater than zero.

8.8 Filing of Continued Listing Application. Parent shall have filed the NASDAQ Filings in accordance with Section 5.16.

8.9 Parent Stockholder Approval of Parent PIPE Financing. The Parent Stockholders shall have approved the terms and conditions of the Parent PIPE Financing, including, without limitation, the removal of any exchange caps or floors set forth therein.

SECTION 9. TERMINATION

9.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Company’s stockholders and whether before or after approval of the Merger and issuance of Parent Common and Parent Preferred Stock and the issuance of the Parent Common Stock Warrants in the Merger by Parent’s stockholders, unless otherwise specified below):

(a) by mutual written consent of Parent and the Company duly authorized by the Boards of Directors of Parent and the Company;

(b) by either Parent or the Company if the Merger shall not have been consummated by July 31, 2014; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement, provided, further, however, that, in the event that the Proxy Statement is still being reviewed or commented on by the SEC, either Party shall be entitled to extend the date for termination of this Agreement pursuant to this Section 9.1(b) for an additional sixty (60) days;

(c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Authority shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d) by the Company or by the Parent, if (i) the Parent Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and Parent’s stockholders shall have taken a final vote on any of the Parent Stockholder Proposals and (ii) any Parent Stockholder Proposal shall not have been approved at the Parent Stockholder Meeting (and shall not have been approved at any adjournment or postponement thereof) by the Parent Stockholder Approval; provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to Parent where the failure to obtain the Parent Stockholder Approval shall have been caused by the action or failure to act of Parent and such action or failure to act constitutes a material breach by Parent of its covenants under this Agreement;

(e) by the Company (at any time prior to the approval of the issuance of Parent Common and Parent Preferred Stock and of Parent Common Stock Warrants and Parent Series A Preferred Stock in the Merger by the Parent Stockholder Approval) if a Parent Change of Recommendation shall have occurred or Parent fails to include the Parent Board Recommendation in the Proxy Statement;

(f) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become inaccurate, in either case such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided that if such inaccuracy in Parent’s or Merger Sub’s representations and warranties or breach by Parent or Merger Sub is curable by Parent or Merger Sub, then this Agreement shall not terminate pursuant to this Section 9.1(f) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30 day period commencing upon delivery of written notice from Parent or Merger Sub to the Company of such breach or inaccuracy and (ii) Parent or Merger Sub (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(f) as a result of such particular breach or inaccuracy if such breach by Parent or Merger Sub is cured prior to such termination becoming effective);

(g) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become inaccurate, in either case such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company then this Agreement shall not terminate pursuant to this Section 9.1(g) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30 day period commencing upon delivery of written notice from the Company to Parent of such breach or inaccuracy and (ii) the Company ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(g) as a result of such particular breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective); or

(h) by Parent in compliance with Section 9.3 or by Company in connection with Parent entering into a definitive agreement to effect a Parent Superior Offer.

9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 9.2, Section 9.3, and Section 10 shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any Party from any liability for any intentional or willful breach of any representation, warranty, covenant or obligation contained in this Agreement.

9.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated.

(b) If this Agreement is terminated by either Party pursuant to Section 9.1(h), Parent shall, within ten (10) business days of such termination (i) pay to the Company a non-refundable fee equal to $375,000 (the “Termination Payment”).

(c) If Parent fails to pay when due any amount payable to the Company under this Section 9.3, then (i) Parent shall reimburse the Company for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amounts and the enforcement by the Company of its rights under this Section 9.3, and (ii) such Parent shall pay to the Company interest on such overdue amounts (for the period commencing as of the date such overdue amounts were originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid. It is hereby agreed that the Termination Payment shall be the sole and exclusive remedy of the Company for all monetary damages of any kind in the event the Company is entitled to receive such Termination Payment pursuant to Section 9.3(b) above.

SECTION 10. MISCELLANEOUS PROVISIONS

10.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company, Merger Sub and Parent contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Section 10 shall survive the Effective Time. Without limiting the generality of the foregoing: (a) Parent and Merger Sub acknowledge that the Company has not made and is not making any representations or warranties whatsoever, express or implied, regarding the subject matter of this Agreement or any other matter, except for the Company’s representations and warranties in Section 2, and that they are not relying and have not relied on any representations or warranties, express or implied, of any Person regarding the subject matter of this Agreement or any other matter, except as provided in Section 2; and (b) the Company acknowledges that Parent and Merger Sub have not made and are not making any representations or warranties whatsoever, express or implied, regarding the subject matter of this Agreement or any other matter, except as provided in Section 3, and that it is not relying and has not relied on any representations or warranties, express or implied, of any Person regarding the subject matter of this Agreement or any other matter, except as provided in Section 3.

10.2 Amendment. This Agreement may be amended with the approval of the respective Boards of Directors of the Company and Parent at any time (whether before or after the adoption and approval of this Agreement by the Company’s stockholders or before or after the approval of the Merger or issuance of shares of Parent Common and Parent Preferred Stock and of Parent Common Stock Warrants in the Merger); provided, however, that after any such adoption and approval of this Agreement by a Party’s stockholders, no amendment shall be made which by Law requires further approval of the stockholders of such Party without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company and Parent.

10.3 Waiver.

(a) No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.4 Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile or electronic transmission via “.pdf’ shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

10.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws. In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (i) of this Section 10.5, (iii) waives any objection to laying venue in any such action or proceeding in such courts, (iv) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party, and (v) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 10.8 of this Agreement.

10.6 Attorneys’ Fees. In any action at Law or suit in equity to enforce this Agreement or the rights of any of the parties under this Agreement, the prevailing Party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

10.7 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than: (a) the parties hereto; and (b) the Company directors and officers and Company Indemnified Persons and the Parent directors and officers and Parent Indemnified Person to the extent of their respective rights pursuant to Section 5.5) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(a) Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail, by courier or express delivery service or by facsimile (with confirmation of receipt) to the address or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party shall have specified in a written notice given to the other parties hereto):

if to Parent or Merger Sub:

Telik, Inc.

2100 Geng Road, Suite 102

Palo Alto, CA 94303

Telephone: 650-845-7700

Fax: 650-845-7800

Attention: Chief Executive Officer

with a copy (which shall not constitute notice) to:

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304

Telephone: 650-843 5000

Fax: 650-849-7400

Attention: Gordon Ho, Esq.

if to the Company:

MabVax Therapeutics, Inc.

11588 Sorrento Valley Road, Suite 20

San Diego, California 92121

Telephone: 858-259-9405

Fax: 858-792-7033

Attention: President

with a copy (which shall not constitute notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

3580 Carmel Mountain Road, Suite 300

Telephone: 858-314-1500

Fax: 858-314-1501

Attention: Jeremy D. Glaser, Esq.

10.8 Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

10.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

10.10 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being the addition to any other remedy to which they are entitled at Law or in equity.

10.11 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

TELIK, INC.

By:	/s/ Michael M. Wick
Name:	Michael M. Wick
Title:	Chief Executive Officer

TACOMA ACQUISITION CORP.

By:	/s/ William P. Kaplan
Name:	William P. Kaplan
Title:	Chief Executive Officer

MABVAX THERAPEUTICS, INC.

By:	/s/ J. David Hansen
Name:	J. David Hansen
Title:	President and CEO

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

SCHEDULE I

Michael M. Wick

Wendy K. Wee

Edward W. Cantrall

Steven R. Goldring

Richard B. Newman

Gail L. Brown

William P. Kaplan

Steven R. Schow

SCHEDULE II

The number of shares of Parent Common Stock issuable in exchange for the shares of Company Common Stock (the “Common Exchange Ratio”) shall be equal to Y/X, which is calculated as follows:

Y = (A * Parent Outstanding) / (1-A)

A =shall equal 85%, unless the shares of Parent Common Stock were delisted from (and not restored by) the NASDAQ Capital Market prior to the Closing other than as a result of a Company Rejection, in which case A shall equal 95% (A=95%).

Parent Outstanding = the number of shares of Parent Common Stock outstanding as of the Closing Date (and after giving effect to the Reverse Split (if any)), assuming conversion of all preferred stock and cashless exercise of all other convertible securities of the Parent outstanding as of immediately prior to the Effective Time that are in-the-money (such cashless exercise being calculated based on a market price equal to the closing price per share of Parent Common Stock as of the last Business Day immediately prior to the Closing)

X = the aggregate number of shares of Company Common Stock outstanding as of the Closing Date (without duplication): (a) assuming conversion of all shares of Company Preferred Stock that are outstanding as of immediately prior to the Effective Time into Company Common Stock, (b) assuming cashless exercise of all in-the-money Company Warrants and Company Stock Options in each case outstanding as of immediately prior to the Effective Time and after giving effect to the exercise or termination of any unexercised Company Series C-1 Preferred Stock Warrants (such cashless exercise being calculated based on a market price equal to : (i) the price per share of Company Common Stock sold in the last bona fide financing, whereby the Company sold shares of Company Common Stock for a purchase price in excess of $1.0 million prior to Closing, including, without limitation, the Company Common Stock Financing; (ii) the conversion price per share of Company Preferred Stock which is convertible into Company Common Stock and sold in the last bona fide financing, whereby the Company sold shares of Company Preferred Stock for a purchase price in excess of $1.0 million prior to Closing, including, without limitation, the Company Backstop Stock Financing, or (iii) if either of the financings in the foregoing clauses “(i)” or “(ii)” has not happened before the Closing, the price per share of Company Common Stock as determined by the most recent third party valuation’s report); and (c) assuming cashless exercise of all other convertible securities of the Company outstanding as of immediately prior to the Effective Time that are in-the-money.

For the avoidance of doubt, in the event that any Company Warrants terminate effective as of the Closing, including, without limitation the Company Series C-1 Preferred Stock Warrants, the shares that would otherwise be issuable upon termination of any such warrants not exercised as of the Closing shall be excluded from the determination of X

An example of the calculation is set forth below:

X = 12,492,556

Y = (85% x 5,833,096) / (1-85%)

Y = 33,054,210

Y/X = 2.6459124

Every share of Company Common Stock would convert into 2.6459124 shares of Parent Common Stock and every security convertible into shares of Company Common Stock would convert into 2.6459124 shares of Parent Common Stock at an exercise price equal to the pre-closing exercise price divided by 2.6459124

Schedule 2.5(a)

MabVax Therapeutics, Inc.

(a Development Stage Company)

Financial Statements

Years Ended December 31, 2013 and 2012 and

For the Period from May 5, 2006 (Inception) through December 31, 2013 (unaudited)

Attached as Schedule 2.5(a) to the Merger Agreement are certain unaudited financial statements of MabVax Therapeutics, Inc. (the “MabVax Financial Statements”).

THESE FINANCIAL STATEMENTS WERE PREPARED IN ACCORDANCE WITH U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, OR GAAP, BUT THEY HAVE NOT BEEN AUDITED AND THEREFOR MAY BE SUBJECT TO ADJUSTMENTS, WHICH MABVAX BELIEVES WILL NOT, INDIVIDUALLY OR IN THE AGGREGATE, BE MATERIAL. THE OPERATING RESULTS PRESENTED IN THESE FINANCIAL STATEMENTS ARE NOT NECESSARILY INDICATIVE OF RESULTS THAT MAY BE EXPECTED FOR THE YEAR ENDING DECEMBER 31, 2014 OR ANY OTHER FUTURE PERIOD. AUDITED MABVAX FINANCIAL STATEMENTS WILL BE INCLUDED IN ADDITIONAL MATERIALS TO BE FILED BY TELIK WITH THE SEC, INCLUDING A DEFINITIVE PROXY STATEMENT WHICH WILL BE DISTRIBUTED TO TELIK STOCKHOLDERS.

MabVax Therapeutics, Inc.

(a Development Stage Company)

MabVax Therapeutics, Inc.

(a Development Stage Company)

Balance Sheets (unaudited)

December 31, 2013 and 2012

	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$354,254	$421,197
Grants receivable	—	19,845
Prepaid expenses - clinical operations	—	539,633
Prepaid expenses	44,408	57,469

Total current assets	398,662	1,038,144
Property and equipment, net	24,487	51,136
Other	14,285	14,285

Total assets	$437,434	$1,103,565

Liabilities, Redeemable Preferred Stock and Stockholders’ Deficit
Accounts payable	$66,977	$45,031
Accrued clinical operations and site costs	773,523	645,038
Accrued payroll and related	169,123	88,985
Related party liabilities	240,000	195,000
Other accrued expenses	24,963	41,329

Total current liabilities:	1,274,586	1,015,383

Commitments and contingencies

Preferred stock, $0.001 par value:
Series A redeemable convertible preferred stock, 2,956,240 shares authorized, 956,240 shares issued and outstanding as of December 31, 2013 and 2012 with liquidation preferences of $8,013,996 and $7,420,366 as of December 31, 2013 and 2012, respectively	5,787,906	5,787,906
Series B redeemable convertible preferred stock, 2,000,000 shares authorized, 891,485 and 480,928 shares issued and outstanding as of December 31, 2013 and 2012, respectively, with liquidation preferences of $6,509,866 and $3,324,518 as of December 31, 2013 and 2012, respectively	6,737,276	3,252,471

Total redeemable preferred stock	12,525,182	9,040,377

Stockholders’ deficit:
Common stock, $0.001 par value; 50,000,000 shares authorized, 829,416 shares issued and outstanding as of December 31, 2013 and 2012	829	829
Additional paid-in capital	609,389	282,745
Deficit accumulated during development stage	(13,972,552)	(9,235,769)

Total stockholders’ deficit	(13,362,334)	(8,952,195)

Total liabilities, redeemable preferred stock and stockholders’ deficit	$437,434	$1,103,565

See Notes to Financial Statements.

2

MabVax Therapeutics, Inc.

(a Development Stage Company)

Statements of Operations (unaudited)

Years Ended December 31, 2013 and 2012 and

For the Period from May 5, 2006 (Inception) through December 31, 2013

	For the Year Ended December 31,		Period from May 5, 2006 (Inception) through December 31,
	2013	2012	2013
Revenues:
Grants	$366,368	$1,357,073	$4,151,342
Other	—	—	29,850

Total revenues	366,368	1,357,073	4,181,192

Expenses:
Research and development	2,967,278	3,195,662	11,747,739
General and administrative	1,442,483	1,160,750	5,692,539

Total expenses	4,409,761	4,356,412	17,440,278

Loss from operations	(4,043,393)	(2,999,339)	(13,259,086)
Interest income	452	342	11,182
Other income (expense)	(30)	(580)	5,700
Interest expense	(2,000)	(33,062)	(38,536)

Net loss	(4,044,971)	(3,032,639)	(13,280,740)

Deemed dividend on beneficial conversion of Series B preferred stock (See Note 4)	(691,812)	—	(691,812)

Net loss available to common stockholders	$(4,736,783)	$(3,032,639)	$(13,972,552)

See Notes to Financial Statements.

3

MabVax Therapeutics, Inc.

(a Development Stage Company)

Statements of Redeemable Preferred Stock and Stockholders’ Deficit (unaudited)

Years Ended December 31, 2013 and 2012 and

For the Period from May 5, 2006 (Inception) through December 31, 2013

									Deficit
	Redeemable Convertible								Accumulated
	Preferred Stock							Additional	During	Total
	Series A		Series B			Common Stock		Paid-in	Development	Stockholders’
	Shares	Amount	Shares	Amount	Total	Shares	Amount	Capital	Stage	Deficit
Issuance of common stock, $0.001 par value per share, to founders on May 5, 2006	—	$—	—	$—	$—	825,000	$825	$—	$—	$825
Issuance of Series A preferred stock, $0.001 par value per share, from March 5 to July 10, 2008 at $6.17 per share, net of issuance costs of $96,979	307,942	1,802,199	—	—	1,802,199	—	—	—	—	—
Issuance of Series A preferred stock from August 14 to December 2, 2009 at $6.17 per share, net of issuance costs of $3,573	162,076	996,427	—	—	996,427	—	—	—	—	—
Issuance of Series A preferred stock from February 17 to July 29, 2010 at $6.17 per share, net of issuance costs of $5,360	243,111	1,494,640	—	—	1,494,640	—		—	—	—
Issuance of Series A preferred stock from January 4 to July 26, 2011 at $6.17 per share, net of issuance costs of $5,360	243,111	1,494,640	—	—	1,494,640	—	—	—	—	—
Stock-based compensation								181,546	—	181,546
Net loss from inception to December 31, 2011	—	—	—	—	—	—	—	—	(6,203,130)	(6,203,130)

Balance, December 31, 2011	956,240	5,787,906	—	—	5,787,906	825,000	825	181,546	(6,203,130)	(6,020,759)
Issuance of common stock upon exercise of stock options on January 20	—	—	—	—	—	4,416	4	465	—	469
Issuance of Series B preferred stock at $6.82 a share on November 2 in exchange for future services	—	—	91,642	625,000	625,000	—	—	—	—	—
Conversion of convertible debt into Series B preferred stock, $0.001 par value per share, on November 2, at $6.82 a share, including accrued interest of $28,922	—	—	187,673	1,278,922	1,278,922	—	—	—	—	—
Issuance of Series B preferred stock, on November 2 at $6.82 per share, net of issuance costs of $21,893	—	—	201,613	1,348,549	1,348,549	—	—	—	—	—
Stock-based compensation	—	—	—	—	—	—	—	100,734	—	100,734
Net loss	—	—	—	—	—	—	—	—	(3,032,639)	(3,032,639)

Balance, December 31, 2012	956,240	5,787,906	480,928	3,252,471	9,040,377	829,416	829	282,745	(9,235,769)	(8,952,195)
Issuance of Series B preferred stock from February 1 to December 18 at $6.82 per share, net of issuance costs of $7,007	—	—	410,557	2,792,993	2,792,993		—	—	—	—
Deemed dividend related to beneficial conversion feature of series B preferred	—	—	—	691,812	691,812		—	—	(691,812)	(691,812)
Stock-based compensation	—	—	—	—	—	—	—	326,644	—	326,644
Net loss	—	—	—	—	—	—	—		(4,044,971)	(4,044,971)

Balance, December 31, 2013	956,240	$5,787,906	891,485	$6,737,276	$12,525,182	829,416	$829	$609,389	$(13,972,552)	$(13,362,334)

See Notes to Financial Statements.

4

MabVax Therapeutics, Inc.

(a Development Stage Company)

Statements of Cash Flows (unaudited)

Years Ended December 31, 2013 and 2012 and

For the Period from May 5, 2006 (Inception) through December 31, 2013

	For the Years Ended December 31,		Period from May 5, 2006 (Inception) through December 31,
	2013	2012	2013
Operating activities
Net loss	$(4,044,971)	$(3,032,639)	$(13,280,740)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	35,366	57,453	292,739
Stock-based compensation	326,644	100,734	608,924
Accrued interest on convertible debt	—	28,922	28,922
Increase (decrease) in cash resulting from changes in:
Grants receivable	19,845	105,764	—
Prepaid expenses - clinical operations	539,633	85,367	625,000
Prepaid expenses and other	13,061	(38,745)	(58,693)
Accounts payable	21,946	(10,061)	66,977
Accrued clinical operations and site costs	128,485	297,076	773,523
Accrued payroll	80,138	29,776	169,123
Related party liabilities	45,000	55,000	240,000
Other accrued expenses	(16,365)	10,942	24,963

Net cash used for operating activities	(2,851,218)	(2,310,411)	(10,509,262)

Investing activities
Purchases of property and equipment	(8,718)	(4,647)	(317,226)

Net cash used for investing activities	(8,718)	(4,647)	(317,226)

Financing activities
Proceeds from issuance of preferred stock, net of issuance costs	2,792,993	1,348,550	9,929,448
Proceeds from issuance of common stock			825
Issuance of convertible debt		1,250,000	1,250,000
Proceeds from exercise of stock options	—	469	469

Net cash provided by financing activities	2,792,993	2,599,019	11,180,742
Net change in cash and cash equivalents	(66,943)	283,961	354,254
Cash and cash equivalents at beginning of period	421,197	137,236	—

Cash and cash equivalents at end of period	$354,254	$421,197	$354,254

Supplemental disclosures:

Cash paid during the period for income taxes	$1,526	$1,550	$8,788

Issuance of Series B preferred stock for future services	$—	$625,000	$625,000

Conversion of debt to Series B preferred stock	$—	$1,278,922	$1,278,922

See Notes to Financial Statements.

5

MabVax Therapeutics, Inc.

(a Development Stage Company)

Notes to Financial Statements (unaudited)

December 31, 2013 and 2012 and for the

Period from May 5, 2006 (Inception) through December 31, 2013

Note 1 - Nature of operations and summary of significant accounting policies

Nature of operations and basis of presentation

MabVax Therapeutics, Inc., incorporated on May 5, 2006, is a biopharmaceutical company focused on the discovery, development and commercialization of novel and proprietary antibodies and vaccines for the treatment of a variety of cancers. The Company’s objective is to either independently or through one or more partnerships with cancer treatment centers, pharmaceutical and biopharmaceutical organizations identify drug development candidates derived from the Company’s antibody libraries.

As of December 31, 2013, the Company has devoted substantially all of its efforts to product development, raising capital and building infrastructure, and has not realized revenues from its planned principal operations. Accordingly, the Company is considered to be in the development stage.

Liquidity and Going Concern

The accompanying financial statements have been prepared on the going concern basis, which assumes that the Company will continue to operate as a going concern and which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. As reflected in the accompanying financial statements, the Company has a net loss of $4,044,971, net cash used for operations of $2,851,218 and net cash used for investing activities of $8,718, for the year ended December 31, 2013. As of December 31, 2013, the Company also has an accumulated deficit of $13,972,552 and working capital deficit of $875,924.

In February 2014, the Company received $3.0 million in connection with the sale of Series C Convertible Preferred Stock, and received a commitment that the Series C investors would make up the difference in a subsequent financing of $3.0 million if the Company is unsuccessful in raising the full $3.0 million in the subsequent financing (the “Series C Purchase Agreement”). The terms of the agreement require the Company to maintain certain covenants prior to the subsequent financing in order to maintain the commitment. The Company cannot assure that it will be able to maintain all the covenants stated in the Series C Purchase Agreement. See Note 10.

The Company anticipates that it will continue to incur net losses into the foreseeable future as it: (i) continues to identify and advance a number of potential drug candidates into clinical and preclinical development activities, (ii) initiates manufacturing of its lead antibody candidate 5B1 and continues to fund its operations, and (iii) expands its corporate infrastructure, including the costs associated with potentially becoming a public company. Without additional funding, management believes that the Company will not have sufficient funds to meet its obligations beyond October 2014, unless the Company is able to raise additional capital, or maintain certain covenants associated with a $3.0 million commitment in connection with a subsequent financing of Series C preferred stock. These conditions give rise to substantial doubt as to the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

6

MabVax Therapeutics, Inc.

(a Development Stage Company)

Notes to Financial Statements (unaudited)

December 31, 2013 and 2012 and for the

Period from May 5, 2006 (Inception) through December 31, 2013

The Company plans to continue to fund its losses from operations and capital funding needs through equity or debt financings, strategic collaborations, licensing arrangements, asset sales, government grants or other arrangements. However, the Company cannot be sure that such additional funds will be available on reasonable terms, or at all. If the Company is unable to secure adequate additional funding, the Company may be forced to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible, and/or suspend or curtail planned programs. In addition, if the Company does not meet its payment obligations to third parties as they come due, it may be subject to litigation claims. Even if the Company is successful in defending against these claims, litigation could result in substantial costs and be a distraction to management. Any of these actions could materially harm the Company’s business, results of operations, and future prospects.

If the Company raises additional funds by issuing equity securities, substantial dilution to existing stockholders would result. If the Company raises additional funds by incurring debt financing, the terms of the debt may involve significant cash payment obligations as well as covenants and specific financial ratios that may restrict the Company’s ability to operate its business.

Use of estimates

The preparation of financial statements in conformity with Accounting Principles Generally Accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Management believes that these estimates are reasonable; however, actual results may differ from these estimates.

Cash and cash equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The Company minimizes its credit risk associated with cash and cash equivalents by periodically evaluating the credit quality of its primary financial institution. The balance at times may exceed Federally insured limits. The Company has not experienced any losses on such accounts.

Fair value of financial instruments

The Company’s financial instruments consist of cash and cash equivalents, grants receivable, prepaid expenses and other assets, accounts payable, accrued expenses and related party payables, all of which are generally considered to be representative of their respective fair values because of the short-term nature of those instruments.

7

MabVax Therapeutics, Inc.

(a Development Stage Company)

Notes to Financial Statements (unaudited)

December 31, 2013 and 2012 and for the

Period from May 5, 2006 (Inception) through December 31, 2013

Grants receivable

Grants receivable at December 31, 2012 represent amounts due under several Federal contracts with the National Cancer Institute (the “NCI”), a division of the National Institutes of Health, or NIH (collectively, the “NIH Grants”). The Company considers the grants receivable to be fully collectible; accordingly, no allowance for doubtful amounts has been established. If amounts become uncollectible, they are charged to operations.

Property and equipment

Property and equipment are carried at cost less accumulated depreciation. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets, which are generally three to five years. Leasehold improvements are amortized over the lesser of the life of the lease or the life of the asset.

Impairment of long-lived assets

The Company evaluates its long-lived assets with definite lives, such as property and equipment, for impairment. The Company records impairment losses on long-lived assets used for operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the carrying value of the assets. There have not been any impairment losses of long-lived assets through December 31, 2013.

Research and development costs

Research and development expenses, which consist primarily of salaries and other personnel costs, clinical trial costs and preclinical study fees, manufacturing costs for non-commercial products, and the development of earlier-stage programs and technologies, are expensed as incurred when these expenditures have no alternative future uses. A significant portion of the development activities are outsourced to third parties, including contract research organizations. In such cases, the Company may be required to estimate related service fees incurred.

Income taxes

The Company uses the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to basis differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. As of December 31, 2013 and 2012, all deferred tax assets were fully offset by a valuation allowance.

8

MabVax Therapeutics, Inc.

(a Development Stage Company)

Notes to Financial Statements (unaudited)

December 31, 2013 and 2012 and for the

Period from May 5, 2006 (Inception) through December 31, 2013

The Company accrues interest and penalties, if any, on underpayment of income taxes related to unrecognized tax benefits as a component of income tax expense in its statements of operations.

Revenue recognition

Revenue from grants are based upon internal and subcontractor costs incurred that are specifically covered by the grant, including a facilities and administrative rate that provides funding for overhead expenses. NIH Grants are recognized when the Company incurs internal expenses that are specifically related to each grant, in clinical trials at the clinical trial sites, by subcontractors who manage the clinical trials, and provided the grant has been approved for payment. U.S. Treasury grant awards are based upon internal research and development costs incurred that are specifically covered by the grant, and revenues are recognized when the Company incurs internal expenses that are related to the approved grant.

The Company records revenue associated with the NIH Grants as the related costs and expenses are incurred. Any amounts received by the Company pursuant to the NIH Grants prior to satisfying the Company’s revenue recognition criteria are recorded as deferred revenue.

Stock-based compensation

The Company’s stock-based compensation programs include grants of stock options to employees, consultants, non-employee directors and non-employees. Stock-based compensation cost is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense, under the straight-line method, over the employee’s requisite service period (generally the vesting period of the equity grant).

The Company accounts for equity instruments, including stock options, issued to non-employees in accordance with authoritative guidance for equity based payments to non-employees. Stock options issued to non-employees are accounted for at their estimated fair value determined using the Black-Scholes option-pricing model. The fair value of options granted to non-employees is re-measured as they vest, and the resulting increase in value, if any, is recognized as expense during the period the related services are rendered.

9

MabVax Therapeutics, Inc.

(a Development Stage Company)

Notes to Financial Statements (unaudited)

December 31, 2013 and 2012 and for the

Period from May 5, 2006 (Inception) through December 31, 2013

Note 2 - Property and equipment

Property and equipment consisted of the following as of December 31, 2013 and 2012:

	December 31,
	2013	2012
Furniture and fixtures	$8,979	$4,597
Office equipment	21,850	21,850
Lab equipment	286,397	282,062
	317,226	308,509
Less accumulated depreciation and amortization	(292,739)	(257,373)

Totals	$24,487	$51,136

Depreciation expense for the years ended December 31, 2013 and 2012 and for the period from May 5, 2006 (Inception) through December 31, 2013 was $35,366, $57,453 and $292,739, respectively.

Note 3 - Significant agreements and contracts

Antibody License – On April 7, 2008 the Company entered into a license agreement, or the Antibody License, with the Sloan-Kettering Institute for Cancer Research (SKI”), pursuant to which SKI granted the Company an exclusive, royalty-bearing, worldwide license under certain U.S. and foreign patents and patent applications owned or controlled by Memorial Sloan-Kettering Cancer Center, or MSKCC, or the MSKCC Patents, to access certain Biological Materials to develop, manufacture, use, market, sell, offer to sell, import and export certain products related to the development, manufacture, marketing and sale of antibody drugs. The Company will have the right to sublicense the foregoing rights granted under the MSKCC License. The Company paid $5,000 in connection with signing the agreement and will be obligated to pay additional milestones of up to approximately $2.2 million to continue development leading to commercial sales. Royalties on future commercial sales are approximately 5%. Unless otherwise terminated in accordance with its terms, the SKI License will expire upon the expiration of the last to expire patent within the SKI Patents on a country-by-country basis.

10

MabVax Therapeutics, Inc.

(a Development Stage Company)

Notes to Financial Statements (unaudited)

December 31, 2013 and 2012 and for the

Period from May 5, 2006 (Inception) through December 31, 2013

Vaccine License – On June 30, 2008, the Company entered into a second license agreement (the “Vaccine License”) with SKI, pursuant to which SKI granted the Company an exclusive, royalty-bearing, worldwide license under certain U.S. and foreign patents and patent applications owned or controlled by SKI, or the SKI Patents, to develop, manufacture, use, market, sell, offer to sell, import and export certain products related to the development, manufacture, marketing and sale of therapeutic vaccines for the treatment of various cancers. Subject to certain limitations, the Company will have the right to sublicense the foregoing rights granted under the MSKCC License. The Company paid $50,000 in connection with signing the agreement and will be obligated to make further milestone payments of up to approximately $1.4 million if further advances continue that lead to commercial sales. Royalties on future commercial sales range between 3% and 5% depending on sales. Unless otherwise terminated in accordance with its terms, the MSKCC License will expire upon the expiration of the last to expire patent within the MSKCC Patents on a country-by-country basis.

NIH Grants

NCI Antibody Grant – In December 2008 the NCI awarded the Company a Small Business Technology Transfer Program grant to support the Company’s program to discover and develop novel fully-human antibody therapeutics to treat cancer from the lymphocytes of patients immunized with the Company’s licensed vaccines during clinical trials at Memorial Sloan-Kettering Cancer Center (the “NCI Antibody Grant”). The project period for Phase 1 of the grant award that approximates $200,000 covered a one-year period which commenced in September of 2008 and ended in August of 2009. The Company was awarded the Phase 2 portion of the grant, which amounted to $1,104,000 and covered the period from August 2010 to July 2012. The Company records revenue associated with the NIH Grants as the related costs and expenses are incurred. During the years ended December 31, 2013 and 2012, and for the period from May 5, 2006 (Inception) through December 31, 2013, the Company recorded $0, $416,166 and $1,104,717 of revenue associated with the NCI Antibody Grant, respectively.

NCI Sarcoma Vaccine Grant – In July 2010 the NCI awarded the Company a Small Business Innovation Research Program grant to support the Company’s program to conduct a Phase 2 clinical trial for a vaccine intended to prevent the recurrence of sarcoma (the “NCI Sarcoma Vaccine Grant”). The project period for Phase 1 of the grant award that approximates $150,000 covered a six-month period which commenced in August 2010 and ended in January 2011. The Company received the Phase 2 portion of the grant, which amounted to $1,846,000 and covered the period from April 2011 to August 2013. The Company records revenue associated with the NIH Grants as the related costs and expenses are incurred. During the years ended December 31, 2013 and 2012 and for the period from May 5, 2006 (Inception) through December 31, 2013, the Company recorded $201,355, $894,276, and $1,946,433 of revenue associated with the NCI Sarcoma Vaccine Grant, respectively.

11

MabVax Therapeutics, Inc.

(a Development Stage Company)

Notes to Financial Statements (unaudited)

December 31, 2013 and 2012 and for the

Period from May 5, 2006 (Inception) through December 31, 2013

NCI Neuroblastoma Vaccine Grant – In July 2009 the NCI awarded the Company a Small Business Innovation Research Program grant to support the Company’s program to manufacture the clinical material and develop an Investigational New Drug Application for a vaccine to prevent the recurrence of Neuroblastoma (the “NCI Neuroblastoma Vaccine Grant”). The project period for Phase 1 of the grant award that approximates $149,000 covered a six-month period that commenced in July 2012 and ended in December 2012. The Company applied for and received a one-year extension on the project. The Company records revenue associated with the NIH Grants as the related costs and expenses are incurred. During the years ended December 31, 2013 and 2012 and for the period from May 5, 2006 (Inception) through December 31, 2013, the Company recorded $102,521, $46,632, and $149,152 of revenue associated with the NCI Neuroblastoma Vaccine Grant, respectively.

NCI PET Imaging Agent Grant – In September 2013, the NCI awarded the Company a Small Business Innovation Research Program Contract to support the Company’s program to develop a PET imaging agent for pancreatic cancer using a fragment of the Company’s 5B1 antibody (the “NCI PET Imaging Agent Grant”). The project period for Phase 1 of the grant award that approximates $250,000 covers a nine-month period which commenced in September 2013 and ends in June 2014. The total contract amount of approximately $1,749,000 supports research work through June 2016. The Company records revenue associated with the NCI PET Imaging Agent Grant as the related costs and expenses are incurred. During the year ended December 31, 2013, the Company recorded $62,492 of revenue associated with the NCI PET Imaging Agent Grant.

U.S. Treasury grants

During 2010, the U.S. Treasury awarded the Company two one-time grants totaling $488,958 for investments in qualifying therapeutic discovery projects under section 48D of the Internal Revenue Code. The grants cover reimbursement for qualifying expenses incurred by the Company in 2010 and 2009. The proceeds from these grants are classified in “Revenues—Grants”.

Note 4 - Redeemable convertible preferred stock

During March 5 to July 10, 2008, the Company entered into a Series A preferred stock purchase agreement pursuant to which the Company sold 307,942 shares for an aggregate receipt of $1,802,199 in cash, net of $96,979 in issuance costs, at a price per share of $6.17.

12

MabVax Therapeutics, Inc.

(a Development Stage Company)

Notes to Financial Statements (unaudited)

December 31, 2013 and 2012 and for the

Period from May 5, 2006 (Inception) through December 31, 2013

During August 14 to December 2, 2009, the Company entered into a Series A preferred stock purchase agreement pursuant to which the Company sold 162,076 shares for an aggregate receipt of $996,427 in cash, net of $3,573 in issuance costs, at a price per share of $6.17.

During February 17 to July 29, 2010, the Company entered into a Series A preferred stock purchase agreement pursuant to which the Company sold 243,111 shares for an aggregate receipt of $1,494,640 in cash, net of $5,360 in issuance costs, at a price per share of $6.17.

During January 4 to July 26, 2011, the Company entered into a Series A preferred stock purchase agreement pursuant to which the Company sold 243,111 shares for an aggregate receipt of $1,494,640 in cash, net of $5,360 in issuance costs, at a price per share of $6.17.

In November 2012, the Company sold 201,613 shares and entered into a Series B preferred stock purchase agreement pursuant to which the investor provided the Company with an aggregate of $1,355,391 in funds, net of issuance costs of $15,051, at a price per share of $6.82.

In early 2012, the Company issued convertible debt and received $1,250,000 in cash. The debt bears interest at a rate of 4% per annum and will mature upon the earlier of the one year anniversary of issuance or a sale of the Company unless redeemed prior to that date. The debt will be automatically converted upon a qualified financing event. In November 2012, the convertible debt holders elected to convert all convertible debt and accrued interest for $1,278,922, at a conversion rate of $6.82 for 187,673 shares of Series B preferred stock.

In November 2012, the Company sold 91,642 shares and entered into a Series B preferred stock purchase agreement pursuant to which the investor provided the Company with a prepaid amount of $625,000 for future contract research services, which was recorded net of $6,842 of issuance costs, at a price per share of $6.82. At December 31, 2012, the prepaid services were $539,633. The prepaid balance was expensed in full during the year ended December 31, 2013.

During February 2013 through December 2013, the Company sold an additional 410,557 shares of Series B preferred stock in exchange for $2,792,993 in funds, net of issuance costs of $7,007. The Company also issued warrants to purchase an additional 194,281 shares of Series B preferred stock at an exercise price of $0.01 per share (the “Series B Warrant”). The Series B Warrant is exercisable immediately and has a term of five years. Because the Series B Warrant is immediately convertible at the option of the holder, the Company recorded a deemed dividend of $691,812 from the beneficial conversion feature associated with the issuance of the Series B convertible preferred stock and the Series B Warrant. In January 2014, the holders of the Series B Warrant exercised their rights to purchase 194,281 shares of Series B preferred stock for proceeds of $1,943.

13

MabVax Therapeutics, Inc.

(a Development Stage Company)

Notes to Financial Statements (unaudited)

December 31, 2013 and 2012 and for the

Period from May 5, 2006 (Inception) through December 31, 2013

The Company valued the warrants at fair value at the date the warrants were issued, using the Black-Scholes valuation model with the following assumptions; contractual term of five years, volatility of 86%, no dividend yield and a risk-free interest rate of 0.28%.

Conversion

The holders of Series A and Series B preferred stock may at any time voluntarily convert each share into a number of fully paid shares of common stock determined by dividing the liquidation preference (described below) by the initial conversion price of $6.17 and $6.82 per share, respectively. Conversion is subject to (a) proportional adjustment for certain dilutive issuances, splits, combinations and other recapitalizations or reorganizations and (b) a weighted average anti-dilution adjustment upon issuance of shares of common stock (or securities convertible into shares of common stock) at a price per share (or with a conversion or exercise price per share) less than the applicable conversion price, and subject to customary carve outs and exclusions.

Under the terms described for a mandatory conversion, all outstanding Series A and Series B preferred stock shall be automatically converted upon closing of a public offering in which the sale of common shares are at a purchase price of not less than $18.51 per share. In connection with the amendment and restatement of the Company’s Certificate of Incorporation in February 2014, the mandatory conversion provisions were revised to provide that all outstanding Series A and Series B shares shall be automatically converted into shares of Common Stock immediately prior to the date on which the shares of common stock are registered under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and upon the consummation of a merger by the Company into an entity with shares of common stock registered under the 1934 Act.

Dividends

As of December 31, 2013, the holders of Series A and B were entitled to cumulative cash dividends of 8% per annum, when and if declared by the Board of Directors. Such dividends are in preference to and prior to any payment of any dividend on common stock. If any dividend is declared and paid on any common stock, a dividend shall be declared and paid on Series A and B preferred stock on an “as converted” basis.

Cumulative preferred stock dividends, when and if declared, for Series A preferred stock totaled $2,114,818 and $1,521,188 ($2.21 and $1.59 per share) and for Series B preferred stock totaled $430,944 and $45,596 ($0.48 and $0.09 per share) as of December 31, 2013 and 2012, respectively. Since its Inception through December 31, 2013, no dividends have been declared by the Board of Directors.

In February 2014, the holders of Series A and B preferred stock waived any rights to all accrued dividends they may have had a right to receive and amended the Company’s Certificate of Incorporation to eliminate their right to accrue dividends in the future as an inducement to buyers in the Series C-1 Preferred Stock Financing (See Note 10).

14

MabVax Therapeutics, Inc.

(a Development Stage Company)

Notes to Financial Statements (unaudited)

December 31, 2013 and 2012 and for the

Period from May 5, 2006 (Inception) through December 31, 2013

Redemption

As of December 31, 2013, the holders of a majority interest of the Series A and B preferred stock held a right to redeem (the “Redemption Right”), at any time on or after the fifth anniversary of the issuance date, upon request of at least 60% of the holders, all of their preferred stock at a redemption price of $6.17 and $6.82 per share of Series A and B preferred stock, respectively, exclusive of dividends. Due to these terms, the Company has classified all of the preferred stock as mezzanine equity (outside of permanent equity) as of December 31, 2013 and 2012. Subsequently in March 2014, the majority of holders or more than 60% of the Series A and B shareholders agreed by letter commitment to the Company to relinquish the Redemption Right (See Note 10).

Liquidation preference

As of December 31, 2013, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the Series A and B stockholders shall be paid an amount equal to $6.17 and $6.82 per share, respectively, plus all declared and unpaid dividends, as adjusted to reflect any stock splits, stock dividends or other recapitalization. In addition, after setting apart or paying in full the Series A and B liquidation preference, any remaining assets of the Company available for distribution to stockholders shall be distributed to all stockholders of the Company with holders of preferred stock participating on an as converted basis without actually converting their preferred stock into common stock.

In the event that upon liquidation or dissolution, the assets and funds of the Company are insufficient to permit the payment to preferred stockholders of the full preferential amounts, then the entire assets and funds of the Company legally available for distribution are to be distributed ratably first to the holders of Series B redeemable convertible preferred stock, second to the holders of Series A redeemable convertible preferred stock and third on a pro rata basis to all stockholders of the Company on an as-converted basis.

Subsequently in March 2014, the Series A and B stockholders subordinated their liquidation preference to Series C stockholders, as an incentive for the Series C stockholders to make an investment in the Company (See Note 10).

Voting rights

Each holder of Series A and Series B redeemable convertible preferred stock is entitled to the number of votes equal to the number of shares of common stock into which such holder’s shares are convertible.

Note 5 - Related party transactions

The Company incurred consulting fees with a former employee who is a current board member and consulting fees with another founder of the Company during the years December 31, 2013 and 2012. For the years ended December 31, 2013 and 2012, the Company owed these individuals approximately $240,000 and $195,000, respectively. For the years ended December 31, 2013 and 2012 and for the period from May 5, 2006 (Inception) through December 31,

15

MabVax Therapeutics, Inc.

(a Development Stage Company)

Notes to Financial Statements (unaudited)

December 31, 2013 and 2012 and for the

Period from May 5, 2006 (Inception) through December 31, 2013

2013, expenses charged to the related parties were approximately $45,000, $55,000 and $240,000, respectively. In February 2014, the Company issued 160,000 shares of common stock to the related parties in exchange for cancellation of $240,000 in related party liabilities for consulting services.

Note 6 - Stockholders’ deficit

Common stock

In May 2006, in conjunction with the founding of the Company, 825,000 shares of common stock were issued to founders, at $0.001 a share, for total consideration of $825 in cash.

In January 2012, the Company issued 4,416 shares of common stock to an employee who exercised fully vested stock options to purchase common stock for $469 having an intrinsic value of $4,990 at the time of exercise.

Stock Incentive Plan

In September 2008, the Company’s stockholders approved the 2008 Stock Incentive Plan (the “Stock Plan”,) which became effective in September 2008 and under which 235,714 shares of the Company’s common stock were initially reserved for issuance to employees, non-employee directors and consultants of the Company. In November 2012, the Company increased the authorized shares under the plan to 560,947. The Stock Plan provides for the grant of incentive stock options, non-incentive stock options, stock appreciation rights, restricted stock awards, and restricted stock unit awards to eligible recipients. The maximum term of options granted under the Stock Plan is ten years. Employee option grants will generally vest 25% on the first anniversary of the original vesting date, and the balance vests monthly over the next three years. The vesting schedules for grants to non-employee directors and consultants will be determined by the Company’s Compensation Committee. Stock options are generally not exercisable prior to the applicable vesting date, unless otherwise accelerated under the terms of the applicable stock plan agreement.

16

MabVax Therapeutics, Inc.

(a Development Stage Company)

Notes to Financial Statements (unaudited)

December 31, 2013 and 2012 and for the

Period from May 5, 2006 (Inception) through December 31, 2013

The following table summarizes stock option activity as of December 31, 2013 and 2012, and the changes for the years then ended:

		Weighted-Average	Aggregate
	Options	Exercise	Intrinsic
	Outstanding	Price	Value
Outstanding at December 31, 2011	200,500	$0.21	$667,665
Options granted	20,500	0.40
Options canceled	(5,584)	0.40
Options exercised	(4,416)	0.11

Outstanding at December 31, 2012	211,000	0.23	698,410
Options granted	336,000	0.40
Options canceled	—	—
Options exercised	—	—

Outstanding and expected to vest at December 31, 2013	547,000	$0.34	$1,750,400

Vested and exercisable at December 31, 2013	186,958	$0.21	$662,570

The Company uses the Black-Scholes valuation model to calculate the fair value of stock options. The fair value of employee stock options was estimated at the grant dates using the following assumptions:

	Year Ended December 31,
	2013	2012
Weighted-average grant date fair value	$3.26	$1.86
Dividend yield	—	—
Volatility	86%	80%
Risk-free interest rate	0.57%	1.2%
Expected life of options	5.0 years	5.0 years

The assumed dividend yield was based on the Company’s expectation of not paying dividends in the foreseeable future. Due to the Company’s limited historical data, the estimated volatility incorporates the historical and implied volatility of comparable companies whose share prices are publicly available. The risk-free interest rate assumption was based on the U.S. Treasury’s rates for U.S. Treasury zero-coupon bonds with maturities similar to those of the expected term of the award being valued. The weighted average expected life of options was estimated using the comparable companies.

The total stock-based compensation recorded as research and development expenses was $166,796, $59,112 and $327,846 for the years ended December 31, 2013 and 2012 and for the period from May 5, 2006 (Inception) through December 31, 2013, respectively. The total stock-based compensation recorded as general and administrative expenses was $159,848, $41,622 and $281,078 for the years ended December 31, 2013 and 2012 and for the period from May 5, 2006 (Inception) through December 31, 2013, respectively.

The weighted average remaining contractual life of stock options outstanding at December 31, 2013 is 8.1 years.

The total unrecognized compensation cost related to unvested stock option grants as of December 31, 2013 was $907,827 and the weighted average period over which these grants are expected to vest is 1.8 years.

17

MabVax Therapeutics, Inc.

(a Development Stage Company)

Notes to Financial Statements (unaudited)

December 31, 2013 and 2012 and for the

Period from May 5, 2006 (Inception) through December 31, 2013

Common stock reserved for future issuance

Common stock reserved for future issuance consists of the following at December 31, 2013:

Common stock reserved for conversion of preferred stock	2,253,391
Common stock options outstanding	547,000
Authorized for future grant or issuance under the Stock Plan	9,531

Total	2,809,922

Note 7 - Commitments and contingencies

Litigation

In the normal course of business, the Company may be named as a defendant in one or more lawsuits. Management is currently not aware of any pending lawsuits.

Operating lease

The Company leases its corporate office and laboratory space under an operating lease that, as amended on August 1, 2010, expires on July 31, 2015. The lease contains an option to cancel at various dates prior to the termination date by paying a cancellation penalty. Through the end of the five-year lease term, the lease provides for an average monthly base rent of $10,843 in 2014 and $11,017 in 2015 until the end of the lease. The Company has provided a refundable security deposit of $11,017 to secure its obligations under the lease, which has been included in other assets in the accompanying financial statements.

Minimum future annual operating lease obligations are as follows for the years ending December 31:

2014	$130,117
2015	77,117

$207,234

Rental expense for the years ended December 31, 2013 and 2012 and for the period from May 5, 2006 (Inception) through December 31, 2013 under the above lease totaled $138,783, $130,077 and $633,237, respectively.

18

MabVax Therapeutics, Inc.

(a Development Stage Company)

Notes to Financial Statements (unaudited)

December 31, 2013 and 2012 and for the

Period from May 5, 2006 (Inception) through December 31, 2013

Note 8 - Income taxes

The components of the provision for income taxes for the years ended December 31, 2013 and 2012 are as follows:

	2013	2012
Current:
Federal	$—	$—
State	—	—

	—	—

Deferred:
Federal	(1,314,400)	(996,500)
State	(228,200)	(170,900)

	(1,542,600)	(1,167,400)
Less valuation allowance	1,542,600	1,167,400

Income tax expense	$—	$—

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s net deferred tax assets are as follows as of December 31, 2013 and 2012:

	2013	2012
Deferred tax assets:
Net operating loss carryforwards and credits	$4,932,000	$3,474,000
Tax credits	90,000	—
Accrued expenses and other	35,500	40,900

Total deferred tax assets	5,057,500	3,514,900
Less valuation allowance	(5,057,500)	(3,514,900)

Net deferred tax assets	$—	$—

The Company has evaluated the available evidence supporting the realization of its gross deferred tax assets, including the amount and timing of future taxable income, and has determined that it is more likely than not that the deferred tax assets will not be realized. Due to such uncertainties surrounding the realization of the Company’s deferred tax assets, the Company maintains a valuation allowance of $5,057,500 against its deferred tax assets as of December 31, 2013. Realization of the deferred tax assets will be primarily dependent upon the Company’s ability to generate sufficient taxable income prior to the expiration of its net operating losses.

As of December 31 2013, the Company had net operating loss carryforwards of approximately $12,376,000 and $12,416,000 for Federal and state income tax purposes, respectively. These may be used to offset future taxable income and will begin to expire in varying amounts in 2028 to 2033. The Company also has research and development credits of approximately $77,000 and $13,000 for Federal and state income tax purposes, respectively. The Federal credits may be used to offset future taxable income and will expire in 2033. The state credits may be used to offset future taxable income, and such credits carryforward indefinitely.

19

MabVax Therapeutics, Inc.

(a Development Stage Company)

Notes to Financial Statements (unaudited)

December 31, 2013 and 2012 and for the

Period from May 5, 2006 (Inception) through December 31, 2013

The Company is subject to taxation in the U.S. and California jurisdictions. Currently, no historical years are under examination. The Company’s tax years ending December 31, 2013 and 2012 are subject to examination by the U.S. and state taxing authorities due to the carryforward of unutilized net operating losses and research and development credits.

Utilization of the Company’s net operating loss carryforwards and research and development credit carryforwards may be subject to a substantial annual limitation due to an “ownership change” that may have occurred, or that could occur in the future, as defined and required by Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), as well as similar state provisions. These ownership changes may limit the amount of net operating loss carryforwards and research and development credit carryforwards, and other tax attributes that can be utilized annually to offset future taxable income and tax, respectively. Any limitation may result in the expiration of a portion of the net operating loss carryforwards or research and development credit carryforwards before utilization.

In general, an “ownership change” results from a transaction or series of transactions over a three-year period resulting in an ownership change of more than 50% of the outstanding stock of a company by certain stockholders or public groups. The Company intends to complete a study in the future to assess whether an ownership change has occurred or whether there have been multiple ownership changes since the Company’s formation, and will complete such study before the use of any of the aforementioned attributes.

The provision for income taxes differs from the amount computed by applying the U.S. Federal statutory tax rate (34% in 2013 and 2012) to income taxes as follows:

	2013	2012
Tax benefit computed at 34%	$(1,375,300)	$(1,031,100)
State tax provision, net of Federal tax benefit	(227,400)	(170,100)
Change in valuation allowance	1,542,600	1,167,300
Other	60,100	33,900

Tax provision (benefit)	$—	—

Note 9 - 401(k) plan

The Company maintains a defined contribution 401(k) plan available to eligible employees. Employee contributions are voluntary and are determined on an individual basis, limited to the maximum amount allowable under Federal tax regulations. The Company, at its discretion, may make certain contributions to the 401(k) plan. From May 5, 2006 (Inception) through December 31, 2013, no such contributions were made.

20

MabVax Therapeutics, Inc.

(a Development Stage Company)

Notes to Financial Statements (unaudited)

December 31, 2013 and 2012 and for the

Period from May 5, 2006 (Inception) through December 31, 2013

Note 10 - Subsequent events

GigaGen, Inc. agreement

In January 2014, the Company entered into a Material Transfer Agreement with GigaGen, Inc. that is directed to a project for the evaluation of human immune responses to vaccination against specific cancer antigens (the “GigaGen Agreement”). MabVax will provide certain materials and GigaGen will use its proprietary technology to analyze the immune response and identify novel human antibody sequences. Each company is responsible for its own expenses. No funds were transferred to either party, and there are no other financial obligations stated in the GigaGen Agreement. Unless otherwise terminated in accordance with its terms, the GigaGen Agreement will expire upon the one-year anniversary.

Sialix, Inc. Letter agreement

In January 2014, the Company signed a Letter Agreement (the “Letter Agreement”) with Sialix, Inc. (“Sialix”) which modified certain terms of a Material Transfer Agreement (“MTA”) which the Company entered into in December 2013. Under the MTA, the Company provided certain antibody materials for testing and evaluation by Sialix. The Letter Agreement provided that MabVax would not provide the same materials to a third-party for the six-month period in which Sialix is conducting their testing. No funds were transferred to either party, and there are no other financial obligations in the Letter Agreement. The Letter Agreement will terminate at the end of July 2014 and the MTA will terminate in December 2014.

Series C preferred stock purchase agreement

On February 12, 2014, the Company entered into a Securities Purchase Agreement and issued 3,697,702 shares of Series C-1 convertible preferred stock, warrants to purchase 7,395,404 of common stock at $1.00 a share (the “Common Warrants”) and warrants to purchase 1,848,851 shares of Series C-1 convertible preferred stock at $0.83 a share (the “C-1 Warrants”), respectively, for aggregate gross proceeds of $3,100,000, net of issuance costs of $31,345 (the “Series C Financing”). The Common Warrants expire February 13, 2022, and the C-1 Warrants expire upon registration of the shares of common stock of the Company (or a successor entity) under the Securities Act of 1934 ( the “1934 Act”).

In connection with the Series C Financing, the Company agreed to use its reasonable best efforts to raise at least an additional $3,750,000 through the sale and issuance of shares of common stock initially intended to be at $2.76 per share (the “Subsequent Capital Raise”). Substantially all of the investors in the Series C-1 Financing executed a financing commitment letter to purchase a pro rata number of shares of common stock at the lower of $4.19 a share and the lowest price paid in the Subsequent Capital Raise, representing in the aggregate at least $750,000, subject to certain terms and conditions that the Company may or may not meet, including raising at least $3,000,000 from new investors in the Subsequent Capital Raise. In addition, each such commitment letter provides that, in the event that less than $3,000,000 from new investors in the Subsequent Capital Raise and subject to certain terms and conditions that the Company may or may not meet, each investor party to such letter shall purchase shares of a to be authorized series of preferred stock designated as Series C-2 convertible preferred stock at $4.19 per share and in the aggregate amount of up to $3,000,000.

21

MabVax Therapeutics, Inc.

(a Development Stage Company)

Notes to Financial Statements (unaudited)

December 31, 2013 and 2012 and for the

Period from May 5, 2006 (Inception) through December 31, 2013

The rights, preferences and privileges of the Series C-1 convertible preferred stock and the Series C-2 convertible preferred stock (collectively, the “Series C”) are substantially the same, with the only material difference being the liquidation preference and conversion price of each such series, which is initially equal to their respective issuance price. The holders of Series C may require that the Company redeem their shares of Series C, including any accrued but unpaid dividends, upon the occurrence of any of the following events (each, a “Triggering Event”): the suspension of trading of common stock following registration of such shares, the failure to issue shares of common stock upon conversion of any Series C, the failure to authorize sufficient shares of common stock to permit the conversion of all outstanding Series C and exercise of all Common Warrants and C Warrants, failure to make certain required payments to the holders in excess of $25,000, a default on indebtedness in the aggregate amount of $100,000, bankruptcy events, judgments requiring payments in excess of $100,000, consummation of a change of control with an entity which does not have a class of securities registered for trading, failure of the Company to initiate the process of becoming publicly traded (either through a merger into a public company or the filing of a registration statement) within 4 months of the closing of the Series C Financing, failure to complete such merger within one year or such registration within 4 months of the closing of the Series C Financing, issuance of common stock in violation of certain restrictions relating to employee equity, issuance of debt in violation of any agreement relating to the Series C Financing, failure to convert the Series A or Series B Preferred Stock on or prior to the date the Company becomes publicly tradable, any deviation of 20% or more from the annual budget approved by such holders, any deviation of 5% or more with respect to auditing and investors’ relations expenses, failure to deliver the 2013 audited financials within 45 days of the closing of the Series C Financing, any deviation of any line item of the 2013 audited financials from those set forth in the 2013 unaudited financials delivered in connection with the Series C Financing or a breach of any representation, warranty, covenant or other term or condition of any agreement relating to the Series C Financing. Certain Triggering Events had occurred as of May 9, 2014, but were subsequently waived by the holders of Series C.

Series C

Conversion

The holders of Series C-1 and Series C-2 may at any time voluntarily convert each share into a number of fully paid shares of common stock determined by dividing the liquidation preference (described below) by the initial conversion price of $0.84 and $4.19 per share, respectively. Conversion is subject to (a) proportional adjustment for certain dilutive issuances, splits, combinations and other recapitalizations or reorganizations and (b) a full ratchet anti-dilution adjustment upon issuance of shares of common stock (or securities convertible into shares of common stock) at a price per share (or with a conversion or exercise price per share) less than the applicable conversion price, and subject to customary carve outs and exclusions.

22

MabVax Therapeutics, Inc.

(a Development Stage Company)

Notes to Financial Statements (unaudited)

December 31, 2013 and 2012 and for the

Period from May 5, 2006 (Inception) through December 31, 2013

Under the terms described for a mandatory conversion, all outstanding Series C shares shall be automatically converted into shares of Common Stock upon the affirmative election of the holders of a majority of the issued and outstanding shares of Series C. In the event that the Company does not issue the shares of common stock upon conversion of any Series C shares, certain penalties, which may be paid in the form of cash or additional shares of common stock, will accrue. The number of shares of common stock issuable upon conversion of Series C held by any particular holder, together with all affiliates of such holder, is capped at 4.99% of the issued and outstanding shares of common stock of the Company. Any shares in excess of such amount will be held in abeyance until such time as the issuance of such shares of common stock would not put such holder, together will all affiliates of such holder, above 4.99%. An individual holder may elect to increase this limit to up to 9.99% effective 61 days after providing notice to the Company.

Dividends

The holders of Series C are entitled to cumulative cash dividends of 8% per annum, when and if declared by the Board of Directors. Such dividends are in preference to and prior to any payment of any dividend on Series B, Series A or common stock. If any dividend is declared and paid on any common stock, Series B or Series A, a dividend shall be declared and paid on Series C preferred stock on an “as converted” basis.

Liquidation preference

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, Series C-1 and C-2 stockholders shall be paid an amount equal to $0.84 and $4.19 per share, respectively, plus all accrued dividends, as adjusted to reflect any stock splits, stock dividends or other recapitalization. In addition, after setting apart or paying in full the Series C, Series A and B liquidation preference, any remaining assets of the Company available for distribution to stockholders, if any, shall be distributed to all stockholders of the Company with holders of preferred stock participating on an as converted basis without actually converting their preferred stock into common stock.

In the event that upon liquidation or dissolution, the assets and funds of the Company are insufficient to permit the payment to preferred stockholders of the full preferential amounts, then the entire assets and funds of the Company legally available for distribution are to be distributed ratably first to the holders of Series C, second to holders of Series B redeemable convertible preferred stock, third to the holders of Series A redeemable convertible preferred stock and fourth on a pro rata basis to all stockholders of the Company on an as-converted basis.

Voting rights

Each holder of Series C redeemable convertible preferred stock is entitled to the number of votes equal to the number of shares of common stock into which such holder’s shares are convertible. In addition, the consent of the Required Holders is required in certain circumstances.

23

MabVax Therapeutics, Inc.

(a Development Stage Company)

Notes to Financial Statements (unaudited)

December 31, 2013 and 2012 and for the

Period from May 5, 2006 (Inception) through December 31, 2013

Merger transaction

On May 12, 2014, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Telik, Inc. (“Telik”), and Tacoma Acquisition Corp., Inc., a Delaware corporation and wholly-owned subsidiary of Telik (the “Merger Sub”).

Upon the terms and subject to the satisfaction of the conditions described in the Merger Agreement, including approval of the transaction by Telik’s stockholders, upon the consummation of the merger, the Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Telik. The Merger is intended to qualify as a tax-free reorganization for U.S. Federal income tax purposes.

At the effective time of the Merger: (a) all shares of the Company’s Series A Preferred Stock and Series B Preferred Stock shall be automatically converted into shares of the Company’s Common Stock, (b) all outstanding shares of the Company’s Common Stock would be converted into and exchanged for shares of Telik’s Common Stock, par value $0.01 per share (the “Common Stock”), (c) all outstanding shares of the Company’s Series C-1 Preferred Stock would be converted into and exchanged for shares of Telik’s Series A-1 Preferred Stock, par value $0.01 per share (the “Series A-1 Preferred Stock”), (d) each outstanding shares of the Company’s series C-2 preferred stock would be converted into and exchanged for shares of Telik’s Series A-2 Preferred Stock, par value $0.01 per share, (the “Series A-2 Preferred Stock” and together with the Series A-1 Preferred Stock, the “Preferred Stock”) (e) each outstanding Company option and warrant to purchase the Company’s common stock would become options and warrants to purchase Telik’s Common Stock, and (f) each outstanding Company warrant to purchase the Company’s preferred stock would be cancelled for no consideration.

Under the exchange ratio formula in the Merger Agreement, as of immediately after the Merger, the former MabVax stockholders are expected to own approximately 85% of the aggregate number of shares of Telik’s Common Stock and Telik’s Preferred Stock (on a fully diluted and as-converted basis) and the former Telik stockholders as of immediately prior to the Merger (including the new stockholders of Telik that could result as part of any potential financing prior to the merger are expected to own approximately 15% of Telik’s aggregate number of Common Stock and Preferred Stock (on a fully diluted and as converted to Common Stock basis). Under certain circumstances relating to the delisting of the shares of Telik’s Common Stock from the NASDAQ Capital Market, the above referenced ownership split of 85%/15% will be adjusted and revised to 95%/5%.

The Merger Agreement contains customary representations, warranties and covenants made by Telik and MabVax, including covenants relating to obtaining the requisite approvals of the stockholders of Telik and MabVax, indemnification of directors and officers, and Telik’s and MabVax’s conduct of their respective businesses between the date of signing the Merger Agreement and the closing of the Merger.

24

MabVax Therapeutics, Inc.

(a Development Stage Company)

Notes to Financial Statements (unaudited)

December 31, 2013 and 2012 and for the

Period from May 5, 2006 (Inception) through December 31, 2013

The issuance of Telik’s shares of Common Stock and Preferred Stock in the Merger and in the Subsequent Capital Raise described above, amendments of the Telik charter related to an increase in the authorized number of shares of Telik Common Stock and Preferred Stock and a potential reverse stock split to maintain Nasdaq listing maintenance standards and other transactions contemplated by the Merger Agreement are subject to approval by Telik’s stockholders. The Merger is subject to other customary closing conditions, including, among other things, the accuracy of the representations and warranties, subject to certain materiality qualification, compliance by the parties with their respective covenants, the existence of certain working capital for Telik and no existence of any law or order preventing the Merger and related transactions.

The Merger Agreement contains certain termination rights for both Telik and MabVax, and provides for the payment of a termination fee of $375,000 by Telik to MabVax upon termination of the Merger Agreement under specified circumstances.

MabVax’s stockholders adopted the Merger Agreement on May 12, 2014.

Dawson James engagement agreement

In March 2014, the Company entered into an Engagement Agreement with Dawson James (“Dawson” and the “Dawson Agreement”), in which the Company retained Dawson to advise and structure a series of capital market activities and transactions. The Dawson Agreement is a non-exclusive agreement for a one-year period and may be terminated earlier by either party.

Gallus Biopharmaceuticals agreement

In April 2014, the Company entered into an agreement for development and manufacturing services with Gallus BioPharmaceuticals pursuant to which Gallus will manufacture clinical supplies of MabVax’s recombinant fully-human antibody development product designated 5B1 (the “Gallus Agreement”). As consideration for the services provided in the Agreement, the Company expects to pay Gallus $2,400,000 over the 15 month life of the contract. Unless otherwise terminated in accordance with its terms, the Gallus Agreement will expire upon completion of the Services or after a period of five years.

25

EXHIBIT A

Definitions

“Affiliate” means with respect to any Person, any other Person controlling, controlled by, or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble and shall include the Exhibits and Schedules annexed hereto or referred to herein.

“Business Day” means any day other than (a) a Saturday or Sunday, or (b) a day on which commercial banks and savings and loan institutions are authorized or required by Laws to be closed in the State of New York.

“Certificate of Merger” has the meaning set forth in Section 1.3.

“Closing” has the meaning set forth in Section 1.3.

“Closing Date” has the meaning set forth in Section 1.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Exchange Ratio” has the meaning set forth in Schedule II.

“Company” has the meaning set forth in the Preamble.

“Company Backstop Stock Financing” means the sale and issuance of a number of shares of Company Series C-2 Preferred Stock in a private placement at one or more closings to be held after the final closing of the Company Common Stock Financing. The aggregate proceeds from the sale of shares of Company Series C-2 Preferred Stock issuable in the Company Backstop Financing shall not exceed (x) $3,000,000 minus (y) the aggregate proceeds from the sale of shares of Company Common Stock issued in the Company Common Stock Financing.

“Company Balance Sheet” has the meaning set forth in Section 2.5(a).

“Company Board Recommendation” has the meaning set forth in Section 5.2(a)(ii).

“Company Business” means the business of the Company as currently conducted.

“Company Bylaws” has the meaning set forth in Section 2.1.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Charter” has the meaning set forth in Section 2.1.

“Company Common Stock” means the common stock, $0.001 par value per share, of the Company.

“Company Common Stock Financing” means the sale and issuance of shares of the Company’s Common Stock for aggregate proceeds of up to $3,750,000 in a private placement at one or more closings to be held on or prior to May 31, 2014.

“Company Contingent Workers” has the meaning set forth in Section 2.15(b).

“Company Contract” means any Contract together with any amendments, waivers or other modifications thereto, (a) to which the Company is a party or (b) by which the Company or any of the Company’s properties are bound, or (c) under which the Company has or may acquire any right or interest.

“Company Copyrights” has the meaning set forth in Section 2.9(a).

“Company Disclosure Schedule” has the meaning set forth in Section 2.

“Company Employee Program” has the meaning set forth in Section 2.14(a).

“Company Financial Statements” has the meaning set forth in Section 2.5(a).

“Company Intellectual Property” means all Intellectual Property owned by the Company or any of its Subsidiaries or used or held for use by the Company or any of its Subsidiaries in the Company Business and all Company Products. “Company Intellectual Property” includes, without limitation, Company Products, Company Patents, Company Marks, Company Copyrights and Company Trade Secrets.

“Company Lease” means the lease, license, sublease or other occupancy agreements and all amendments, modifications, supplements, and assignments thereto, together with all exhibits, addenda, riders and other documents constituting a part thereof for each parcel of the Company Leased Real Property.

“Company Leased Real Property” means the real property leased, subleased or licensed by the Company, and the real property leased, subleased or licensed by the Company as tenant, subtenant, licensee or other similar party, together with, to the extent leased, licensed or owned by the Company or its Subsidiaries, all buildings and other structures, facilities or leasehold improvements, currently or hereafter located thereon.

“Company Licenses-In” has the meaning set forth in Section 2.9(a).

“Company Licenses-Out” has the meaning set forth in Section 2.9(a).

“Company Marks” has the meaning set forth in Section 2.9(a).

“Company Material Adverse Effect” means any change, circumstance, condition, development, effect, event, occurrence, result or state of facts (“Effect”) that, individually or when taken together with any other Effect, has or would reasonably be expected to (a) have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company, except that none of the following shall be taken into account in determining whether there has been a Company Material Adverse Effect: (i) changes in general economic or political conditions or the securities market in general (whether as a result of acts of terrorism, war (whether or not declared), armed conflicts or otherwise) to the extent they do not disproportionately affect the Company; (ii) changes in or affecting the industries in which the Company operates to the extent they do not disproportionately affect the Company in any material respect; (iii) changes, effects or circumstances resulting directly from the announcement or pendency of this Agreement or the consummation of the Contemplated Transactions; (iv) any specific action taken at the written request of Parent or Merger Sub or expressly required by this Agreement (except pursuant to Sections 4.1, 4.3 and 4.4); (v) continued losses from operations or decreases in cash balances of Company solely to the extent consistent with past practices and made in the ordinary course of business, or (b) prevent or materially delay the ability of Company to consummate the Contemplated Transactions.

“Company Material Contract” has the meaning set forth in Section 2.10.

“Company Owned Real Property” means the real property in which the Company or its Subsidiaries has any fee title (or equivalent).

“Company Patents” has the meaning set forth in Section 2.9(a).

“Company Permits” means all permits, licenses, variances, registrations, exemptions, Orders, consents and approvals from the FDA, all authorizations required under the FDCA and any other Company Regulatory Agency necessary for the lawful operating of the businesses of the Company as currently conducted.

“Company Preferred Stock” means collectively shares of Company Series A Preferred Stock, Company Series B Preferred Stock, Company Series C-1 Preferred Stock and, to the extent applicable, the Company Series C-2 Preferred Stock.

“Company Products” means products offered for sale, license, lease or other use in connection with the Company Business.

“Company Regulatory Agency” means the FDA and any other Governmental Authority that regulates the quality, identity, strength, purity, safety, efficacy or manufacturing of Company Products.

“Company Rejection” means the rejection of, or the termination of the listing of the Parent Common Stock on the NASDAQ Capital Market as a direct result of, the NASDAQ Filings; provided, however that the Parent is otherwise in compliance with the NASDAQ listing requirements that are not related to the procedural aspects of the NASDAQ Filings and such rejection or termination did not result from the Parent’s failure to timely file the NASDAQ Filings in substantially the form provided to the Parent or otherwise comply with the procedural requirements of the NASDAQ Capital Market applicable to such filings (except for failure to timely file or comply with such procedural requirements due to the Company’s failure to provide information, documents and necessary support in a timely manner).

“Company Series A Preferred Stock” means shares of the Series A Preferred Stock of the Company, $0.001 par value per share.

“Company Series B Preferred Stock” means shares of the Series B Preferred Stock of the Company, $0.001 par value per share.

“Company Series C-1 Preferred Stock” means shares of the Series C-1 Preferred Stock of the Company, $0.001 par value per share.

“Company Series C-2 Preferred Stock” means shares of the Series C-2 Preferred Stock of the Company, $0.001 par value per share.

“Company Stock Certificate” has the meaning set forth in Section 1.6.

“Company Stock Option” or “Company Stock Options” means options to purchase Company Common Stock issued under any of the Company Stock Option Plans.

“Company Stock Option Plans” means the Company’s 2008 Equity Incentive Plan and the Company’s 2014 Employee, Director and Consultant Equity Incentive Plan.

“Company Stockholder Approval” has the meaning set forth in Section 2.22.

“Company Stockholder Written Consent” has the meaning set forth in the Recitals.

“Company Stockholders” shall mean the holders of the capital stock of the Company immediately prior to the Effective Time.

“Company Trade Secrets” has the meaning set forth in Section 2.9(k).

“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement, dated as of March 7, 2014, by and between the Company and Parent.

“Contemplated Transactions” means the transactions proposed under this Agreement, including the Merger.

“Contract” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement or other contract, agreement, arrangement, understanding, obligation, commitment or instrument that is legally binding, whether written or oral.

“D&O Indemnified Parties” has the meaning set forth in Section 5.5(a).

“DGCL” means the Delaware General Corporation Law.

“Dissenting Shares” has the meaning set forth in Section 1.8(a).

“Effective Time” has the meaning set forth in Section 1.3.

“Employee Program” means (A) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; (B) all stock option, stock purchase, restricted stock, stock appreciation right, phantom stock, bonus or incentive award plans or agreements, severance pay policies or agreements, deferred compensation arrangements, supplemental income arrangements, vacation plans or fringe benefits, and all other employee benefit plans, agreements, and arrangements not described in (A) above, including without limitation, any arrangement intended to comply with Code Section 120, 125, 127, 129 or 137; and (C) all plans or arrangements providing compensation to employee and non-employee directors. In the case of an Employee Program funded through a trust described in Code Section 401(a) or an organization described in Code Section 501(c)(9), or any other funding vehicle, each reference to such Employee Program shall include a reference to such trust, organization or other vehicle.

“Encumbrance” means any mortgage, deed of trust, pledge, security interest, attachment, hypothecation, lien (statutory or otherwise), violation, charge, lease, license, option, right of first offer, right of first refusal, encumbrance, servient easement, deed restriction, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind or charge of any kind (including, without limitation, any conditional sale or title retention agreement or lease in the nature thereof) or any agreement to file any of the foregoing, any sale of receivables with recourse against either the Company, Parent or any of their respective Subsidiaries as the case may be, or any subsidiary, stockholder or Affiliate thereof, and any filing or agreement to file any financing statement as debtor under the Uniform Commercial Code or any similar statute.

“Environment” means soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata and ambient air and biota living in or on such media.

“Environmental Laws” means Laws relating to protection of the Environment or the protection of human health as it relates to the Environment, including, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Endangered Species Act and similar foreign, federal, state and local Laws as in effect on the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning ascribed thereto in Sections 2.14(h)(ii) and 3.14(h)(ii) hereof, as applicable.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 1.7(a).

“Exchange Fund” has the meaning set forth in Section 1.7(a).

“Excluded Representations” means the representations and warranties set forth in Sections 3.7(b), 3.9(b), 3.9(c), 3.9(e), 3.12(b), 3.15(c) and 3.15(d).

“Form S-3” has the meaning set forth in Section 5.8(a).

“FDA” means the U.S. Food and Drug Administration

“FDCA” means the Federal Food, Drug and Cosmetic Act of 1938, as amended

“GAAP” means generally accepted accounting principles and practices in effect from time to time within the United States applied consistently throughout the period involved.

“Governmental Authority” means any U.S. or foreign, federal, state, or local governmental commission, board, body, bureau, or other regulatory authority, agency, including courts and other judicial bodies, or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing. For the avoidance of doubt, Governmental Authority shall also include NASDAQ and any other stock exchange.

“Hazardous Material” means any pollutant, toxic substance, hazardous waste, hazardous materials, hazardous substances, petroleum or petroleum-containing products as defined in, or listed under, any Environmental Law.

“Health Care Law” has the meaning set forth in Section 2.12(b).

“Indebtedness” means Liabilities (a) for borrowed money, (b) evidenced by bonds, debentures, notes or similar instruments, (c) upon which interest charges are customarily paid (other than obligations accepted in connection with the purchase of products or services in the ordinary course of business and, for the avoidance of doubt, with respect to dividends on any equity security), (d) of others secured by (or which the holder of such Liabilities has an existing right, contingent or otherwise, to be secured by) any Encumbrance or security interest on property owned or acquired by the Person in question whether or not the obligations secured thereby have been assumed, (e) under leases required to be accounted for as capital leases under GAAP, or (f) guarantees relating to any such Liabilities. Notwithstanding the foregoing, for all purposes hereunder, Indebtedness shall not include any payables among the Company or Parent, on the one hand, and any of their respective Subsidiaries, and guarantees, if any, among the Company or Parent on the one hand, and any of their respective Subsidiaries in connection with their respective transfer pricing arrangements.

“Intellectual Property” means any and all of the following, as they exist throughout the world: (A) patents, patent applications of any kind, patent rights, inventions, discoveries and invention disclosures (whether or not patented) (collectively, “Patents”); (B) rights in registered and unregistered trademarks, service marks, trade names, trade dress, logos, packaging design, slogans and Internet domain names, and registrations and applications for registration of any of the foregoing (collectively, “Marks”); (C) copyrights in both published and unpublished works, including without limitation all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above (collectively, “Copyrights”); (D) rights in know-how, trade secrets, confidential or proprietary information, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, Beta testing procedures and Beta testing results (collectively, “Trade Secrets”) that derive value from not being known or readily ascertainable; (E) any and all other intellectual property rights and/or proprietary rights relating to any of the foregoing; and (F) goodwill, franchises, licenses, permits, consents, approvals, and claims of infringement and misappropriation against third parties.

“IRS” means the Internal Revenue Service of the United States.

“Knowledge of Parent” means the actual knowledge of Michael Wick and Wendy Wee, after due inquiry by each such individual of each such individual’s direct reports.

“Knowledge of the Company” means the actual knowledge of J. David Hansen and Gregory P. Hanson, after due inquiry by each such individual of each such individual’s direct reports.

“Law” or “Laws” means any federal, state, local, municipal, foreign (including foreign political subdivisions) or other law, Order, statute, constitution, principle of common law or equity, resolution, ordinance, code, writ, edict, decree, consent, approval, concession, franchise, permit, rule, regulation, judicial or administrative ruling, franchise, license, judgment, injunction, treaty, convention or other governmental certification, authorization or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority, and the term “applicable” with respect to such Laws and in the context that refers to one or more Persons means that such Laws apply to such Person or Persons or its or their business, undertaking, property or security and put into effect by or under the authority of a Governmental Authority having jurisdiction over the Person or Persons or its or their business, undertaking, property or security.

“Legal Proceeding” means any action, arbitration, cause of action, claim, complaint, criminal prosecution, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice by any Person alleging potential liability.

“Liability” has the meaning set forth in Section 2.11.

“Merger” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Preamble.

“Multiemployer Plan” means an employee pension benefit plan or welfare benefit plan described in Section 4001(a)(3) of ERISA.

“NASDAQ Filings” has the meaning set forth in Section 5.16.

“Official” has the meaning set forth in Section 2.21.

“Ordinary Course of Business” means with respect to a Party, the ordinary and usual course of normal day-to-day operations of such Party.

“Order” means any judgment, order, writ, injunction, ruling, decision or decree of, or any settlement under the jurisdiction of, any court or Governmental Authority.

“Parent” has the meaning set forth in the Preamble.

“Parent Business” means the business of Parent and any Subsidiary as currently conducted.

“Parent Bylaws” means the Amended and Restated By-laws of Parent, as amended and in effect on the date hereof.

“Parent Change of Recommendation” has the meaning set forth in Section 4.5(b)(iii).

“Parent Charter” means the Amended and Restated Certificate of Incorporation of Parent, as amended and in effect on the date hereof.

“Parent Common Stock” means the common stock, par value $0.01 per share, of Parent.

“Parent Common Stock Warrant” means warrants exercisable to purchase shares of Parent Common Stock in substantially the form attached hereto as Exhibit G.

“Parent Contract” means any Contract together with any amendments, waivers or other modifications thereto, to which Parent is a party.

“Parent Copyrights” has the meaning set forth in Section 3.9(a).

“Parent Contingent Workers” has the meaning set forth in Section 3.15(b).

“Parent Disclosure Schedule” has the meaning set forth in Section 3.

“Parent Employee Programs” has the meaning set forth in Section 3.14(a).

“Parent Financial Statements” has the meaning set forth in Section 3.5(d).

“Parent Intellectual Property” means all Intellectual Property owned by the Parent or any of its Subsidiaries or used or held for use by the Parent or any of its Subsidiaries in the Parent Business and all Parent Products. “Parent Intellectual Property” includes, without limitation, Parent Products, Parent Patents, Parent Marks, Parent Copyrights and Parent Trade Secrets.

“Parent Leased Real Property” means the real property leased, subleased or licensed by Parent, or any Subsidiary thereof, that is related to or used in connection with the Parent Business, and the real property leased, subleased or licensed by Parent or any Subsidiary thereof, in each case, as tenant, subtenant, licensee or other similar party, together with, to the extent leased, licensed or owned by Parent or any Subsidiary thereof, all buildings and other structures, facilities or leasehold improvements, currently or hereafter located thereon.

“Parent Leases” means the lease, license, sublease or other occupancy agreements and all amendments, modifications, supplements, and assignments thereto, together with all exhibits, addenda, riders and other documents constituting a part thereof for each parcel of Parent Leased Real Property.

“Parent Licenses-In” has the meaning set forth in Section 3.9(a).

“Parent Licenses-Out” has the meaning set forth in Section 3.9(a).

“Parent Net Working Capital” means, as of a given date, the current assets, including cash, of Parent minus the current liabilities of Parent, as determined in accordance with GAAP.

“Parent Marks” has the meaning set forth in Section 3.9(a).

“Parent Material Adverse Effect” means any Effect that, individually or when taken together with any other Effects, has or would reasonably be expected to (a) have a material adverse effect on the liabilities of Parent and its Subsidiaries, taken as a whole, except that none of the following shall be taken into account in determining whether there has been a Parent Material Adverse Effect: (i) changes in general economic or political conditions or the securities market in general (whether as a result of acts of terrorism, war (whether or not declared), armed conflicts or otherwise) to the extent they do not disproportionately affect Parent and its Subsidiaries, taken as a whole; (ii) changes in or affecting the industries in which Parent operates to the extent they do not disproportionately affect Parent and its Subsidiaries, taken as a whole, in any material respect; (iii) changes, effects or circumstances resulting directly from the announcement or pendency of this Agreement or the consummation of the Contemplated Transactions; (iv) any specific action taken at the written request of the Company or expressly required by this Agreement; (v) any changes in or affecting research and development, clinical trials or other drug development activities conducted by or on behalf of Parent or its Subsidiaries in respect of Parent Products or any other product candidates; (vi) continued losses from operations or decreases in cash balances of Parent or any of its Subsidiaries or on a consolidated basis among Parent and its Subsidiaries; (vii) changes in the stock price or trading volume of the Parent Common Stock in and of itself; or (viii) the failure of Parent to meet internal or securities analysts’ expectations or projections of earnings or revenues in and of itself; or (b) prevent or materially delay the ability of Parent and Merger Sub to consummate the Contemplated Transactions, in each case when viewed on a long-term or short-term basis.

“Parent Material Contract” has the meaning set forth in Section 3.10.

“Parent Owned Real Property” means the real property in which Parent or any of its Subsidiaries has any fee title (or equivalent).

“Parent Patents” has the meaning set forth in Section 3.9(a).

“Parent PIPE Financing” means the transactions contemplated by that certain Securities Purchase Agreement, dated on or about the date hereof, by and among Parent and the other parties thereto.

“Parent Permits” means all permits, licenses, variances, registrations, exemptions, Orders, consents and approvals from a Parent Regulatory Agency necessary for the lawful operating of the businesses of Parent as currently conducted.

“Parent Preferred Stock” means the preferred stock, par value $0.01 per share, of Parent.

“Parent Products” means products offered for sale, license, lease or other use in connection with the Parent Business.

“Parent Regulatory Agency” means the FDA and any other Governmental Authority that regulates the quality, identity, strength, purity, safety, efficacy or manufacturing of Parent Products

“Parent Restricted Stock Award” or “Parent Restricted Stock Awards” means awards of restricted stock issued under any of the Parent Stock Option Plans.

“Parent Restricted Stock Unit Award” or “Parent Restricted Stock Unit Awards” means awards of restricted stock units issued under any of the Parent Stock Option Plans.

“Parent Series A Preferred Stock” shall mean the Parent Series A-1 Preferred Stock and the Parent Series A-2 Preferred Stock.

“Parent Series A-1 Preferred Stock” has the meaning set forth in Section 1.4(b).

“Parent Series A-2 Preferred Stock” has the meaning set forth in Section 1.4(b).

“Parent Series B Preferred Stock” shall mean the Parent’s Series B Convertible Preferred Stock, par value $0.01, to be issued in the Parent PIPE Financing.

“Parent SEC Reports” has the meaning set forth in Section 3.5(a).

“Parent Stock Option Plans” means the Parent, Non-Employee Directors’ Stock Option Plan and Agreement, the Parent 2000 Equity Incentive Plan and the Parent 2011 Equity Incentive Plan.

“Parent Stock Options” means options to purchase Parent Common Stock issued under any of the Parent Stock Option Plans.

“Parent Stockholder Approval” has the meaning set forth in Section 3.23.

“Parent Stockholder Meeting” has the meaning set forth in Section 5.2(b)(i).

“Parent Stockholder Proposals” has the meaning set forth in Section 5.2(b)(i).

“Parent Stockholders” shall mean the holders of the capital stock of Parent immediately prior to the Effective Time.

“Parent Trade Secrets” has the meaning set forth in Section 3.9(k).

“Party” or “Parties” means Parent, Merger Sub and the Company.

“Permit” means any franchise, authorization, approval, Order, consent, license, certificate, permit, registration, qualification or other right or privilege.

“Permitted Encumbrances” means (i) Encumbrances for Taxes or other governmental charges, assessments or levies that are not yet due and payable or being contested in good faith by appropriate proceedings, (ii) statutory landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar Encumbrances arising or incurred in the Ordinary Course of Business, the existence of which does not, and would not reasonably be expected to, materially impair the marketability, value or use and enjoyment of the asset subject to such Encumbrances, and (iii) Encumbrances and other conditions, easements and reservations of rights, including rights of way, for sewers, electric lines, telegraph and telephone lines and other similar purposes, and affecting the fee title to any real property leased by any Party which are of record as of the date of this Agreement and the existence of which does not, and would not reasonably be expected to, materially impair use and enjoyment of such real property, (iv) with respect to Leased Real Property only, Encumbrances (including Indebtedness) encumbering the fee title interested in any Leased Real Property which are not attributable to the Party with an interest in such Leased Real Property, and (v) restrictions on transfer imposed under state and federal securities Laws.

“Person” means any individual, corporation, firm, partnership, joint venture, association, trust, company, Governmental Authority, syndicate, body corporate, unincorporated organization, or other legal entity, or any governmental agency or political subdivision thereof.

“PHSA” means the Public Health Service Act of 1944, as amended.

“Pre-Closing Period” has the meaning set forth in Section 4.1.

“Registration Statement” has the meaning set forth in Section 5.8(a).

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping or emptying of a Hazardous Material into the Environment.

“Representatives” means the directors, officers, employees, Affiliates, investment bankers, financial advisors, attorneys, accountants, brokers, finders or representatives of the Company, Merger Sub, Parent or any of their respective Subsidiaries, as the case may be.

“Reverse Split” has the meaning set forth in Section 1.4(b).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” or “Subsidiaries” means, when used with reference to a party, any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership) or serves in a similar capacity, or, with respect to such corporation or other organization, at least 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

“Series C Transaction Documents” means (i) the Securities Purchase Agreement, dated as of February 12, 2014, by and between the Company and the Buyers as defined therein, (ii) the Registration Rights Agreement, dated as of February 12, 2014, by and between the Company and the Buyers as defined therein, (iii) the Stockholders’ Agreement, dated as of February 12, 2014, by and between the Company and the Stockholders as defined therein, (iv) those certain Financing Commitment Letters, dated as of February 12, 2014, by and between the Company and the Buyers as defined therein, (v) the Lock Up Agreement, dated as of February 12, 2014, by and between the Company and the signatories thereto, (vi) that certain Waiver and Acknowledgement Letter, dated as of February 12, 2014, by and between the Company and the Buyers (as set forth therein), (vii) any schedules, exhibits and attachment to the forgoing, and (viii) any other agreements or understandings contemplated therein.

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Tax” or “Taxes” means any and all taxes, customs, duties, tariffs, deficiencies, assessments, levies, or other like governmental charges, including, without limitation, taxes based upon or measured by income, gross receipts, excise, real or personal property, ad valorem, value added, estimated, alternative minimum, stamp, sales, withholding, social security (or similar), unemployment, disability, occupation, premium, windfall, use, service, service use, license, net worth, payroll, pension, franchise, environmental (including taxes under Section 59A of the Code), severance, transfer, capital stock and recording taxes and charges, imposed by the IRS or any other taxing authority (whether domestic or foreign including, without limitation, any state, county, local, or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined, or any other basis; and such term shall include any interest, fines, penalties, or additional amounts attributable to, or imposed upon, or with respect to, any such amounts, whether disputed or not, and shall also include any obligations to indemnify or otherwise assume or succeed to the tax liability of any other Person.

“Taxing Authority” means any Governmental Authority responsible for the imposition of any Tax.

“Tax Return” means any report, return, document, declaration, election, schedule or other information or filing, or any amendment thereto, required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns and any documents with respect to or accompanying payments of estimated Taxes or requests for the extension of time in which to file any such report, return, document, declaration, or other information.

“Third Party Intellectual Property” has the meaning set forth in Section 2.9(f).

“Voting Agreements” has the meaning set forth in the Recitals.

EXHIBIT B

FORM OF VOTING AGREEMENT

STOCKHOLDER VOTING AGREEMENT

This STOCKHOLDER VOTING AGREEMENT (this “Agreement”) is made and entered into as of May     , 2014 (the “Agreement Date”) by and among (i) Telik, Inc., a Delaware corporation (“Parent”), (ii) MabVax Therapeutics, Inc., a Delaware corporation (the “Company”), and (iii) the holder of Securities (as defined below) of Parent identified on the signature page hereto (the “Stockholder”), solely in its capacity as a holder of Securities of Parent. Defined terms used herein, but not otherwise defined herein, shall have the meanings set forth in the Merger Agreement (as defined below).

WHEREAS, the Stockholder owns, beneficially and of record, the Securities as set forth on Exhibit A;

WHEREAS, concurrently with the execution of this Agreement, Parent and the Company are entering into that certain Agreement and Plan of Merger dated as of the date hereof by and among Parent, Tacoma Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”) and the Company (together with all exhibits and schedules thereto, the “Merger Agreement”);

WHEREAS, the Parent and certain investors (each, an “Investor”, and collectively, the “Investors”) have entered into a Securities Purchase Agreement, dated as of the Agreement Date (the “Securities Purchase Agreement”), pursuant to which, among other things, the Parent has agreed to issue and sell to the Investors and the Investors have agreed to purchase (i) shares of Series B Convertible Preferred Stock of the Parent, par value $0.01 per share (the “Preferred Shares”), which are convertible into shares of the common stock of the Company, par value $0.01 per share (the “Common Stock”) and (ii) warrants (the “Warrants”), which are exercisable to purchase shares of Common Stock.

WHEREAS, in order to induce the Company to enter into the Merger Agreement and Securities Purchase Agreement and to consummate the transactions contemplated thereby, the Stockholder has agreed to enter into this Agreement and to abide by the covenants and obligations with respect to the Owned Securities, whether now owned or hereafter acquired, set forth herein; and

WHEREAS, the Company would be unwilling to enter into the Merger Agreement, but for the agreements of the Stockholder set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Definitions. as used herein the following terms not otherwise defined have the following respective meanings:

“Instrument of Accession” shall mean an agreement by a Person to become a Stockholder party hereto in connection with the proposed acquisition of Securities from Parent or another Securityholder in the form attached hereto as Exhibit B.

“Owned Securities” shall mean all Securities (including all options, warrants, convertible notes and other derivative or contingent securities, and together with all shares into which such shares and other Securities are convertible or for which such shares are exercisable or exchangeable) that are owned of record or beneficially by the Stockholder, whether listed on Exhibit A or not.

“Securities” shall mean all shares of common stock and preferred stock of Parent, all outstanding options, warrants, convertible notes, rights of conversion and other rights to acquire capital stock of Parent, and all shares issuable upon exercise or conversion of the preferred stock, options, warrants, convertible notes, rights of conversion and other rights to acquire stock of Parent, outstanding from time to time, whether or not then currently vested, exercisable or convertible.

2. Representations and Warranties of the Stockholders. The Stockholder hereby represents and warrants to each of the Company and Parent as follows:

2.1. Due Organization. The Stockholder, if not an individual, has been duly organized, is validly existing and is in good standing, as applicable, under the laws of the jurisdiction of its organization.

2.2. Power; Due Authorization; Binding Agreement. The Stockholder has the requisite legal capacity, power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery by the Stockholder of this Agreement, and the performance by the Stockholder of its obligations hereunder, have been duly and validly authorized by, or on behalf of, the Stockholder, and no other proceedings on the part of the Stockholder are necessary to authorize this Agreement, or to perform the Stockholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by the Stockholder and, assuming the due authorization, execution and delivery of this Agreement by the Company and Parent, constitutes a valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, except that enforceability may be subject to the effect of (a) any applicable bankruptcy, reorganization, receivership, conservatorship, insolvency, fraudulent transfer, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and to general principles of equity and, (b) any laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, regardless of whether considered in a proceeding in law or equity.

2.3. Ownership of Securities. On the date hereof, the Owned Securities set forth on Exhibit A attached hereto are owned of record and beneficially by the Stockholder and constitute all of the Securities owned of record or beneficially by the Stockholder. As of the date hereof, the Stockholder has sole voting power (to the extent such Owned Securities confer such powers) and sole dispositive power (to the extent such Owned Securities are transferable) with respect to all of such Owned Securities. Other than any voting and transfer restrictions arising under applicable securities laws, all of the Owned Securities are free and clear of all liens, pledges, charges or security interests of any kind or nature.

2.4. No Conflicts. The execution and delivery of this Agreement by the Stockholder does not, and the performance of the terms of this Agreement by the Stockholder will not, (a) require the Stockholder to obtain the consent or approval of, or make any filing with or notification to, any governmental or regulatory authority, domestic or foreign, (b) in the event the Stockholder is not an individual, conflict with or violate the organizational documents of the Stockholder, (c) require the consent or approval of any other Person pursuant to any agreement, obligation or instrument binding on the Stockholder or the Owned Securities, (d) conflict with or violate any organizational document or law, rule, regulation, order, judgment or decree applicable to the Stockholder or by which any of the Owned Securities is bound, or (e) violate any other agreement to which the Stockholder is a party, including, without limitation, any voting agreement, stockholders agreement, irrevocable proxy or voting trust.

2.5. Acknowledgment. The Stockholder understands, acknowledges and agrees that the Company is entering into the Merger Agreement, and the Investors and the Parent are entering into the Securities Purchase Agreement, in reliance upon the Stockholder’s execution and delivery of, and continued compliance with the terms of, this Agreement. The Stockholder acknowledges receipt of a copy of the Securities Purchase Agreement and the other Transaction Documents (as defined in the Securities Purchase Agreement).

3. Certain Covenants of the Stockholders.

3.1. Further Assurances. Subject to the terms and conditions set forth in this Agreement, from time to time upon the Company’s or the Parent’s request, the Stockholder will use the Stockholder’s reasonable best efforts, as promptly as is practicable, to (a) take or cause to be taken all actions, and to do or cause to be done all other things, as are reasonably necessary, proper or advisable and consistent with the terms and conditions of this Agreement to consummate and make effective the transactions contemplated by this Agreement and the Merger Agreement, and (b) refrain from knowingly taking any actions that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing any of its obligations hereunder.

3.2. Transfer Restrictions. The Stockholder hereby agrees that, except as contemplated hereby, without the prior written consent of the Company and the Parent, the Stockholder shall not (a) sell, transfer, pledge, encumber, assign or otherwise dispose of (“Transfer”), or enter into any contract, option or other arrangement or understanding with respect to the Transfer of, or limitation on the voting rights of, any Owned Securities; provided, that the Stockholder may Transfer, or enter into any contract, option or other arrangement or understanding with respect to the Transfer of any Owned Securities so long as the transferee of such Owned Securities, prior to such Transfer, becomes a party to this Agreement as a successor in the Stockholder’s interest in such Owned Securities and, with respect to such Owned Securities, shall be deemed the Stockholder hereunder by delivering to the Company an Instrument of Accession to this Agreement, (b) grant any proxies or powers of attorney other than those that may arise pursuant to this Agreement, deposit any Owned Securities into a voting trust or enter into a voting agreement with respect to any Owned Securities other than those that may arise pursuant to this Agreement, (c) take any action that would cause any representation or warranty of the Stockholder contained herein to become untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing its obligations under this Agreement, or (d) commit or agree to take any of the foregoing actions; provided, that nothing contained herein shall be deemed to restrict the exercise of Company Options or Company Warrants in accordance with their terms. Any transfer of Owned Securities not permitted hereby shall be null and void. The Stockholder agrees that any such prohibited transfer may and should be enjoined. If any involuntary transfer of any of the Owned Securities covered hereby shall occur (including, but not limited to, a sale by the Stockholder’s trustee in bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Owned Securities subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect. Notwithstanding the foregoing, Section 3.2 shall not prohibit the transfer of Owned Securities by Stockholder: (a) if Stockholder is an individual: (i) to any member of Stockholder’s immediate family; or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family; or (ii) upon the death of Stockholder; (b) if Stockholder is a partnership or limited liability company, to one or more partners or members of Stockholder or to an affiliated corporation under common control with Stockholder; provided, however, that a transfer referred to in this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in a writing reasonably satisfactory in form and substance to the Company, to be bound by all of the terms of this Agreement; or (c) pursuant to any Rule 10b5-1 plan in effect as of the date of this Agreement.

3.3. Agreement not to Exercise Dissenter’s Rights. The Stockholder hereby agrees and covenants not to exercise any rights to obtain payment of the fair value of its Owned Securities pursuant to Section 262 of the DGCL, or any similar “appraisal” or “dissenter’s” rights, in connection with the approval, execution and delivery of the Merger Agreement by Parent and the consummation of the transactions contemplated thereby.

3.4. Voting.

(a) Agreement to Vote. The Stockholder hereby agrees that, at any meeting of the stockholders of Parent, however called, or any adjournment thereof, or in connection with any solicitation of votes of the stockholders of Parent by written consent, the Stockholder shall be present (in person or by proxy) and vote (or cause to be voted), or execute a written consent in respect of, all of the Stockholder’s Owned Securities (which are entitled to vote at such meeting or solicitation) in favor of: (i) the Parent Stockholder Proposals, including, without limitation, the Stockholder Approval (as defined in the Securities Purchase Agreement); (ii) the approval or re-approval of the election of the new board of directors of Parent as set forth in the Merger Agreement, and (iii) against any action or agreement that would prevent or delay the consummation of the Merger or any other transactions contemplated by the Merger Agreement, or that would be contrary to or inconsistent with, or result in a breach by Parent of, or frustrate the essential purposes of the Merger Agreement.

(b) Grant of Proxy. The Stockholder hereby appoints the Chief Executive Officer of the Company as such Stockholder’s attorney-in-fact and proxy with full power of substitution, to vote or execute written consents with respect to the Stockholder’s Owned Securities, solely on the matters and in the manner specified in Section 3.4(a). This proxy shall be valid during the term of the Merger Agreement and shall be in the form attached hereto as Exhibit C.

(c) Proxy Irrevocable. THE PROXIES AND POWERS OF ATTORNEY GRANTED PURSUANT TO THE ABOVE SECTION 3.4(b) ARE IRREVOCABLE DURING THE TERM OF THIS AGREEMENT AND COUPLED WITH AN INTEREST. The Stockholder hereby revokes all other proxies and powers of attorney on the matters specified in this Section 3.4 with respect to the Owned Securities that the Stockholder may have heretofore appointed or granted, and no subsequent proxy or power of attorney shall be given or written consent executed (and if given or executed, shall not be effective) by the Stockholder with respect to the Owned Securities that is inconsistent with this Agreement. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the Stockholder and any obligation of the Stockholder under this Agreement shall be binding upon the heirs, personal representatives and successors of the Stockholder.

4. Term and Termination.

4.1. Term. This Agreement shall commence on the Agreement Date and shall continue in full force and effect until the later of (I) the earlier of (a) the date of termination of the Merger Agreement in accordance with its terms, (b) the closing of the Merger, and (c) the amendment of the terms of the Merger Agreement in a manner that is materiality adverse to the Stockholder and (II) the occurrence of the Stockholder Approval; provided, however, that this Agreement may be terminated earlier in accordance with the provisions of this Section 4.

4.2. Termination by the Company. The Company may terminate this Agreement, for any reason or no reason, at any time from and after the Agreement Date by written notice to the Stockholder, except that the provisions relating to the Stockholder Approval shall not be terminated by the Company other than with the consent of the Parent given in compliance with the Parent’s obligations under the Securities Purchase Agreement.

4.3. Survival of Certain Terms. The provisions of Section 4 shall survive the termination of this Agreement for any reason. All other rights and obligations of the parties, other than those rights that shall have then accrued, shall cease upon termination of this Agreement.

4.4. Term of Merger Agreement. The obligations of the Stockholder under this Agreement are intended to be several and distinct from the obligations of Parent under the Merger Agreement. Accordingly, any determination that any obligations under the Merger Agreement or the Securities Purchase Agreement are unenforceable or invalid, shall not in any way terminate, invalidate or render unenforceable, this Agreement, or have any other effect on the rights and obligations of the parties hereunder; provided, however, that, in accordance with Section 4.1, in the event the Merger Agreement is terminated, this Agreement shall terminate, except with respect to obligations relating to the Stockholder Approval.

4.5. Effect of Termination. The parties acknowledge that upon termination of this Agreement as permitted under, and in accordance with the terms of this Section 4, no party shall have the right to recover any claim with respect to any losses suffered by such party in connection with such termination, except to the extent that such losses arise out of or are related to a breach of the representations, warranties or covenants hereunder of another party hereto prior to or contemporaneous with such termination. The closing of the Merger shall not be deemed to prevent recovery by any party for losses arising out of or related to any other party’s breach of its respective representations, warranties or covenants hereunder prior to or contemporaneous with such closing.

5. Miscellaneous.

5.1. Governing Law; Venue.

(a) This Agreement shall be construed in accordance with, and governed in all respects by, the internal Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law provision or rule that would cause application of the Laws of any jurisdiction other than the State of Delaware.

(b) Unless otherwise explicitly provided in this Agreement, any action, claim, suit or proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced only in any state or federal court located in the State of Delaware. Each party hereto (i) expressly and irrevocably consents and submits to the jurisdiction of each such court, and each appellate court located in the State of Delaware in connection with any such proceeding; (ii) agrees that each such court shall be deemed to be a convenient forum; (iii) agrees that service of process in any such proceeding may be made by giving notice pursuant to Section 5.5; and (iv) agrees not to assert, by way of motion, as a defense or otherwise, in any such proceeding commenced in any such court, any claim that such party is not subject personally to the jurisdiction of such court, that such proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT OR ANY RELATED AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.1.

5.2. Assignability and Binding Effect.

(a) This Agreement shall be binding upon the Stockholder and the Stockholder’s personal representatives, executors, administrators, estates, heirs, successors and assigns (if any), and Parent and its successors and assigns, if any. This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns (if any).

(b) Except as specifically contemplated herein, the Stockholder may not assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the Company.

(c) Except for the Merger Agreement, this Agreement and the documents and instruments and other agreements among the parties hereto referenced therein and herein, constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter thereof and hereof.

5.3. Counterparts. This Agreement may be executed and delivered (including by facsimile or electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

5.4. Titles and Subtitles. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word “include,” “includes,” or “including” appears in this Agreement, it shall be deemed in each instance to be followed by the words “without limitation.”

5.5. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given and received if properly addressed: (i) if delivered personally, by commercial delivery service or by facsimile (with acknowledgment of a complete transmission), on the day of delivery or (ii) if delivered by internationally recognized courier (appropriately marked for next day delivery), one Business Day after dispatch or (iii) if delivered by registered or certified mail (return receipt requested) or by first class mail, three Business Days after mailing. Notices shall be deemed to be properly addressed to any party hereto if addressed to the following address (or at such other address for a party as shall be specified by like notice):

if to Parent or Merger Sub, to:

Telik, Inc.
2100 Geng Road, Suite 102
Palo Alto, CA 94303
Attention:	Chief Executive Officer
Facsimile:	650-845-7800

with a copy (which shall not constitute notice) to:

Cooley, LLP

3175 Hanover Street

Palo Alto, CA 94304

Attention:	Gordon Ho
Facsimile:	(650) 849-7400

if to the Company, to:

MabVax Therapeutics, Inc.

11588 Sorrento Valley Road, Suite 20

San Diego, CA 92121

Attention:	858-259-9405
Facsimile:	858-792-7022
Attention:	President

with a copy (which shall not constitute notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

3580 Carmel Mountain Road, Suite 300

San Diego, CA 92130

Attention:	Jeremy D. Glaser, Esq.
Facsimile:	858-314-1501

(b) if to the Stockholder, at the address set forth on Exhibit A hereto

5.6. Fees and Expenses. All costs and expenses incurred in connection with this Agreement by the Stockholder shall be paid by the Stockholder or Parent. All costs and expenses incurred in connection with this Agreement by Parent shall be paid by Parent.

5.7. Amendments and Waivers. Any term of this Agreement may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Stockholder. Subject to the foregoing, at any time prior to the Effective Time (as defined in the Merger Agreement), the Company and the Stockholder may agree to (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other contained herein or in any document delivered pursuant hereto, and (c) waive compliance by any other, as the case may be, with any agreement or condition contained herein; provided, however, that the Company cannot waive any provisions hereunder that relate to the Stockholder Approval without the consent of the Parent, but only if the Parent’s consent is given in compliance with its obligations under the Securities Purchase Agreement. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

5.8. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of applicable law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the matters referred to herein are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the matters referred to herein are consummated as originally contemplated to the fullest extent possible.

5.9. Specific Enforcement. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy at law or equity.

5.10. Public Statements or Releases. Subject to Section 5.13 below, the Stockholder agrees that prior to the consummation of the closing of the Merger, the transactions contemplated by the Merger Agreement or the transactions contemplated by this Agreement, it will not solely in his capacity as a Stockholder of Parent make, issue or release any public announcement, statement or acknowledgment of the existence of, or reveal the status of, this Agreement or the transactions provided for herein, without first obtaining the written consent of the Company.

5.11. Independent Obligations. The parties hereto each acknowledge and agree that such party’s obligations under this Agreement are separate and distinct from any obligations of such party under the Merger Agreement.

5.12. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to any Owned Securities. All rights, ownership and economic benefit relating to the Owned Securities shall remain vested in and belong to the Stockholder, and the Company shall have no authority to direct the Stockholder in the voting or disposition of any of the Owned Securities, except as otherwise provided herein.

5.13. Other Capacities. Notwithstanding any provision herein, nothing in this Agreement shall limit or restrict Stockholder from acting in good faith in Stockholder’s capacities as a director or officer of Parent (it being understood that this Agreement shall apply to Stockholder solely in Stockholder’s capacity as a stockholder of Parent).

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have executed this Stockholder Voting Agreement as of the date first above written.

PARENT:

By:
Name:
Title:

COMPANY:

By:
Name:
Title:

STOCKHOLDER:

By:
Name:
Title:

Exhibit A

Owned Securities and Stockholder Address

Exhibit B

Instrument of Accession

The undersigned, [FULL NAME], as a condition precedent to becoming the owner or holder of record of [                ] ([                ]) shares of Common Stock, par value $0.001 per share, of Telik, Inc., a Delaware corporation (“Parent”), hereby agrees to become a Stockholder party to and bound by that certain Stockholder Voting Agreement dated as of May 12, 2014 (the “Voting Agreement”), by and among Parent and MabVax Therapeutics, Inc., a Delaware corporation, and [NAME]. This Instrument of Accession shall take effect and shall become an integral part of the said Voting Agreement immediately upon execution and delivery to the Company of this Instrument.

IN WITNESS WHEREOF, this INSTRUMENT OF ACCESSION has been duly executed by or on behalf of the undersigned, as of the date below written.

Signature:

[NAME]

Address:

Date:

Accepted:

MabVax Therapeutics, Inc.

By:
Name:
Title:

Date:

Exhibit C

IRREVOCABLE PROXY

The undersigned stockholder (the “Stockholder”) of TELIK, INC., a Delaware corporation (“Parent”), solely in its, his or her capacity as a stockholder of the Company, hereby irrevocably appoints each of the President and Chief Financial Officer of MabVax Therapeutics, Inc. (the “Company”), as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting, consent and similar rights with respect to all of the Owned Securities (as defined in the Stockholder Voting Agreement, as defined below) until the Expiration Date (as defined below) as specified below. Upon the undersigned’s execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Owned Securities are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Owned Securities until after the Expiration Date.

This Proxy is irrevocable, is coupled with an interest sufficient in law to support an irrevocable power and made for the benefit of third parties, and is granted pursuant to that certain Stockholder Voting Agreement of even date herewith by and among Parent, the Company and Stockholder (the “Stockholder Voting Agreement”), and is granted solely in furtherance of Stockholder’s undertaking to vote the Owned Securities as required by the Stockholder Voting Agreement contemplated by that certain Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), among Tacoma Acquisition Corp., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), Parent and the Company. The Merger Agreement provides for the merger of Merger Sub with and into the Company in accordance with its terms (the “Merger”). As used herein, the term “Expiration Date” shall mean the date of termination of the Stockholder Voting Agreement in accordance with its terms. The attorneys and proxies named above are, and each of them hereby is, authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Owned Securities, and to exercise all voting, consent and similar rights of the undersigned with respect to the Owned Securities (including, without limitation, the power to execute and deliver written consents) at every annual, special or adjourned meeting of stockholders of Parent and in every written consent in lieu of such meeting in favor: (i) the Parent Stockholder Proposals; (ii) the approval or re-approval of the election of the new board of directors of Parent as set forth in the Merger Agreement, and (iii) against any action or agreement that would prevent or delay the consummation of the Merger or any other transactions contemplated by the Merger Agreement, or that would be contrary to or inconsistent with, or result in a breach by Parent of, or frustrate the essential purposes of the Merger Agreement.

Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

This Proxy shall terminate, and be of no further force or effect, automatically upon the Expiration Date.

(Remainder page intentionally left blank)

STOCKHOLDER

By:
Name:
Title:

Stockholder’s Spouse (if applicable)

By:
Name:

Dated:

EXHIBIT C

FORM OF COMPANY STOCKHOLDER WRITTEN CONSENT

ACTION BY WRITTEN CONSENT

OF STOCKHOLDERS

OF

MABVAX THERAPEUTICS, INC.

May     , 2014

The undersigned stockholders of MabVax Therapeutics, Inc., a Delaware corporation (the “Company”), acting pursuant to Sections 228(a) and 242 of the Delaware General Corporation Law without the necessity of formal meetings, hereby consent to the adoption of the following resolutions and hereby waive any notice required by law or the Company’s Amended and Restated Certificate of Incorporation, as amended, and the Amended and Restated Bylaws of the Company (the “Bylaws”) with respect thereto:

I.	Approval of Merger Agreement.

WHEREAS, in connection with the issuance and sale of Series C-1 Preferred Stock in February 2014, the Company agreed to become a publicly traded company through either the filing of a Form 10 with the Securities and Exchange Commission registering the Company’s stock or the closing of a transaction with an existing public company, pursuant to which the Company would become a wholly owned subsidiary of such public company and the stockholders of the Company would be issued shares of such public company;

WHEREAS, the Company and its management team have negotiated the terms and conditions of a transaction with Telik, Inc. (“PubCo”), pursuant to which the Company will merge with and into Tacoma Acquisition Corp. (“Merger Sub”), with the Company surviving such merger, and following which the Company would become a wholly owned subsidiary of PubCo (the “Merger”);

WHEREAS, as a result of the Merger, all issued and outstanding securities of the Company would be converted into or exchanged for securities of PubCo with substantially the same rights, preferences and privileges;

WHEREAS, the Board deems it advisable and has approved and authorized, and has recommended that the Company stockholders approve and authorize, the execution and delivery of the Agreement and Plan of Merger in substantially the form attached hereto as Exhibit A (the “Merger Agreement”) and the consummation of the transactions contemplated thereby; and

NOW, THEREFORE, BE IT

RESOLVED: That the form, terms and provisions of the Merger Agreement and the transactions contemplated thereby are hereby authorized, adopted and approved.

RESOLVED FURTHER: That effective as of and as a result of the closing of the Merger, the Certificate of Incorporation and Bylaws of the Merger Sub shall become the Certificate of Incorporation and Bylaws of the Company.

RESOLVED FURTHER: That undersigned acknowledge and agree that they are not entitled to appraisal or dissenters’ rights with respect to the securities of the Company held by the undersigned in connection with the Merger and hereby waives any rights to receive payment of the fair value of its securities under Delaware General Corporate Law.

RESOLVED FURTHER: That the officers of the Company are authorized and empowered for and on behalf of the Company to negotiate, execute and deliver to the appropriate parties, the Merger Agreement, substantially in the form attached hereto, and the exhibits thereto, with such changes or additions as such officer executing the same may in his discretion, with the advice of counsel, determine to be necessary or advisable and may approve, and any and all amendments, modifications, extensions or waivers thereto as such officer may deem necessary or advisable to effectuate the purposes and intent of these resolutions, the execution and delivery of such documents by such officer to be conclusive evidence of such officer’s authorization hereunder and the approval by the Board thereof.

[SIGNATURE PAGES TO FOLLOW]

2

ACTION BY WRITTEN CONSENT

OF SERIES C-1 PREFERRED STOCKHOLDERS

OF

MABVAX THERAPEUTICS, INC.

May     , 2014

The undersigned Series C-1 Preferred Stockholders of MabVax Therapeutics, Inc., a Delaware corporation (the “Company”), acting pursuant to Sections 228(a) and 242 of the Delaware General Corporation Law without the necessity of formal meetings, hereby consent to the adoption of the following resolutions and hereby waive any notice required by law or the Company’s Amended and Restated Certificate of Incorporation, as amended, and the Amended and Restated Bylaws of the Company (the “Bylaws”) with respect thereto:

I.	Approval of Merger Agreement.

WHEREAS, in connection with the issuance and sale of Series C-1 Preferred Stock in February 2014, the Company agreed to become a publicly traded company through either the filing of a Form 10 with the Securities and Exchange Commission registering the Company’s stock or the closing of a transaction with an existing public company, pursuant to which the Company would become a wholly owned subsidiary of such public company and the stockholders of the Company would be issued shares of such public company;

WHEREAS, the Company and its management team have negotiated the terms and conditions of a transaction with Telik, Inc. (“PubCo”), pursuant to which the Company will merge with and into Tacoma Acquisition Corp. (“Merger Sub”), with the Company surviving such merger, and following which the Company would become a wholly owned subsidiary of PubCo (the “Merger”);

WHEREAS, as a result of the Merger, (i) all issued and outstanding securities of the Company would be converted into or exchanged for securities of PubCo with substantially the same rights, preferences and privileges and (ii) certain changes will be made to the rights, preferences and privileges of the securities of PubCo to be issued in exchange for the existing securities of the Company, as set forth in the exhibits to the Merger Agreement (as defined below);

WHEREAS, the Board deems it advisable and has approved and authorized, and has recommended that the Company stockholders approve and authorize, the execution and delivery of the Agreement and Plan of Merger in substantially the form attached hereto as Exhibit A (the “Merger Agreement”), including the exhibits thereto, and the consummation of the transactions contemplated thereby;

WHEREAS, Section 7(c)(vii) of the Certificate of Designations, Preferences and Rights of Series C-1 Convertible Preferred Stock of the Company (the “Certificate of Designations”), which prohibits the Company from authorizing or effecting a Fundamental Transaction without first obtaining the affirmative vote or written consent of the Required Holders (as defined in the Certificate of Designations) voting together as a single class;

WHEREAS, the Merger constitutes a Fundamental Transaction under the Certificate of Designations;

WHEREAS, the undersigned represent the Required Holders;

WHEREAS, the undersigned are holders of those certain warrants to purchase shares of Series C-1 Preferred Stock of the Company issued on or about February 14, 2014 (the “Series C-1 Warrants”); and

WHEREAS, all issued and outstanding Series C-1 Warrants will terminate in accordance with their terms immediately prior to the Effective Time (as defined in the Merger Agreement).

NOW, THEREFORE, BE IT

RESOLVED: That the form, terms and provisions of the Merger Agreement, including the exhibits thereto, and the transactions contemplated thereby are hereby authorized, adopted and approved provided that (i) the Company shall not amend the Merger Agreement in any material respect or in any manner that adversely affects the rights of the holders of the Series C-1 Preferred Stock without first obtaining the written consent of the Required Holders, (ii) without the prior written consent of the Required Holders, the Company shall not consummate the transactions contemplated by the Merger Agreement unless all conditions to the Company’s obligation to consummate the transactions contemplated by the Merger Agreement have been satisfied and (iii) this Action by Written Consent shall constitute a “Transaction Document” (as defined in the Securities Purchase Agreement (as defined in the Certificate of Designations)) and any breach of any covenant or other term or condition set forth herein, except, in the case of a breach of a covenant or other term or condition which is curable, only if such breach continues for a period of at least ten (10) consecutive Business Days (as defined in the Certificate of Designations), shall constitute a Triggering Event under the Certificate of Designations.

RESOLVED FURTHER: That the Required Holders acknowledge and agree that the transactions contemplated by the Merger Agreement constitute a Reverse Merger (as that term is defined in the Certificate of Designations).

RESOLVED FURTHER: That the undersigned acknowledge and agree that the Series C-1 Warrants, to the extent not previously exercised, will terminate and be of no further force and effect immediately prior to the Effective Time.

RESOLVED FURTHER: That effective as of and as a result of the closing of the Merger, the Certificate of Incorporation and Bylaws of the Merger Sub shall become the Certificate of Incorporation and Bylaws of the Company.

RESOLVED FURTHER: That undersigned acknowledge and agree that they are not entitled to appraisal or dissenters’ rights with respect to the securities of the Company held by the undersigned in connection with the Merger and hereby waives any rights to receive payment of the fair value of its securities under Delaware General Corporate Law.

II.	Acknowledgement of Pari Passu Registration Rights.

WHEREAS, the Company and the undersigned are parties to that certain Registration Rights Agreement, dated February 12, 2012, (the “Series C-1 Registration Rights Agreement”) pursuant to which the Company is obligated to register certain securities of the Company under the Securities Act of 1933, as amended (such obligations, the “Series C-1 Registration Rights”);

WHEREAS, in connection with the Merger Agreement, PubCo will enter into a Registration Rights Agreement with certain investors purchasing shares of Series B Preferred Stock of PubCo and warrants to purchase shares of common stock of PubCo (such stock and warrants, the “Series B

2

Securities”; such agreement, the “Series B Registration Rights Agreement”) pursuant to which PubCo will be obligated to register the shares of PubCo common stock issuable upon exercise or conversion of the Series B Securities under the Securities Act of 1933, as amended (such obligations, the “Series B Registration Rights”);

WHEREAS, in connection with the Merger, PubCo will assume the rights and obligations of the Company under the Series C-1 Registration Rights Agreement;

WHEREAS, the Series C-1 Registration Rights Agreement requires all Registrable Securities (as defined therein) to be registered prior and in preference to any other securities of the Company; and

WHEREAS, the undersigned wish to waive their rights of priority with respect to PubCo’s obligation to register the Series C-1 such that the Series B Registration Rights will be on a pari passu basis with the Series C-1 Registration Rights.

NOW, THEREFORE, BE IT

RESOLVED: That the undersigned hereby acknowledge, agree and consent to PubCo’s grant of the Series B Registration Rights on a pari passu basis with the Series C-1 Registration Rights which will be assumed by PubCo as a result of the Merger.

[SIGNATURE PAGES TO FOLLOW]

3

EXHIBIT D-1

FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

MABVAX THERAPEUTICS HOLDINGS, INC.

MABVAX THERAPEUTICS HOLDINGS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), DOES HEREBY CERTIFY:

FIRST: The original name of this Company is Terrapin Diagnostics, Inc. and the date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was on October 20, 1988.

SECOND: The Amended and Restated Certificate of Incorporation of the Company, in the form attached hereto as EXHIBIT A, has been duly adopted in accordance with the provisions of Sections 245 and 242 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Company.

THIRD: The Amended and Restated Certificate of Incorporation of the Company, in the form attached hereto as EXHIBIT A, has been duly adopted in accordance with the provisions of Sections 245 and 228 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Company, and prompt written notice was duly given pursuant to Section 228 of the General Corporation Law of the State of Delaware to those stockholders who did not approve the Amended and Restated Certificate of Incorporation, as so amended, by written consent.

FOURTH: The Amended and Restated Certificate of Incorporation so adopted reads in full as set forth in EXHIBIT A attached hereto and is hereby incorporated herein by this reference.

IN WITNESS WHEREOF, the Company has caused this Amended and Restated Certificate of Incorporation to be signed by the President, Chief Executive Officer and Chairman and the Secretary this [    ] day of [            ], [        ].

MABVAX THERAPEUTICS HOLDINGS, INC.

By:
[ ] [ ]

Attest:

By:
[ ], Secretary

EXHIBIT A

I.

The name of this corporation is MabVax Therapeutics Holdings, Inc.

II.

The address of the registered office of the corporation in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle, and the name of the registered agent of the corporation in the State of Delaware at such address is The Prentice-Hall Corporation System, Inc.

III.

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

IV.

A. This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the corporation is authorized to issue is one hundred sixty-five million (165,000,000) shares. One hundred fifty million (150,000,000) shares shall be Common Stock, each having a par value of one cent ($0.01). Fifteen million (15,000,000) shares shall be Preferred Stock, each having a par value of one cent ($0.01).

B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate (a “Preferred Stock Designation”) pursuant to the Delaware General Corporation Law (“DGCL”), to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. In the event that at any time the Board of Directors shall have established and designated one or more series of Preferred Stock consisting of a number of shares less than all of the authorized number of shares of Preferred Stock, the remaining authorized shares of Preferred Stock shall be deemed to be shares of an undesignated series of Preferred Stock unless and until designated by the Board of Directors as being part of a series previously established or a new series then being established by the Board of Directors. Notwithstanding the fixing of the number of shares constituting a particular series, the Board of Directors may at any time thereafter authorize an increase or decrease in the number of shares of any such series except as set forth in the Preferred Stock Designation for such series of Preferred Stock. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status of authorized undesignated Preferred Stock unless and until designated by the Board of Directors as being a part of a series previously established or a new series then being established by the Board of Directors.

V.

For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A.

1. The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted by the Board of Directors.

2. Board of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, following the closing of the initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “1933 Act”), covering the offer and sale of Common Stock to the public (the “Initial Public Offering”), the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the closing of the Initial Public Offering, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the closing of the Initial Public Offering, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the closing of the Initial Public Offering, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

Notwithstanding the foregoing provisions of this section, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

3. Removal of Directors.

a. Neither the Board of Directors nor any individual director may be removed without cause.

b. Subject to any limitation imposed by law, any individual director or directors may be removed with cause by the holders of a majority of the voting power of the corporation entitled to vote at an election of directors.

4. Vacancies.

a. Subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

b. If at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole board (as constituted immediately prior to any such increase), the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least ten percent (10%) of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in offices as aforesaid, which election shall be governed by Section 211 of the DGCL.

B.

1. Subject to paragraph (h) of Section 43 of the Bylaws, the Bylaws may be altered or amended or new Bylaws adopted by the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the voting stock of the corporation entitled to vote. The Board of Directors shall also have the power to adopt, amend or repeal Bylaws.

2. The directors of the corporation need not be elected by written ballot unless the Bylaws so provide.

3. No action shall be taken by the stockholders of the corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws or by written consent of stockholders in accordance with the Bylaws prior to the closing of the Initial Public Offering and following the closing of the Initial Public Offering no action shall be taken by the stockholders by written consent.

4. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the corporation shall be given in the manner provided in the Bylaws of the corporation.

VI.

A. The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law.

B. Any repeal or modification of this Article VI shall be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

VII.

A. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B. of this Article VII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

B. Notwithstanding any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the voting stock required by law, this Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66–2/3%) of the voting power of all of the then–outstanding shares of the voting stock, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI and VII.

EXHIBIT D-2

FORM OF CERTIFICATE OF AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

MABVAX THERAPEUTICS HOLDINGS, INC.

(Pursuant to Sections 228 and 242 of the

General Corporation Law of the State of Delaware)

The undersigned, J. David Hansen, hereby certifies that:

1. He is the duly elected Chief Executive Officer of MabVax Therapeutics Holdings, Inc., a Delaware corporation (the “Corporation”).

2. That the name of this corporation is MabVax Therapeutics Holdings, Inc., the Corporation was originally incorporated pursuant to the General Corporation Law on October 20, 1988 under the name Terrapin Diagnostics, Inc. and its Certificate of Incorporation was last amended and restated on [            ], 2014.

3. This Certificate of Amendment of Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 228 and 242 of the General Corporation Law of Delaware and amends the Amended and Restated Certificate of Incorporation.

4. A new paragraph is hereby inserted at the end of Section A of Article IV to read as follows:

“Upon the effectiveness of the certificate of amendment to the amended and restated certificate of incorporation containing this sentence, each five (5) shares of the Common Stock issued and outstanding as of the date and time immediately preceding [                    ], the effective date of a reverse stock split (the “Split Effective Date”), shall be automatically changed and reclassified, as of the Split Effective Date and without further action, into one (1) fully paid and non-assessable share of Common Stock. There shall be no fractional shares issued. In lieu of such fractional interests in shares of Common Stock to which any stockholder would otherwise be entitled (taking into account all shares of Common Stock owned by such stockholder), such fractional interest in shares of Common Stock shall be rounded up to the nearest whole number”

[signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Certificate of Incorporation to be signed by J. David Hansen, its duly authorized Chief Executive Officer, this [    ] day of [            ], 2014.

MABVAX THERAPEUTICS HOLDINGS, INC.,
a Delaware corporation

By:
J. David Hansen
Chief Executive Officer

EXHIBIT E

FORM OF CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF SERIES A-1 CONVERTIBLE PREFERRED STOCK

CERTIFICATE OF DESIGNATIONS, PREFERENCES

AND RIGHTS OF SERIES A-1 CONVERTIBLE PREFERRED STOCK

OF MABVAX THERAPEUTICS HOLDINGS, INC.

MabVax Therapeutics Holdings, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Corporation (the “Board”) by the Certificate of Incorporation, as amended, of the Corporation, and pursuant to Sections 151 and 141 of the DGCL, the Board adopted resolutions (i) designating a series of the Corporation’s previously authorized preferred stock, par value $0.001 per share, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of [                ]1 shares of Series A-1 Convertible Preferred Stock of the Corporation, as follows:

RESOLVED, that the Corporation is authorized to issue [                ] shares of Series A-1 Convertible Preferred Stock (the “Series A-1 Preferred Stock”), par value $[        ] per share, which shall have the following powers, designations, preferences and other special rights:

1. Designation and Amount. The class of preferred stock hereby classified shall be designated the “Series A-1 Preferred Stock”. The initial number of authorized shares of the Series A-1 Preferred Stock shall be [                ], which shall not be subject to increase without the consent of the Required Holders voting together as a single class. Each share of the Series A Preferred Stock shall have a par value of $[        ].

2. Ranking. The Series A Preferred Stock shall rank prior and superior to all of the common stock, par value $[        ] per share, of the Corporation (“Common Stock”) and any other capital stock of the Corporation other than the shares of Series B Convertible Preferred Stock (the “Series B Preferred Stock”), par value $[        ] per share, which shall rank pari passu with the Series A Preferred Stock, in each case, with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation. The Series A-1 Preferred Stock shall rank pari passu with the other Series A Preferred Stock and the Series B Preferred Stock with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation. The rights of the shares of Common Stock and other capital stock of the Corporation shall be subject to the preferences and relative rights of the Series A Preferred Stock and Series B Preferred Stock.

3. Dividend Provisions.

(a) From and after February 12, 2014 (the “Issuance Date”), the holders of Series A Preferred Stock (each, a “Holder” and collectively, the “Holders”) shall be entitled to receive dividends (“Dividends”) per share of Series A Preferred Stock whether or not declared by the Board and whether or not there are funds legally available for the payment of Dividends, in arrears at a rate of eight percent (8.0%) per annum (the “Dividend Rate”) on the Stated Value (including, without limitation, all Capitalized Dividends (as defined below) on such

[1]	Number to be determined immediately prior to the consummation of the Merger.

share of Series A Preferred Stock) before any dividends shall be declared, set apart for or paid upon the Common Stock or any other stock ranking on liquidation junior to the Series A Preferred Stock (such stock being referred to hereinafter collectively as “Junior Stock”) in any year. Dividends on the shares of Series A Preferred Stock shall commence accruing on the Issuance Date and shall be computed on the basis of a 365-day year and actual days elapsed. Dividends shall be payable (i) in cash when, as and if declared by the Board, in arrears for each Calendar Year on the first (1st) Business Day of each succeeding Calendar Year and upon a Liquidation Event and a Triggering Event Redemption Date (as defined in Section 6(b)(i)) (any Dividends so paid in cash “Cash Dividends”); provided, however, that to the extent that any Dividends are not declared by the Board and paid in cash on any such date then the amount of such Dividends will be automatically and without any further action by the Board be added to the Stated Value of each Series A Preferred Stock as of such Dividend Date (as defined below) (the “Capitalized Dividends”), and (ii) to the extent not previously paid in cash pursuant to Section 3(a)(i), on each Conversion Date following the Issuance Date by inclusion in the applicable Conversion Amount (each such date, a “Dividend Date”). The Corporation shall deliver a written notice to each Holder of Series A Preferred Stock no later than ten (10) Business Days prior to the applicable Dividend Date either indicating that the Dividend is to be paid as Cash Dividends or confirming that the Dividend shall be a Capitalized Dividend. Dividends on the Series A Preferred Stock shall be cumulative and shall continue to accrue whether or not declared and whether or not in any fiscal year there shall be net profits or surplus available for the payment of dividends in such fiscal year, so that if in any fiscal year or years, dividends in whole or in part are not paid in cash upon the Series A Preferred Stock, unpaid dividends shall accumulate as against the holders of the Junior Stock.

(b) In addition to the dividends referred to in Section 3(a), from and after the Issuance Date, the Holders shall be entitled to receive such dividends paid and distributions made to the holders of Common Stock to the same extent as if such Holders had converted the Series A Preferred Stock into Common Stock (without regard to any limitations on conversion, including, without limitation, the Maximum Percentage (as defined in Section 8(d)) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock. Following the occurrence of a Liquidation Event and the payment in full to a Holder of its applicable liquidation preference as set forth in Section 4 below, such Holder shall cease to have any rights hereunder to participate in any future dividends or distributions made to the holders of Common Stock. The Corporation shall not declare or pay any dividends on any other shares of Junior Stock or any Pari Passu Stock (as defined in Section 7(c)(i)) unless the holders of Series A Preferred Stock then outstanding shall simultaneously receive a dividend on a pro rata basis as if the shares of Series A Preferred Stock had been converted into shares of Common Stock pursuant to Section 8 immediately prior to the record date for determining the stockholders eligible to receive such dividends.

(c) Notwithstanding the foregoing, to the extent that a Holder’s right to participate in any such dividend or distribution pursuant to this Section 3 would result in such Holder and its other Attribution Parties exceeding the Maximum Percentage, then such Holder shall not be entitled to participate in such dividend or distribution to such extent (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such dividend or

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distribution (and beneficial ownership) to such extent) and the portion of such dividend or distribution shall be held in abeyance for such Holder until such time or times as such Holder provides written notice to the Corporation that its right thereto would not result in such Holder and its other Attribution Parties exceeding the Maximum Percentage, at which time or times such Holder shall be granted such rights (and any rights under this Section 3 on such initial rights or on any subsequent such rights to be held similarly in abeyance) to the same extent as if there had been no such limitation.

4. Liquidation Preference.

(a) Preferential Payment to Holders of Series A Preferred Stock. Upon any Liquidation Event, the Holders shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, after and subject to the payment in full of all amounts required to be distributed to the holders of any other preferred stock of the Corporation ranking on liquidation prior and in preference to the Series A Preferred Stock (such Preferred Stock being referred to hereinafter as “Senior Preferred Stock”) upon such Liquidation Event, but before any payment shall be made to the holders of Junior Stock, an amount in cash equal to a price per share equal to the sum of (i) the Stated Value and (ii) accrued and unpaid Dividends, if any. If upon any such Liquidation Event, the remaining assets of the Corporation available for the distribution to its stockholders after payment in full of amounts required to be paid or distributed to holders of Senior Preferred Stock shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series A Preferred Stock and any class of stock ranking on liquidation on a parity with the Series A Preferred Stock, shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect to the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

(b) Distribution of Remaining Assets. Upon a Liquidation Event, after the payment of all preferential amounts required to be paid to the Holders pursuant to Section 4(a), the Holders shall be entitled, on a pari passu basis with the holders of Junior Stock, to participate in the distribution of any remaining assets of the Corporation available for distribution to the holders of Junior Stock, pro rata based on the number of shares held by each Holder, treating for the purpose thereof all of the shares of Series A Preferred Stock as having been converted into Common Stock pursuant to Section 8 immediately prior to such Liquidation Event (without regard to any limitations on conversion, including without limitation, the Maximum Percentage).

(c)Maximum Percentage. Notwithstanding the foregoing, to the extent that a Holder’s right to participate in any liquidation pursuant to this Section 4 would result in such Holder and its other Attribution Parties exceeding the Maximum Percentage, if applicable, then such Holder shall not be entitled to participate in such liquidation to such extent (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such liquidation (and beneficial ownership) to such extent) and the portion of such liquidation shall be held in abeyance for such Holder until such time or times as its right thereto would not result in such Holder and its other Attribution Parties exceeding the Maximum Percentage, if applicable, at which time or times such Holder shall be granted such rights (and any rights under this Section 4 to be held similarly in abeyance) to the same extent as if there had been no such limitation.

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5. Fundamental Transactions. The Corporation shall not enter into or be party to a Fundamental Transaction unless (i) the Successor Entity assumes in writing all of the obligations of the Corporation under this Certificate of Designations and the other Transaction Documents in accordance with the provisions of this Section 5 pursuant to written agreements in form and substance satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction, including agreements to deliver to each Holder of Series A Preferred Stock in exchange for such Series A Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Certificate of Designations including, without limitation, having a stated value and dividends rate equal to the Stated Value and Dividend Rate of the Series A Preferred Stock held by such Holder and having similar conversion rights, ranking and security to the Series A Preferred Stock, and satisfactory to the Required Holders and (ii) the Successor Entity (including its Parent Entity) is a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market. Upon the occurrence or consummation of any Fundamental Transaction, and it shall be a required condition to the occurrence or consummation of any Fundamental Transaction that, the Corporation and the Successor Entity or Successor Entities, jointly and severally, shall succeed to, and the Corporation shall cause any Successor Entity or Successor Entities to jointly and severally succeed to, and be added to the term “Corporation” under this Certificate of Designations (so that from and after the date of such Fundamental Transaction, each and every provision of this Certificate of Designations referring to the “Corporation” shall refer instead to each of the Corporation and the Successor Entity or Successor Entities, jointly and severally), and the Corporation and the Successor Entity or Successor Entities, jointly and severally, may exercise every right and power of the Corporation prior thereto and shall assume all of the obligations of the Corporation prior thereto under this Certificate of Designations with the same effect as if the Corporation and such Successor Entity or Successor Entities, jointly and severally, had been named as the Corporation in this Certificate of Designations. Upon consummation of the Fundamental Transaction with a Successor Entity whose stock is publicly traded, such Successor Entity shall deliver to the Holder confirmation that there shall be issued upon conversion of the Series A Preferred Stock at any time after the consummation of the Fundamental Transaction, in lieu of the shares of Common Stock (or other securities, cash, assets or other property) issuable upon the conversion of the Series A Preferred Stock prior to such Fundamental Transaction (without regard to any limitations on the conversion of the Series A Preferred Stock, including without limitation, the Maximum Percentage), such shares of publicly traded common stock (or their equivalent) of the Successor Entity, as adjusted in accordance with the provisions of this Certificate of Designations, which the Holder would have been entitled to receive had such Holder converted the Series A Preferred Stock in full (without regard to any limitations on conversion, including without limitation, the Maximum Percentage) immediately prior to such Fundamental Transaction (provided, however, to the extent that a Holder’s right to receive any such shares of publicly traded common stock (or their equivalent) of the Successor Entity would result in such Holder and its other Attribution Parties exceeding the Maximum Percentage, then such Holder shall not be entitled to receive such shares to such extent (and shall not be entitled to beneficial ownership of such shares of publicly traded common stock (or their equivalent) of the Successor Entity as a result of such consideration to such extent) and the portion of such shares shall be held in abeyance for such Holder until such

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time or times, as its right thereto would not result in such Holder and its other Attribution Parties exceeding the Maximum Percentage, at which time or times such Holder shall be delivered such shares to the extent as if there had been no such limitation). Provision made pursuant to the preceding sentence shall be in a form and substance reasonably satisfactory to the Required Holders. In addition to and not in substitution for any other rights hereunder, prior to the occurrence or consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities, cash, assets or other property with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Corporation shall make appropriate provision to ensure that, and any applicable Successor Entity or Successor Entities shall ensure that, and it shall be a required condition to the occurrence or consummation of such Corporate Event that, such Holder will thereafter have the right to receive at its option upon surrender of such Holder’s shares of Series A Preferred Stock upon the occurrence or consummation of the Corporate Event, in lieu of the shares of Common Stock (or other securities, cash, assets or other property) such Holder is entitled to receive upon the conversion of such Holder’s shares of Series A Preferred Stock prior to such Corporate Event (but not in lieu of such items still issuable under Sections 3 and 10(a), which shall continue to be receivable on the Common Stock or on such shares of stock, securities, cash, assets or any other property otherwise receivable with respect to or in exchange for shares of Common Stock), such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights and any shares of Common Stock) which the Holder would have been entitled to receive upon the occurrence or consummation of such Corporate Event or the record, eligibility or other determination date for the event resulting in such Corporate Event, had such Holder’s shares of Series A Preferred Stock been converted immediately prior to such Corporate Event or the record, eligibility or other determination date for the event resulting in such Corporate Event (without regard to any limitations on conversion, including without limitation, the Maximum Percentage) (provided, however, to the extent that a Holder’s right to receive any such shares of publicly traded common stock (or their equivalent) of the Successor Entity would result in such Holder and its other Attribution Parties exceeding the Maximum Percentage, then such Holder shall not be entitled to receive such shares to such extent (and shall not be entitled to beneficial ownership of such shares of publicly traded common stock (or their equivalent) of the Successor Entity as a result of such consideration to such extent) and the portion of such shares shall be held in abeyance for such Holder until such time or times, as its right thereto would not result in such Holder and its other Attribution Parties exceeding the Maximum Percentage, at which time or times such Holder shall be delivered such shares to the extent as if there had been no such limitation). Provision made pursuant to the preceding sentence shall be in a form and substance reasonably satisfactory to the Required Holders. The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion of the Series A Preferred Stock.

6. Redemption at Option of Holders.

(a) Triggering Event. A “Triggering Event” shall be deemed to have occurred at such time as any of the following events:

(i) the suspension from trading or failure of the Common Stock to be listed on an Eligible Market for more than two (2) Trading Days;

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(ii) (A) a Conversion Failure (as defined in Section 8(b)(iii)(A)) or (B) the Corporation’s notice, written or oral, to any Holder, including by way of public announcement, or through any of its agents, at any time, of its intention not to comply, as required, with a request for conversion of any Series A Preferred Stock into shares of Common Stock that is tendered in accordance with the provisions of this Certificate of Designations;

(iii) at any time a Holder’s Authorized Share Allocation (as defined in Section 8(e)(i)) is less than the number of shares of Common Stock that such Holder would be entitled to receive upon a conversion of the full Conversion Amount of the Series A Preferred Stock;

(iv) the Corporation’s failure to pay to the Holder any amounts that at any time exceed $25,000 when and as due pursuant to this Certificate of Designations or any other Transaction Document, provided that such failure continues for a period of at least three (3) Business Days, provided, further, that the immediately preceding proviso shall not apply to the Corporation’s failure to pay any amounts due pursuant to this Certificate of Designations that are the payments of Dividends or the Stated Value of the shares of Series A Preferred Stock;

(v) any default under, redemption of or acceleration prior to maturity of any Indebtedness of the Corporation and/or any of its Subsidiaries in excess of $100,000 in the aggregate;

(vi) the Corporation or any of its Subsidiaries, pursuant to or within the meaning of Title 11, U.S. Code, or any similar federal, foreign or state law for the relief of debtors (collectively, “Bankruptcy Law”), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a “Custodian”), (D) makes a general assignment for the benefit of its creditors or (E) admits in writing that it is generally unable to pay its debts as they become due;

(vii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Corporation or any of its Subsidiaries in an involuntary case, (B) appoints a Custodian of the Corporation or any of its Subsidiaries or (C) orders the liquidation of the Corporation or any of its Subsidiaries;

(viii) a final judgment or judgments for the payment of money aggregating in excess of $100,000 are rendered against the Corporation or any of its Subsidiaries and which judgments are not, within sixty (60) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $100,000 amount set forth above so long as the Corporation provides the Holders with a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Required Holders) to the effect that such judgment is covered by insurance or an indemnity and the Corporation will receive the proceeds of such insurance or indemnity within thirty (30) days of the issuance of such judgment;

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(ix) the consummation of a Change of Control other than one in which a Successor Entity that is a publicly traded corporation whose stock is quoted or listed for trading on an Eligible Market assumes the Warrants and this Certificate of Designations pursuant to the provisions of Section 5 such that, inter alia, the Warrants shall be exercisable and the Series A Preferred Stock shall be convertible into publicly traded Common Stock of such Successor Entity;

(x) the issuance of Common Stock or Common Stock Equivalents in violation of any provision of any Approved Stock Plan or any Transaction Document;

(xi) the issuance of debt securities in violation of any provision of any of the Transaction Documents;

(xii) any deviation of twenty percent (20%) or more in the aggregate of the Approved Yearly Budget (as defined in Section 7(c)(xvi);

(xiii) any deviation of five percent (5.0%) or more with respect to (x) financial statement audit and review expenses and/or (y) investors’ relations expenses, in each case as included in the Approved Yearly Budget;

(xiv) the Existing Preferred Stock is not converted in full into Common Stock on or prior to the Effective Date; or

(xv) the Corporation breaches any representation, warranty, covenant or other term or condition of any Transaction Document, provided that the breach of any covenant continues for a period of at least three (3) Business Days, provided, further, that the immediately preceding proviso shall not apply to the Corporation’s covenants to pay Dividends or the Stated Value of the shares of Series A Preferred Stock pursuant to this Certificate of Designations.

(b) Redemption Option Upon Triggering Event.

(i) In addition to all other rights of the Holders contained herein, after the occurrence of a Triggering Event, each Holder shall have the right, at such Holder’s option to require the Corporation to redeem all or any portion of such Holder’s Series A Preferred Stock at a price per share in cash equal to the greater of (x) 110% of the sum of (A) the Stated Value and (B) accrued and unpaid Dividends, if any and (y) the product of (A) the Conversion Rate (as defined in Section 8(a)) in effect at such time as the applicable Notice of Triggering Event Redemption (as defined below) is deemed to be received by the Corporation in accordance with the provisions of Section 9(f) of the Securities Purchase Agreement and (B) the greatest Closing Sale Price of the Common Stock during the period beginning on the date immediately preceding such Triggering Event and ending on the date the applicable Notice of Triggering Event Redemption is deemed to be received by the Corporation in accordance with the

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provisions of Section 9(f) of the Securities Purchase Agreement (the “Triggering Event Redemption Price”). Within one (1) Business Day after the occurrence of a Triggering Event other than the Triggering Event described in Section 6(a)(ix), the Corporation shall deliver written notice thereof via facsimile and overnight courier (“Notice of Triggering Event”) to each Holder. No sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Corporation shall deliver written notice thereof via facsimile or electronic mail, and overnight courier to each Holder (a “Change of Control Notice”). At any time (A) after the earlier of (I) a Holder’s receipt of a Notice of Triggering Event and (II) a Holder becoming aware of a Triggering Event other than the Triggering Event described in Section 6(a)(ix) or (B) during the period beginning on the earlier to occur of (I) any oral or written agreement by the Corporation or any of its Subsidiaries, upon consummation of which the transaction contemplated thereby would reasonably be expected to result in a Change of Control, and (II) a Holder’s receipt of a Change of Control Notice and ending fifteen (15) Trading Days after the date of the consummation of such Change of Control, any Holder of Series A Preferred Stock then outstanding may require the Corporation to redeem up to all of such Holder’s Series A Preferred Stock by delivering written notice thereof via facsimile and overnight courier (“Notice of Triggering Event Redemption”) to the Corporation which Notice of Triggering Event Redemption shall indicate the number of shares of Series A Preferred Stock that such Holder is electing to redeem. Upon the Corporation’s receipt of a Notice of Triggering Event Redemption from any Holder, the Corporation shall within one (1) Business Day of such receipt notify each other Holder by facsimile of the Corporation’s receipt of such notice(s). The Corporation shall (A) with respect to a Triggering Event that is not the Triggering Event described in Section 6(a)(ix), deliver on the fifth (5th) Business Day after the Corporation’s receipt of a Notice of Triggering Event Redemption the applicable Triggering Event Redemption Price to such Holder that delivered a Notice of Triggering Event Redemption, provided that the Corporation shall deliver on the fifth (5th) Business Day after the Corporation’s receipt of the first Notice of Triggering Event Redemption the applicable Triggering Event Redemption Price to all Holders that deliver a Notice of Triggering Event Redemption prior to the fifth (5th) Business Day after the Corporation’s receipt of the first Notice of Triggering Event Redemption and (B) with respect to a Triggering Event described in Section 6(a)(ix), deliver the Triggering Redemption Price concurrently with the consummation of such Change of Control to all Holders that deliver a Notice of Triggering Event Redemption prior to the consummation of such Change of Control and otherwise within five (5) Trading Days after the Corporation’s receipt of such notice (such date, the “Triggering Event Redemption Date”).

(ii) Miscellaneous. To the extent redemptions required by this Section 6(b)(ii) are deemed or determined by a court of competent jurisdiction to be prepayments of the Series A Preferred Stock by the Corporation, such redemptions shall be deemed to be voluntary prepayments. Notwithstanding anything to the contrary in this Section 6(b)(ii), until the Triggering Event Redemption Price (together with any interest thereon) is paid in full, the number of shares of Series A Preferred Stock submitted for redemption under this Section 6(b)(ii) may be converted, in whole or in part, by the Holder into shares of Common Stock, or in the event the Conversion Date is after the

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consummation of a Triggering Event described in Section 6(a)(ix), shares or equity interests of the Successor Entity substantially equivalent to the Corporation’s Common Stock pursuant to Section 8(a). The Holders and the Corporation agree that in the event of the Corporation’s redemption of any Series A Preferred Stock under this Section 6(b)(ii), each Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future dividend rates and the uncertainty of the availability of a suitable substitute investment opportunity for each such Holder. Accordingly, any redemption premium due under this Section 6(b)(ii) is intended by the parties to be, and shall be deemed, a reasonable estimate of each such Holder’s actual loss of its investment opportunity and not as a penalty. In the event that the Corporation does not pay the Triggering Event Redemption Price on the Triggering Event Redemption Date, then the Holder shall have the right to void the redemption pursuant to Section 6(b)(iii). If the Corporation is unable to redeem all of the Series A Preferred Stock submitted for redemption, the Corporation shall (i) redeem an amount from each Holder equal to such Holder’s pro rata amount of the Series A Preferred Stock outstanding multiplied by the total number of shares of Series A Preferred Stock to be redeemed from all Holders and (ii) in addition to any remedy such Holder may have under this Certificate of Designations and the Securities Purchase Agreement, pay to each Holder interest at the rate of one and one-half percent (1.5%) per month (prorated for partial months) in respect of each unredeemed share of Series A Preferred Stock until paid in full.

(iii) Void Redemption. In the event that the Corporation does not pay a Triggering Event Redemption Price within the time period set forth in this Certificate of Designations, at any time thereafter and until the Corporation pays such unpaid applicable Triggering Event Redemption Price in full, a Holder shall have the option to, in lieu of redemption, require the Corporation to promptly return to such Holder any or all of the Series A Preferred Stock that were submitted for redemption by such Holder and for which the applicable Triggering Event Redemption Price has not been paid, by sending written notice thereof to the Corporation via facsimile (the “Void Redemption Notice”). Upon the Corporation’s receipt of such Void Redemption Notice, (i) the applicable Notice of Triggering Event Redemption shall be null and void with respect to the Series A Preferred Stock subject to the Void Redemption Notice, (ii) the Corporation shall immediately return any Series A Preferred Stock subject to the Void Redemption Notice, and (iii) the Conversion Price of such returned Series A Preferred Stock shall be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the Void Redemption Notice is delivered to the Corporation and (B) the lowest Weighted Average Price of the Common Stock during the period beginning on the date on which the applicable Notice of Triggering Event Redemption is delivered to the Corporation and ending on the date on which the Void Redemption Notice is delivered to the Corporation, as applicable, subject to further adjustment as provided in this Certificate of Designations.

(iv) Disputes. In the event of a dispute as to the determination of the arithmetic calculation of the Triggering Event Redemption Price, such dispute shall be resolved pursuant to Section 8(f) with the term “Triggering Event Redemption Price” being substituted for the term “Conversion Rate”. A Holder’s delivery of a Void Redemption Notice and exercise of its rights following such notice shall not effect the

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Corporation’s obligations to make any payments which have accrued prior to the date of such notice. In the event of a redemption pursuant to this Section 6(b) of less than all of the Series A Preferred Stock represented by a particular Preferred Stock Certificate (as defined in Section 8(b)(i)), the Corporation shall promptly cause to be issued and delivered to the Holder of such Series A Preferred Stock a Preferred Stock Certificate representing the remaining shares of Series A Preferred Stock which have not been redeemed, if necessary.

(v) Insufficient Assets. If upon a Triggering Event Redemption Date, the assets of the Corporation are insufficient to pay the Triggering Event Redemption Price for each share of Series A Preferred Stock to be redeemed, the Corporation shall (i) take all appropriate action reasonably within its means to maximize the assets available for paying the Triggering Event Redemption Price, (ii) redeem out of all such assets available therefor on the Triggering Event Redemption Date the maximum possible number of shares of Series A Preferred Stock that it can redeem on such date, pro rata among the Holders to be redeemed in proportion to the aggregate number of shares of Series A Preferred Stock then held by each such Holder on the Triggering Event Redemption Date and (iii) following the Triggering Event Redemption Date, at any time and from time to time when additional assets of the Corporation become available to redeem the remaining shares of Series A Preferred Stock, the Corporation shall use such assets, at the end of the then current fiscal quarter, to redeem the balance of such shares of Series A Preferred Stock, or such portion thereof for which assets are then available, on the basis set forth above at the Triggering Event Redemption Price, and such assets will not be used prior to the end of such fiscal quarter for any other purpose. Dividends on shares of Series A Preferred Stock that have not been redeemed shall continue to accrue until such time as the Corporation redeems such shares of Series A Preferred Stock. The Corporation shall pay to each Holder the Triggering Event Redemption Price for each share of Series A Preferred Stock without regard to the legal availability of funds unless expressly prohibited by applicable law or unless the payment of such Triggering Event Redemption Price could reasonably be expected to result in personal liability to the directors of the Corporation (it being understood that the Corporation shall not claim as a defense to the obligation to redeem that it does not have “funds legally available” as argued in SV Investment Partners, LLC v. Though/Works, Inc. 7 A.3d 973 (Del. Ch. 2010)).

7. Voting Rights.

(a) General. Each issued and outstanding share of Series A Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which each such share of Series A Preferred Stock is convertible (as adjusted from time to time pursuant to Section 9 hereof), at each meeting of stockholders of the Corporation (or pursuant to any action by written consent) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. Except as provided by law, by the provisions of Sections 7(b) and 7(c) below or by the provisions establishing any other series of Preferred Stock, holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class.

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(b) Election of Directors. On the Effective Date, pursuant to the terms of the Merger Agreement, [                    ] (the “Primary Series A Director”) and [                    ]2 (the “Secondary Series A Director” and collectively, the “Series A Directors”) have been elected to the board of directors of the Corporation. Each of the Series A Directors shall serve for a term of not less than three (3) years from the Effective Date and until his successor is elected and qualified and may not be removed from the board of directors, except that a Series A Director may be removed by the majority of the board of directors for Cause.

(c) Series A Preferred Stock Protective Provisions. In addition to any other rights provided by law, the Corporation shall not and shall not permit any direct or indirect Subsidiary of the Corporation to, without first obtaining the affirmative vote or written consent of the Required Holders voting together as a single class:

(i) create, or authorize the creation of, or issue or obligate itself to issue additional or other capital stock or securities exchangeable for or convertible or exercisable into capital stock whether such capital stock is Senior Preferred Stock or pari-passu (such stock referred to hereinafter as “Pari Passu Stock”) in rank to the Series A Preferred Stock in respect of the preferences as to distributions, the payment of dividends and payments upon a Liquidation Event;

(ii) (A) reclassify, alter or amend any existing security of the Corporation that is pari passu with the Series A Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends, anti-dilution protections, or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Series A Preferred Stock in respect of any such right, preference or privilege, or (B) reclassify, alter or amend any existing security of the Corporation that is junior to the Series A Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends, anti-dilution protections, or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Series A Preferred Stock in respect of any such right, preference or privilege;

(iii) increase or decrease the authorized number of shares of Common Stock or Series A Preferred Stock or any additional class or series of capital stock;

(iv) prior to the one (1) year anniversary of the Effective Date, create, or authorize the creation of, or issue, or obligate itself to issue any debt security, whether or not such debt security is exchangeable for or convertible or exercisable into Common Stock, or permit any Subsidiary to take any such action;

(v) after the one (1) year anniversary of the Effective Date, create, or authorize the creation of, or issue or obligate itself to issue any debt security,

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The Series A Directors to be designated by the Required Holders of the Series C-1 Preferred Stock of Mabvax Therapeutics, Inc. prior to the consummation of the Merger (as defined in the Merger Agreement).

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whether or not such debt security is exchangeable for or convertible or exercisable into Common Stock, in excess of $1,500,000, or permit any Subsidiary to take any such action;

(vi) authorize or effect the payment of any dividends or distributions on any capital stock of the Corporation or any Subsidiary or the redemption or repurchase of any capital stock of the Corporation or any Subsidiary or rights to acquire capital stock of the Corporation or any Subsidiary (other than (A) the repurchase of stock from employees of the Corporation or its Subsidiaries pursuant to repurchase rights upon termination of employment of such employees at purchase prices initially paid by such employees for such shares, or (B) the payment of any dividends or distributions on any share of Series A Preferred Stock pursuant to its terms or the redemption or repurchase of any share of Series A Preferred Stock pursuant to its terms);

(vii) authorize or effect (a) any sale, lease, transfer or other disposition of all or substantially all the assets of the Corporation or any Subsidiary; (b) any Fundamental Transaction, or (c) a Liquidation Event, or consent to any of the foregoing;

(viii) amend or repeal any provision of the Corporation’s Certificate of Incorporation or By-Laws so as to affect adversely the Series A Preferred Stock (including, without limitation, any amendment of the Corporation’s Certificate of Incorporation entitling the Corporation to make a payment with respect to the Series A Preferred Stock other than in cash or in securities that trade on an Eligible Market shall be deemed so to affect adversely the Series A Preferred Stock);

(ix) amend, alter or repeal the preferences, special rights or other powers of the Series A Preferred Stock so as to affect adversely the Series A Preferred Stock, (including, without limitation, the authorization or issuance of any series of Preferred Stock with preference or priority over, or being on a parity with the Series A Preferred Stock as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation shall be deemed so to affect adversely the Series A Preferred Stock);

(x) take any other action, by amendment of its Certificate of Incorporation or Bylaws, or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, or agree to take any such action, that avoids or seeks to avoid the observance or performance of any of the terms of this Certificate of Designations;

(xi) effect any change in the principal business of the Corporation, enter into any new lines of business, exit the current line of business or any material modification of current or future business plans or liquidate, dissolve or wind-up the business and affairs of the Corporation, or consent to any of the foregoing;

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(xii) enter into any agreement or contract that specifically by its terms restricts the Corporation’s ability to pay dividends on, or redeem securities of the Corporation; or

(xiii) agree to do any of the above items.

(d) Actions Requiring Vote of a Series A Director. For so long as the Primary Series A Director remains a director of the Corporation, the Corporation shall not and shall not permit any direct or indirect Subsidiary of the Corporation to, without first obtaining the affirmative vote or written consent of the Primary Series A Director; provided that if the Primary Series A Director no longer serves as a director of the Corporation, for so long as the Secondary Series A Director remains a director of the Corporation, the Corporation shall not and shall not permit any direct or indirect Subsidiary of the Corporation to, without first obtaining the affirmative vote or written consent of the Secondary Series A Director:

(i) enter into any transaction, other than employment agreements on a basis consistent with past practice, with any officer, director or beneficial owner of five percent (5%) or more of the Common Stock or any Affiliate of any of the foregoing;

(ii) sell or otherwise dispose of assets with a fair value in excess of $1,000,000;

(iii) hire or fire of any executive officer or employee serving a similar function, including without limitation, the chief executive officer, president, chief operating officer, chief financial officer, chief investment officer, chief strategy officer, and chief information officer, or any employee with annual compensation (including any bonus payments) in excess of $100,000;

(iv) approve a yearly budget covering any operations prior to the one (1) year anniversary of the Effective Date (the “Approved Yearly Budget”);

(v) pledge or otherwise allow the encumbrance of any material assets of the Corporation, in a single or series of transactions, other than in the normal course of business or as may be related to acquisition of Indebtedness with respect to such asset;

(vi) adopt or make any material modification to, any employee stock option plan, stock bonus plan, stock purchase plan or other management equity plan;

(vii) license or transfer any intellectual property, technology or other assets of the Corporation on any basis that materially restricts the Corporation’s use or licensing of such intellectual property, technology or other assets. It being understood that any exclusive license is a material restriction under this provision;

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(viii) loan or advance to, or acquire of any stock or other securities of, any Subsidiary or other corporation, partnership, or other entity unless it is wholly owned by the Corporation;

(ix) loan or advance to any Person, including, any employee or director, except advances and similar expenditures in the ordinary course of business or under the terms of an employee stock or option plan approved by the Board;

(x) guarantee any Indebtedness except for trade accounts of the Corporation or any Subsidiary arising in the ordinary course of business;

(xi) invest other than investments in prime commercial paper, money market funds, certificates of deposit in any United States bank having a net worth in excess of $1,000,000 or obligations issued or guaranteed by the United States of America, in each case having a maturity not in excess of two (2) years;

(xii) incur aggregate Indebtedness in excess of $500,000 that is not included in the Approved Yearly Budget, other than trade credit incurred in the ordinary course of business;

(xiii) sale, transfer, license, pledge or encumber technology or intellectual property, other than non-exclusive licenses granted in the ordinary course of business;

(xiv) create any liquidation preferences for equity securities greater than their purchase price, or any anti-dilution protection more favorable than that granted to the Series A Preferred Stock herein;

(xv) enter into any real estate lease or acquisition;

(xvi) create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by the Corporation, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of the Corporation, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary;

(xvii) enter into any partnership, alliance, joint venture or other material agreement or arrangement, including any agreement with an exclusivity covenant, a non-competition agreement or other restrictive covenant with respect to the Corporation’s business;

(xviii) increase or decrease the authorized number of directors constituting the Board or any committee of the Board;

(xix) until the earlier to occur of (x) the consummation by the Corporation of one or more Subsequent Placements yielding net proceeds to the Corporation of at least $10,000,000 from Persons that are not affiliated with the initial

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Holders signatory to the Securities Purchase Agreement and (y) the one (1) year anniversary of the Effective Date, any increase to the aggregate annual compensation paid by the Corporation to the Corporation’s officers and directors for services rendered to the Corporation;

(xx) until the earlier to occur of (x) the consummation by the Corporation of one or more Subsequent Placements yielding net proceeds to the Corporation of at least $10,000,000 from Persons that are not affiliated with the initial Holders signatory to the Securities Purchase Agreement and (y) the one (1) year anniversary of the Effective Date, increase the aggregate annual compensation paid by the Corporation to the Corporation’s employees that are not officers or directors of the Corporation for services rendered to the Corporation that is inconsistent with past practice or that exceeds 10% of the aggregate compensation paid to such Persons in the immediately preceding calendar year;

(xxi) effect any stock split, reverse stock split, stock dividend or other similar transaction with respect to the Series A Preferred Stock; or

(xxii) agree to do any of the above items.

8. Conversion.

(a) Optional Conversion. Each share of Series A Preferred Stock may be converted into shares of Common Stock at any time or times, at the option of any Holder as provided in this Section 8. The number of shares of Common Stock issuable upon conversion of each Series A Preferred Stock pursuant to this Section 8 shall be determined according to the following formula (the “Conversion Rate”):

Conversion Amount

Conversion Price

No fractional shares of Common Stock are to be issued upon the conversion of any Series A Preferred Stock, but rather the number of shares of Common Stock to be issued shall be rounded up to the nearest whole number. The applicable Conversion Rate and Conversion Price from time to time in effect is subject to adjustment as hereinafter provided.

(b) Mechanics of Conversion. The conversion of Series A Preferred Stock shall be conducted in the following manner:

(i) Holder’s Delivery Requirements. To convert Series A Preferred Stock into shares of Common Stock on any date (a “Conversion Date”), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York City time, on such date, a copy of a properly completed notice of conversion executed by the registered Holder of the Series A Preferred Stock subject to such conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Corporation and if the Corporation has appointed a registered transfer agent, the Corporations registered transfer agent (the “Transfer Agent”) (if the Corporation does not have a registered transfer agent, references hereto to the “Transfer Agent” shall be

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deemed to be references to the Corporation) and (B) if required by Section 8(b)(iv), surrender to a common carrier for delivery to the Corporation as soon as practicable following such date the original certificates representing the Series A Preferred Stock being converted (or compliance with the procedures set forth in Section 13) (the “Preferred Stock Certificates”).

(ii) Corporation’s Response. Upon receipt by the Corporation of a copy of a Conversion Notice, the Corporation shall (A) as soon as practicable, but in any event within two (2) Trading Days, send, via facsimile, a confirmation of receipt of such Conversion Notice to such Holder and the Transfer Agent, if applicable, which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein and (B) on or before the third (3rd) Trading Day following the date of receipt by the Corporation of such Conversion Notice (the “Share Delivery Date”), (1) provided the Transfer Agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal At Custodian system, or (2) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled. If the number of shares of Series A Preferred Stock represented by the Preferred Stock Certificate(s) submitted for conversion, as may be required pursuant to Section 8(b)(iv), is greater than the number of shares of Series A Preferred Stock being converted, then the Corporation shall, as soon as practicable and in no event later than five (5) Business Days after receipt of the Preferred Stock Certificate(s) (the “Preferred Stock Delivery Date”) and at its own expense, issue and deliver to the Holder a new Preferred Stock Certificate representing the number of shares of Series A Preferred Stock not converted.

(iii) Corporation’s Failure to Timely Convert.

(A) Cash Damages. If within three (3) Trading Days after the Corporation’s receipt of the facsimile copy of a Conversion Notice the Corporation shall fail to credit a Holder’s balance account with DTC or issue and deliver a certificate to such Holder for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion of Series A Preferred Stock (a “Conversion Failure”), then in addition to all other available remedies which such holder may pursue hereunder and under the other Transaction Documents, including any indemnification provisions therein, the Corporation shall pay additional damages to such Holder for each day after the Share Delivery Date that such conversion is not timely effected in an amount equal to one and one half percent (1.5%) of the product of (I) the number of shares of Common Stock not issued to the Holder on or prior to the Share Delivery Date and to which such Holder is entitled as set forth in the applicable Conversion Notice and (II) the Closing Sale Price of the

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Common Stock on the Share Delivery Date. If the Corporation fails to pay the additional damages set forth in this Section 8(b)(iii)(A) within five (5) Trading Days of the date incurred, then the Holder entitled to such payments shall have the right at any time, so long as the Corporation continues to fail to make such payments, to require the Corporation, upon written notice, to immediately issue, in lieu of such cash damages, the number of shares of Common Stock equal to the quotient of (X) the aggregate amount of the damages payments described herein divided by (Y) the Conversion Price in effect on such Conversion Date as specified by the Holder in the Conversion Notice. In addition to the foregoing, if on the Share Delivery Date, the Corporation shall fail to issue and deliver a certificate to a Holder or credit such Holder’s balance account with DTC for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion of Series A Preferred Stock, as applicable, and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the shares of Common Stock issuable upon such conversion that the Holder anticipated receiving from the Corporation (a “Buy-In”), then the Corporation shall, within three (3) Trading Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Corporation’s obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Sale Price on the Conversion Date. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the Series A Preferred Stock as required pursuant to the terms hereof.

(B) Void Conversion Notice; Adjustment of Conversion Price. If for any reason a Holder has not received all of the shares of Common Stock to which such Holder is entitled prior to the tenth (10th) Trading Day after the Share Delivery Date with respect to a conversion of Series A Preferred Stock, then the Holder, upon written notice to the Corporation, with a copy to the Transfer Agent, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any shares of Series A Preferred Stock that have not been converted pursuant to such Holder’s Conversion Notice; provided that the voiding of a Holder’s Conversion Notice shall not effect the Corporation’s obligations

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to make any payments which have accrued prior to the date of such notice pursuant to Section 8(b)(iii)(A) or otherwise. Thereafter, the Conversion Price of any Series A Preferred Stock returned or retained by the Holder for failure to timely convert shall be adjusted to the lesser of (I) the Conversion Price relating to the voided Conversion Notice and (II) the lowest Weighted Average Price of the Common Stock during the period beginning on the Conversion Date and ending on the date such Holder voided the Conversion Notice, subject to further adjustment as provided in this Certificate of Designations.

(iv) Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of Series A Preferred Stock in accordance with the terms hereof, the Holder thereof shall not be required to physically surrender the certificate representing the Series A Preferred Stock to the Corporation unless (A) the full or remaining number of shares of Series A Preferred Stock represented by the certificate are being converted, in which case the Holder shall deliver such stock certificate to the Corporation as soon as practicable following such conversion or (B) a Holder has provided the Corporation with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of Series A Preferred Stock upon physical surrender of any Series A Preferred Stock. The Holder and the Corporation shall maintain records showing the number of shares of Series A Preferred Stock so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Corporation, so as not to require physical surrender of the certificate representing the Series A Preferred Stock upon each such conversion. In the event of any dispute or discrepancy, such records of the Corporation establishing the number of shares of Series A Preferred Stock to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if Series A Preferred Stock represented by a certificate are converted as aforesaid, a Holder may not transfer the certificate representing the Series A Preferred Stock unless such Holder first physically surrenders the certificate representing the Series A Preferred Stock to the Corporation, whereupon the Corporation will forthwith issue and deliver upon the order of such Holder a new certificate of like tenor, registered as such Holder may request, representing in the aggregate the remaining number of shares of Series A Preferred Stock represented by such certificate. A Holder and any assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Series A Preferred Stock, the number of shares of Series A Preferred Stock represented by such certificate may be less than the number of shares of Series A Preferred Stock stated on the face thereof. Each certificate for Series A Preferred Stock shall bear the following legend:

ANY TRANSFEREE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE CORPORATION’S CERTIFICATE OF DESIGNATIONS RELATING TO THE SERIES A PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION 8(b)(iv) THEREOF. THE NUMBER OF SHARES OF

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SERIES A PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF SHARES OF SERIES A PREFERRED STOCK STATED ON THE FACE HEREOF PURSUANT TO SECTION 8(b)(iv) OF THE CERTIFICATE OF DESIGNATIONS RELATING TO THE SERIES A PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE.

(c) Automatic Conversion. Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock (an “Automatic Conversion”), based on the then-effective applicable Conversion Price at any time upon the affirmative election of the Required Holders. Upon such Automatic Conversion, any declared, accrued and unpaid dividends shall be paid in accordance with the provisions of Section 8(b)(ii). Upon affirmative election of the Required Holders, all of the outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its Transfer Agent. Upon the occurrence of such Automatic Conversion of the Series A Preferred Stock, the holders of Series A Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or any Transfer Agent for the Series A Preferred Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series A Preferred Stock surrendered were convertible on the date on which such Automatic Conversion occurred, and any declared, accrued and unpaid dividends shall be paid in accordance with the provisions of Section 8(b)(ii).

(d) Beneficial Ownership Limitation on Conversions. The Corporation shall not effect the conversion of any portion of Series A Preferred Stock, and no Holder shall not have the right to convert any portion of Series A Preferred Stock, to the extent that after giving effect to such conversion, such Holder together with the other Attribution Parties collectively would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by a Holder and its other Attribution Parties shall include the number of shares of Common Stock held by such Holder and all of its other Attribution Parties plus the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock with respect to which the determination of such sentences is being made, but shall exclude shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted shares of Series A Preferred Stock beneficially owned by such Holder or any of its other Attribution Parties and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including, without limitation, any convertible notes or convertible preferred stock or warrants, including the Warrants beneficially owned by such Holder or any of its other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 8(d). For purposes of this Section 8(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. For purposes of determining the number of outstanding shares of Common Stock a Holder may

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acquire upon the conversion of Series A Preferred Stock without exceeding the Maximum Percentage, such Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Corporation’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the SEC, as the case may be, (y) a more recent public announcement by the Corporation or (z) any other written notice by the Corporation or the Transfer Agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written request of any Holder, the Corporation shall within two (2) Business Days confirm in writing or by electronic mail to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Series A Preferred Stock, by such Holder and any of its other Attribution Party since the date as of which such number of outstanding shares of Common Stock was reported. Upon delivery of a written notice to the Corporation, any Holder may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 4.99% as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Corporation and (ii) any such increase or decrease will apply only to such Holder and its other Attribution Parties and not to any other holder of Series A Preferred Stock that is not an Attribution Party. For purposes of clarity, the shares of Common Stock underlying the Series A Preferred Stock in excess of the Maximum Percentage shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 8(d) to the extent necessary to correct this paragraph or any portion of this paragraph which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 8(d) or to make changes or supplements necessary or desirable to properly give effect to such limitation.

(e) Reservation of Shares.

(i) The Corporation shall have sufficient authorized and unissued shares of Common Stock for each Series A Preferred Stock equal to 130% of the number of shares of Common Stock necessary to effect the conversion at the Conversion Rate with respect to each such Series A Preferred Stock as of the Issuance Date. The Corporation shall at all times when the Series A Preferred Stock shall be outstanding reserve and keep available out of its authorized but unissued stock, for the purposes of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized and unissued shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock (the “Required Reserve Amount”). The initial number of shares of Common Stock reserved for conversions of the Series A Preferred Stock and each increase in the number of shares so reserved shall be allocated pro rata among the Holders based on the number of shares of Series A Preferred Stock held by each Holder at the time of issuance of the Series A Preferred Stock or increase in the number of reserved shares, as the case may be (the “Authorized Share Allocation”). In the event a Holder shall sell or otherwise transfer any of such Holder’s Series A Preferred Stock, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such

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transferor. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Series A Preferred Stock (other than pursuant to a transfer of Series A Preferred Stock in accordance with the immediately preceding sentence) shall be allocated to the remaining Holders of Series A Preferred Stock, pro rata based on the number of shares of Series A Preferred Stock then held by such Holders. Before taking any action that would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the Corporation will take any corporate action that may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully-paid and nonassessable shares of such Common Stock at such adjusted Conversion Price.

(ii) If at any time while any of the Series A Preferred Stock remain outstanding the Corporation does not have a sufficient number of duly authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Series A Preferred Stock at least a number of shares of Common Stock equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Corporation shall immediately take all action necessary to increase the Corporation’s authorized shares of Common Stock to an amount sufficient to allow the Corporation to reserve the Required Reserve Amount for the Series A Preferred Stock then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than sixty (60) days after the occurrence of such Authorized Share Failure, the Corporation shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Corporation shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause the Board to recommend to the stockholders that they approve such proposal.

(f) Dispute Resolution. In the case of a dispute as to the arithmetic calculation of the Conversion Rate, the Corporation shall issue to the Holder the number of shares of Common Stock that is not disputed and shall transmit an explanation of the disputed determinations or arithmetic calculations to the Holder via facsimile within two (2) Business Days of receipt of such Holder’s Conversion Notice or other date of determination. If such Holder and the Corporation are unable to agree upon the determination of the arithmetic calculation of the Conversion Rate within four (4) Business Days of such disputed determination or arithmetic calculation being transmitted to the Holder, then the Corporation shall within two (2) Business Days submit via facsimile the disputed arithmetic calculation of the Conversion Rate to any “big four” international accounting firm. The Corporation shall cause, at the Corporation’s expense, the accountant to perform the determinations or calculations and notify the Corporation and the Holders of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent error.

(g) Record Holder. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Series A Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

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(h) Effect of Conversion. All shares of Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall forthwith cease and terminate except only the right of the holder thereof to receive shares of Common Stock in exchange therefor and payment of any accrued but unpaid dividends thereon (whether or not declared). Subject to Section 8(b)(iii)(B), any shares of Series A Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Series A Preferred Stock accordingly.

(i) Transfer Taxes. The issuance of certificates for shares of the Common Stock on conversion of this Series A Preferred Stock shall be made without charge to the Holder hereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Series A Preferred Stock so converted and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

9. Anti-Dilution Provisions. The Conversion Price shall be subject to adjustment from time to time in accordance with this Section 9.

(a) Adjustment of Series A Conversion Price Upon Issuance of Additional Shares of Common Stock. If and whenever on or after the Merger Date, the Corporation issues or sells, or in accordance with this Section 9(a) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Corporation but excluding shares of Common Stock deemed to have been issued or sold by the Corporation in connection with any Excluded Securities) for a consideration per share (the “New Issuance Price”) less than a price (the “Applicable Price”) equal to the Conversion Price in effect immediately prior to such issue or sale or deemed issuance or sale (the foregoing, a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the New Issuance Price. For purposes of determining the adjusted Conversion Price under this Section 9(a), the following shall be applicable:

(i) Issuance of Options. If the Corporation in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Option for such price per share. For purposes of this

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Section 9(a)(i), the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to any one share of Common Stock upon the granting or sale of the Option, upon exercise of the Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option less any consideration paid or payable by the Corporation with respect to such one share of Common Stock upon the granting or sale of such Option, upon exercise of such Option and upon conversion exercise or exchange of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Conversion Price shall be made upon the actual issuance of such shares of Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities.

(ii) Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section 9(a)(ii), the “lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon conversion, exercise or exchange of such Convertible Security less any consideration paid or payable by the Corporation with respect to such one share of Common Stock upon the issuance or sale of such Convertible Security and upon conversion, exercise or exchange of such Convertible Security. No further adjustment of the Conversion Price shall be made upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price has been or is to be made pursuant to other provisions of this Section 9(a), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(iii) Change in Option Price or Rate of Conversion. If the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for shares of Common Stock increases or decreases at any time, the Conversion Price in effect at the time of such increase or decrease shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 9(a)(iii), if the terms of any Option or Convertible Security that was outstanding as of the Merger

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Date are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the shares of Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 9(a) shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

(iv) Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction (x) the Options will be deemed to have been issued for the Option Value of such Options and (y) the other securities issued or sold in such integrated transaction shall be deemed to have been issued or sold for the difference of (I) the aggregate consideration received by the Corporation less any consideration paid or payable by the Corporation pursuant to the terms of such other securities of the Corporation, less (II) the Option Value of such Options. If any shares of Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration other than cash received therefor will be deemed to be the net amount received by the Corporation therefor. If any shares of Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Corporation will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Corporation will be the Closing Sale Price of such publicly traded securities on the date of receipt of such securities. If any shares of Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Corporation and the Required Holders. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Corporation and the Required Holders. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Corporation.

(v) Record Date. If the Corporation takes a record of the holders of shares of Common Stock for the purpose of entitling them (I) to receive a dividend or other distribution payable in shares of Common Stock, Options or in Convertible Securities or (II) to subscribe for or purchase shares of Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

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(b) Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. If the Corporation at any time after the Merger Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Corporation at any time after the Merger Date combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares and the Conversion Price in effect immediately prior to such combination will be proportionately increased.

(c) Other Events. If any event occurs of the type contemplated by the provisions of this Section 9 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features, other than the issuance of Excluded Securities), then the Board will make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of Series A Preferred Stock; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 9.

(d) Voluntary Adjustment By Corporation. The Corporation may at any time reduce the then current Conversion Price to any amount and for any period of time deemed appropriate and approved by the Board in accordance with Delaware law.

10. Other Rights of Holders.

(a) Purchase Rights. If at any time the Corporation grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Holders will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series A Preferred Stock (without taking into account any limitations or restrictions on the convertibility of the Series A Preferred Stock) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that to the extent that a Holder’s right to participate in any such Purchase Right would result in such Holder and its other Attribution Parties exceeding the Maximum Percentage, then such Holder shall not be entitled to participate in such Purchase Right to such extent (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Purchase Right (and beneficial ownership) to such extent) and such Purchase Right to such extent shall be held in abeyance for such Holder until such time or times as its right thereto would not result in such Holder and its other Attribution Parties exceeding the Maximum Percentage, at which time or times such Holder shall be granted such right (and any Purchase Right granted, issued or sold on such initial Purchase Right or on any subsequent Purchase Right to be held similarly in abeyance) to the same extent as if there had been no such limitation).

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(b) Notices.

(i) Immediately upon any adjustment of the Conversion Rate and Conversion Price pursuant to Section 9 hereof, the Corporation will give written notice thereof sent by mail, first class, postage prepaid to each Holder at its address appearing on the stock register, setting forth in reasonable detail, and certifying, the calculation of such adjustment. In the case of a dispute as to the determination of such adjustment, then such dispute shall be resolved in accordance with the procedures set forth in Section 8(f).

(ii) The Corporation will give written notice to each Holder at least ten (10) Business Days prior to the date on which the Corporation closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Fundamental Transaction or Liquidation Event.

(iii) The Corporation will also give written notice to each Holder at least ten (10) Business Days prior to the date on which any Fundamental Transaction or Liquidation Event will take place.

11. Taxes.

(a) Any and all payments made by the Corporation hereunder, including any amounts received on a conversion or redemption of the Series A Preferred Stock and any amounts on account of Cash Dividends or Capitalized Dividends, must be made by it without any a deduction or withholding for or on account of any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest) (a “Tax Withholding”), unless a Tax Withholding is required by law. If the Corporation is aware that it must make a Tax Withholding (or that there is a change in the rate or the basis of a Tax Withholding), it must notify the affected Holders promptly.

(b) If a Tax Withholding is required by law to be made by the Corporation, the amount of the payment due from the Corporation will be increased to (or if no payment by the Corporation would otherwise be made (e.g., in the case of Capitalized Dividends), the Corporation will make a payments in) an amount which (after making the Tax Withholding, including a Tax Withholding applicable to additional sums payable pursuant to this Section 11) leaves an amount equal to the payment which would have been due if no Tax Withholding had been required. If the Corporation is required to make a Tax Withholding, it must make the minimum Tax Withholding allowed by law and must make any payment required in connection with that Tax Withholding within the time allowed by law. The Corporation hereby agrees to indemnify each Holder from and against any Taxes required to be withheld from any payments made hereunder, regardless of whether such Taxes were withheld. For the avoidance of doubt, the Corporation and the Holder intend that, in the event that actual or constructive dividends arising under this Certificate of Designations are or become subject to U.S. Federal withholding tax on a gross basis, the Corporation will pay to the Holder the gross-up or indemnity amounts provided for in this Section 11. As soon as practicable after making a Tax Withholding or a payment required in connection with a Tax Withholding, the Corporation must deliver to the Holder any official receipt or form, if any, provided by or required by the taxing authority to whom the Tax Withholding was paid.

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(c) In addition, the Corporation agrees to pay in accordance with applicable law, and to indemnify and hold each Holder harmless from and against, any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder (but excluding any income, capital gains or similar taxes) or in connection with the execution, delivery, registration or performance of, or otherwise with respect to, the Series A Preferred Stock (“Other Taxes”). As soon as practicable after making a payment of Other Taxes, the Corporation must deliver to such Holder any official receipt or form, if any, provided by or required by the taxing authority to whom the Other Taxes were paid.

(d) The obligations of the Corporation under this Section 11 shall survive the payment for the Series A Preferred Stock and all other amounts payable hereunder.

12. Status of Converted Stock. In the event any shares of Series A Preferred Stock shall be converted pursuant to Section 8 hereof, the shares so converted shall be canceled and shall not be issuable by the Corporation.

13. Lost or Stolen Certificates. Upon receipt by the Corporation of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of any Series A Preferred Stock Certificates representing the Series A Preferred Stock, and, in the case of loss, theft or destruction, of an indemnification undertaking by the holder thereof to the Corporation in customary form and, in the case of mutilation, upon surrender and cancellation of the Series A Preferred Stock Certificate(s), the Corporation shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Corporation shall not be obligated to re-issue preferred stock certificates if the holder contemporaneously requests the Corporation to convert such Series A Preferred Stock into Common Stock.

14. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief). No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit a holder of Series A Preferred Stock’s right to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate of Designations. The Corporation covenants to each holder of Series A Preferred Stock that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder of Series A Preferred Stock thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Corporation (or the performance thereof). The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of Series A Preferred Stock and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees that, in the event of any such breach or threatened breach, the holders of Series A Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

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15. Notice. Whenever notice or other communication is required to be given under this Certificate of Designations, unless otherwise provided herein, such notice shall be given in accordance with such contact information provided by each Holder to the Corporation and set forth in the register for the Series A Preferred Stock maintained by the Corporation as set forth in Section 18.

16. Failure or Indulgence Not Waiver. No failure or delay on the part of any holder of Series A Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

17. Transfer of Series A Preferred Stock. A Holder may assign some or all of the Series A Preferred Stock and the accompanying rights hereunder held by such Holder without the consent of the Corporation; provided that such assignment is in compliance with applicable securities laws.

18. Series A Preferred Stock Register. The Corporation shall maintain at its principal executive offices (or such other office or agency of the Corporation as it may designate by notice to the Holders), a register for the Series A Preferred Stock, in which the Corporation shall record the name and address of the Persons in whose name the Series A Preferred Stock have been issued, as well as the name and address of each transferee. The Corporation may treat the Person in whose name any Series A Preferred Stock is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

19. Stockholder Matters. Any stockholder action, approval or consent required, desired or otherwise sought by the Corporation pursuant to the DGCL, this Certificate of Designations or otherwise with respect to the issuance of the Series A Preferred Stock or the Common Stock issuable upon conversion thereof may be effected by written consent of the Corporation’s stockholders or at a duly called meeting of the Corporation’s stockholders, all in accordance with the applicable rules and regulations of the DGCL. This provision is intended to comply with the applicable sections of the DGCL permitting stockholder action, approval and consent affected by written consent in lieu of a meeting.

20. General Provisions; Amendment and Waivers. In addition to the above provisions with respect to Series A-1 Preferred Stock, such Series A-1 Preferred Stock shall be subject to and be entitled to the benefit of the provisions set forth in the Certificate of Incorporation of the Corporation with respect to preferred stock of the Corporation generally; provided, however, that in the event of any conflict between such provisions, the provisions set forth in this Certificate of Designation shall control. Unless otherwise required by law, any and all provisions of this Certificate of Designations may be amended or waived by an instrument in writing signed by the Corporation and the Required Holders and any amendment or waiver to this Certificate of Incorporation made in conformity with the provisions of this Section 20 shall be binding on all Holders. No such amendment or waiver shall be effective to the extent that it applies to less than all of the Holders.

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21. Disclosure. Upon receipt or delivery by the Corporation of any notice in accordance with the terms of this Certificate of Designations, unless the Corporation has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Corporation or any of its Subsidiaries, the Corporation shall within two (2) Business Days after any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise. In the event that the Corporation believes that a notice contains material, nonpublic information relating to the Corporation or its Subsidiaries, the Corporation so shall indicate to the Holders contemporaneously with delivery of such notice, and in the absence of any such indication, the Holders shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Corporation or its Subsidiaries.

22. Certain Definitions. For purposes of this Certificate of Designations, the following definitions shall apply:

(a) “Affiliate” has the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

(b) “Approved Stock Plan” means any employee benefit plan which has been approved by the Board, pursuant to which the Corporation’s securities may be issued to any employee, advisor, officer or director for services provided to the Corporation.

(c) “Attribution Parties” means, collectively, the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Issuance Date, directly or indirectly managed or advised by the Holder’s investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of the Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with the Holder or any of the foregoing and (iv) any other Persons whose beneficial ownership of the Corporation’s Common Stock would or could be aggregated with the Holder’s and the other Attribution Parties for purposes of Section 13(d) of the Exchange Act. For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Maximum Percentage.

(d) “Bloomberg” means Bloomberg Financial Markets.

(e) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(f) “Calendar Year” means each of: the period beginning on and including January 1 and ending on and including December 31.

(g) “Cause” means a Series A Director is convicted of a felony by a court of competent jurisdiction, a Series A Director has been found to have engaged in fraud or

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willful misconduct in connection with the performance of his duties as board member or he is convicted of or signs a consent decree acknowledging any scienter-based securities law violation.

(h) “Change of Control” means any Fundamental Transaction other than (A) any reorganization, recapitalization or reclassification of the Common Stock in which holders of the Corporation’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Corporation.

(i) “Closing Sale Price” means, for any security as of any date, the last closing trade price for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing trade price then the last trade price of such security prior to 4:00:00 p.m., New York City time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last trade price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or, if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last trade price is reported for such security by Bloomberg, the average of the ask prices of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Corporation and the Required Holders. If the Corporation and the Required Holders are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 8(f). All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(j) “Common Stock Equivalents” means, collectively, Options and Convertible Securities.

(k) “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

(l) “Conversion Amount” means the sum of (A) the Stated Value and (B) accrued and unpaid Dividends, if any.

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(m) “Conversion Price” means $[        ]3, subject to adjustment as provided herein.

(n) “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for Common Stock.

(o) “Effective Date” means the date on which this Certificate of Designations becomes effective.

(p) “Eligible Market” means The New York Stock Exchange, Inc., the NYSE MKT LLC, The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market.

(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(r) “Excluded Securities” means any Common Stock issued or issuable: (i) in connection with any Approved Stock Plan, (ii) upon exercise of the Warrants; provided, that the terms of the Warrants are not amended, modified or changed on or after the Merger Date, (iii) upon conversion of the Series A Preferred Stock; provided, that the terms of the Series A Preferred Stock are not amended, modified or changed on or after the Merger Date; (iv) upon exercise of any Options or Convertible Securities which are outstanding on the day immediately preceding the Merger Date, provided, that the terms of such Options or Convertible Securities are not amended, modified or changed on or after the Merger Date.

(s) “Fundamental Transaction” means (i) that the Corporation shall, directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, (a) consolidate or merge with or into (whether or not the Corporation is the surviving corporation) another Subject Entity, or (b) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Corporation or any of its “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X) to one or more Subject Entities, or (c) make, or allow one or more Subject Entities to make, or allow the Corporation to be subject to or have its Common Stock be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer that is accepted by the holders of at least either (1) 50% of the outstanding shares of Common Stock, (2) 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all Subject Entities making or party to, or Affiliated with any Subject Entities making or party to, such purchase, tender or exchange offer were not outstanding; or (3) such number of shares of Common Stock such that all Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the outstanding shares of Common Stock, or (d) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Subject Entities whereby such Subject Entities, individually or in the aggregate,

[3]	Insert 0.8383584 divided by the Common Stock Exchange Ratio calculated pursuant to the Merger Agreement.

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acquire, either (1) at least 50% of the outstanding shares of Common Stock, (2) at least 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all the Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such stock purchase agreement or other business combination were not outstanding; or (3) such number of shares of Common Stock such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the outstanding shares of Common Stock, or (e) reorganize, recapitalize or reclassify its Common Stock, (ii) that the Corporation shall, directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, allow any Subject Entity individually or the Subject Entities in the aggregate to be or become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding shares of Common Stock, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (a) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock, (b) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock not held by all such Subject Entities as of the date of this Certificate of Designations calculated as if any shares of Common Stock held by all such Subject Entities were not outstanding, or (c) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock or other equity securities of the Corporation sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other stockholders of the Corporation to surrender their shares of Common Stock without approval of the stockholders of the Corporation or (iii) directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction.

(t) “GAAP” means United States generally accepted accounting principles, consistently applied.

(u) “Group” means a “group” as that term is used in Section 13(d) of the Exchange Act and as defined in Rule 13d-5 thereunder.

(v) “Indebtedness” of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including (without limitation) “capital leases” in accordance with GAAP (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though

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the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (vii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (viii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above.

(w) “Lead Investor” means Hudson Bay IP Opportunities Master Fund LP.

(x) “Liquidation Event” means the voluntary or involuntary liquidation, dissolution or winding up of the Corporation or such Subsidiaries the assets of which constitute all or substantially all of the assets of the business of the Corporation and its Subsidiaries taken as a whole, in a single transaction or series of transactions, or adoption of any plan for the same.

(y) “MabVax” means the Corporation’s wholly owned subsidiary, MabVax Therapeutics, Inc., a Delaware corporation.

(z) “Option Value” means the value of an Option based on the Black and Scholes Option Pricing model obtained from the “OV” function on Bloomberg determined as of (A) the Trading Day prior to the public announcement of the issuance of the applicable Option, if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, for pricing purposes and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of the applicable Option as of the applicable date of determination, (ii) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg as of (A) the Trading Day immediately following the public announcement of the applicable Option if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, (iii) the underlying price per share used in such calculation shall be the highest Weighted Average Price of the Common Stock during the period beginning on the Trading Day prior to the execution of definitive documentation relating to the issuance of the applicable Option and ending on (A) the Trading Day immediately following the public announcement of such issuance, if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, (iv) a zero cost of borrow and (v) a 360 day annualization factor.

(aa) “Options” means any rights, warrants or options to subscribe for or purchase (i) shares of Common Stock or (ii) Convertible Securities.

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(bb) “Merger Agreement” means that certain Agreement and Plan of Merger dated as of May 12, 2014 by and among MabVax, Tacoma Acquisition Corp., a Delaware Corporation and the Company.

(cc) “Merger Date” means the date on which the transactions contemplated by the Merger Agreement have been consummated.

(dd) “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person, including such entity whose common stock or equivalent equity security is quoted or listed on an Eligible Market (or, if so elected by the Required Holders, any other market, exchange or quotation system), or, if there is more than one such Person or such entity, the Person or Parent Entity designated by the Required Holders or in the absence of such designation, such Person or entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(ee) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(ff) “Principal Market” means the Eligible Market that is the principal securities exchange market for the Common Stock.

(gg) “Required Holders” means the holders of a majority of the outstanding shares of Series A Preferred Stock and shall include the Lead Investor so long as the Lead Investor or any of its Affiliates is a Holder.

(hh) “Securities Purchase Agreement” means that certain securities purchase agreement by and among MabVax and the initial Holders, dated as of the Subscription Date, as assumed by the Corporation, and as such agreement further may be amended from time to time as provided in such agreement.

(ii) “Series A Preferred Stock” means, collectively, the Series A-1 Convertible Preferred Stock of the Corporation and any other class of preferred stock with substantial similar terms to the terms set forth in this Certificate of Designations issued by the Corporation after the date hereof that will be designated by the Lead Investor as Series A Convertible Preferred Stock for the purpose of this definition as used in this Certificate of Designations and any of the other Transaction Documents.

(jj) “Stated Value” means per share of Series A-1 Preferred Stock the sum of (i) $0.8383584 per share, subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, reverse stock splits or other similar events relating to the Series A Preferred Stock after the Merger Date and (ii) any Capitalized Dividends with respect to such share of Series A-1 Preferred Stock.

(kk) “Subject Entity” means any Person, Persons or Group or any Affiliate or associate of any such Person, Persons or Group.

(ll) “Subscription Date” means February 12, 2014.

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(mm) “Subsequent Placement” means any direct or indirect, offer, sale, grant any option to purchase, or other disposition of any of its debt, equity or equity equivalent securities, including without limitation any debt, preferred stock or other instrument or security whether or not such security is, at any time during its life and under any circumstances, convertible into or exchangeable or exercisable for Common Stock or Common Stock Equivalents, provided, however, that Subsequent Placement shall exclude any Subsequent Capital Raise (as defined in the Securities Purchase Agreement).

(nn) “Subsidiary” means, with respect to the Corporation, any entity in which the Corporation, directly or indirectly, owns any of the capital stock or holds an equity or similar interest.

(oo) “Successor Entity” means one or more Person or Persons (or, if so elected by the Required Holders, the Corporation or Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or one or more Person or Persons (or, if so elected by the Required Holders, the Corporation or the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(pp) “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the shares of Common Stock are then traded; provided that “Trading Day” shall not include any day on which the shares of Common Stock are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the shares of Common Stock are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

(qq) “Transaction Documents” shall have the meaning ascribed to such term in the Securities Purchase Agreement.

(rr) “Warrants” shall mean the Warrants issued by the Company pursuant to the Merger Agreement.

(ss) “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York City time, and ending at 4:00:00 p.m., New York City time, as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York City time, and ending at 4:00:00 p.m., New York City time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Weighted Average Price cannot be calculated for such security on such date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually

35

determined by the Corporation and the Required Holders. If the Corporation and the Required Holders are unable to agree upon the fair market value of the Common Stock, then such dispute shall be resolved pursuant to Section 8(f) with the term “Weighted Average Price” being substituted for the term “Conversion Rate.” All such determinations shall be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period.

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IN WITNESS WHEREOF, the undersigned has signed this Certificate of Designation on the [    ] day of [            ], 2014, and affirms the statements contained therein as true under the penalties of perjury.

MABVAX THERAPEUTICS HOLDINGS, INC.

By:
J. David Hansen
Its: President and CEO

[SIGNATURE PAGE TO CERTIFICATE OF DESIGNATIONS, PREFERENCES

AND RIGHTS OF SERIES A-1 CONVERTIBLE PREFERRED STOCK]

EXHIBIT I

MABVAX THERAPEUTICS HOLDINGS, INC.

Reference is made to the Certificate of Designations, Preferences and Rights of Series A-1 Convertible Preferred Stock of MabVax Therapeutics Holdings, Inc. (the “Certificate of Designations”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series A-1 Convertible Preferred Stock, par value $[        ] per share (the “Series A Preferred Stock”), of MabVax Therapeutics Holdings, Inc., a Delaware corporation (the “Corporation”), indicated below into shares of Common Stock, par value $[        ] per share (the “Common Stock”), of the Corporation, as of the date specified below.

Date of Conversion:

Number of shares of Series A-1 Preferred Stock to be converted:

Stock certificate no(s). of Series A-1 Preferred Stock to be converted:

Tax ID Number (If applicable):

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Series A-1 Preferred Stock are being converted in the following name and to the following address:

Issue to:

Address:

Telephone Number:

Facsimile Number:

Authorization:

By:
Title:

Dated:

Account Number (if electronic book entry transfer):

Transaction Code Number (if electronic book entry transfer):

ACKNOWLEDGMENT

The Corporation hereby acknowledges this Conversion Notice and hereby directs [NAME OF TRANSFER AGENT] to issue the above indicated number of shares of Common Stock.

MABVAX THERAPEUTICS HOLDINGS, INC.

By:

Name:
Title:

EXHIBIT F

FORM OF CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF SERIES A-2 CONVERTIBLE PREFERRED STOCK

CERTIFICATE OF DESIGNATIONS, PREFERENCES

AND RIGHTS OF SERIES A-2 CONVERTIBLE PREFERRED STOCK

OF MABVAX THERAPEUTICS HOLDINGS, INC.

MabVax Therapeutics Holdings, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Corporation (the “Board”) by the Certificate of Incorporation, as amended, of the Corporation, and pursuant to Sections 151 and 141 of the DGCL, the Board adopted resolutions (i) designating a series of the Corporation’s previously authorized preferred stock, par value $0.001 per share, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of [            ]1 shares of Series A-2 Convertible Preferred Stock of the Corporation, as follows:

RESOLVED, that the Corporation is authorized to issue [                ] shares of Series A-2 Convertible Preferred Stock (the “Series A-2 Preferred Stock”), par value $[        ] per share, which shall have the following powers, designations, preferences and other special rights:

1. Designation and Amount. The class of preferred stock hereby classified shall be designated the “Series A-2 Preferred Stock”. The initial number of authorized shares of the Series A-2 Preferred Stock shall be [                ], which shall not be subject to increase without the consent of the Required Holders voting together as a single class. Each share of the Series A Preferred Stock shall have a par value of $[        ].

2. Ranking. The Series A Preferred Stock shall rank prior and superior to all of the common stock, par value $[        ] per share, of the Corporation (“Common Stock”) and any other capital stock of the Corporation other than the shares of Series B Convertible Preferred Stock (the “Series B Preferred Stock”), par value $[        ] per share, which shall rank pari passu with the Series A Preferred Stock, with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation. The Series A-2 Preferred Stock shall rank pari passu with the other Series A Preferred Stock and the Series B Preferred Stock with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation. The rights of the shares of Common Stock and other capital stock of the Corporation shall be subject to the preferences and relative rights of the Series A Preferred Stock and Series B Preferred Stock.

3. Dividend Provisions.

(a) From and after February 12, 2014 (the “Issuance Date”), the holders of Series A Preferred Stock (each, a “Holder” and collectively, the “Holders”) shall be entitled to receive dividends (“Dividends”) per share of Series A Preferred Stock whether or not declared by the Board and whether or not there are funds legally available for the payment of Dividends, in arrears at a rate of eight percent (8.0%) per annum (the “Dividend Rate”) on the Stated Value (including, without limitation, all Capitalized Dividends (as defined below) on such

[1]	Number to be determined immediately prior to the consummation of the Merger.

share of Series A Preferred Stock) before any dividends shall be declared, set apart for or paid upon the Common Stock or any other stock ranking on liquidation junior to the Series A Preferred Stock (such stock being referred to hereinafter collectively as “Junior Stock”) in any year. Dividends on the shares of Series A Preferred Stock shall commence accruing on the Issuance Date and shall be computed on the basis of a 365-day year and actual days elapsed. Dividends shall be payable (i) in cash when, as and if declared by the Board, in arrears for each Calendar Year on the first (1st) Business Day of each succeeding Calendar Year and upon a Liquidation Event and a Triggering Event Redemption Date (as defined in Section 6(b)(i)) (any Dividends so paid in cash “Cash Dividends”); provided, however, that to the extent that any Dividends are not declared by the Board and paid in cash on any such date then the amount of such Dividends will be automatically and without any further action by the Board be added to the Stated Value of each Series A Preferred Stock as of such Dividend Date (as defined below) (the “Capitalized Dividends”), and (ii) to the extent not previously paid in cash pursuant to Section 3(a)(i), on each Conversion Date following the Issuance Date by inclusion in the applicable Conversion Amount (each such date, a “Dividend Date”). The Corporation shall deliver a written notice to each Holder of Series A Preferred Stock no later than ten (10) Business Days prior to the applicable Dividend Date either indicating that the Dividend is to be paid as Cash Dividends or confirming that the Dividend shall be a Capitalized Dividend. Dividends on the Series A Preferred Stock shall be cumulative and shall continue to accrue whether or not declared and whether or not in any fiscal year there shall be net profits or surplus available for the payment of dividends in such fiscal year, so that if in any fiscal year or years, dividends in whole or in part are not paid in cash upon the Series A Preferred Stock, unpaid dividends shall accumulate as against the holders of the Junior Stock.

(b) In addition to the dividends referred to in Section 3(a), from and after the Issuance Date, the Holders shall be entitled to receive such dividends paid and distributions made to the holders of Common Stock to the same extent as if such Holders had converted the Series A Preferred Stock into Common Stock (without regard to any limitations on conversion, including, without limitation, the Maximum Percentage (as defined in Section 8(d)) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock. Following the occurrence of a Liquidation Event and the payment in full to a Holder of its applicable liquidation preference as set forth in Section 4 below, such Holder shall cease to have any rights hereunder to participate in any future dividends or distributions made to the holders of Common Stock. The Corporation shall not declare or pay any dividends on any other shares of Junior Stock or any Pari Passu Stock (as defined in Section 7(c)(i)) unless the holders of Series A Preferred Stock then outstanding shall simultaneously receive a dividend on a pro rata basis as if the shares of Series A Preferred Stock had been converted into shares of Common Stock pursuant to Section 8 immediately prior to the record date for determining the stockholders eligible to receive such dividends.

(c) Notwithstanding the foregoing, to the extent that a Holder’s right to participate in any such dividend or distribution pursuant to this Section 3 would result in such Holder and its other Attribution Parties exceeding the Maximum Percentage, then such Holder shall not be entitled to participate in such dividend or distribution to such extent (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such dividend or

2

distribution (and beneficial ownership) to such extent) and the portion of such dividend or distribution shall be held in abeyance for such Holder until such time or times as such Holder provides written notice to the Corporation that its right thereto would not result in such Holder and its other Attribution Parties exceeding the Maximum Percentage, at which time or times such Holder shall be granted such rights (and any rights under this Section 3 on such initial rights or on any subsequent such rights to be held similarly in abeyance) to the same extent as if there had been no such limitation.

4. Liquidation Preference.

(a) Preferential Payment to Holders of Series A Preferred Stock. Upon any Liquidation Event, the Holders shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, after and subject to the payment in full of all amounts required to be distributed to the holders of any other preferred stock of the Corporation ranking on liquidation prior and in preference to the Series A Preferred Stock (such Preferred Stock being referred to hereinafter as “Senior Preferred Stock”) upon such Liquidation Event, but before any payment shall be made to the holders of Junior Stock, an amount in cash equal to a price per share equal to the sum of (i) the Stated Value and (ii) accrued and unpaid Dividends, if any. If upon any such Liquidation Event, the remaining assets of the Corporation available for the distribution to its stockholders after payment in full of amounts required to be paid or distributed to holders of Senior Preferred Stock shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series A Preferred Stock and any class of stock ranking on liquidation on a parity with the Series A Preferred Stock, shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect to the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

(b) Distribution of Remaining Assets. Upon a Liquidation Event, after the payment of all preferential amounts required to be paid to the Holders pursuant to Section 4(a), the Holders shall be entitled, on a pari passu basis with the holders of Junior Stock, to participate in the distribution of any remaining assets of the Corporation available for distribution to the holders of Junior Stock, pro rata based on the number of shares held by each Holder, treating for the purpose thereof all of the shares of Series A Preferred Stock as having been converted into Common Stock pursuant to Section 8 immediately prior to such Liquidation Event (without regard to any limitations on conversion, including without limitation, the Maximum Percentage).

(c) Maximum Percentage. Notwithstanding the foregoing, to the extent that a Holder’s right to participate in any liquidation pursuant to this Section 4 would result in such Holder and its other Attribution Parties exceeding the Maximum Percentage, if applicable, then such Holder shall not be entitled to participate in such liquidation to such extent (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such liquidation (and beneficial ownership) to such extent) and the portion of such liquidation shall be held in abeyance for such Holder until such time or times as its right thereto would not result in such Holder and its other Attribution Parties exceeding the Maximum Percentage, if applicable, at which time or times such Holder shall be granted such rights (and any rights under this Section 4 to be held similarly in abeyance) to the same extent as if there had been no such limitation.

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5. Fundamental Transactions. The Corporation shall not enter into or be party to a Fundamental Transaction unless (i) the Successor Entity assumes in writing all of the obligations of the Corporation under this Certificate of Designations and the other Transaction Documents in accordance with the provisions of this Section 5 pursuant to written agreements in form and substance satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction, including agreements to deliver to each Holder of Series A Preferred Stock in exchange for such Series A Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Certificate of Designations including, without limitation, having a stated value and dividends rate equal to the Stated Value and Dividend Rate of the Series A Preferred Stock held by such Holder and having similar conversion rights, ranking and security to the Series A Preferred Stock, and satisfactory to the Required Holders and (ii) the Successor Entity (including its Parent Entity) is a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market. Upon the occurrence or consummation of any Fundamental Transaction, and it shall be a required condition to the occurrence or consummation of any Fundamental Transaction that, the Corporation and the Successor Entity or Successor Entities, jointly and severally, shall succeed to, and the Corporation shall cause any Successor Entity or Successor Entities to jointly and severally succeed to, and be added to the term “Corporation” under this Certificate of Designations (so that from and after the date of such Fundamental Transaction, each and every provision of this Certificate of Designations referring to the “Corporation” shall refer instead to each of the Corporation and the Successor Entity or Successor Entities, jointly and severally), and the Corporation and the Successor Entity or Successor Entities, jointly and severally, may exercise every right and power of the Corporation prior thereto and shall assume all of the obligations of the Corporation prior thereto under this Certificate of Designations with the same effect as if the Corporation and such Successor Entity or Successor Entities, jointly and severally, had been named as the Corporation in this Certificate of Designations. Upon consummation of the Fundamental Transaction with a Successor Entity whose stock is publicly traded, such Successor Entity shall deliver to the Holder confirmation that there shall be issued upon conversion of the Series A Preferred Stock at any time after the consummation of the Fundamental Transaction, in lieu of the shares of Common Stock (or other securities, cash, assets or other property) issuable upon the conversion of the Series A Preferred Stock prior to such Fundamental Transaction (without regard to any limitations on the conversion of the Series A Preferred Stock, including without limitation, the Maximum Percentage), such shares of publicly traded common stock (or their equivalent) of the Successor Entity, as adjusted in accordance with the provisions of this Certificate of Designations, which the Holder would have been entitled to receive had such Holder converted the Series A Preferred Stock in full (without regard to any limitations on conversion, including without limitation, the Maximum Percentage) immediately prior to such Fundamental Transaction (provided, however, to the extent that a Holder’s right to receive any such shares of publicly traded common stock (or their equivalent) of the Successor Entity would result in such Holder and its other Attribution Parties exceeding the Maximum Percentage, then such Holder shall not be entitled to receive such shares to such extent (and shall not be entitled to beneficial ownership of such shares of publicly traded common stock (or their equivalent) of the Successor Entity as a result of such consideration to such extent) and the portion of such shares shall be held in abeyance for such Holder until such

4

time or times, as its right thereto would not result in such Holder and its other Attribution Parties exceeding the Maximum Percentage, at which time or times such Holder shall be delivered such shares to the extent as if there had been no such limitation). Provision made pursuant to the preceding sentence shall be in a form and substance reasonably satisfactory to the Required Holders. In addition to and not in substitution for any other rights hereunder, prior to the occurrence or consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities, cash, assets or other property with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Corporation shall make appropriate provision to ensure that, and any applicable Successor Entity or Successor Entities shall ensure that, and it shall be a required condition to the occurrence or consummation of such Corporate Event that, such Holder will thereafter have the right to receive at its option upon surrender of such Holder’s shares of Series A Preferred Stock upon the occurrence or consummation of the Corporate Event, in lieu of the shares of Common Stock (or other securities, cash, assets or other property) such Holder is entitled to receive upon the conversion of such Holder’s shares of Series A Preferred Stock prior to such Corporate Event (but not in lieu of such items still issuable under Sections 3 and 10(a), which shall continue to be receivable on the Common Stock or on such shares of stock, securities, cash, assets or any other property otherwise receivable with respect to or in exchange for shares of Common Stock), such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights and any shares of Common Stock) which the Holder would have been entitled to receive upon the occurrence or consummation of such Corporate Event or the record, eligibility or other determination date for the event resulting in such Corporate Event, had such Holder’s shares of Series A Preferred Stock been converted immediately prior to such Corporate Event or the record, eligibility or other determination date for the event resulting in such Corporate Event (without regard to any limitations on conversion, including without limitation, the Maximum Percentage) (provided, however, to the extent that a Holder’s right to receive any such shares of publicly traded common stock (or their equivalent) of the Successor Entity would result in such Holder and its other Attribution Parties exceeding the Maximum Percentage, then such Holder shall not be entitled to receive such shares to such extent (and shall not be entitled to beneficial ownership of such shares of publicly traded common stock (or their equivalent) of the Successor Entity as a result of such consideration to such extent) and the portion of such shares shall be held in abeyance for such Holder until such time or times, as its right thereto would not result in such Holder and its other Attribution Parties exceeding the Maximum Percentage, at which time or times such Holder shall be delivered such shares to the extent as if there had been no such limitation). Provision made pursuant to the preceding sentence shall be in a form and substance reasonably satisfactory to the Required Holders. The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion of the Series A Preferred Stock.

6. Redemption at Option of Holders.

(a) Triggering Event. A “Triggering Event” shall be deemed to have occurred at such time as any of the following events:

(i) the suspension from trading or failure of the Common Stock to be listed on an Eligible Market for more than two (2) Trading Days;

5

(ii) (A) a Conversion Failure (as defined in Section 8(b)(iii)(A)) or (B) the Corporation’s notice, written or oral, to any Holder, including by way of public announcement, or through any of its agents, at any time, of its intention not to comply, as required, with a request for conversion of any Series A Preferred Stock into shares of Common Stock that is tendered in accordance with the provisions of this Certificate of Designations;

(iii) at any time a Holder’s Authorized Share Allocation (as defined in Section 8(e)(i)) is less than the number of shares of Common Stock that such Holder would be entitled to receive upon a conversion of the full Conversion Amount of the Series A Preferred Stock;

(iv) the Corporation’s failure to pay to the Holder any amounts that at any time exceed $25,000 when and as due pursuant to this Certificate of Designations or any other Transaction Document, provided that such failure continues for a period of at least three (3) Business Days, provided, further, that the immediately preceding proviso shall not apply to the Corporation’s failure to pay any amounts due pursuant to this Certificate of Designations that are the payments of Dividends or the Stated Value of the shares of Series A Preferred Stock;

(v) any default under, redemption of or acceleration prior to maturity of any Indebtedness of the Corporation and/or any of its Subsidiaries in excess of $100,000 in the aggregate;

(vi) the Corporation or any of its Subsidiaries, pursuant to or within the meaning of Title 11, U.S. Code, or any similar federal, foreign or state law for the relief of debtors (collectively, “Bankruptcy Law”), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a “Custodian”), (D) makes a general assignment for the benefit of its creditors or (E) admits in writing that it is generally unable to pay its debts as they become due;

(vii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Corporation or any of its Subsidiaries in an involuntary case, (B) appoints a Custodian of the Corporation or any of its Subsidiaries or (C) orders the liquidation of the Corporation or any of its Subsidiaries;

(viii) a final judgment or judgments for the payment of money aggregating in excess of $100,000 are rendered against the Corporation or any of its Subsidiaries and which judgments are not, within sixty (60) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $100,000 amount set forth above so long as the Corporation provides the Holders with a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Required Holders) to the effect that such judgment is covered by insurance or an indemnity and the Corporation will receive the proceeds of such insurance or indemnity within thirty (30) days of the issuance of such judgment;

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(ix) the consummation of a Change of Control other than one in which a Successor Entity that is a publicly traded corporation whose stock is quoted or listed for trading on an Eligible Market assumes the Warrants and this Certificate of Designations pursuant to the provisions of Section 5 such that, inter alia, the Warrants shall be exercisable and the Series A Preferred Stock shall be convertible into publicly traded Common Stock of such Successor Entity;

(x) the issuance of Common Stock or Common Stock Equivalents in violation of any provision of any Approved Stock Plan or any Transaction Document;

(xi) the issuance of debt securities in violation of any provision of any of the Transaction Documents;

(xii) any deviation of twenty percent (20%) or more in the aggregate of the Approved Yearly Budget (as defined in Section 7(c)(xvi);

(xiii) any deviation of five percent (5.0%) or more with respect to (x) financial statement audit and review expenses and/or (y) investors’ relations expenses, in each case as included in the Approved Yearly Budget;

(xiv) the Existing Preferred Stock is not converted in full into Common Stock on or prior to the Effective Date; or

(xv) the Corporation breaches any representation, warranty, covenant or other term or condition of any Transaction Document, provided that the breach of any covenant continues for a period of at least three (3) Business Days, provided, further, that the immediately preceding proviso shall not apply to the Corporation’s covenants to pay Dividends or the Stated Value of the shares of Series A Preferred Stock pursuant to this Certificate of Designations.

(b) Redemption Option Upon Triggering Event.

(i) In addition to all other rights of the Holders contained herein, after the occurrence of a Triggering Event, each Holder shall have the right, at such Holder’s option to require the Corporation to redeem all or any portion of such Holder’s Series A Preferred Stock at a price per share in cash equal to the greater of (x) 110% of the sum of (A) the Stated Value and (B) accrued and unpaid Dividends, if any and (y) the product of (A) the Conversion Rate (as defined in Section 8(a)) in effect at such time as the applicable Notice of Triggering Event Redemption (as defined below) is deemed to be received by the Corporation in accordance with the provisions of Section 9(f) of the Securities Purchase Agreement and (B) the greatest Closing Sale Price of the Common Stock during the period beginning on the date immediately preceding such Triggering Event and ending on the date the applicable Notice of Triggering Event Redemption is deemed to be received by the Corporation in accordance with the

7

provisions of Section 9(f) of the Securities Purchase Agreement (the “Triggering Event Redemption Price”). Within one (1) Business Day after the occurrence of a Triggering Event other than the Triggering Event described in Section 6(a)(ix), the Corporation shall deliver written notice thereof via facsimile and overnight courier (“Notice of Triggering Event”) to each Holder. No sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Corporation shall deliver written notice thereof via facsimile or electronic mail, and overnight courier to each Holder (a “Change of Control Notice”). At any time (A) after the earlier of (I) a Holder’s receipt of a Notice of Triggering Event and (II) a Holder becoming aware of a Triggering Event other than the Triggering Event described in Section 6(a)(ix) or (B) during the period beginning on the earlier to occur of (I) any oral or written agreement by the Corporation or any of its Subsidiaries, upon consummation of which the transaction contemplated thereby would reasonably be expected to result in a Change of Control, and (II) a Holder’s receipt of a Change of Control Notice and ending fifteen (15) Trading Days after the date of the consummation of such Change of Control, any Holder of Series A Preferred Stock then outstanding may require the Corporation to redeem up to all of such Holder’s Series A Preferred Stock by delivering written notice thereof via facsimile and overnight courier (“Notice of Triggering Event Redemption”) to the Corporation which Notice of Triggering Event Redemption shall indicate the number of shares of Series A Preferred Stock that such Holder is electing to redeem. Upon the Corporation’s receipt of a Notice of Triggering Event Redemption from any Holder, the Corporation shall within one (1) Business Day of such receipt notify each other Holder by facsimile of the Corporation’s receipt of such notice(s). The Corporation shall (A) with respect to a Triggering Event that is not the Triggering Event described in Section 6(a)(ix), deliver on the fifth (5th) Business Day after the Corporation’s receipt of a Notice of Triggering Event Redemption the applicable Triggering Event Redemption Price to such Holder that delivered a Notice of Triggering Event Redemption, provided that the Corporation shall deliver on the fifth (5th) Business Day after the Corporation’s receipt of the first Notice of Triggering Event Redemption the applicable Triggering Event Redemption Price to all Holders that deliver a Notice of Triggering Event Redemption prior to the fifth (5th) Business Day after the Corporation’s receipt of the first Notice of Triggering Event Redemption and (B) with respect to a Triggering Event described in Section 6(a)(ix), deliver the Triggering Redemption Price concurrently with the consummation of such Change of Control to all Holders that deliver a Notice of Triggering Event Redemption prior to the consummation of such Change of Control and otherwise within five (5) Trading Days after the Corporation’s receipt of such notice (such date, the “Triggering Event Redemption Date”).

(ii) Miscellaneous. To the extent redemptions required by this Section 6(b)(ii) are deemed or determined by a court of competent jurisdiction to be prepayments of the Series A Preferred Stock by the Corporation, such redemptions shall be deemed to be voluntary prepayments. Notwithstanding anything to the contrary in this Section 6(b)(ii), until the Triggering Event Redemption Price (together with any interest thereon) is paid in full, the number of shares of Series A Preferred Stock submitted for redemption under this Section 6(b)(ii) may be converted, in whole or in part, by the Holder into shares of Common Stock, or in the event the Conversion Date is after the

8

consummation of a Triggering Event described in Section 6(a)(ix), shares or equity interests of the Successor Entity substantially equivalent to the Corporation’s Common Stock pursuant to Section 8(a). The Holders and the Corporation agree that in the event of the Corporation’s redemption of any Series A Preferred Stock under this Section 6(b)(ii), each Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future dividend rates and the uncertainty of the availability of a suitable substitute investment opportunity for each such Holder. Accordingly, any redemption premium due under this Section 6(b)(ii) is intended by the parties to be, and shall be deemed, a reasonable estimate of each such Holder’s actual loss of its investment opportunity and not as a penalty. In the event that the Corporation does not pay the Triggering Event Redemption Price on the Triggering Event Redemption Date, then the Holder shall have the right to void the redemption pursuant to Section 6(b)(iii). If the Corporation is unable to redeem all of the Series A Preferred Stock submitted for redemption, the Corporation shall (i) redeem an amount from each Holder equal to such Holder’s pro rata amount of the Series A Preferred Stock outstanding multiplied by the total number of shares of Series A Preferred Stock to be redeemed from all Holders and (ii) in addition to any remedy such Holder may have under this Certificate of Designations and the Securities Purchase Agreement, pay to each Holder interest at the rate of one and one-half percent (1.5%) per month (prorated for partial months) in respect of each unredeemed share of Series A Preferred Stock until paid in full.

(iii) Void Redemption. In the event that the Corporation does not pay a Triggering Event Redemption Price within the time period set forth in this Certificate of Designations, at any time thereafter and until the Corporation pays such unpaid applicable Triggering Event Redemption Price in full, a Holder shall have the option to, in lieu of redemption, require the Corporation to promptly return to such Holder any or all of the Series A Preferred Stock that were submitted for redemption by such Holder and for which the applicable Triggering Event Redemption Price has not been paid, by sending written notice thereof to the Corporation via facsimile (the “Void Redemption Notice”). Upon the Corporation’s receipt of such Void Redemption Notice, (i) the applicable Notice of Triggering Event Redemption shall be null and void with respect to the Series A Preferred Stock subject to the Void Redemption Notice, (ii) the Corporation shall immediately return any Series A Preferred Stock subject to the Void Redemption Notice, and (iii) the Conversion Price of such returned Series A Preferred Stock shall be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the Void Redemption Notice is delivered to the Corporation and (B) the lowest Weighted Average Price of the Common Stock during the period beginning on the date on which the applicable Notice of Triggering Event Redemption is delivered to the Corporation and ending on the date on which the Void Redemption Notice is delivered to the Corporation, as applicable, subject to further adjustment as provided in this Certificate of Designations.

(iv) Disputes. In the event of a dispute as to the determination of the arithmetic calculation of the Triggering Event Redemption Price, such dispute shall be resolved pursuant to Section 8(f) with the term “Triggering Event Redemption Price” being substituted for the term “Conversion Rate”. A Holder’s delivery of a Void Redemption Notice and exercise of its rights following such notice shall not effect the

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Corporation’s obligations to make any payments which have accrued prior to the date of such notice. In the event of a redemption pursuant to this Section 6(b) of less than all of the Series A Preferred Stock represented by a particular Preferred Stock Certificate (as defined in Section 8(b)(i)), the Corporation shall promptly cause to be issued and delivered to the Holder of such Series A Preferred Stock a Preferred Stock Certificate representing the remaining shares of Series A Preferred Stock which have not been redeemed, if necessary.

(v) Insufficient Assets. If upon a Triggering Event Redemption Date, the assets of the Corporation are insufficient to pay the Triggering Event Redemption Price for each share of Series A Preferred Stock to be redeemed, the Corporation shall (i) take all appropriate action reasonably within its means to maximize the assets available for paying the Triggering Event Redemption Price, (ii) redeem out of all such assets available therefor on the Triggering Event Redemption Date the maximum possible number of shares of Series A Preferred Stock that it can redeem on such date, pro rata among the Holders to be redeemed in proportion to the aggregate number of shares of Series A Preferred Stock then held by each such Holder on the Triggering Event Redemption Date and (iii) following the Triggering Event Redemption Date, at any time and from time to time when additional assets of the Corporation become available to redeem the remaining shares of Series A Preferred Stock, the Corporation shall use such assets, at the end of the then current fiscal quarter, to redeem the balance of such shares of Series A Preferred Stock, or such portion thereof for which assets are then available, on the basis set forth above at the Triggering Event Redemption Price, and such assets will not be used prior to the end of such fiscal quarter for any other purpose. Dividends on shares of Series A Preferred Stock that have not been redeemed shall continue to accrue until such time as the Corporation redeems such shares of Series A Preferred Stock. The Corporation shall pay to each Holder the Triggering Event Redemption Price for each share of Series A Preferred Stock without regard to the legal availability of funds unless expressly prohibited by applicable law or unless the payment of such Triggering Event Redemption Price could reasonably be expected to result in personal liability to the directors of the Corporation (it being understood that the Corporation shall not claim as a defense to the obligation to redeem that it does not have “funds legally available” as argued in SV Investment Partners, LLC v. Though/Works, Inc. 7 A.3d 973 (Del. Ch. 2010)).

7. Voting Rights.

(a) General. Each issued and outstanding share of Series A Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which each such share of Series A Preferred Stock is convertible (as adjusted from time to time pursuant to Section 9 hereof), at each meeting of stockholders of the Corporation (or pursuant to any action by written consent) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. Except as provided by law, by the provisions of Sections 7(b) and 7(c) below or by the provisions establishing any other series of Preferred Stock, holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class.

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(b) Election of Directors. On the Effective Date, pursuant to the terms of the Merger Agreement, [        ] (the “Primary Series A Director”) and [        ]2 (the “Secondary Series A Director” and collectively, the “Series A Directors”) have been elected to the board of directors of the Corporation. Each of the Series A Directors shall serve for a term of not less than three (3) years from the Effective Date and until his successor is elected and qualified and may not be removed from the board of directors, except that a Series A Director may be removed by the majority of the board of directors for Cause.

(c) Series A Preferred Stock Protective Provisions. In addition to any other rights provided by law, the Corporation shall not and shall not permit any direct or indirect Subsidiary of the Corporation to, without first obtaining the affirmative vote or written consent of the Required Holders voting together as a single class:

(i) create, or authorize the creation of, or issue or obligate itself to issue additional or other capital stock or securities exchangeable for or convertible or exercisable into capital stock whether such capital stock is Senior Preferred Stock or pari-passu (such stock referred to hereinafter as “Pari Passu Stock”) in rank to the Series A Preferred Stock in respect of the preferences as to distributions, the payment of dividends and payments upon a Liquidation Event;

(ii) (A) reclassify, alter or amend any existing security of the Corporation that is pari passu with the Series A Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends, anti-dilution protections, or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Series A Preferred Stock in respect of any such right, preference or privilege, or (B) reclassify, alter or amend any existing security of the Corporation that is junior to the Series A Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends, anti-dilution protections, or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Series A Preferred Stock in respect of any such right, preference or privilege;

(iii) increase or decrease the authorized number of shares of Common Stock or Series A Preferred Stock or any additional class or series of capital stock;

(iv) prior to the one (1) year anniversary of the Effective Date, create, or authorize the creation of, or issue, or obligate itself to issue any debt security, whether or not such debt security is exchangeable for or convertible or exercisable into Common Stock, or permit any Subsidiary to take any such action;

(v) after the one (1) year anniversary of the Effective Date, create, or authorize the creation of, or issue or obligate itself to issue any debt security,

[2]	The Series A Directors to be designated by the Required Holders of the Series C-1 Preferred Stock of Mabvax Therapeutics, Inc. prior to the consummation of the Merger (as defined in the Merger Agreement).

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whether or not such debt security is exchangeable for or convertible or exercisable into Common Stock, in excess of $1,500,000, or permit any Subsidiary to take any such action;

(vi) authorize or effect the payment of any dividends or distributions on any capital stock of the Corporation or any Subsidiary or the redemption or repurchase of any capital stock of the Corporation or any Subsidiary or rights to acquire capital stock of the Corporation or any Subsidiary (other than (A) the repurchase of stock from employees of the Corporation or its Subsidiaries pursuant to repurchase rights upon termination of employment of such employees at purchase prices initially paid by such employees for such shares, or (B) the payment of any dividends or distributions on any share of Series A Preferred Stock pursuant to its terms or the redemption or repurchase of any share of Series A Preferred Stock pursuant to its terms);

(vii) authorize or effect (a) any sale, lease, transfer or other disposition of all or substantially all the assets of the Corporation or any Subsidiary; (b) any Fundamental Transaction, or (c) a Liquidation Event, or consent to any of the foregoing;

(viii) amend or repeal any provision of the Corporation’s Certificate of Incorporation or By-Laws so as to affect adversely the Series A Preferred Stock (including, without limitation, any amendment of the Corporation’s Certificate of Incorporation entitling the Corporation to make a payment with respect to the Series A Preferred Stock other than in cash or in securities that trade on an Eligible Market shall be deemed so to affect adversely the Series A Preferred Stock);

(ix) amend, alter or repeal the preferences, special rights or other powers of the Series A Preferred Stock so as to affect adversely the Series A Preferred Stock, (including, without limitation, the authorization or issuance of any series of Preferred Stock with preference or priority over, or being on a parity with the Series A Preferred Stock as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation shall be deemed so to affect adversely the Series A Preferred Stock);

(x) take any other action, by amendment of its Certificate of Incorporation or Bylaws, or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, or agree to take any such action, that avoids or seeks to avoid the observance or performance of any of the terms of this Certificate of Designations;

(xi) effect any change in the principal business of the Corporation, enter into any new lines of business, exit the current line of business or any material modification of current or future business plans or liquidate, dissolve or wind-up the business and affairs of the Corporation, or consent to any of the foregoing;

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(xii) enter into any agreement or contract that specifically by its terms restricts the Corporation’s ability to pay dividends on, or redeem securities of the Corporation; or

(xiii) agree to do any of the above items.

(d) Actions Requiring Vote of a Series A Director. For so long as the Primary Series A Director remains a director of the Corporation, the Corporation shall not and shall not permit any direct or indirect Subsidiary of the Corporation to, without first obtaining the affirmative vote or written consent of the Primary Series A Director; provided that if the Primary Series A Director no longer serves as a director of the Corporation, for so long as the Secondary Series A Director remains a director of the Corporation, the Corporation shall not and shall not permit any direct or indirect Subsidiary of the Corporation to, without first obtaining the affirmative vote or written consent of the Secondary Series A Director:

(i) enter into any transaction, other than employment agreements on a basis consistent with past practice, with any officer, director or beneficial owner of five percent (5%) or more of the Common Stock or any Affiliate of any of the foregoing;

(ii) sell or otherwise dispose of assets with a fair value in excess of $1,000,000;

(iii) hire or fire of any executive officer or employee serving a similar function, including without limitation, the chief executive officer, president, chief operating officer, chief financial officer, chief investment officer, chief strategy officer, and chief information officer, or any employee with annual compensation (including any bonus payments) in excess of $100,000;

(iv) approve a yearly budget covering any operations prior to the one (1) year anniversary of the Effective Date (the “Approved Yearly Budget”);

(v) pledge or otherwise allow the encumbrance of any material assets of the Corporation, in a single or series of transactions, other than in the normal course of business or as may be related to acquisition of Indebtedness with respect to such asset;

(vi) adopt or make any material modification to, any employee stock option plan, stock bonus plan, stock purchase plan or other management equity plan;

(vii) license or transfer any intellectual property, technology or other assets of the Corporation on any basis that materially restricts the Corporation’s use or licensing of such intellectual property, technology or other assets. It being understood that any exclusive license is a material restriction under this provision;

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(viii) loan or advance to, or acquire of any stock or other securities of, any Subsidiary or other corporation, partnership, or other entity unless it is wholly owned by the Corporation;

(ix) loan or advance to any Person, including, any employee or director, except advances and similar expenditures in the ordinary course of business or under the terms of an employee stock or option plan approved by the Board;

(x) guarantee any Indebtedness except for trade accounts of the Corporation or any Subsidiary arising in the ordinary course of business;

(xi) invest other than investments in prime commercial paper, money market funds, certificates of deposit in any United States bank having a net worth in excess of $1,000,000 or obligations issued or guaranteed by the United States of America, in each case having a maturity not in excess of two (2) years;

(xii) incur aggregate Indebtedness in excess of $500,000 that is not included in the Approved Yearly Budget, other than trade credit incurred in the ordinary course of business;

(xiii) sale, transfer, license, pledge or encumber technology or intellectual property, other than non-exclusive licenses granted in the ordinary course of business;

(xiv) create any liquidation preferences for equity securities greater than their purchase price, or any anti-dilution protection more favorable than that granted to the Series A Preferred Stock herein;

(xv) enter into any real estate lease or acquisition;

(xvi) create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by the Corporation, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of the Corporation, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary;

(xvii) enter into any partnership, alliance, joint venture or other material agreement or arrangement, including any agreement with an exclusivity covenant, a non-competition agreement or other restrictive covenant with respect to the Corporation’s business;

(xviii) increase or decrease the authorized number of directors constituting the Board or any committee of the Board;

(xix) until the earlier to occur of (x) the consummation by the Corporation of one or more Subsequent Placements yielding net proceeds to the Corporation of at least $10,000,000 from Persons that are not affiliated with the initial

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Holders signatory to the Securities Purchase Agreement and (y) the one (1) year anniversary of the Effective Date, any increase to the aggregate annual compensation paid by the Corporation to the Corporation’s officers and directors for services rendered to the Corporation;

(xx) until the earlier to occur of (x) the consummation by the Corporation of one or more Subsequent Placements yielding net proceeds to the Corporation of at least $10,000,000 from Persons that are not affiliated with the initial Holders signatory to the Securities Purchase Agreement and (y) the one (1) year anniversary of the Effective Date, increase the aggregate annual compensation paid by the Corporation to the Corporation’s employees that are not officers or directors of the Corporation for services rendered to the Corporation that is inconsistent with past practice or that exceeds 10% of the aggregate compensation paid to such Persons in the immediately preceding calendar year;

(xxi) effect any stock split, reverse stock split, stock dividend or other similar transaction with respect to the Series A Preferred Stock; or

(xxii) agree to do any of the above items.

8. Conversion.

(a) Optional Conversion. Each share of Series A Preferred Stock may be converted into shares of Common Stock at any time or times, at the option of any Holder as provided in this Section 8. The number of shares of Common Stock issuable upon conversion of each Series A Preferred Stock pursuant to this Section 8 shall be determined according to the following formula (the “Conversion Rate”):

Conversion Amount

Conversion Price

No fractional shares of Common Stock are to be issued upon the conversion of any Series A Preferred Stock, but rather the number of shares of Common Stock to be issued shall be rounded up to the nearest whole number. The applicable Conversion Rate and Conversion Price from time to time in effect is subject to adjustment as hereinafter provided.

(b) Mechanics of Conversion. The conversion of Series A Preferred Stock shall be conducted in the following manner:

(i) Holder’s Delivery Requirements. To convert Series A Preferred Stock into shares of Common Stock on any date (a “Conversion Date”), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York City time, on such date, a copy of a properly completed notice of conversion executed by the registered Holder of the Series A Preferred Stock subject to such conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Corporation and if the Corporation has appointed a registered transfer agent, the Corporations registered transfer agent (the “Transfer Agent”) (if the Corporation does not have a registered transfer agent, references hereto to the “Transfer Agent” shall be

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deemed to be references to the Corporation) and (B) if required by Section 8(b)(iv), surrender to a common carrier for delivery to the Corporation as soon as practicable following such date the original certificates representing the Series A Preferred Stock being converted (or compliance with the procedures set forth in Section 13) (the “Preferred Stock Certificates”).

(ii) Corporation’s Response. Upon receipt by the Corporation of a copy of a Conversion Notice, the Corporation shall (A) as soon as practicable, but in any event within two (2) Trading Days, send, via facsimile, a confirmation of receipt of such Conversion Notice to such Holder and the Transfer Agent, if applicable, which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein and (B) on or before the third (3rd) Trading Day following the date of receipt by the Corporation of such Conversion Notice (the “Share Delivery Date”), (1) provided the Transfer Agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal At Custodian system, or (2) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled. If the number of shares of Series A Preferred Stock represented by the Preferred Stock Certificate(s) submitted for conversion, as may be required pursuant to Section 8(b)(iv), is greater than the number of shares of Series A Preferred Stock being converted, then the Corporation shall, as soon as practicable and in no event later than five (5) Business Days after receipt of the Preferred Stock Certificate(s) (the “Preferred Stock Delivery Date”) and at its own expense, issue and deliver to the Holder a new Preferred Stock Certificate representing the number of shares of Series A Preferred Stock not converted.

(iii) Corporation’s Failure to Timely Convert.

(A) Cash Damages. If within three (3) Trading Days after the Corporation’s receipt of the facsimile copy of a Conversion Notice the Corporation shall fail to credit a Holder’s balance account with DTC or issue and deliver a certificate to such Holder for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion of Series A Preferred Stock (a “Conversion Failure”), then in addition to all other available remedies which such holder may pursue hereunder and under the other Transaction Documents, including any indemnification provisions therein, the Corporation shall pay additional damages to such Holder for each day after the Share Delivery Date that such conversion is not timely effected in an amount equal to one and one half percent (1.5%) of the product of (I) the number of shares of Common Stock not issued to the Holder on or prior to the Share Delivery Date and to which such Holder is entitled as set forth in the applicable Conversion Notice and (II) the Closing Sale Price of the

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Common Stock on the Share Delivery Date. If the Corporation fails to pay the additional damages set forth in this Section 8(b)(iii)(A) within five (5) Trading Days of the date incurred, then the Holder entitled to such payments shall have the right at any time, so long as the Corporation continues to fail to make such payments, to require the Corporation, upon written notice, to immediately issue, in lieu of such cash damages, the number of shares of Common Stock equal to the quotient of (X) the aggregate amount of the damages payments described herein divided by (Y) the Conversion Price in effect on such Conversion Date as specified by the Holder in the Conversion Notice. In addition to the foregoing, if on the Share Delivery Date, the Corporation shall fail to issue and deliver a certificate to a Holder or credit such Holder’s balance account with DTC for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion of Series A Preferred Stock, as applicable, and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the shares of Common Stock issuable upon such conversion that the Holder anticipated receiving from the Corporation (a “Buy-In”), then the Corporation shall, within three (3) Trading Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Corporation’s obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Sale Price on the Conversion Date. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the Series A Preferred Stock as required pursuant to the terms hereof.

(B) Void Conversion Notice; Adjustment of Conversion Price. If for any reason a Holder has not received all of the shares of Common Stock to which such Holder is entitled prior to the tenth (10th) Trading Day after the Share Delivery Date with respect to a conversion of Series A Preferred Stock, then the Holder, upon written notice to the Corporation, with a copy to the Transfer Agent, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any shares of Series A Preferred Stock that have not been converted pursuant to such Holder’s Conversion Notice; provided that the voiding of a Holder’s Conversion Notice shall not effect the Corporation’s obligations

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to make any payments which have accrued prior to the date of such notice pursuant to Section 8(b)(iii)(A) or otherwise. Thereafter, the Conversion Price of any Series A Preferred Stock returned or retained by the Holder for failure to timely convert shall be adjusted to the lesser of (I) the Conversion Price relating to the voided Conversion Notice and (II) the lowest Weighted Average Price of the Common Stock during the period beginning on the Conversion Date and ending on the date such Holder voided the Conversion Notice, subject to further adjustment as provided in this Certificate of Designations.

(iv) Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of Series A Preferred Stock in accordance with the terms hereof, the Holder thereof shall not be required to physically surrender the certificate representing the Series A Preferred Stock to the Corporation unless (A) the full or remaining number of shares of Series A Preferred Stock represented by the certificate are being converted, in which case the Holder shall deliver such stock certificate to the Corporation as soon as practicable following such conversion or (B) a Holder has provided the Corporation with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of Series A Preferred Stock upon physical surrender of any Series A Preferred Stock. The Holder and the Corporation shall maintain records showing the number of shares of Series A Preferred Stock so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Corporation, so as not to require physical surrender of the certificate representing the Series A Preferred Stock upon each such conversion. In the event of any dispute or discrepancy, such records of the Corporation establishing the number of shares of Series A Preferred Stock to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if Series A Preferred Stock represented by a certificate are converted as aforesaid, a Holder may not transfer the certificate representing the Series A Preferred Stock unless such Holder first physically surrenders the certificate representing the Series A Preferred Stock to the Corporation, whereupon the Corporation will forthwith issue and deliver upon the order of such Holder a new certificate of like tenor, registered as such Holder may request, representing in the aggregate the remaining number of shares of Series A Preferred Stock represented by such certificate. A Holder and any assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Series A Preferred Stock, the number of shares of Series A Preferred Stock represented by such certificate may be less than the number of shares of Series A Preferred Stock stated on the face thereof. Each certificate for Series A Preferred Stock shall bear the following legend:

ANY TRANSFEREE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE CORPORATION’S CERTIFICATE OF DESIGNATIONS RELATING TO THE SERIES A PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION 8(b)(iv) THEREOF. THE NUMBER OF SHARES OF

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SERIES A PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF SHARES OF SERIES A PREFERRED STOCK STATED ON THE FACE HEREOF PURSUANT TO SECTION 8(b)(iv) OF THE CERTIFICATE OF DESIGNATIONS RELATING TO THE SERIES A PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE.

(c) Automatic Conversion. Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock (an “Automatic Conversion”), based on the then-effective applicable Conversion Price at any time upon the affirmative election of the Required Holders. Upon such Automatic Conversion, any declared, accrued and unpaid dividends shall be paid in accordance with the provisions of Section 8(b)(ii). Upon affirmative election of the Required Holders, all of the outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its Transfer Agent. Upon the occurrence of such Automatic Conversion of the Series A Preferred Stock, the holders of Series A Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or any Transfer Agent for the Series A Preferred Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series A Preferred Stock surrendered were convertible on the date on which such Automatic Conversion occurred, and any declared, accrued and unpaid dividends shall be paid in accordance with the provisions of Section 8(b)(ii).

(d) Beneficial Ownership Limitation on Conversions. The Corporation shall not effect the conversion of any portion of Series A Preferred Stock, and no Holder shall not have the right to convert any portion of Series A Preferred Stock, to the extent that after giving effect to such conversion, such Holder together with the other Attribution Parties collectively would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by a Holder and its other Attribution Parties shall include the number of shares of Common Stock held by such Holder and all of its other Attribution Parties plus the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock with respect to which the determination of such sentences is being made, but shall exclude shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted shares of Series A Preferred Stock beneficially owned by such Holder or any of its other Attribution Parties and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including, without limitation, any convertible notes or convertible preferred stock or warrants, including the Warrants beneficially owned by such Holder or any of its other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 8(d). For purposes of this Section 8(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. For purposes of determining the number of outstanding shares of Common Stock a Holder may

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acquire upon the conversion of Series A Preferred Stock without exceeding the Maximum Percentage, such Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Corporation’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the SEC, as the case may be, (y) a more recent public announcement by the Corporation or (z) any other written notice by the Corporation or the Transfer Agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written request of any Holder, the Corporation shall within two (2) Business Days confirm in writing or by electronic mail to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Series A Preferred Stock, by such Holder and any of its other Attribution Party since the date as of which such number of outstanding shares of Common Stock was reported. Upon delivery of a written notice to the Corporation, any Holder may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 4.99% as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Corporation and (ii) any such increase or decrease will apply only to such Holder and its other Attribution Parties and not to any other holder of Series A Preferred Stock that is not an Attribution Party. For purposes of clarity, the shares of Common Stock underlying the Series A Preferred Stock in excess of the Maximum Percentage shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) or Rule 16A-2(a)(1) of the Exchange Act. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 8(d) to the extent necessary to correct this paragraph or any portion of this paragraph which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 8(d) or to make changes or supplements necessary or desirable to properly give effect to such limitation.

(e) Reservation of Shares.

(i) The Corporation shall have sufficient authorized and unissued shares of Common Stock for each Series A Preferred Stock equal to 130% of the number of shares of Common Stock necessary to effect the conversion at the Conversion Rate with respect to each such Series A Preferred Stock as of the Issuance Date. The Corporation shall at all times when the Series A Preferred Stock shall be outstanding reserve and keep available out of its authorized but unissued stock, for the purposes of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized and unissued shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock (the “Required Reserve Amount”). The initial number of shares of Common Stock reserved for conversions of the Series A Preferred Stock and each increase in the number of shares so reserved shall be allocated pro rata among the Holders based on the number of shares of Series A Preferred Stock held by each Holder at the time of issuance of the Series A Preferred Stock or increase in the number of reserved shares, as the case may be (the “Authorized Share Allocation”). In the event a Holder shall sell or otherwise transfer any of such Holder’s Series A Preferred Stock, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such

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transferor. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Series A Preferred Stock (other than pursuant to a transfer of Series A Preferred Stock in accordance with the immediately preceding sentence) shall be allocated to the remaining Holders of Series A Preferred Stock, pro rata based on the number of shares of Series A Preferred Stock then held by such Holders. Before taking any action that would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the Corporation will take any corporate action that may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully-paid and nonassessable shares of such Common Stock at such adjusted Conversion Price.

(ii) If at any time while any of the Series A Preferred Stock remain outstanding the Corporation does not have a sufficient number of duly authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Series A Preferred Stock at least a number of shares of Common Stock equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Corporation shall immediately take all action necessary to increase the Corporation’s authorized shares of Common Stock to an amount sufficient to allow the Corporation to reserve the Required Reserve Amount for the Series A Preferred Stock then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than sixty (60) days after the occurrence of such Authorized Share Failure, the Corporation shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Corporation shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause the Board to recommend to the stockholders that they approve such proposal.

(f) Dispute Resolution. In the case of a dispute as to the arithmetic calculation of the Conversion Rate, the Corporation shall issue to the Holder the number of shares of Common Stock that is not disputed and shall transmit an explanation of the disputed determinations or arithmetic calculations to the Holder via facsimile within two (2) Business Days of receipt of such Holder’s Conversion Notice or other date of determination. If such Holder and the Corporation are unable to agree upon the determination of the arithmetic calculation of the Conversion Rate within four (4) Business Days of such disputed determination or arithmetic calculation being transmitted to the Holder, then the Corporation shall within two (2) Business Days submit via facsimile the disputed arithmetic calculation of the Conversion Rate to any “big four” international accounting firm. The Corporation shall cause, at the Corporation’s expense, the accountant to perform the determinations or calculations and notify the Corporation and the Holders of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent error.

(g) Record Holder. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Series A Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

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(h) Effect of Conversion. All shares of Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall forthwith cease and terminate except only the right of the holder thereof to receive shares of Common Stock in exchange therefor and payment of any accrued but unpaid dividends thereon (whether or not declared). Subject to Section 8(b)(iii)(B), any shares of Series A Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Series A Preferred Stock accordingly.

(i) Transfer Taxes. The issuance of certificates for shares of the Common Stock on conversion of this Series A Preferred Stock shall be made without charge to the Holder hereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Series A Preferred Stock so converted and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

9. Anti-Dilution Provisions. The Conversion Price shall be subject to adjustment from time to time in accordance with this Section 9.

(a) Adjustment of Series A Conversion Price Upon Issuance of Additional Shares of Common Stock. If and whenever on or after the Subscription Date, the Corporation issues or sells, or in accordance with this Section 9(a) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Corporation but excluding shares of Common Stock deemed to have been issued or sold by the Corporation in connection with any Excluded Securities) for a consideration per share (the “New Issuance Price”) less than a price (the “Applicable Price”) equal to the Conversion Price in effect immediately prior to such issue or sale or deemed issuance or sale (the foregoing, a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the New Issuance Price. For purposes of determining the adjusted Conversion Price under this Section 9(a), the following shall be applicable:

(i) Issuance of Options. If the Corporation in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Option for such price per share. For purposes of this

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Section 9(a)(i), the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to any one share of Common Stock upon the granting or sale of the Option, upon exercise of the Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option less any consideration paid or payable by the Corporation with respect to such one share of Common Stock upon the granting or sale of such Option, upon exercise of such Option and upon conversion exercise or exchange of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Conversion Price shall be made upon the actual issuance of such shares of Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities.

(ii) Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section 9(a)(ii), the “lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon conversion, exercise or exchange of such Convertible Security less any consideration paid or payable by the Corporation with respect to such one share of Common Stock upon the issuance or sale of such Convertible Security and upon conversion, exercise or exchange of such Convertible Security. No further adjustment of the Conversion Price shall be made upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price has been or is to be made pursuant to other provisions of this Section 9(a), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(iii) Change in Option Price or Rate of Conversion. If the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for shares of Common Stock increases or decreases at any time, the Conversion Price in effect at the time of such increase or decrease shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 9(a)(iii), if the terms of any Option or Convertible Security that was outstanding as of the

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Subscription Date are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the shares of Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 9(a) shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

(iv) Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction (x) the Options will be deemed to have been issued for the Option Value of such Options and (y) the other securities issued or sold in such integrated transaction shall be deemed to have been issued or sold for the difference of (I) the aggregate consideration received by the Corporation less any consideration paid or payable by the Corporation pursuant to the terms of such other securities of the Corporation, less (II) the Option Value of such Options. If any shares of Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration other than cash received therefor will be deemed to be the net amount received by the Corporation therefor. If any shares of Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Corporation will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Corporation will be the Closing Sale Price of such publicly traded securities on the date of receipt of such securities. If any shares of Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Corporation and the Required Holders. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Corporation and the Required Holders. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Corporation.

(v) Record Date. If the Corporation takes a record of the holders of shares of Common Stock for the purpose of entitling them (I) to receive a dividend or other distribution payable in shares of Common Stock, Options or in Convertible Securities or (II) to subscribe for or purchase shares of Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

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(b) Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. If the Corporation at any time after the Subscription Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Corporation at any time after the Subscription Date combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares and the Conversion Price in effect immediately prior to such combination will be proportionately increased.

(c) Other Events. If any event occurs of the type contemplated by the provisions of this Section 9 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features, other than the issuance of Excluded Securities), then the Board will make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of Series A Preferred Stock; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 9.

(d) Voluntary Adjustment By Corporation. The Corporation may at any time reduce the then current Conversion Price to any amount and for any period of time deemed appropriate and approved by the Board in accordance with Delaware law.

10. Other Rights of Holders.

(a) Purchase Rights. If at any time the Corporation grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Holders will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series A Preferred Stock (without taking into account any limitations or restrictions on the convertibility of the Series A Preferred Stock) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that to the extent that a Holder’s right to participate in any such Purchase Right would result in such Holder and its other Attribution Parties exceeding the Maximum Percentage, then such Holder shall not be entitled to participate in such Purchase Right to such extent (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Purchase Right (and beneficial ownership) to such extent) and such Purchase Right to such extent shall be held in abeyance for such Holder until such time or times as its right thereto would not result in such Holder and its other Attribution Parties exceeding the Maximum Percentage, at which time or times such Holder shall be granted such right (and any Purchase Right granted, issued or sold on such initial Purchase Right or on any subsequent Purchase Right to be held similarly in abeyance) to the same extent as if there had been no such limitation).

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(b) Notices.

(i) Immediately upon any adjustment of the Conversion Rate and Conversion Price pursuant to Section 9 hereof, the Corporation will give written notice thereof sent by mail, first class, postage prepaid to each Holder at its address appearing on the stock register, setting forth in reasonable detail, and certifying, the calculation of such adjustment. In the case of a dispute as to the determination of such adjustment, then such dispute shall be resolved in accordance with the procedures set forth in Section 8(f).

(ii) The Corporation will give written notice to each Holder at least ten (10) Business Days prior to the date on which the Corporation closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Fundamental Transaction or Liquidation Event.

(iii) The Corporation will also give written notice to each Holder at least ten (10) Business Days prior to the date on which any Fundamental Transaction or Liquidation Event will take place.

11. Taxes.

(a) Any and all payments made by the Corporation hereunder, including any amounts received on a conversion or redemption of the Series A Preferred Stock and any amounts on account of Cash Dividends or Capitalized Dividends, must be made by it without any a deduction or withholding for or on account of any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest) (a “Tax Withholding”), unless a Tax Withholding is required by law. If the Corporation is aware that it must make a Tax Withholding (or that there is a change in the rate or the basis of a Tax Withholding), it must notify the affected Holders promptly.

(b) If a Tax Withholding is required by law to be made by the Corporation, the amount of the payment due from the Corporation will be increased to (or if no payment by the Corporation would otherwise be made (e.g., in the case of Capitalized Dividends), the Corporation will make a payments in) an amount which (after making the Tax Withholding, including a Tax Withholding applicable to additional sums payable pursuant to this Section 11) leaves an amount equal to the payment which would have been due if no Tax Withholding had been required. If the Corporation is required to make a Tax Withholding, it must make the minimum Tax Withholding allowed by law and must make any payment required in connection with that Tax Withholding within the time allowed by law. The Corporation hereby agrees to indemnify each Holder from and against any Taxes required to be withheld from any payments made hereunder, regardless of whether such Taxes were withheld. For the avoidance of doubt, the Corporation and the Holder intend that, in the event that actual or constructive dividends arising under this Certificate of Designations are or become subject to U.S. Federal withholding tax on a gross basis, the Corporation will pay to the Holder the gross-up or indemnity amounts provided for in this Section 11. As soon as practicable after making a Tax Withholding or a payment required in connection with a Tax Withholding, the Corporation must deliver to the Holder any official receipt or form, if any, provided by or required by the taxing authority to whom the Tax Withholding was paid.

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(c) In addition, the Corporation agrees to pay in accordance with applicable law, and to indemnify and hold each Holder harmless from and against, any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder (but excluding any income, capital gains or similar taxes) or in connection with the execution, delivery, registration or performance of, or otherwise with respect to, the Series A Preferred Stock (“Other Taxes”). As soon as practicable after making a payment of Other Taxes, the Corporation must deliver to such Holder any official receipt or form, if any, provided by or required by the taxing authority to whom the Other Taxes were paid.

(d) The obligations of the Corporation under this Section 11 shall survive the payment for the Series A Preferred Stock and all other amounts payable hereunder.

12. Status of Converted Stock. In the event any shares of Series A Preferred Stock shall be converted pursuant to Section 8 hereof, the shares so converted shall be canceled and shall not be issuable by the Corporation.

13. Lost or Stolen Certificates. Upon receipt by the Corporation of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of any Series A Preferred Stock Certificates representing the Series A Preferred Stock, and, in the case of loss, theft or destruction, of an indemnification undertaking by the holder thereof to the Corporation in customary form and, in the case of mutilation, upon surrender and cancellation of the Series A Preferred Stock Certificate(s), the Corporation shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Corporation shall not be obligated to re-issue preferred stock certificates if the holder contemporaneously requests the Corporation to convert such Series A Preferred Stock into Common Stock.

14. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief). No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit a holder of Series A Preferred Stock’s right to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate of Designations. The Corporation covenants to each holder of Series A Preferred Stock that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder of Series A Preferred Stock thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Corporation (or the performance thereof). The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of Series A Preferred Stock and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees that, in the event of any such breach or threatened breach, the holders of Series A Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

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15. Notice. Whenever notice or other communication is required to be given under this Certificate of Designations, unless otherwise provided herein, such notice shall be given in accordance with such contact information provided by each Holder to the Corporation and set forth in the register for the Series A Preferred Stock maintained by the Corporation as set forth in Section 18.

16. Failure or Indulgence Not Waiver. No failure or delay on the part of any holder of Series A Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

17. Transfer of Series A Preferred Stock. A Holder may assign some or all of the Series A Preferred Stock and the accompanying rights hereunder held by such Holder without the consent of the Corporation; provided that such assignment is in compliance with applicable securities laws.

18. Series A Preferred Stock Register. The Corporation shall maintain at its principal executive offices (or such other office or agency of the Corporation as it may designate by notice to the Holders), a register for the Series A Preferred Stock, in which the Corporation shall record the name and address of the Persons in whose name the Series A Preferred Stock have been issued, as well as the name and address of each transferee. The Corporation may treat the Person in whose name any Series A Preferred Stock is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

19. Stockholder Matters. Any stockholder action, approval or consent required, desired or otherwise sought by the Corporation pursuant to the DGCL, this Certificate of Designations or otherwise with respect to the issuance of the Series A Preferred Stock or the Common Stock issuable upon conversion thereof may be effected by written consent of the Corporation’s stockholders or at a duly called meeting of the Corporation’s stockholders, all in accordance with the applicable rules and regulations of the DGCL. This provision is intended to comply with the applicable sections of the DGCL permitting stockholder action, approval and consent affected by written consent in lieu of a meeting.

20. General Provisions; Amendment and Waivers. In addition to the above provisions with respect to Series A-2 Preferred Stock, such Series A-2 Preferred Stock shall be subject to and be entitled to the benefit of the provisions set forth in the Certificate of Incorporation of the Corporation with respect to preferred stock of the Corporation generally; provided, however, that in the event of any conflict between such provisions, the provisions set forth in this Certificate of Designation shall control. Unless otherwise required by law, any and all provisions of this Certificate of Designations may be amended or waived by an instrument in writing signed by the Corporation and the Required Holders and any amendment or waiver to this Certificate of Incorporation made in conformity with the provisions of this Section 20 shall be binding on all Holders. No such amendment or waiver shall be effective to the extent that it applies to less than all of the Holders.

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21. Disclosure. Upon receipt or delivery by the Corporation of any notice in accordance with the terms of this Certificate of Designations, unless the Corporation has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Corporation or any of its Subsidiaries, the Corporation shall within two (2) Business Days after any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise. In the event that the Corporation believes that a notice contains material, nonpublic information relating to the Corporation or its Subsidiaries, the Corporation so shall indicate to the Holders contemporaneously with delivery of such notice, and in the absence of any such indication, the Holders shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Corporation or its Subsidiaries.

22. Certain Definitions. For purposes of this Certificate of Designations, the following definitions shall apply:

(a) “Affiliate” has the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

(b) “Approved Stock Plan” means any employee benefit plan which has been approved by the Board, pursuant to which the Corporation’s securities may be issued to any employee, advisor, officer or director for services provided to the Corporation.

(c) “Attribution Parties” means, collectively, the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Issuance Date, directly or indirectly managed or advised by the Holder’s investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of the Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with the Holder or any of the foregoing and (iv) any other Persons whose beneficial ownership of the Corporation’s Common Stock would or could be aggregated with the Holder’s and the other Attribution Parties for purposes of Section 13(d) of the Exchange Act. For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Maximum Percentage.

(d) “Bloomberg” means Bloomberg Financial Markets.

(e) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(f) “Calendar Year” means each of: the period beginning on and including January 1 and ending on and including December 31.

(g) “Cause” means a Series A Director is convicted of a felony by a court of competent jurisdiction, a Series A Director has been found to have engaged in fraud or

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willful misconduct in connection with the performance of his duties as board member or he is convicted of or signs a consent decree acknowledging any scienter-based securities law violation.

(h) “Change of Control” means any Fundamental Transaction other than (A) any reorganization, recapitalization or reclassification of the Common Stock in which holders of the Corporation’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Corporation.

(i) “Closing Sale Price” means, for any security as of any date, the last closing trade price for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing trade price then the last trade price of such security prior to 4:00:00 p.m., New York City time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last trade price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or, if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last trade price is reported for such security by Bloomberg, the average of the ask prices of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Corporation and the Required Holders. If the Corporation and the Required Holders are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 8(f). All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(j) “Common Stock Equivalents” means, collectively, Options and Convertible Securities.

(k) “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

(l) “Conversion Amount” means the sum of (A) the Stated Value and (B) accrued and unpaid Dividends, if any.

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(m) “Conversion Price” means $[        ]3, subject to adjustment as provided herein.

(n) “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for Common Stock.

(o) “Effective Date” means the date on which this Certificate of Designations becomes effective.

(p) “Eligible Market” means The New York Stock Exchange, Inc., the NYSE MKT LLC, The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market.

(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(r) “Excluded Securities” means any Common Stock issued or issuable: (i) in connection with any Approved Stock Plan, (ii) upon exercise of the Warrants; provided, that the terms of the Warrants are not amended, modified or changed on or after the Subscription Date, (iii) upon conversion of the Series A Preferred Stock; provided, that the terms of the Series A Preferred Stock are not amended, modified or changed on or after the Subscription Date; (iv) upon exercise of any Options or Convertible Securities which are outstanding on the day immediately preceding the Subscription Date, provided, that the terms of such Options or Convertible Securities are not amended, modified or changed on or after the Subscription Date.

(s) “Fundamental Transaction” means (i) that the Corporation shall, directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, (a) consolidate or merge with or into (whether or not the Corporation is the surviving corporation) another Subject Entity, or (b) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Corporation or any of its “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X) to one or more Subject Entities, or (c) make, or allow one or more Subject Entities to make, or allow the Corporation to be subject to or have its Common Stock be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer that is accepted by the holders of at least either (1) 50% of the outstanding shares of Common Stock, (2) 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all Subject Entities making or party to, or Affiliated with any Subject Entities making or party to, such purchase, tender or exchange offer were not outstanding; or (3) such number of shares of Common Stock such that all Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the outstanding shares of Common Stock, or (d) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with

[3]	Insert $4.1917918 divided by the Common Stock Exchange Ratio calculated pursuant to the Merger Agreement.

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one or more Subject Entities whereby such Subject Entities, individually or in the aggregate, acquire, either (1) at least 50% of the outstanding shares of Common Stock, (2) at least 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all the Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such stock purchase agreement or other business combination were not outstanding; or (3) such number of shares of Common Stock such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the outstanding shares of Common Stock, or (e) reorganize, recapitalize or reclassify its Common Stock, (ii) that the Corporation shall, directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, allow any Subject Entity individually or the Subject Entities in the aggregate to be or become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding shares of Common Stock, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (a) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock, (b) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock not held by all such Subject Entities as of the date of this Certificate of Designations calculated as if any shares of Common Stock held by all such Subject Entities were not outstanding, or (c) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock or other equity securities of the Corporation sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other stockholders of the Corporation to surrender their shares of Common Stock without approval of the stockholders of the Corporation or (iii) directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction.

(t) “GAAP” means United States generally accepted accounting principles, consistently applied.

(u) “Group” means a “group” as that term is used in Section 13(d) of the Exchange Act and as defined in Rule 13d-5 thereunder.

(v) “Indebtedness” of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including (without limitation) “capital leases” in accordance with GAAP (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with

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respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (vii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (viii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above.

(w) “Lead Investor” means Hudson Bay IP Opportunities Master Fund LP.

(x) “Liquidation Event” means the voluntary or involuntary liquidation, dissolution or winding up of the Corporation or such Subsidiaries the assets of which constitute all or substantially all of the assets of the business of the Corporation and its Subsidiaries taken as a whole, in a single transaction or series of transactions, or adoption of any plan for the same.

(y) “MabVax” means the Corporation’s wholly owned subsidiary, MabVax Therapeutics, Inc.

(z) “Option Value” means the value of an Option based on the Black and Scholes Option Pricing model obtained from the “OV” function on Bloomberg determined as of (A) the Trading Day prior to the public announcement of the issuance of the applicable Option, if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, for pricing purposes and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of the applicable Option as of the applicable date of determination, (ii) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg as of (A) the Trading Day immediately following the public announcement of the applicable Option if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, (iii) the underlying price per share used in such calculation shall be the highest Weighted Average Price of the Common Stock during the period beginning on the Trading Day prior to the execution of definitive documentation relating to the issuance of the applicable Option and ending on (A) the Trading Day immediately following the public announcement of such issuance, if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, (iv) a zero cost of borrow and (v) a 360 day annualization factor.

(aa) “Options” means any rights, warrants or options to subscribe for or purchase (i) shares of Common Stock or (ii) Convertible Securities.

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(bb) “Merger Agreement” means that certain Agreement and Plan of Merger dated as of May 6, 2014 by and among MabVax Therapeutics, Inc., a Delaware corporation, Tacoma Acquisition Corp., a Delaware Corporation and the Company.

(cc) “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person, including such entity whose common stock or equivalent equity security is quoted or listed on an Eligible Market (or, if so elected by the Required Holders, any other market, exchange or quotation system), or, if there is more than one such Person or such entity, the Person or Parent Entity designated by the Required Holders or in the absence of such designation, such Person or entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(dd) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(ee) “Principal Market” means the Eligible Market that is the principal securities exchange market for the Common Stock.

(ff) “Required Holders” means the holders of a majority of the outstanding shares of Series A Preferred Stock and shall include the Lead Investor so long as the Lead Investor or any of its Affiliates is a Holder.

(gg) “Securities Purchase Agreement” means that certain securities purchase agreement by and among MabVax and the initial Holders, dated as of the Subscription Date, as assumed by the Corporation, and as such agreement further may be amended from time to time as provided in such agreement.

(hh) “Series A Preferred Stock” means, collectively, the Series A-1 Convertible Preferred Stock of the Corporation and the Series A-2 Convertible Preferred Stock of the Corporation.

(ii) “Stated Value” means per share of Series A-2 Preferred Stock the sum of (i) $4.1917918 per share, subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, reverse stock splits or other similar events relating to the Series A Preferred Stock after the Subscription Date and (ii) any Capitalized Dividends with respect to such share of Series A-2 Preferred Stock.

(jj) “Subject Entity” means any Person, Persons or Group or any Affiliate or associate of any such Person, Persons or Group.

(kk) “Subscription Date” means February 12, 2014.

(ll) “Subsequent Placement” means any direct or indirect, offer, sale, grant any option to purchase, or other disposition of any of its debt, equity or equity equivalent securities, including without limitation any debt, preferred stock or other instrument or security whether or not such security is, at any time during its life and under any circumstances, convertible into or exchangeable or exercisable for Common Stock or Common Stock Equivalents, provided, however, that Subsequent Placement shall exclude any Subsequent Capital Raise (as defined in the Securities Purchase Agreement).

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(mm) “Subsidiary” means, with respect to the Corporation, any entity in which the Corporation, directly or indirectly, owns any of the capital stock or holds an equity or similar interest.

(nn) “Successor Entity” means one or more Person or Persons (or, if so elected by the Required Holders, the Corporation or Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or one or more Person or Persons (or, if so elected by the Required Holders, the Corporation or the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(oo) “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the shares of Common Stock are then traded; provided that “Trading Day” shall not include any day on which the shares of Common Stock are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the shares of Common Stock are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

(pp) “Transaction Documents” shall have the meaning ascribed to such term in the Securities Purchase Agreement.

(qq) “Warrants” shall mean the Warrants issued by the Company pursuant to the Merger Agreement.

(rr) “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York City time, and ending at 4:00:00 p.m., New York City time, as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York City time, and ending at 4:00:00 p.m., New York City time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Weighted Average Price cannot be calculated for such security on such date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Corporation and the Required Holders. If the Corporation and the Required Holders are unable to agree upon the fair market value of the Common Stock, then such dispute shall be resolved pursuant to Section 8(f) with the term “Weighted Average Price” being substituted for the term “Conversion Rate.” All such determinations shall be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period.

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IN WITNESS WHEREOF, the undersigned has signed this Certificate of Designation on the [    ] day of [            ], 2014, and affirms the statements contained therein as true under the penalties of perjury.

MABVAX THERAPEUTICS HOLDINGS, INC.

By:
J. David Hansen
Its: President and CEO

[SIGNATURE PAGE TO CERTIFICATE OF DESIGNATIONS, PREFERENCES

AND RIGHTS OF SERIES A-2 CONVERTIBLE PREFERRED STOCK]

EXHIBIT I

MABVAX THERAPEUTICS HOLDINGS, INC.

Reference is made to the Certificate of Designations, Preferences and Rights of Series A-2 Convertible Preferred Stock of MabVax Therapeutics Holdings, Inc. (the “Certificate of Designations”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series A-2 Convertible Preferred Stock, par value $[        ] per share (the “Series A Preferred Stock”), of MabVax Therapeutics Holdings, Inc., a Delaware corporation (the “Corporation”), indicated below into shares of Common Stock, par value $[        ] per share (the “Common Stock”), of the Corporation, as of the date specified below.

Date of Conversion:

Number of shares of Series A-2 Preferred Stock to be converted:

Stock certificate no(s). of Series A-2 Preferred Stock to be converted:

Tax ID Number (If applicable):

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Series A-2 Preferred Stock are being converted in the following name and to the following address:

Issue to:

Address:

Telephone Number:

Facsimile Number:

Authorization:

By:
Title:

Dated:

Account Number (if electronic book entry transfer):

Transaction Code Number (if electronic book entry transfer):

ACKNOWLEDGMENT

The Corporation hereby acknowledges this Conversion Notice and hereby directs [NAME OF TRANSFER AGENT] to issue the above indicated number of shares of Common Stock.

MABVAX THERAPEUTICS HOLDINGS, INC.

By:

Name:
Title:

EXHIBIT G

FORM OF PARENT COMMON STOCK WARRANT

[FORM OF PARENT COMMON STOCK WARRANT]

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, PLEDGED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL SELECTED BY THE HOLDER, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

MABVAX THERAPEUTICS HOLDINGS, INC.

WARRANT TO PURCHASE COMMON STOCK

Warrant No.:

Number of Shares of Common Stock:

Date of Issuance: [            ], 2014 (“Issuance Date”)

MabVax Therapeutics Holdings, Inc., a Delaware corporation (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, [BUYER], the registered holder hereof or its permitted assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at the Exercise Price (as defined below) then in effect, at any time or times on or after the date that is the one (1) year anniversary of the Effective Date (the “Initial Exercisability Date”), but not after 11:59 p.m., New York time, on the Expiration Date, (as defined below),                      (                    ) fully paid nonassessable shares of Common Stock, subject to adjustment as provided herein (the “Warrant Shares”). Except as otherwise defined herein, capitalized terms in this Warrant to Purchase Common Stock (including any Warrants to Purchase Common Stock issued in exchange, transfer or replacement hereof, this “Warrant”), shall have the meanings set forth in Section 17. This Warrant was issued in exchange for one of the Warrants to purchase Common Stock (the “SPA Warrants”) originally issued by MabVax Therapeutics, Inc. (“MabVax”) pursuant to Section 1 of that certain Securities Purchase Agreement, dated as of February 12, 2014 (the “Subscription Date”), by and among MabVax and the investors (the “Buyers”) referred to therein (the “Securities Purchase Agreement”). Capitalized terms used herein and not otherwise defined shall have the definitions ascribed to such terms in the Securities Purchase Agreement.

1. EXERCISE OF WARRANT.

(a) Mechanics of Exercise. Subject to the terms and conditions hereof (including, without limitation, the limitations set forth in Section 1(f)), this Warrant may be exercised by the Holder at any time or times on or after the Initial Exercisability Date, in whole or in part, by (i) delivery of a written notice, in the form attached hereto as Exhibit A (the “Exercise Notice”), of the Holder’s election to exercise this Warrant and (ii) (A) payment to the Company of an amount equal to the applicable Exercise Price multiplied by the number of Warrant Shares as to which this Warrant is being exercised (the “Aggregate Exercise Price”) in cash or by wire transfer of immediately available funds or (B) if the provisions of Section 1(d) are applicable, by notifying the Company that this Warrant is being exercised pursuant to a Cashless Exercise (as defined in Section 1(d)). The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder. Execution and delivery of the Exercise Notice with respect to less than all of the Warrant Shares shall have the same effect as cancellation of the original Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Warrant Shares. On or before the first (1st) Trading Day following the date on which the Company has received the Exercise Notice, the Company shall transmit by facsimile an acknowledgment of confirmation of receipt of the Exercise Notice to the Holder and the Company’s transfer agent (the “Transfer Agent”). On or before the third (3rd) Trading Day following the date on which the Company has received the Exercise Notice (the “Share Delivery Date”), so long as the Holder delivers the Aggregate Exercise Price (or notice of a Cashless Exercise) on or prior to the second (2nd) Trading Day following the date on which the Company has received the Exercise Notice, the Company shall (X) provided that the Transfer Agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, upon the request of the Holder, credit such aggregate number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit / Withdrawal At Custodian system, or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and dispatch by overnight courier to the address as specified in the Exercise Notice, a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise. The Company shall be responsible for all fees and expenses of the Transfer Agent and all fees and expenses with respect to the issuance of Warrant Shares via DTC, if any. Upon delivery of the Exercise Notice, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date such Warrant Shares are credited to the Holder’s DTC account or the date of delivery of the certificates evidencing such Warrant Shares, as the case may be. If this Warrant is submitted in connection with any exercise pursuant to this Section 1(a) and the number of Warrant Shares represented by this Warrant submitted for exercise is greater than the number of Warrant Shares being acquired upon an exercise, then the Company shall as soon as practicable and in no event later than three (3) Trading Days after any exercise and at its own expense, issue a new Warrant (in accordance with Section 7(d)) representing the right to purchase the number of Warrant Shares issuable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which this Warrant is exercised. No fractional Warrant Shares are to be issued upon the exercise of this Warrant, but rather the number of Warrant Shares to be issued shall be rounded up to the nearest whole number. The Company shall pay any and all taxes which may be payable with respect to the issuance and delivery of Warrant Shares upon exercise of this Warrant. The Company’s obligations to issue and deliver Warrant Shares in accordance with the terms and subject to the conditions hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination.

(b) Exercise Price. For purposes of this Warrant, “Exercise Price” means $[1.0060301 divided by the Common Exchange Ratio] subject to adjustment as provided herein.

(c) Company’s Failure to Timely Deliver Securities. If within three (3) Trading Days after the Company’s receipt of the facsimile copy of an Exercise Notice so long as the Holder delivers the Aggregate Exercise Price (or notice of a Cashless Exercise) on or prior to the second (2nd) Trading Day following the date on which the Company has received the Exercise Notice, the Company shall fail to issue and deliver a certificate to the Holder and register such Warrant Shares on the Company’s share register or credit the Holder’s balance account with DTC for the number of Warrant Shares to which the Holder is entitled upon the Holder’s exercise hereunder or pursuant to the Company’s obligation pursuant to clause (ii) below, and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of Warrant Shares issuable upon such exercise that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three (3) Trading Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Warrant Shares) or credit such Holder’s balance account with DTC shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Warrant Shares or credit such Holder’s balance account with DTC and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of Warrant Shares, times (B) the Closing Bid Price on the date of exercise. Nothing shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing Warrant Shares (or to electronically deliver such Warrant Shares) upon the exercise of this Warrant as required pursuant to the terms hereof.

(d) Cashless Exercise. Notwithstanding anything contained herein to the contrary, the Holder may, if the Registration Statement (as defined in the Registration Rights Agreement) covering the resale of the Warrant Shares being exercised is not available for the resale of such Warrant Shares, the Holder may, in its sole discretion, exercise this Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Aggregate Exercise Price, elect instead to receive upon such exercise the “Net Number” of shares of Common Stock determined according to the following formula (a “Cashless Exercise”):

Net Number	=	(A x B) - (A x C)
D

For purposes of the foregoing formula:

A=	the total number of shares with respect to which this Warrant is then being exercised.

B=	the arithmetic average of the Closing Sale Prices of the Common Stock for the five (5) consecutive Trading Days ending on the date immediately preceding the date of the Exercise Notice.

C=	the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

D=	the Closing Sale Price of the Common Stock on the date of the Exercise Notice.

For purposes of Rule 144(d) promulgated under the 1933 Act, as in effect on the date hereof, it is intended that the Warrant Shares issued in a Cashless Exercise shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have commenced, on the date this Warrant was originally issued pursuant to the Securities Purchase Agreement.

(e) Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall promptly issue to the Holder the number of Warrant Shares that are not disputed and resolve such dispute in accordance with Section 12.

(f) Limitation on Beneficial Ownership. The Company shall not effect the exercise of any portion of this Warrant, and the Holder shall not have the right to exercise any portion of this Warrant, to the extent that after giving effect to such exercise, the Holder together with the other Attribution Parties collectively would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by the Holder and the other Attribution Parties shall include the number of shares of Common Stock held by the Holder and all other Attribution Parties plus the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (A) exercise of the remaining, unexercised portion of this Warrant beneficially owned by the Holder or any of the other Attribution Parties and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any convertible notes or convertible preferred stock or warrants, including the SPA Warrants) beneficially owned by the Holder or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 1(f). For purposes of this Section 1(f), beneficial ownership shall be calculated in accordance with Section 13(d) of the 1934 Act. For purposes of determining the number of outstanding shares of Common Stock the Holder may acquire upon the exercise of this Warrant without exceeding the Maximum Percentage, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission (the “SEC”), as the case may be, (y) a more recent public announcement by the Company or (3) any other written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding (the “Reported Outstanding Share Number”). If the Company receives an Exercise Notice from a Holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Company shall (i) notify such Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Exercise Notice would otherwise cause the Holder’s beneficial ownership, as determined pursuant to this Section 1(f), to exceed the Maximum Percentage, the Holder must notify the Company of a reduced number of Warrant Shares to be purchased pursuant to such Exercise Notice (the number of shares by which such purchase is reduced, the “Reduction Shares”) and (ii) as soon as reasonably practicable, the Company shall return to the Holder any exercise price paid by the Holder for the Reduction Shares. For any reason at any time, upon the written or oral request of the Holder, the Company shall within one (1) Business Day confirm orally and in writing or by electronic mail to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of shares of Common Stock to the Holder upon exercise of this Warrant results in the Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the 1934 Act), the number of shares so issued by which the Holder’s and the other Attribution Parties’ aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and the Holder shall not have the power to vote or to transfer the Excess Shares. As soon as reasonably practicable after the issuance of the Excess Shares has been deemed null and void, the Company shall return to the Holder the exercise price paid by the Holder for the Excess Shares. Upon delivery of a written notice to the Company, the Holder may from time to time increase (with such increase not effective until the sixty-first (61st) day after delivery of such notice) or decrease the Maximum Percentage to any other percentage not in excess of 4.99% as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Company and (ii) any such increase or decrease will apply only to the Holder and the other Attribution Parties and not to any other holder of SPA Warrants that is not an Attribution Party. For purposes of clarity, the shares of Common Stock underlying this Warrant in excess of the Maximum Percentage shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the 1934 Act. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 1(f) to the extent necessary to correct this paragraph or any portion of this paragraph which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 1(f) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be waived and shall apply to a successor holder of this Warrant

(g) Insufficient Authorized Shares. If at any time while this Warrant remains outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon exercise of this Warrant at least a number of shares of Common Stock equal to 130% of the number of shares of Common Stock as shall from time to time be necessary to effect the exercise of all of this Warrant then outstanding (the “Required Reserve Amount” and the failure to have such sufficient number of authorized and unreserved shares of Common Stock, an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for this Warrant then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than sixty (60) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal. Notwithstanding the foregoing, if any such time of an Authorized Share Failure, the Company is able to obtain the written consent of a majority of the shares of its issued and outstanding Common Stock to approve the increase in the number of authorized shares of Common Stock, the Company may satisfy this obligation by obtaining such consent and submitting for filing with the SEC an Information Statement on Schedule 14C. In the event that upon any exercise of this Warrant, the Company does not have sufficient authorized shares to deliver in satisfaction of such exercise, then unless the Holder elects to void such attempted exercise, the Holder may require the Company to pay to the Holder within three (3) Trading Days of the applicable exercise, cash in an amount equal to the product of (i) the quotient determined by dividing (x) the number of Warrant Shares that the Company is unable to deliver pursuant to this Section 1(g), by (y) the total number of Warrant Shares issuable upon exercise of this Warrant (without regard to any limitations or restrictions on exercise of this Warrant) and (ii) the Black Scholes Value; provided, that (x) references to “the day immediately following the public announcement of the applicable Fundamental Transaction” in the definition of “Black Scholes Value” shall instead refer to “the date the Holder exercises this Warrant and the Company cannot deliver the required number of Warrant Shares because of an Authorized Share Failure” and (y) clause (iii) of the definition of “Black Scholes Value” shall instead refer to “the underlying price per share used in such calculation shall be the highest Weighted Average Price during the period beginning on the date of the applicable date of exercise and the date that the Company makes the applicable cash payment.”

2. ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF WARRANT SHARES. The Exercise Price and the number of Warrant Shares shall be adjusted from time to time as follows:

(a) Adjustment Upon Issuance of Shares of Common Stock. If and whenever on or after the Subscription Date, the Company issues or sells, or in accordance with this Section 2 is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding shares of Common Stock deemed to have been issued or sold by the Company in connection with any Excluded Securities for a consideration per share (the “New Issuance Price”) less than a price (the “Applicable Price”) equal to the Exercise Price in effect immediately prior to such issue or sale or deemed issuance or sale (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Exercise Price then in effect shall be reduced to an amount equal to the New Issuance Price. Upon each such adjustment of the Exercise Price hereunder, the number of Warrant Shares issuable immediately prior to such Dilutive Issuance shall be adjusted to the number of shares of Common Stock determined by multiplying the Exercise Price then in effect immediately prior to such adjustment by the number of Warrant Shares acquirable upon exercise of this Warrant immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting from such adjustment. For purposes of determining the adjusted Exercise Price under this Section 2(a), the following shall be applicable:

(i) Issuance of Options. If the Company in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 2(a)(i), the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Options or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the granting or sale of the Option, upon exercise of the Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option less any consideration paid or payable by the Company with respect to such one share of Common Stock upon the granting or sale of such Option, upon exercise of such Option and upon conversion exercise or exchange of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Exercise Price or number of Warrant Shares shall be made upon the actual issuance of such shares of Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities.

(ii) Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section 2(a)(ii), the “lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon conversion, exercise or exchange of such Convertible Security less any consideration paid or payable by the Company with respect to such one share of Common Stock upon the issuance or sale of such Convertible Security and upon conversion, exercise or exchange of such Convertible Security. No further adjustment of the Exercise Price or number of Warrant Shares shall be made upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of this Warrant has been or is to be made pursuant to other provisions of this Section 2(a), no further adjustment of the Exercise Price or number of Warrant Shares shall be made by reason of such issue or sale.

(iii) Change in Option Price or Rate of Conversion. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for shares of Common Stock increases or decreases at any time, the Exercise Price and the number of Warrant Shares in effect at the time of such increase or decrease shall be adjusted to the Exercise Price and the number of Warrant Shares which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 2(a)(iii), if the terms of any Option or Convertible Security that was outstanding as of the Subscription Date are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the shares of Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 2(a) shall be made if such adjustment would result in an increase of the Exercise Price then in effect or a decrease in the number of Warrant Shares.

(iv) Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction, (x) the Options will be deemed to have been issued for the Option Value of such Options and (y) the other securities issued or sold in such integrated transaction shall be deemed to have been issued or sold for the difference of (I) the aggregate consideration received by the Company less any consideration paid or payable by the Company pursuant to the terms of such other securities of the Company, less (II) the Option Value. If any shares of Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration other than cash received therefor will be deemed to be the net amount received by the Company therefor. If any shares of Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company will be the Closing Sale Price of such public traded securities on the date of receipt. If any shares of Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Company and the Required Holders. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Required Holders. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(v) Record Date. If the Company takes a record of the holders of shares of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in shares of Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase shares of Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(b) Voluntary Adjustment By Company. The Company may at any time during the term of this Warrant reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the Board of Directors of the Company. Upon each such adjustment of the Exercise Price hereunder, the number of Warrant Shares issuable immediately prior to such Dilutive Issuance shall be adjusted to the number of shares of Common Stock determined by multiplying the Exercise Price then in effect immediately prior to such adjustment by the number of Warrant Shares acquirable upon exercise of this Warrant immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting from such adjustment.

(c) Adjustment Upon Subdivision or Combination of Shares of Common Stock. If the Company at any time on or after the Subscription Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision will be proportionately reduced and the number of Warrant Shares will be proportionately increased. If the Company at any time on or after the Subscription Date combines (by combination, reverse stock split, including, without limitation, the Reverse Split, or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination will be proportionately increased and the number of Warrant Shares will be proportionately decreased. Any adjustment under this Section 2(c) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(d) Other Events. If any event occurs of the type contemplated by the provisions of this Section 2 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s Board of Directors will make an appropriate adjustment in the Exercise Price and the number of Warrant Shares, as mutually determined by the Company’s Board of Directors and the Required Holders, so as to protect the rights of the Holder; provided that no such adjustment pursuant to this Section 2(d) will increase the Exercise Price or decrease the number of Warrant Shares as otherwise determined pursuant to this Section 2.

3. RIGHTS UPON DISTRIBUTION OF ASSETS. If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property, options, evidence of indebtedness or any other assets by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations or restrictions on exercise of this Warrant, including without limitation, the Maximum Percentage) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, that to the extent that the Holder’s right to participate in any such Distribution would result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Distribution to such extent (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Distribution (and beneficial ownership) to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time or times as its right thereto would not result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be granted such Distribution (and any Distributions declared or made on such initial Distribution or on any subsequent Distribution held similarly in abeyance) to the same extent as if there had been no such limitation).

4. PURCHASE RIGHTS; FUNDAMENTAL TRANSACTIONS.

(a) Purchase Rights. In addition to any adjustments pursuant to Section 2 above, if at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations or restrictions on exercise of this Warrant, including without limitation, the Maximum Percentage) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that to the extent that the Holder’s right to participate in any such Purchase

Right would result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Purchase Right to such extent (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Purchase Right (and beneficial ownership) to such extent) and such Purchase Right to such extent shall be held in abeyance for the benefit of the Holder until such time or times as its right thereto would not result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be granted such right (and any Purchase Right granted, issued or sold on such initial Purchase Right or on any subsequent Purchase Right held similarly in abeyance) to the same extent as if there had been no such limitation).

(b) Intentionally Omitted.

(c) Fundamental Transactions. The Company shall not enter into or be party to a Fundamental Transaction unless (i) the Successor Entity assumes in writing all of the obligations of the Company under this Warrant and the other Transaction Documents in accordance with the provisions of this Section 4(b) pursuant to written agreements in form and substance satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction, including agreements , if so requested by the Holder, to deliver to each holder of the SPA Warrants in exchange for such SPA Warrants a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant, including, without limitation, an adjusted exercise price equal to the value for the shares of Common Stock reflected by the terms of such Fundamental Transaction, and exercisable for a corresponding number of shares of capital stock equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and satisfactory to the Required Holders, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such adjustments to the number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the occurrence or consummation of such Fundamental Transaction), and (ii) the Successor Entity (including its Parent Entity) is a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market. Any security issuable or potentially issuable to the Holder pursuant to the terms of this Warrant on the consummation of a Fundamental Transaction shall be registered and freely tradable by the Holder without any restriction or limitation or the requirement to be subject to any holding period pursuant to any applicable securities laws. Upon the occurrence or consummation of any Fundamental Transaction, and it shall be a required condition to the occurrence or consummation of any Fundamental Transaction that, the Company and the Successor Entity or Successor Entities, jointly and severally, shall succeed to, and the Company shall cause any Successor Entity or Successor Entities to jointly and severally succeed to, and be added to the term “Company” under this Warrant (so that from and after the date of such Fundamental Transaction, each and every provision of this Warrant referring to the “Company” shall refer instead to each of the Company and the Successor Entity or Successor Entities, jointly and severally), and the Company and the Successor Entity or Successor Entities, jointly and severally, may exercise every right and power of the Company prior thereto and shall assume all of the obligations of the Company prior thereto under this Warrant with the same effect as if the Company and such Successor Entity or Successor Entities, jointly and severally, had been named as the Company in this Warrant, and, solely at the request of the Holder, if the Successor Entity and/or Successor Entities is a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market, shall deliver (in addition to and without limiting any right under this Warrant) to the Holder in exchange for this Warrant a security of the Successor Entity and/or Successor Entities evidenced by a written instrument substantially similar in form and substance to this Warrant and exercisable for a corresponding number of shares of capital stock of the Successor Entity and/or Successor Entities (the “Successor Capital Stock”) equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction (such corresponding number of shares of Successor Capital Stock to be delivered to the Holder shall be equal to the quotient of (i) the aggregate dollar value of all consideration (including cash consideration and any consideration other than cash (“Non-Cash Consideration”), in such Fundamental Transaction, as such values are set forth in any definitive agreement for the Fundamental Transaction that has been executed at the time of the first public announcement of the Fundamental Transaction or, if no such value is determinable from such definitive agreement, as determined in accordance with Section 12 with the term “Non-Cash Consideration” being substituted for the term “Exercise Price”) that the Holder would have been entitled to receive upon the happening of such Fundamental Transaction or the record, eligibility or other determination date for the event resulting in such Fundamental Transaction, had this Warrant been exercised immediately prior to such Fundamental Transaction or the record, eligibility or other determination date for the event resulting in such Fundamental Transaction (without regard to any limitations on the exercise of this Warrant) divided by (ii) the per share Closing Sale Price of such corresponding capital stock on the Trading Day immediately prior to the consummation or occurrence of the Fundamental Transaction), and such security shall be satisfactory to the Holder, and with an identical exercise price to the Exercise Price hereunder (such adjustments to the number of shares of capital stock and such exercise price being for the purpose of protecting after the consummation or occurrence of such Fundamental Transaction the economic value of this Warrant that was in effect immediately prior to the consummation or occurrence of such Fundamental Transaction, as elected by the Holder solely at its option). Upon occurrence or consummation of the Fundamental Transaction, and it shall be a required condition to the occurrence or consummation of such Fundamental Transaction that, the Company and the Successor Entity or Successor Entities shall deliver to the Holder confirmation that there shall be issued upon exercise of this Warrant at any time after the occurrence or consummation of the Fundamental Transaction, as elected by the Holder solely at its option, shares of Common Stock, Successor Capital Stock or, in lieu of the shares of Common Stock or Successor Capital Stock (or other securities, cash, assets or other property purchasable upon the exercise of this Warrant prior to such Fundamental Transaction), such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights), which for purposes of clarification may continue to be shares of Common Stock, if any, that the Holder would have been entitled to receive upon the happening of such Fundamental Transaction or the record, eligibility or other determination date for the event resulting in such Fundamental Transaction, had this Warrant been exercised immediately prior to such Fundamental Transaction or the record, eligibility or other determination date for the event resulting in such Fundamental Transaction (without regard to any limitations on the exercise of this Warrant), as adjusted in accordance with the provisions of this Warrant. In addition to and not in substitution for any other rights hereunder, prior to the occurrence or consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities, cash, assets or other property with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to insure that, and any applicable Successor Entity or Successor Entities shall ensure that, and it shall be a required condition to the occurrence or consummation of such Corporate Event that, the Holder will thereafter have the right to receive upon exercise of this Warrant at any time after the occurrence or consummation of the Corporate Event, shares of Common Stock or Successor Capital Stock or, if so elected by the Holder, in lieu of the shares of Common Stock (or other securities, cash, assets or other property) purchasable upon the exercise of this Warrant prior to such Corporate Event (but not in lieu of such items still issuable under Sections 3 and 4(a), which shall continue to be receivable on the Common Stock or on the such shares of stock, securities, cash, assets or any other property otherwise receivable with respect to or in exchange for shares of Common Stock), such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights and any shares of Common Stock) which the Holder would have been entitled to receive upon the occurrence or consummation of such Corporate Event or the record, eligibility or other determination date for the event resulting in such Corporate Event, had this Warrant been exercised immediately prior to such Corporate Event or the record, eligibility or other determination date for the event resulting in such Corporate Event (without regard to any limitations on exercise of this Warrant). Provision made pursuant to the preceding sentence shall be in a form and substance reasonably satisfactory to the Holder. The provisions of this Section 4(b) shall apply similarly and equally to successive Fundamental Transactions and Corporate Events.

(d) Notwithstanding the foregoing, in the event of a Fundamental Transaction, at the request of the Holder delivered before the second (2nd) Trading Day after the occurrence or consummation of such Fundamental Transaction, the Company (or the Successor Entity) shall purchase this Warrant from the Holder by paying to the Holder, within five (5) Business Days after such request (or, if later, on the effective date of the Fundamental Transaction), cash in an amount equal to the Black Scholes Value of the remaining unexercised portion of this Warrant on the date of such Fundamental Transaction.

5. NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation or Bylaws, or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all of the provisions of this Warrant and take all action as may be required to protect the rights of the Holder. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant, and (iii) shall, so long as any of the SPA Warrants are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the exercise of the SPA Warrants, 130% of the number of shares of Common Stock as shall from time to time be necessary to effect the exercise of the SPA Warrants then outstanding (without regard to any limitations on exercise).

6. WARRANT HOLDER NOT DEEMED A STOCKHOLDER. Except as otherwise specifically provided herein, the Holder, solely in such Person’s capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person’s capacity as the Holder of this Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company. Notwithstanding this Section 6, the Company shall provide the Holder with copies of the same notices and other information given to the stockholders of the Company generally, contemporaneously with the giving thereof to the stockholders.

7. REISSUANCE OF WARRANTS.

(a) Transfer of Warrant. If this Warrant is to be transferred, the Holder shall surrender this Warrant to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Warrant (in accordance with Section 7(d)), registered as the Holder may request, representing the right to purchase the number of Warrant Shares being transferred by the Holder and, if less than the total number of Warrant Shares then underlying this Warrant is being transferred, a new Warrant (in accordance with Section 7(d)) to the Holder representing the right to purchase the number of Warrant Shares not being transferred.

(b) Lost, Stolen or Mutilated Warrant. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Holder a new Warrant (in accordance with Section 7(d)) representing the right to purchase the Warrant Shares then underlying this Warrant.

(c) Exchangeable for Multiple Warrants. This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Warrant or Warrants (in accordance with Section 7(d)) representing in the aggregate the right to purchase the number of Warrant Shares then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Warrant Shares as is designated by the Holder at the time of such surrender; provided, however, that no SPA Warrants for fractional Warrant Shares shall be given.

(d) Issuance of New Warrants. Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 7(a) or Section 7(c), the Warrant Shares designated by the Holder which, when added to the number of shares of Common Stock underlying the other new Warrants issued in connection with such issuance, does not exceed the number of Warrant Shares then underlying this Warrant), (iii) shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date, and (iv) shall have the same rights and conditions as this Warrant.

8. NOTICES. Whenever notice is required to be given under this Warrant, unless otherwise provided herein, such notice shall be given in accordance with Section 5(b) of the Securities Purchase Agreement, except that notices to the Company shall be given to the address set forth in Section 10.7(a) of the Merger Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Warrant, including in reasonable detail a description of such action and the reason therefor. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) immediately upon any adjustment of the Exercise Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least fifteen (15) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the shares of Common Stock, (B) with respect to any grants, issuances or sales of any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property to holders of Warrant Shares or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation; provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder. It is expressly understood and agreed that the time of exercise specified by the Holder in each Exercise Notice shall be definitive and may not be disputed or challenged by the Company.

9. AMENDMENT AND WAIVER. Except as otherwise provided herein, the provisions of this Warrant may be amended or waived and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Holder.

10. GOVERNING LAW; JURISDICTION; JURY TRIAL. This Warrant shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. The Company hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to the Company at the address set forth in Section 10.7(a) of the Merger Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS WARRANT OR ANY TRANSACTION CONTEMPLATED HEREBY.

11. CONSTRUCTION; HEADINGS. This Warrant shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any Person as the drafter hereof. The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant.

12. DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within one (1) Business Day of receipt of the Exercise Notice giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation of the Exercise Price or the Warrant Shares within one (1) Business Day of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within two (2) Business Days submit via facsimile (a) the disputed determination of the Exercise Price to an independent, reputable investment bank selected by the Holder and the Company or (b) the disputed arithmetic calculation of the Warrant Shares to the Company’s independent, outside accountant. The Company shall cause at its expense the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

13. REMEDIES, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant and the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual damages for any failure by the Company to comply with the terms of this Warrant. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holder of this Warrant shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

14. TRANSFER. This Warrant and the Warrant Shares may be offered for sale, sold, transferred, pledged or assigned without the consent of the Company.

15. SEVERABILITY. If any provision of this Warrant is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Warrant so long as this Warrant as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

16. DISCLOSURE. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Warrant, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries, the Company shall within one (1) Business Day after any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise. In the event that the Company believes that a notice contains material, nonpublic information relating to the Company or its Subsidiaries, the Company so shall indicate to such Holder contemporaneously with delivery of such notice, and in the absence of any such indication, the Holder shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries.

17. CERTAIN DEFINITIONS. For purposes of this Warrant, the following terms shall have the following meanings:

(a) “1933 Act” means the Securities Act of 1933, as amended.

(b) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, it being understood for purposes of this definition that “control” of a Person means the power directly or indirectly either to vote 10% or more of the stock having ordinary voting power for the election of directors of such Person or direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

(c) “Attribution Parties” means, collectively, the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Issuance Date, directly or indirectly managed or advised by the Holder’s investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of the Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with the Holder or any of the foregoing and (iv) any other Persons whose beneficial ownership of the Company’s Common Stock would or could be aggregated with the Holder’s and the other Attribution Parties for purposes of Section 13(d) of the 1934 Act. For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Maximum Percentage.

(d) “Approved Stock Plan” means any employee benefit plan which has been approved by the Board of Directors of the Company, pursuant to which the Company’s securities may be issued to any employee, advisor, officer or director for services provided to the Company.

(e) “Black Scholes Value” means the value of this Warrant based on the Black-Scholes Option Pricing Model obtained from the “OV” function on Bloomberg determined as of the day immediately following the public announcement of the applicable Fundamental Transaction, or, if the Fundamental Transaction is not publicly announced, the date the Fundamental Transaction is consummated, for pricing purposes and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of this Warrant as of such date of request, (ii) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg as of the day immediately following the public announcement of the applicable Fundamental Transaction, or, if the Fundamental Transaction is not publicly announced, the date the Fundamental Transaction is consummated, (iii) the underlying price per share used in such calculation shall be the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in the Fundamental Transaction, (iv) a zero cost of borrow and (v) a 360 day annualization factor.

(f) “Bloomberg” means Bloomberg Financial Markets.

(g) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(h) “Certificate of Designations” means the certificate of designations for the Series A-1 Convertible Preferred Stock of the Company filed with the Secretary of State of Delaware on [            ], 20141.

(i) “Closing Bid Price” and “Closing Sale Price” means the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or the last trade price, respectively, of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market

[1]	Will be in the form attached as Exhibit E to the Merger Agreement.

on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the OTC Link or “pink sheets” by OTC Markets Group Inc. (formerly Pink OTC Markets Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 12. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or other similar transaction during the applicable calculation period.

(j) “Common Stock” means (i) the Company’s shares of Common Stock, par value $0.001 per share, and (ii) any share capital into which such Common Stock shall have been changed or any share capital resulting from a reclassification of such Common Stock.

(k) “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock.

(l) “Effective Date” shall have the meaning ascribed to such term in the Merger Agreement.

(m) “Eligible Market” means the Principal Market, the NYSE MKT LLC, The NASDAQ Global Market, The NASDAQ Global Select Market or The New York Stock Exchange, Inc.

(n) “Excluded Securities” means any Common Stock issued or issuable: (i) in connection with any Approved Stock Plan, (ii) upon exercise of the SPA Warrants; provided, that the terms of the SPA Warrants are not amended, modified or changed on or after the Subscription Date, (iii) upon conversion of the Parent Series A-1 Preferred Stock (as defined in the Merger Agreement), provided, that the terms of such Parent Series A-1 Preferred Stock are not amended, modified or changed on or after the Effective Date and (iv) upon exercise of any Options or Convertible Securities which are outstanding on the day immediately preceding the Subscription Date; provided, that the terms of such Options or Convertible Securities are not amended, modified or changed on or after the Subscription Date.

(o) “Expiration Date” means the date ninety-six (96) months the Initial Exercisability Date or, if such date falls on a day other than a Business Day or on which trading does not take place on the Principal Market (a “Holiday”), the next day that is not a Holiday.

(p) “Fundamental Transaction” shall have the meaning as set forth in the Certificate of Designations.

(q) “Group” means a “group” as that term is used in Section 13(d) of the 1934 Act and as defined in Rule 13d-5 thereunder.

(r) “Merger Agreement” means that certain Agreement and Plan of Merger dated as of May 12, 2014 by and among Mabvax Therapeutics, Inc., a Delaware corporation, Tacoma Acquisition Corp., a Delaware Corporation and the Company.

(s) “Option Value” means the value of an Option based on the Black and Scholes Option Pricing model obtained from the “OV” function on Bloomberg determined as of (A) the Trading Day prior to the public announcement of the issuance of the applicable Option, if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, for pricing purposes and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of the applicable Option as of the applicable date of determination, (ii) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg as of (A) the Trading Day immediately following the public announcement of the applicable Option if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, (iii) the underlying price per share used in such calculation shall be the highest Weighted Average Price of the Common Stock during the period beginning on the Trading Day prior to the execution of definitive documentation relating to the issuance of the applicable Option and ending on (A) the Trading Day immediately following the public announcement of such issuance, if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, (iv) a zero cost of borrow and (v) a 360 day annualization factor.

(t) “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(u) “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common shares or common stock or equivalent equity security is quoted or listed on an Eligible Market (or, if so elected by the Required Holders, any other market, exchange or quotation system), or, if there is more than one such Person or such entity, the Person or Parent Entity designated by the Required Holders or in the absence of such designation, such Person or entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(v) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(w) “Principal Market” means The NASDAQ Capital Market.

(x) “Registration Rights Agreement” means that certain Registration Rights Agreement dated as of the Subscription Date by and among the Company and the Buyers.

(y) “Required Holders” means the holders of the SPA Warrants representing at least a majority of the shares of Common Stock underlying the SPA Warrants then outstanding, which shall include Hudson Bay IP Opportunities Fund, LP as long as Hudson Bay IP Opportunities Fund, LP holds this Warrant or any SPA Warrants.

(z) “Successor Entity” means one or more Person or Persons (or, if so elected by the Holder, the Parent Entity) which may be the entity formed by, resulting from or surviving any Fundamental Transaction or one or more Person or Persons (or, if so elected by the Holder, the Company or the Parent Entity) with which such Fundamental Transaction shall have been entered into

(aa) “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).

(bb) “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as such market publicly announces is the official close of trading), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the OTC Link or “pink sheets” by OTC Markets Group Inc. (formerly Pink OTC Markets Inc.). If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 12 with the term “Weighted Average Price” being substituted for the term “Exercise Price.” All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or other similar transaction during the applicable calculation period.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Common Stock to be duly executed as of the Issuance Date set out above.

MABVAX THERAPEUTICS HOLDINGS, INC.

By:
Name:
Title:

EXHIBIT A

EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS

WARRANT TO PURCHASE COMMON STOCK

MABVAX THERAPEUTICS HOLDINGS, INC.

The undersigned holder hereby exercises the right to purchase                  of the shares of Common Stock (“Warrant Shares”) of MabVax Therapeutics Holdings, Inc., a Delaware corporation (the “Company”), evidenced by the attached Warrant to Purchase Common Stock (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1. Form of Exercise Price. The Holder intends that payment of the Exercise Price shall be made as:

                     a “Cash Exercise” with respect to                  Warrant Shares; and/or

                     a “Cashless Exercise” with respect to                  Warrant Shares.

2. Payment of Exercise Price. In the event that the holder has elected a Cash Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the holder shall pay the Aggregate Exercise Price in the sum of $          to the Company in accordance with the terms of the Warrant.

3. Delivery of Warrant Shares. The Company shall deliver to the holder                  Warrant Shares in accordance with the terms of the Warrant.

Date:                     ,

Name of Registered Holder

By:
Name:
Title:

ACKNOWLEDGMENT

The Company hereby acknowledges this Exercise Notice and hereby directs [NAME OF TRANSFER AGENT] to issue the above indicated number of shares of Common Stock.

MABVAX THERAPEUTICS HOLDINGS, INC.

By:
Name:
Title:

SCHEDULE 8.6

Chang of Control Payments

Change of control payments in the aggregate amount of $747,609 are payable to certain individuals, the break down of which has been provided by the Parent to the Company.